Exhibit 99.C

Budget Review

2003

Budget Review

2003

National Treasury

Republic of South Africa

26 February 2003

2003 Budget Review

ISBN: 0-621-33590-8

RP: 21/2003

The Budget Review is compiled with the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision.

To obtain copies please contact:

Communication Directorate

National Treasury

Private Bag X115

Pretoria

0001

South Africa

Tel: +27 12 315 5948

Fax: +27 12 315 5160

The Budget Review is also available on the Internet at: www.treasury.gov.za

Foreword

South Africa enters 2003 with considerable grounds for optimism – a strengthening currency, robust investment growth, rising business confidence, a moderate recovery in employment, and an upward growth trend set to continue into the next three years, despite adverse global conditions.

The 2003 Budget, our tenth presented to a democratically elected Parliament, reaffirms our commitment to realising the benefits of the freedoms won in 1994 – a commitment made manifest in our investment in the delivery of social services and in both, the productive capacity of its peoples and the economy. Our driving force is respect for the poorest of the poor and the claim of all South Africans to their social and economic rights.

Fiscal policy remains expansionary, within the sustainable framework provided by sound management of the state finances, and stewardship of the economy. Significant allocations are made to infrastructure development and to social transfers targeted at those most at risk. While we open the economy to the benefits of global integration, our attention remains firmly fixed on measures to address the legacy of poverty and inequality that remain deeply entrenched in South Africa.

The Growth and Development Summit planned for later this year provides a forum for strengthening strategies that seek to co-ordinate the instruments and capacities at the disposal of the South African people to achieve our stated goal of a better life for all. The plans and projections set out in the 2003 Budget are one important aspect of Government’s contribution to this dialogue.

The compilation of the Budget requires the dedicated efforts of Treasury professionals, and colleagues across national and provincial departments, in the South African Revenue Service, Statistics South Africa, the Financial and Fiscal Commission and the SA Reserve Bank. A big word of thanks to them and their families, and to the Ministers’ Committee on the Budget, the Budget Council and to Cabinet for their leadership.

Maria Ramos

Director-General: National Treasury

Contents

Contents

1. Overview of the 2003 Budget	1

Foundations of budget policy	1

Budget documentation	2

Economic policy and outlook	4

International developments and the balance of payments	4

Output and investment trends	5

Inflation	5

Macroeconomic forecast	6

Fiscal policy and budget framework	6

Fiscal policy trends and targets	7

Revised budget framework	7

Fiscal policy as a tool for growth and development	9

Revenue	9

Tax proposals	10

Tax administration	11

Regional tax cooperation	11

Asset and liability management	12

Debt management strategy	12

Borrowing requirements, debt costs and total debt trends	12

Contingent liabilities	13

Public enterprise restructuring and corporate governance	13

Medium term expenditure estimates	14

Policy priorities and the MTEF	14

Additional expenditure by function	15

Consolidated expenditure by function	16

Provincial and local government finance	16

Provincial grants and spending trends	17

Local government finance	18

Towards the Growth and Development Summit	19

2. Economic policy and outlook	21

Introduction and overview	21

Global developments	23

Balance of payments	25

Financial account	25

Foreign reserves and net open forward position (NOFP)	32

Real output trends	34

Structure and output of the economy	34

Employment and remuneration	38

Employment tremds	38

Domestic expenditure	40

Household consumption	40

Finance, saving and investment	41

Saving	41

Prices and money market developments	44

v

2003 Budget Review

Money supply	44

Domestic outlook	48

3. Fiscal policy and the budget framework	51

Overview	51

Fiscal policy: goals, trends and targets	52

Fiscal policy as a tool for growth and development	56

The budget framework	57

The main budget	58

The main budget, 1990/00 to 2005/06	58

Revision to 2001/02 and 2002/03 main budget estimates	59

Changes to main budget medium term estimates since the 2002 Budget	61

The consolidated national government budget	62

RDP Fund and international foreign development cooperation	63

Social security funds	64

Consolidated government accounts and the PSBR	66

National and provincial consolidated expenditure	66

The consolidated general government account	68

The public sector borrowing requirement	69

4. Revenue trends and tax proposals	71

Overview	71

Main tax proposals	72

Consolidated revenue estimates	73

National budget revenue	73

Revenue outcome – 2001/02	74

Revised estimates for 2002/03	74

Main budget revenue estimates: 1999/00 – 2005/06	76

2002 Budget tax proposals – implementation	77

Estimates of revenue before tax proposals – 2003/04	78

2003 Tax proposals – overview	79

Direct tax proposals	80

Personal income tax	80

Transfer duty	81

Tax retirement funds	82

General business tax stimulus measures	83

Small business tax stimulus measures	86

Facilitating government grants to organs of state and public benefit organisations	87

Encouraging capital inflows while discouraging capital outflows	88

Improving South Africa’s international position as financial service centre	89

Removal of outdated tax preferences	90

Targeted anti-avoidance measures	91

Effective dates of direct tax proposals	92

Foreign exchange amnesty and accompanying tax retreat	92

Background and rationale	92

General principles of the joint amnesty	93

Indirect tax proposals	94

Excise duties on alcoholic beverages	94

Excise duties on tobacco products	95

Taxes on fuel	96

Other excises and charges	97

Value-added tax	98

Contents

Measures to enhance tax administration	99

Reforms to collection mechanisms	99

Penalties, reporting, advance rulings and objections	100

Regional tax cooperation	102

5. Asset and liability management	103

Introduction	103

Debt management strategy	104

Developments in South Africa’s debt market	105

Domestic bond market developments	105

South African foreign bonds in the world capital markets	107

Net borrowing requirement	108

Financing of the net borrowing requirement	109

Financing	110

Loan redemptions	112

Financing proposals for 2003/04	113

State debt cost	114

Government debt portfolio	115

Total government debt	115

Debt maturity	117

Composition and ownership of domestic debt	117

Composition of foreign government debt	118

Consolidated public sector debt	119

Financial statements	120

Contingent liabilities	121

Cash management	121

Public enterprise restructuring and corporate governance	124

Restructuring of state assets	124

Corporate governance and financial management	126

6. Medium-term expenditure estimates	127

Introducing measurable objectives	127

Medium term policy priorities	129

Expenditure priorities in the 2003 budget	129

Stepping up investment in infrastructure	130

Addressing poverty and vulnerability	133

Deepening local development partnerships	134

Reinforcing security and the fight against crime	136

Promoting NEPAD and multilateral cooperation	137

Division of nationally collected revenue	138

Division between spheres: 1999/00–2005/06	139

Changes to the 2002 Budget estimates	140

Revised estimates of expenditure: 2001/02 and 2002/03	141

Appropriations from the National Revenue Fund: 1999/00–2005/06	143

Allocations to National Departments	144

Central government and administration services	144

Social services	147

Justice and protection services	149

Economic Services	151

Consolidated national and provincial expenditure	154

Functional distribution and consolidated expenditure	154

2003 Budget Review

Reprioritisation and development – ten years in review	156

7. Provincial and local government allocations	157

Introduction	157

Provincial Revenue	158

The equitable share	160

Conditional grants to provinces	161

2003 Provincial budget allocation estimates	165

Social services	165

Other provincial functions	168
Local government finance	169

Local government budget priorities	169

Policy and Budget reforms	171

Equitable share	172

Infrastructure transfers	173

The Restructuring Grant	174

Capacity building and support	174
Conclusion	175

Annexure A: Glossary	177

Annexure B: Statistical tables	189

Annexure C: Summary of tax proposals	219

Annexure D: Government accounts	233

Annexure E: Explanatory memorandum on the division of revenue	239

Annexure F: Summary of national budget	277

Contents

Tables

1.1	Macroeconomic outlook – summary	6
1.2	The consolidated national budget framework	8
1.3	Main budget expenditure framework: 2002/03–2005/06	8
1.4	Consolidated expenditure – economic classification	9
1.5	Summary of tax proposals	11
1.6	Projected state debt and debt costs, 2002/03–2005/06	13
1.7	The division of revenue: 2002/03–2005/06	15
1.8	Consolidated expenditure growth	16
1.9	Transfers to provinces 2003/04	17

2.1	Annual percentage change in GDP, selected countries	24
2.2	Share of total manufactured exports by industry	27
2.3	The shares of value added at basic prices by kind of economic activity	35
2.4	Contributions to annual CPIX inflation	45
2.5	Macroeconomic projections: 2002–2005	49
2.6	Macroeconomic projections: 2002/03–2005/06	49

3.1	Fiscal trends and projections	54
3.2	Fiscal multipliers	56
3.3	Main budget framework: 1999/00–2005/06	59
3.4	Revised estimates of main budget revenue and expenditure: 2001/02–2002/03	60
3.5	Main budget medium-term estimates: 2003/04–2005/06	61
3.6	Consolidated national budget framework: 2001/02–2005/06	62
3.7	RDP Fund grants and foreign technical cooperation: 1999/00–2005/06	63
3.8	Social security funds: 1999/00–2005/06	66
3.7	Consolidated national and provincial expenditure: 1999/00–2005/06	67
3.10	Consolidated accounts of general government: 2001/02	69
3.11	Public sector borrowing requirement1: 1999/00–2005/06	70

4.1	Consolidated national revenue: 2001/02–2005/06	73
4.2	Main budget estimates and revenue outcome: 2001/02 and 2002/03	74
4.3	Main budget revenue: 1999/00–2005/06	76
4.4	Estimates of revenue before tax proposals: 2003/04	78
4.5	Summary effects of tax proposals	79
4.6	Personal income tax rate and bracket adjustments	80
4.7	Proposed rates of transfer duty	82
4.8	Changes in specific excise duties	96
4.9	Total combined fuel levy on leaded petrol and diesel	97
5.1	Turnover in domestic bonds – 2001 and 2002	106
5.2	Foreign bonds performance – 3 February 2003	107
5.3	Budget deficit and net borrowing requirement: 2001/02–2005/06	108
5.4	Financing of net borrowing requirement: 2001/02–2005/06	109
5.5	Short-term loans outstanding: 2001/02–2005/06	110
5.6	Government bonds issued for financing: 2002/03	111
5.7	Switches in government bonds: 2002/03	111
5.8	Foreign loan issues: 2002/03	112
5.9	Loan redemptions: 2001/02–2005/06	113
5.10	Increase in loan redemptions: 2002/03	113

2003 Budget Review

5.11	Projected state debt costs: 2001/02–2005/06	114
5.12	State debt cost and total debt on an accrual basis: 1992/93–2002/03	115
5.13	Increase in government debt: 2002/03	115
5.14	Total government debt: 1999–2006	116
5.15	Maturity distribution of domestic marketable bonds	117
5.16	Composition of domestic debt: 1998/99–2002/03	118
5.17	Ownership distribution of domestic bonds 2001 and 2002	118
5.18	Composition of foreign government debt: 1998/99–2002/03	119
5.19	Statement of liabilities and financially related assets	120
5.20	Interest on tax and loan accounts: 1997/98–2002/03	122
5.21	Proceeds from the restructuring of state owned enterprises as at 31 January 2003	125
5.22	Dividends to government by Public Entities	126

6.1	2003 Budget priorities – policy allocations to selected votes	131
6.2	Main budget expenditure: 1999/00–2005/06	139
6.3	Additional allocations in the 2003 MTEF	141
6.4	Preliminary 2001/02 expenditure outcome and 2002/03 revised estimate	142
6.5	Main budget appropriation: 1999/00–2005/06	143
6.6	Central government administration: expenditure by vote	145
6.7	Financial and administrative services: expenditure by vote	146
6.8	Social services: expenditure by vote	148
6.9	Justice and protection services: expenditure by vote	150
6.10	Economic services and infrastructure: expenditure by vote	153
6.11	Consolidated national and provincial spending by function: 1999/00–2005/06	155
6.12	Consolidated expenditure: 1992/93 and 2002/03	156

7.1	Provincial revenue	159
7.2	Total transfers to provinces	159
7.3	Transfers to provinces 2003/04	160
7.4	Provincial equitable shares	161
7.5	Conditional grants to provinces	163
7.6	Consolidated provincial expenditure according to function	166
7.7	Transfers to local government	170

x

Contents

Figures

1.1	GDP growth and CPIX inflation	6

2.1	Growth in real GDP and CPIX, inflation 1999–2005	23
2.2	Net Foreign capital flows, per cent of GDP, 1990–2002 per cent of GDP	26
2.3	Current account, real import and export growth, 1992–2002	26
2.4	Platinum and gold prices in rands, 1997–2002	27
2.5	Balance of trade and service account, 1990–2002	30
2.6	Monthly foreign traveller arrivals 2001 and 2002	31
2.7	Real effective exchange rate, 1994–2002 (1995 = 100)	32
2.8	Gross reserves, 1993–2002	33
2.9	GDP at basic prices 1990–2002, percentage change q-o-q sa.ar	34
2.10	Gold and platinum production, 1980–2002	36
2.11	Gross fixed capital formation in manufacturing, 1997–2002, percentage change q-o-q, saar	37
2.12	Formal sector employment y-o-y, percentage change September 2002	38
2.13	Real remuneration, productivity and employment, real growth 1994–2002 (1995=100)	40
2.14	Household consumption expenditure and disposable income, 1994–2002 q-o-q, saar	40
2.15	Household debt as a percentage of disposable income	41
2.16	Composition of gross savings, 1993–2002	42
2.17	Gross fixed capital formation, 1998–2002 percentage change q-o-q, saar	43
2.18	Savings, investment and savings gap, 1990–2002	43
2.19	Money supply and private credit extension, 1995–2002, y-o-y percentage change	44
2.20	Consumer price inflation, 1998–2002 y-o-y percentage change	45
2.21	Producer price inflation, 1998–2002, y-o-y percentage change	46

3.1	Key indicators of fiscal policy, main budget	53

4.1	Tax rate on transfer duties for properties for various prices	84

5.1	Turnover in the domestic bond market and R153 yield	105
5.2	Government, corporate and parastatal net domestic bond issues, 1995/96–2002/03	106
5.3	Eurorand bond market issues and redemptions, 1995–2002	108
5.4	Government debt, 1980–2006	116
5.5	Restructured maturity profile of domestic marketable debt, 31 December 2002	117
5.6	Maturity profile of foreign government debt	119
5.7	Consolidated maturity profile of domestic and foreign national government and parastatal debt, 31 December 2002	120
5.8	Treasury bill issues – 2002/03	122
5.9	Use of provincial surplus cash, 2002/03	123
5.10	Monthly gross surplus/deficit before borrowing, 2002/03–2003/04	123

7.1	Distribution of the equitable share for 2003/04	173
7.2	National infrastructure transfers 2003/04	174

1

Overview of the 2003 Budget

Against a background of faltering growth and uncertain prospects internationally, South Africa enters 2003 with a strengthening currency, robust investment growth, rising business confidence and a moderate recovery in the employment trend. Economic growth is expected to increase from 3,0 per cent last year to an average of 3,7 per cent a year over the next three years.

Measures to ensure that broad-based development accompanies this growth will be the subject of a national Summit later this year. Key elements in Government’s development strategy include:

•	Progressive broadening of the income security net, revitalised health services and targeted poverty reduction initiatives
•	A national skills development strategy, focused on productivity enhancement and learning opportunities for the unemployed
•	Redistribution and restitution of land, coupled with investment in rural development and agricultural support services
•	Public administration reform, founded on respect for citizens’ rights, courteous and efficient service delivery, modernisation of systems and honest, accountable governance
•	Investment in infrastructure, technology advancement and industrial expansion, in partnership with the private sector
•	Strengthening the fight against crime and combating corruption
•	Widening access to financial services, integration of small businesses into the formal economy and further easing of the tax burden on low and middle-income households
•	A sustainable, broad-based and transparent approach to black economic empowerment
•	Deepening of democracy, promoting peace and security and expanding investment and trade as principles of international cooperation and the New Partnership for Africa’s Development.

As announced in the 2002 Medium Term Budget Policy Statement, the 2003 Budget provides for strong real growth in expenditure, with particular emphasis on provincial social assistance, education and health functions and on enhancing basic municipal infrastructure and services.

Foundations of budget policy

This Budget, the tenth presented to a democratic South African Parliament, is a fitting opportunity to reflect on both the foundations of our economic and social policies and the challenges still before us.

Budget policies founded on Constitution and RDP priorities

2003 Budget Review

As noted in last year’s Medium Term Budget Policy Statement, our budget policies are firmly anchored in the bedrock of our democratic and economic order:

	•	The Reconstruction and Development Programme informs public spending priorities and Government’s broader social and developmental policy agenda.

	•	The Constitution provides a division of functions between national, provincial and local government and serves as the point of departure for cooperative arrangements between the spheres of government.

Developmental role of the state in market-based economy

Organising economic principles include active promotion of human rights, an open, competitive economy, empowerment of historically disadvantaged individuals and communities, and a robust balance between market-based institutions and a developmental state.

Ten years ago economy was in deep recession

Ten years ago, the Budget Review had to report that a recession, then in its fourth year, had deepened further and the economy had shrunk by 2,1 per cent in the previous year. Employment fell by 6½ per cent between 1989 and 1993 and gross domestic fixed investment declined by 15 per cent. Consumer prices increased by 13,9 per cent in 1992, and food price inflation averaged 25,3 per cent. The then Minister of Finance reported a budget deficit of 8,6 per cent of GDP in 1992/93, and proposed a 6,8 per cent deficit for the following year.

Southern Africa has experienced hardship again this past year because of drought, shortfalls in regional grain production and rising food prices. As in the early 1990s, global conditions are unfavourable.

Despite unfavourable global environment, SA economy is growing and investment accelerating

But unlike those years, our economy is growing steadily, jobs are being created, the public finances are in a healthy state and investment is accelerating. Government spending on social services has increased by 35 per cent in real terms over the past decade. Building on the expansionary stance of the 2001 and 2002 Budgets, we are able to plan for real spending growth of 4,5 per cent a year over the forthcoming MTEF period, with the budget deficit expected to be between 2 and 2½ per cent of GDP.

Growth in expenditure must be accompanied by improved service delivery

This is a firm foundation for improved growth and development. But it is not cause for complacency. Although the economy is growing, poverty and unemployment remain deeply embedded in the structure of our communities. The administration of key public services must be improved and our capacity to implement infrastructure projects and targeted development programmes must be reinforced. The 2003 Budget signals strong growth in public expenditure – it also signals anew the challenge of enhancing the quality of public services for which Parliament is asked to appropriate funds.

Budget documentation

The Budget Review accompanies the presentation to Parliament of the annual Budget Speech by the Minister of Finance. It provides an overview of the economic outlook, fiscal policy, revenue and expenditure plans, financing and developments in the public finances.

Chapter 1: Overview of the 2003 Budget

2003 Budget Highlights

On the economy

Economic growth proved resilient in 2002, picking up to 3 percent. GDP growth of 3,3 per cent is projected for 2003, rising to 4 per cent by 2005.

Following the rand’s recovery during 2002, CPIX inflation started to decline after peaking in November 2002 and is set to fall within the target range in 2004.

Investment increased by 6,3 per cent in 2002 and is set to grow strongly in the years ahead, buoyed by robust public infrastructure spending, several major mining projects and diversified manufacturing growth.

Formal sector employment increased in 2002 for the first time since 1996. Labour productivity continues to improve steadily, increasing the competitiveness of the economy and helping to stabilise prices.

A surplus on the current account of the balance of payments was recorded in 2002, despite sluggish global demand for South African exports. Manufactured exports continue to grow strongly, tourism is booming and trade performance is expected to benefit from a global recovery in the years ahead.

Net foreign direct investment reached R12,8 billion in the first three quarters of 2002. Gradual liberalisation of exchange controls continues this year, supporting global expansion by South African companies and unwinding of blocked assets.

Further liberalisation of exchange control is proposed to support the further integration of South Africa with the global economy.

Tax proposals

Personal income taxes cut by R13,3 billion. People earning below R30 000 a year will not pay personal income tax next year.

The tax on retirement funds is reduced from 25 percent to 18 percent.

Interest income exemption is raised from R6 000 to R10 000 for individuals below 65 years and from R10 000 to R15 000 for individuals 65 years and older.

The transfer duty threshold is increased from R100 000 to R140 000, reducing the cost of buying property. This costs Government R435 million.

A tax incentive for investment in underdeveloped urban areas is introduced.

Ad valorem excise duty on computers is abolished and duties on motor vehicles are adjusted for inflation.

List of public benefit organisations eligible for tax deductible donations is expanded.

The general fuel levy on petrol increases by an average of 4,3 cents a litre and the Road Accident Fund levy goes up by 3 cents a litre.

A packet of cigarettes will cost 37,7 cents more. Beer goes up by 4,35 cents for a 340 ml can, wine by 6,7 cents and spirits by R1,18 per 750ml bottle.

A foreign exchange control amnesty and accompanying tax treatment is introduced aimed at encouraging repatriation of illegally held foreign assets and broadening the tax base.

Major spending changes

Extension of the child support grant to children up to their 14th birthday, providing benefits to about 3,2 million more children. Increased allocations for primary school nutrition.

Pension and disability grants go up to R700 and the child support grant to R160 a month from 1 April 2003.

R38 billion more for provinces to finance higher social grants, text books, medicines, road maintenance and infrastructure spending. Hospital revitalisation and HIV/Aids response to be boosted.

Municipalities get R6,5 billion more for free basic services, investment in infrastructure and job creation.

R2,7 billion for more police, streamlining of the justice process and improved protection of women and children.

R1,7 billion more for universities and technikons, together with stepped up skills development spending.

R1,9 billion more for land restitution.

R2,2 billion added for Home Affairs administrative systems and Revenue Service capacity building.

Increased spending on foreign representation and support for NEPAD, together with provision for peace operations supported by the Department of Defence.

National and provincial capital spending and capital transfers budgeted to exceed R105 billion over the next three years, growing by 15 per cent a year

2003 Budget Review

Annexures to the Review include a glossary of economic and financial terms, a statistical appendix, details of the tax proposals, an explanatory memorandum on the division of revenue and a concise summary of the budget proposals.

The national, provincial and local shares are set out in the Division of Revenue Bill

At the time of the Budget, the Minister of Finance tables the Division of Revenue Bill and an Appropriation Bill in the National Assembly, through which the executive seeks Parliamentary authority for its spending plans for the forthcoming year.

Three-year spending plans are now accompanied by measurable objectives for departmental programmes

The Estimates of National Expenditure elaborate on the national spending plans, detailing the objectives of each Government department, three-year spending estimates, programmes, outputs and a set of service delivery indicators. This year the Estimates introduce “measurable objectives” for the main divisions, or programmes, of each budget vote.

In addition:

• The Estimate of Revenue for the year ending 31 March 2004 sets out revenue projections before and after tax proposals

• The People’s Guide provides a straightforward summary of budget highlights, published in five official languages

• An Intergovernmental Fiscal Review will be published in April 2003, providing a consolidated overview of provincial budgets and municipal finances.

Economic policy and outlook International developments and the balance of payments

International outlook is subdued

Economic prospects for the global economy remain subdued, evidenced by falling stock markets, weak consumer and business confidence levels and sluggish output and activity indicators. South Africa benefits from the recent gains in gold and platinum prices, but depressed international conditions have contributed to a slowdown in export growth.

South African trade prospects remain healthy

The current account of the balance of payments appears to have recorded a small surplus in 2002, despite the depressed global outlook. Over the years ahead, both exports and imports are expected to grow strongly, buoyed in part by opening of trade opportunities for African countries by the United States and Europe, but also by the growing strength of several South African manufacturing sectors, particularly the automotive, non-electrical machinery and chemical industries.

Rand recovered in 2002 and early 2003

Capital flows continue to be volatile, but for 2002 a healthy positive balance was recorded, contributing to the recovery of the exchange value of the rand during the course of the year. As anticipated in the 2002 Budget Review, the depreciation of the rand in the fourth quarter of 2001 proved to be overdone. The currency gained 39,6 per cent against the US dollar in 2002 and has continued to strengthen this year.

Chapter 1: Overview of the 2003 Budget

Several further steps in removing controls on foreign exchange are taken this year, accompanied by a progressive enhancement of prudential regulation of the financial services sector. In addition, an amnesty will be introduced that seeks to decriminalise offshore funds illegally held by residents, with a view to encouraging repatriation.

Gradual exchange liberalisation continues

Output and investment trends

Revised estimates published by Statistics SA last year show that the economy has grown by about 3,1 per cent a year since 1999, with particularly robust growth in manufacturing, construction and services sectors. Output growth appears to be contributing to employment creation in the formal sectors of the economy, while average productivity continues to improve steadily.

Output growth of 3,1% a year since 1999

Gross fixed capital formation increased by 6,3 per cent in 2002, giving further impetus to the economic recovery. Buoyant consumption spending, on the strength of the improved household debt position, should also underpin continued growth.

Investment expenditure is growing strongly

On the production side, policy measures aimed at reinforcing growth and development include investment in skills and learnerships, improving the small business environment, stepped up infrastructure investment and targeted incentives for industrial investment. Substantial industrial projects, mining expansions and tourism-related initiatives have buoyed the private sector investment trend.

Growth oriented supply side policy measures

For the decade ahead, black economic empowerment must also enjoy priority. Alongside sectoral initiatives to deepening participation in the ownership and management of South African companies, Government will support the funding of new ventures and business expansions that meet agreed empowerment criteria. Together with other aspects of broadening economic participation, innovative approaches to black empowerment will be addressed in the forthcoming Growth and Development Summit.

Black economic empowerment on the development agenda

Inflation

Consumer price inflation as measured by CPIX averaged 10,0 per cent in 2002 and peaked at 12,7 per cent for the year to November. As illustrated in figure 1.1, inflation in 2002 was significantly higher than anticipated in the 2002 Budget. Much of the increase is attributable to the depreciation of the rand in 2001, reinforced by rising food prices, housing and medical costs.

CPIX inflation peaked in November 2002

In response to the inflation trend, the Reserve Bank raised its repurchase rate by four percentage points during the year, contributing to a steady moderation in private sector credit extension during the course of the year. The recovery in the exchange rate during 2002 has contributed to declining producer prices and will in due course also be reflected in lower consumer price inflation.

Increase in interest rates in response to inflation

2003 Budget Review

	Figure 1.1 GDP growth and CPIX inflation
Inflation projected to decline to 3-6 per cent in 2004

A revision in the inflation target for 2004 to 3 to 6 per cent (formerly) 3 to 5 per cent) was announced in October 2002. CPIX inflation is expected to decline steadily in 2003, on the strength of the recovery in the exchange rate, lower food prices and moderate real demand trends in the economy.

	Macroeconomic forecast

Growth expected to average 3,7 per cent over next three years

Economic growth of 3,3 per cent is projected for 2003, rising to 3,7 per cent and 4,0 per cent in 2004 and 2005. CPIX inflation is expected to average 7,7 per cent this year, coming within the target range in 2004. The outlook for the economy is summarised in table1.1 and discussed in more detail in Chapter 2.

	Table 1.1 Macroeconomic outlook–summary
		2002	2003	2004	2005
		Estimate	Forecast
	Real growth

	Household consumption	3,1%	2,9%	3,3%	3,7%
	Capital formation	6,3%	5,8%	6,4%	6,9%
	Exports	-2,0%	3,0%	6,3%	6,7%
	Gross domestic product	3,0%	3,3%	3,7%	4,0%

	Consumer price inflation (CPIX)	10,0%	7,7%	4,8%	5,2%

	Balance of Payments current account (% of GDP)	0,1%	-0,5%	-1,1%	-1,6%

	Fiscal policy and budget framework

Strong spending growth projected within a sustainable fiscal framework

South Africa’s fiscal policy stance aims to reinforce growth and development in the years ahead. Social spending and infrastructure investment increase strongly, while tax relief again benefits lower income households and encourages targeted industrial investment. A budget deficit of between 2 and 2½ per cent of GDP over the next three years is accommodated within a sustainable fiscal framework and a declining debt-GDP ratio.

Chapter 1: Overview of the 2003 Budget

Fiscal policy trends and targets

Following the deep recession of the early 1990s and a rapidly rising debt-GDP ratio, a period of consolidation saw a moderation of expenditure, steadily improving revenue performance and a marked reduction in the budget deficit. Beginning with the 2001 Budget, a more expansionary fiscal stance has been maintained, with a view to raising the long-term growth capacity of the economy. However, sound public finance management, a sustainable deficit relative to GDP and prudent limits on foreign borrowing remain key elements in protecting the public finances against external risks. The resilience of South African economic performance in the face of the rand’s depreciation in 2001 reflects this underlying strength.

More expansionary budget stance since 2001

For the period ahead:

•	General government capital formation is targeted to grow by at least 5 per cent a year

•	Government consumption expenditure will stabilise at about 19 per cent of GDP

•	General government tax revenue will remain between 27 and 28 per cent of GDP

•	Interest on public debt is expected to decline from 4,9 per cent of GDP in 2002 to 4,2 per cent in 2005.

The public sector borrowing requirement, which takes into account borrowing by non-financial public enterprises, such as Eskom, Telkom and the Post Office, in addition to borrowing by national government, provinces and municipalities, is expected to increase from 1,4 per cent of GDP in 2002/03 to 2,6 per cent in 2005/06.

Public sector borrowing requirement of 2,6 percent of GDP projected

Revised budget framework

Higher GDP growth and inflation contribute to substantial upward revisions in revenue estimates for 2002/03 and the next three years. Higher inflation in 2002 is also taken into account in the revised expenditure projections for the MTEF period.

Higher inflation in the budget framework

Main budget revenue is projected to be 24,6 per cent of GDP in 2002/03 and to remain at about this level over the next three years. The robust revenue trend again allows for substantial tax relief in the 2003 Budget.

Main budget revenue of 24,6 per cent of GDP

Taking into account the revised revenue estimate and provision for in-year adjustments to expenditure, the budget deficit for 2002/03 is expected to be 1,4 per cent of GDP, moderately lower than the outcome of 1,5 per cent in 2001/02. The expansion in spending planned for the MTEF period ahead will raise the deficit to a projected 2,4 per cent of GDP next year.

Budget deficit of 2,4 per cent of GDP in 2003/04

The overall framework for the national budget includes the revenue and expenditure of social security funds and estimates of foreign grants and technical assistance to government agencies.

2003 Budget Review

Table 1.2 The consolidated national budget framework
R billion	2002/03	2003/04	2004/05	2005/06
National Revenue Fund
Revenue	275,7	304,5	331,0	361,2
Expenditure	291,8	334,0	363,3	395,6
Main budget deficit	16,1	29,5	32,4	34,4
% of GDP	1,4%	2,4%	2,4%	2,3%

RDP Fund & foreign technical cooperation
Receipts	1,7	1,5	1,5	1,5

Social security funds
Revenue	9,5	11,7	12,0	12,6
Expenditure	8,6	10,4	11,1	11,8

Consolidated national budget
Revenue	286,6	317,4	344,3	375,3
% of GDP	25,6%	25,7%	25,6%	25,6%
Expenditure	301,5	345,4	375,6	408,7
Deficit	-14,9	-28,0	-31,3	-33,4

GDP	1 120,1	1 234,6	1 344,3	1 466,6

Improved position of UIF, while RAF Commission recommendations under consideration

The financial position of the Unemployment Insurance Fund (UIF) has improved markedly as a result of its restructuring and provision of temporary budgetary assistance. Restructuring of the Road Accident Fund (RAF) remains incomplete. Recommendations for its reform are set out in the Report of a Commission of Inquiry and are currently under consideration by Government. A 3c a litre increase in the fuel levy assigned to the Road Accident Fund will take effect on 2 April 2003.

National budget spending of R334 billion in 2003/04	The main budget provides for expenditure of R334,0 billion in 2003/04, rising to R395,6 billion in 2005/06. Revenue increases from R304,5 billion to R361,2 billion over the same period.

Contingency reserve provides for subsidisation of taxi replacement, critical infrastructure and recapitalisation of the Post Office

As in the past, the budget includes an unallocated contingency reserve, rising from R3 billion next year to R8 billion in 2005/06. This allows for unforeseen expenditure in-year and new policy priorities in future years. Spending of up to R300 million a year to assist in replacing and upgrading the nation’s minibus taxi fleet, a contribution to recapitalising the Post Office and putting the Post Bank on an independent financial footing and further contributions to critical industrial infrastructure will be drawn from this reserve once operational business plans have been agreed.

Debt costs decline as per cent of GDP	The main budget medium term expenditure framework is outlined in table 1.3. Debt service costs are expected to fall from 4,2 per cent of GDP in 2002/03 to 3,8 per cent by 2005/06.

Table 1.3 Main budget expenditure framework: 2002/03–2005/06
R billion	2002/03	2003/04	2004/05	2005/06
Total expenditure	291,8	334,0	363,3	395,6
Less:
Debt service costs	47,3	51,0	53,1	55,1
Contingency reserve	—	3,0	4,0	8,0
Total allocations	244,6	280,0	306,3	332,5
% increase	13,6%	14,5%	9,4%	8,6%

Chapter 1: Overview of the 2003 Budget

After setting aside provision for debt costs and the contingency reserve, the budget framework provides for an expenditure aggregate of R280,0 billion in 2003/04 to be allocated between the national, provincial and local spheres in the 2003 Division of Revenue Bill. The allocated total rises to R332,5 billion in 2005/06.

National, provincial and local allocations of R280 billion in 2003/04
Fiscal policy as a tool for growth and development

This budget framework reinforces growth and development in part through the fiscal stimulus of strong expenditure growth and tax relief, but also through the emphasis given to investment and transfers to households in the structure of government’s expenditure plans.

Fiscal stimulus relies strongly on investment

Chapter 3 outlines the long-term benefits of stronger capital formation by government, and of easing the tax burden on individuals over time. It is also noted that the effectiveness of public expenditure is dependent on an appropriate balance between personnel costs and complementary goods and services, and between investment in infrastructure and ongoing maintenance and improvements to physical assets. To contribute to income redistribution, transfers and services need to be effectively targeted to the poor. In addition, expenditure growth has to be accompanied by vigorous efforts to improve management and enhance service delivery quality.

Growth in spending has to be accompanied by improved management and service delivery

The spending plans of national and provincial governments, together with social security funds, provide for real capital expenditure growth of 9,3 per cent a year. Table 1.4 also shows strong growth over the MTEF period in transfers to households and local government, reflecting the extension of social assistance to more children in need and increasing support for municipal services and infrastructure.

Spending plans reflect growth in capital spending and transfers

Table 1.4 Consolidated expenditure – economic classification
	2002/03	2003/04	2004/05	2005/06
	Revised	Medium-term estimates
R billion	estimate

Current expenditure	238,0	264,6	288,8	313,7

Remuneration of employees	114,4	122,5	131,5	140,2

Other goods and services	42,0	44,4	49,4	53,1

Current transfers	84,6	97,7	108,0	120,4

Capital expenditure	25,0	32,7	34,9	38,3

Unallocated	—	3,0	4,0	8,0

Consolidated non-interest expenditure	263,0	300,4	327,7	359,9

Percentage increase	17,0%	14,2%	9,1%	9,8%

Revenue

Buoyant revenue collections over the past year again reflect improvements in tax administration and the longer term benefits of sound tax policy reforms. Tax relief this year includes both personal income tax reductions for lower and middle-income taxpayers and several measures aimed a stimulating domestic investment.

Tax relief for individuals and to stimulate investment

2003 Budget Review

Main budget revenue 4 per cent above budget

Main budget revenue is now expected to be R275,7 billion in 2002/03, 4,0 per cent higher than the original estimate. Higher personal income tax receipts, robust company tax trends and higher VAT receipts are the main sources of higher than anticipated revenue. Since 1999/00, main budget revenue growth has averaged 11,6 per cent a year.

Favourable response to 2001 learnership allowance and investment incentives

Details of developments in tax policy are set out in Chapter 4. It is noted that by the end of September 2002, some 22 884 learners had been registered by education and training authorities, signalling a prompt response of employers to the learnership allowance introduced in 2001.

The strategic investment programme announced in 2001 has also yielded early results, with eight major projects already approved representing a total investment of R2,4 billion, and tax foregone of an estimated R514 million.

Tax proposals

The main tax proposals this year are as follows:

	•	R13,3 billion in personal income tax relief
	•	Interest income exemption raised to R10 000 for taxpayers under age 65 and R15 000 for taxpayers aged 65 and over
	•	Reduction in the retirement fund tax from 25 per cent to 18 per cent
	•	Accelerated depreciation allowances for investment in underdeveloped designated urban areas
	•	A foreign exchange control amnesty and accompanying tax treatment is introduced aimed at encouraging repatriation of illegally held foreign assets and broadening the tax base.
	•	Small business turnover threshold for lower company tax rate increased to R5 million and an additional deduction for start-up expenses of up to R20 000
	•	Further extensions to the list of public benefit organisations qualifying for tax-deductible donations
	•	Removal of tax on foreign dividends from offshore subsidiaries
	•	Removal of excise duties on computers, and inflation-related adjustments to excise duty formula on passenger vehicles
	•	Increases of between 10 and 11 per cent in taxes on alcoholic beverages and tobacco products
	•	Increases in the general fuel levy by an average of 4,3c on petrol and 4c on diesel, and a 3c a litre increase in the Road Accident Fund levy

Several measures to limit avoidance of tax are also proposed.

Table 1.5 summarises the expected 2002/03 main budget revenue outcome and the effects in the year ahead of the 2003 Budget tax proposals.

Chapter 1: Overview of the 2003 Budget

Table 1.5 Summary of tax proposals

	2002/03		2003/04
R billion	Budget estimate	Revised estimate	Budget estimate
Tax revenue (gross)	268,5	280,1		325,1
Non-tax revenue	5,0	3,9		4,2
Less: SACU payments	-8,3	-8,3		-9,7

Total revenue	265,2	275,7
Revenue before tax proposals				319,5

Personal income tax relief			-13,3
Interest and dividend exemption			-0,2
Reduction in retirement fund tax rate			-1,9
Changes to transfer and stamp duties			-0,3
Alcohol and tobacco excises			0,9
Increase in fuel levy			0,6
Removal of duties on computers			-0,6
Other tax changes			-0,3

Net cost of tax proposals			-15,1
Revenue after tax proposals				304,5

Tax administration

Improved tax compliance and reducing the level of outstanding tax debts are amongst the priority initiatives of the SA Revenue Service for the year ahead. Key elements include the launch of a Service Monitoring Unit in October 2002, strengthening of enforcement powers, creating a mechanism for resolving past non-compliance and ongoing reorganisation of the SARS office structure.

SARS Service Monitoring Unit launched

The Siyakha administrative reforms and systems modernisation of tax offices were implemented in KwaZulu-Natal in 2002 and will be rolled out in the Western Cape and Gauteng in 2003.	Siyakha administrative reforms under way

In January 2003, SARS hosted the All-Africa Customs Conference, providing a platform for improving cohesion and cooperation amongst the customs administrations of Africa.

Regional tax cooperation

Following eight years of negotiations, a new Southern African Customs Union Agreement was signed in October 2002. It provides for joint participation in SACU institutions and decision-making and significant revisions to revenue-sharing arrangements, with a view to promoting integration of member countries into the global economy, facilitating investment and trade, ensuring a common approach to trade issues and achieving an equitable and development-oriented allocation of revenue. The new formula takes effect in 2003/04.

New SACU Agreement signed in October 2002

South Africa continues to play a leading role in promoting tax cooperation within the SADC, including capacity building initiatives, developing a tax database for the region, formulating a common approach to efficient tax incentives, administrative coordination and eliminating harmful tax practices.

Regional tax coordination gathers momentum

SADC Ministers of Finance signed a ground-breaking Memorandum of Understanding on Cooperation in Taxation and Related Matters on

2003 Budget Review

8 August 2002. As a key initiative in promoting relevant research and training, the Southern African Tax Institute was established last year. The South African Revenue Service is also involved in several capacity development initiatives in other SADC states.

Asset and liability management

Debt management strategy

Debt management aims to reduce debt costs within risk limits

Since 1999, the primary objective of debt management has shifted from developing the domestic capital market to reducing debt costs within acceptable levels of risk. Within the parameters of an agreed risk management framework, Government seeks to maintain a liquid, competitive market for fixed-interest rand-denominated debt, while also developing the growing market for inflation-linked instruments.

Debt consolidation for portfolio restructuring has been completed

Debt management initiatives have included the introduction of longer-dated inflation-linked bonds, consolidation of illiquid bonds into benchmark liquid stock through switches and buy-backs and several measures aimed at increasing the liquidity of longer-dated bonds. The debt consolidation programme is now complete, and the total nominal value of outstanding illiquid government bonds is now about R2 billion, down from some R50 billion three years ago.

Net open forward position down to US$1,5 billion

Government has also steadily increased the share of foreign debt in the overall debt portfolio. The proceeds of these issues have contributed to reducing the net open forward position (NOFP) of the South African Reserve Bank from a high of US$23,2 billion in 1998 to US$1,5 billion at the end of January 2003.

South African debt has performed well on international and local markets

Turnover on the South African bond market has remained strong and yields on longer-dated securities have declined by about 250 basis points since March 2002, signalling both confidence in economic and fiscal management and moderation in inflation expectations, despite the volatility of the exchange rate. Foreign-denominated bonds have also performed well in the past year, despite considerable uncertainty about emerging market prospects. Both South Africa’s domestic debt and foreign currency commitments continue to attract favourable investment-grade credit ratings.

Borrowing requirements, debt costs and total debt trends

Chapter 5 sets out details of Government’s borrowing requirements, financing proposals and anticipated trends in total debt and state debt costs

Extraordinary payments of R28 billion to SARB over four years

In addition to financing the budget deficit, provision is made for extraordinary payments of R28 billion between 2002/03 and 2005/06 to compensate for forward cover losses incurred on the Gold and Foreign Exchange Contingency Reserve Account

Restructuring proceeds of R10,2 billion in 2002/03

In 2002/03, R10,2 billion is expected to be paid to the fiscus from Transnet’s disposal of its interest in M-Cell, the sale of Telkom shares and restructuring dividends from the Central Energy Fund. Extraordinary receipts of R6,3 billion are anticipated in 2003/04

Chapter 1: Overview of the 2003 Budget

Taking into account budget requirements and extraordinary transactions, a net borrowing requirement of R30,2billion is anticipated in 2003/04.Table 1.6 summarises the projected trend in total debt and state debt costs.

Net borrowing requirement of R30,2 billion next year

Table 1.6 Projected state debt and debt costs, 2002/03–2005/06

R billion	2002/03	2003/04	2004/05	2005/06
Net loan debt (end of year)	431,3	459,8	498,4	540,3
% of GDP	38,5%	37,2%	37,1%	36,8%
Net domestic debt	342,6	361,5	382,6	412,7
Foreign debt	88,7	98,3	115,8	127,6

State debt costs	47,3	51,0	53,1	55,1
% of expenditure	16,2%	15,3%	14,6%	13,9%
% of GDP	4,2%	4,1%	3,9%	3,8%

Government net loan debt as a per cent of GDP is projected to decline from 38,5 per cent at the end of March 2003 to 36,8 per cent by the end of the 2005/06 year. State debt costs decline steadily relative to GDP and as a share of national expenditure.

Government debt to fall to 36,8 per cent of GDP

Contingent liabilities

In addition to its debt obligations, Government has various liabilities that are uncertain or contingent on future eventualities. During 2002/03, guarantees of R10,5 billion were provided to public entities, and to provide stability to the financial sector. The arrangements for the liquidation of Saambou Bank include an outstanding claim against the state currently estimated at R4 billion. It is payable by 2007, but may be settled earlier.

Contingent liabilities include R4 billion as part of the Saambou liquidation arrangements

Public enterprise restructuring and corporate governance

An initial public offering of shares in Telkom will take place on 7 March 2003. Telkom will be listed on both the JSE and New York stock exchanges. Over one million people have registered for the offer, signalling a giant step forward in broadening equity participation in the South African economy.

Telkom listing to broaden equity participation

During the past year a 20 per cent stake in M-Cell, transferred in January 2002 from Transnet to an offshore passive holding company, has been sold to MTN management and staff.	M-Cell sale concluded

For the year ahead, restructuring projects include the planned concessioning of the Durban port container terminal, sale of a 30 per cent stake in Denel to British Aerospace, sale of 30 per cent of Eskom’s generation business, transformation of the electricity distribution industry under the management of an Electricity Distribution Holding Company, disposal of a 51 per cent stake in the Western Cape Safcol forests and completion of the sale of Aventura resorts.

Further restructuring transactions in progress

Cabinet has approved a revised Protocol on Corporate Governance, providing further guidance for the control and management of the	Revised Corporate Governance Protocol

2003 Budget Review

322 public entities currently registered in terms of the Public Finance Management Act.

Medium term expenditure estimates Policy priorities and the MTEF

Balanced consideration of policy priorities in the MTEF

The underlying objectives of the medium term expenditure framework are growth and development and the progressive realisation of the social and economic rights of our people. In preparing the annual budget, Government seeks to balance the competing policy considerations – promoting growth and job creation, equity and social development, strengthening security and the administration of justice.

The 2003 Budget provides for a marked acceleration in spending on social services, investment in infrastructure and support for local development.

Priorities include infrastructure investment, addressing poverty, local development, fighting crime and promoting NEPAD	As signaled in the 2002 Medium Term Budget Policy Statement, the 2003 Budget builds upon and takes further the policy priorities laid down in the 2001 and 2002 Budgets.

•

It provides for further deepening of investment in infrastructure by national, provincial and local government. Public-private partnerships, through which the private sector provides the initial finance for public infrastructure and takes on operational responsibility and risks associated with service provision, are also growing in importance.

•

By extending the child support grant, investing in skills, improving access to education and health, supporting land redistribution and agricultural development and promoting employment and small business development, further steps forward are taken in addressing poverty and vulnerability.

•

A rising local government equitable share, municipal infrastructure grants, targeted support for water and electricity services and several capacity building initiatives contribute to deepening local economic and social development. Some 227 anchor projects have been identified in 13 rural and eight urban development nodes.

•

Improved case management within the court system, further personnel growth of the SA Police Service, a public-private partnership for the administration of trust monies held by the Department of Justice, investment in court security and interdepartmental efforts to reduce the numbers of awaiting trial prisoners are amongst the key initiatives of the justice, crime prevention and security cluster for the years ahead. The 2003 Budget also provides for acquisition of maritime helicopters to complement the investment in naval vessels by the Defence Force.

•

The Budget accommodates a phased expansion of South Africa’s foreign representation, continued peace-keeping operations in Burundi and the Democratic Republic of Congo, and support for NEPAD and the African Renaissance Fund administered by the Department of Foreign Affairs.

Chapter 1: Overview of the 2003 Budget

Additional expenditure allocations

The national budget provides for supplementary allocations of R105,4 billion over the next three years, of which R69,4 billion goes to provinces and R7,3 billion to local government.	Additional allocations of R105 billion over the MTEF

Table 1.7 summarises the division of main budget allocations between national, provincial and local government. As percentages of the total, the provincial and local shares rise to 56,8 per cent and 4,3 per cent respectively in 2003/04.

Rising provincial and local shares

Table 1.7 The division of revenue: 2002/03–2005/06

R billion	2002/03	2003/04	2004/05	2005/06
National allocation	98,9	109,0	117,5	126,3
Provincial allocations	136,9	159,0	175,5	191,6
Equitable share	123,5	142,4	155,3	167,6
Conditional grants	13,5	16,6	20,2	24,0
Local government	8,8	12,0	13,2	14,6

Total allocations	244,6	280,0	306,3	332,5

Changes to baseline
National allocation	3,4	7,2	9,6	11,9
Provincial allocations	4,5	16,1	23,1	30,1
Equitable share	4,0	13,9	18,2	22,2
Conditional grants	0,5	2,2	4,9	7,8
Local government	0,2	1,8	2,4	3,1

Total	8,2	25,1	35,1	45,1

Significant additions to MTEF spending plans include the following:		Increased spending focused on meeting the needs of children

•	Extension of the child support grant to children up to age 14 and stepped up allocations to primary school nutrition, adding R11,9 billion to meeting the needs of children
•	R38 billion more for provinces to improve hospitals, purchase medicines and school books, improve pay of healthcare and welfare workers and improve road maintenance
•	A further R6,5 billion to extend free basic services, invest in municipal infrastructure and expand employment in community services
•	Supplementary allocations of R2,7 billion for courts and the police to streamline the justice process, improve protection of women and children and reinforce crime-fighting
•	R1,7 billion more for higher education, and further skills development funding
•	R1,9 billion more for land restitution and the land reform programme
•	R2,2 billion for improved services to citizens and the SA Revenue Service
•	R1,0 billion to supplement research and technology development
•	R1,3 billion to support a growing international role, peace-keeping missions and the New Partnership for Africa’s Development.

2003 Budget Review

Consolidated expenditure by function

Consolidated national and provincial expenditure and social security funds…

The MTEF comprises the consolidated spending of national and provincial government over the next three years, including donor grants and the social security funds. Table 1.8 sets out projections of consolidated expenditure by function in 2002/03 and 2003/04, and anticipated growth over the MTEF period.

...to grow by 4,5 per cent a year in real terms

Consolidated expenditure (excluding debt costs and the contingency reserve) is budgeted to grow by an average of 4,5 per cent a year in real terms over the MTEF period, following growth of 3 per cent a year over the previous three years.

Table 1.8 Consolidated expenditure growth

	2002/03 Revised estimate R billion	2003/04 Budget estimate R billion	Average growth 2002/03– 2005/06%
Education	62,8	69,1	8,0
Health	34,9	39,1	9,3
Welfare and social security	42,0	48,7	14,5
Housing & other social services	13,7	16,7	13,1
Police, prisons & courts	32,6	36,0	9,3
Defence & intelligence	20,8	22,5	6,7
Economic services	36,2	43,6	11,1
General administration	20,1	21,7	10,4

Non-interest allocations	263,0	297,4	10,2

Interest on debt	47,3	51,0	5,2
Unallocated	–	3,0	–

Total expenditure	310,2	348,3	10,2

Social services account for 58,3 per cent of spending

Education, health, welfare and other social services take up 58,3 per cent of non-interest allocations in 2003/04, up from 52,9 per cent a decade ago. Social security and welfare services grow rapidly in the years ahead, partly as a result of the extension of the child support grant. Growth in the criminal justice sector is mainly for improved court administration and expansion of the Police Service. General administration grows because of supplementary allocations to Home Affairs, Foreign Affairs and the Revenue Service.

Provincial and local government finance

Social and development functions are mainly provincial and local

The division of revenue in the 2003 Budget signals Government’s continued commitment to progressively meeting the social and development challenges we face, which are largely the functional responsibilities of provinces and municipalities.

Key developments in provincial and local government finance over the forthcoming MTEF period include the following:

•	Introduction of a conditional grant for extending the child support grant programme

Chapter 1: Overview of the 2003 Budget

•

Substantial additions to the provincial equitable share to contribute to meeting requirements for learner support materials in schools, medicines and other health supplies, improvement in personnel remuneration, increases in social assistance grants, road construction and maintenance and support for economic development services

•	Upward adjustments for hospital revitalisation and the integrated nutrition programme

•	Stepped up local government allocations, including R1 billion for labour-based community infrastructure and services

•	A phased consolidation of grants for local government infrastructure and capacity building.

Provincial grants and spending trends

The provincial share of nationally raised revenue is projected to rise from 56,0 per cent in 2002/03 to 57,6 per cent in 2005/06. In addition, provincial treasuries have now settled their past debts or overdraft positions and are able to plan for the years ahead on the basis of much improved financial standing.

Provincial treasuries are in sound position

A breakdown of transfers to provinces in 2003/04 is set out in table 1.9.

The equitable share makes up 90 per cent of transfers to provinces and rises by 10,7 per cent a year over the MTEF period. It is distributed between provinces on the basis of a redistributive formula with seven components, explained in some detail in chapter 7 and in Annexure E. Introduced in 1998 after consultation with the Financial and Fiscal Commission, the equitable share formula has now been fully phased in. A recalibration of the formula will be undertaken once the 2001 Census results are available.

Equitable share formula accounts for main provincial allocations

Table 1.9 Transfers to provinces 2003/04

	Equitable	Conditional grants
R billion	share	Health	Housing	Other¹	Total
Eastern Cape	24,2	0,6	0,7	1,0	26,4
Free State	9,5	0,6	0,3	0,3	10,7
Gauteng	21,9	2,6	0,9	0,4	25,8
KwaZulu-Natal	29,3	1,1	0,8	1,0	32,2
Limpopo	19,4	0,4	0,4	0,9	21,0
Mpumalanga	10,2	0,2	0,3	0,4	11,1
Northern Cape	3,5	0,2	0,1	0,1	3,8
North West	11,8	0,2	0,4	0,4	12,9
Western Cape	12,7	1,5	0,4	0,3	15,0

Total	142,4	7,4	4,4	4,8	159,0

1	Includes grants for infrastructure, education, social development and support
for	local government.

2003 Budget Review

Health grants increase to finance hospital revitalisation and primary school nutrition

Grants administered by the national Department of Health remain the largest provincial transfer programmes outside of the equitable share. These compensate provinces for the costs of major tertiary hospital services and professional training, and also contribute to hospital rebuilding, equipment and revitalisation. Improvements in 18 hospitals, two in each province, will be funded over the next three years. The Health grants also include the integrated nutrition programme which receives significant increases in its allocation over the MTEF period.

Infrastructure grants reinforce capital spending

On the National Treasury vote, provision is made for grants earmarked for provincial infrastructure investment and maintenance. This has contributed to growth in provincial capital spending of 28 per cent a year since 1999/00 and about 17 per cent a year for the MTEF period.

Allocations for housing capital subsidies, HIV/Aids interventions and quality enhancement in provincial education also increase in the years ahead.

Introduction of Child Support Extension Grant

The main change to provincial funding this year is the new transfer to finance the extension of the child support grant. While social assistance currently is a provincial responsibility, Cabinet has agreed to a consolidation of this function in a new Agency to be overseen by the national Department of Social Development. Detailed planning and preparation for this change is in progress.

Welfare and social security grow strongly on provincial budgets

Preliminary estimates of the functional breakdown of provincial spending for the years ahead are set out in chapter 7. The strongest growth is in welfare and social security, and in housing, roads, economic services and administrative functions.

Local government finance

Financing framework for local government is under review

Critical steps in the transformation of municipal finances this year include the new division of powers and functions between category B (local) and C (district) municipalities and tabling of the Property Rates Bill. A review of the equitable share distribution formula is planned and the restructuring of the electricity distribution sector will get under way. Both revenue and spending issues are under the spotlight, with a view to ensuring that Government’s commitment to meeting basic service needs of poor households can be met within a robust and sustainable financing framework.

Growth in transfers to local government to meet basic household needs

National budget transfers to local government will increase by 18,4 per cent a year over the MTEF period. The increase is largely accounted for by supplementary amounts in the local government equitable share, which contribute to free basic electricity, water and sanitation services for poor households. A review of the distribution formula is planned, with particular emphasis on effective targeting and improved reporting on progress with service delivery.

Support for urban and rural development	Infrastructure grants to municipalities and district management areas remain a key instrument in urban renewal and rural development:

Chapter 1: Overview of the 2003 Budget

•	The municipal infrastructure programme has benefited 2,5 million people since 1997

•	The local economic development fund has contributed to 4 550 permanent and 9 050 temporary jobs to date

•	Between 1994 and 2001 a total of 1,2 million new electricity connections were made

•	Some 8,5million people have gained access to improved water services, 105 000 toilets have been constructed and 670 000 have benefited from water-related health and hygiene programmes

•	Sports facilities have been constructed or improved in 55 communities, providing about 2 200 job opportunities.

Over the next four years a phased rationalisation of local government infrastructure transfers will be undertaken, aimed at a simpler, predictable, policy-sensitive and fair grants framework. Informed in part by the current review of poverty relief and employment programmes, the aim will remain to provide basic municipal infrastructure and community services to low income households, while promoting local economic development and employment creation.

Rationalisation of infrastructure grants is proposed

Chapter 7 provides further details of municipal grants programmes and financial reforms, including progress in 39 pilot municipalities undergoing systematic financial management renewal. Further impetus to these reforms will be given by the Municipal Finance Management Act this year, for which an implementation framework has recently been completed.

Municipal Financial Management Act to be implemented

Towards the Growth and Development Summit

The 2003 Budget seeks to direct an expanding envelope of resources to meeting South Africa’s reconstruction and development challenges. It provides for strong growth in public infrastructure investment, progressive improvements in social services and substantial tax relief, within a sound and sustainable fiscal framework.

2003 Budget focused on reconstruction and development

An expansion in public services relies on, and in turn reinforces, steady growth of the economy, industrial investment, employment creation and an improved domestic savings performance.		Public services complement private sector performance

The Growth and Development Summit this year provides an opportunity to review the key linkages between expanding production and trade, and broad-based social and human development. Among the elements of Government’s approach are the following:

Growth and Development Summit to review measures to promote development

•	Progressive broadening of the income security net, revitalised health services and targeted poverty reduction initiatives

•	A national skills development strategy

•	Redistributionof land and investment in agricultural support

•	Public administration reform

•	Investment in infrastructure and technology advancement

•	Strengthening the fight against crime and corruption

2003 Budget Review

•	Widening access to financial services, small business support and further easing of the tax burden

•	A sustainable approach to black economic empowerment
•	Deepening of democracy, promoting peace and expanding

investment and trade as principles of international cooperation.

On these foundations, Government seeks to play its part in invigorating growth of the economy and development of our people.

2

Economic policy and outlook

Following growth of 3 per cent in 2002, the economy is set to expand by 3,3 per cent in 2003, rising to 3,7 per cent and 4 per cent in 2004 and 2005, respectively.

Over the medium term, growth and development are supported by intensive skills development programmes, renewed focus on small business development and stepped up investment in social and economic infrastructure.

Domestic demand is underpinned by healthy business and consumer confidence, rising disposable income and healthy household balance sheets.

Further liberalisation of exchange control is proposed to support the further integration of South Africa with the global economy.

CPIX inflation has fallen since November 2002 and is expected to come within the inflation target of 3 to 6 per cent by the end of 2003.

Introduction and overview

Against the backdrop of weak global growth, South Africa grew by 3 per cent in 2002. Building on the stable macroeconomic platform obtained over the past ten years, the impetus of growth and development is expected to gather momentum in the years ahead. This is supported by initiatives to encourage investment, raise skills levels and reduce constraints on business formation.

Domestic growth of 3 per cent in 2002

While the geopolitical and economic outlook remains uncertain, it is anticipated that the modest international recovery will support expansion in the domestic economy.

Gross fixed capital formation has grown consistently for the past 3 years and is expected to continue over the medium term. Buoyant domestic demand and a more competitive cost structure contributed to investment growth of about 6 per cent in 2002. Going forward,

Investment up 6 per cent in 2002

2003 Budget Review

investment growth will be supported by investment incentives, falling interest rates and rising demand.

Currency appreciates 39,6 per cent over 2002

In 2002, the value of the currency appreciated by 39,6 per cent, reversing much of the depreciation of the exchange rate that occurred in 2001. The real effective exchange rate remains at competitive levels, with a more stable outlook expected in 2003.

Personal disposable per capita up 5,7 per cent since 1993

Between 1994 and 2001, the South African economy grew at an annual average rate of 2,8 per cent. Over the same period, real personal disposable income per capita increased by 5,7 per cent. The past ten years has also seen marked improvements in access to social benefits such as housing, health care, education and social grants.

Employment creation turns positive

According to the Survey of Employment and Earnings, which focuses on older sectors of the economy, annual employment growth in the third quarter of 2002 was positive for the first time in 6 years. Unemployment nonetheless remains a critical challenge.

Reducing unemployment and ensuring that the benefits of economic growth and development are more evenly shared remain central policy challenges for Government. Key economic policy initiatives in support of growth and broad based development include:

• The skills development programme

• Stepped up infrastructure investment and tax incentives to boost industrial growth and employment

• Redistribution of land, backed by agricultural support programmes

• Widening access to financial services and the integration of small businesses into the formal economy

• Further easing of the tax burden on low and middle income households.

Black economic empowerment to support growth

Black economic empowerment also has a central role in sustaining South Africa’s growth trajectory and improving the distribution of income and opportunities. Alongside sectoral initiatives to deepen participation in the ownership and management of South African companies and implementation of the preferential procurement policy framework, Government will support the funding of new ventures and business expansions that meet agreed empowerment criteria.

Together with other aspects of broadening economic participation, innovative approaches to black empowerment will be addressed in the forthcoming Growth and Development Summit.

Growth rising to 4,0 per cent in 2005

On the back of strong gross fixed capital formation and household consumption expenditure over the forecast period, growth of 3,3 per cent is anticipated for 2003, rising to 3,7 and 4,0 per cent in 2004 and 2005 respectively. Measures to ensure that broad based development accompanies this growth will be the subject of a national Summit in May 2003.

Annual CPIX in target in 2004

CPIX inflation peaked in November 2002 at 12,7 per cent, falling back to 11,8 per cent in January. Producer and consumer inflation is expected to moderate significantly in 2003, as the rate of increase in input costs slows. Average annual inflation is projected to decline to

Chapter 2: Economic policy and outlook

7,7 per cent over the year, falling within the inflation target range of 3 to 6 per cent by 2004.

Both the CPIX and GDP forecasts have been adjusted to take account of changes in the macroeconomic environment over the course of 2002. This is reflected in figure 2.1.

This chapter examines macroeconomic and sectoral developments in the South African economy over the past year and prospects for the MTEF period.

Figure 2.1 Growth in real GDP and CPIX inflation, 1999-2005

Global developments

Economic growth and development over the past ten years has been adversely affected by volatility in commodity prices and financial markets. Emerging markets have been especially vulnerable to financial market turbulence, stemming from Mexico in 1994, Brazil and Russia in 1995, East Asia in 1997 and Argentina in 2000. Table 2.1 sets out the recent growth experience and forecasts for 2003 for selected countries.

Despite brisk growth in the first quarter supported by exceptional investment expenditure, the American economic performance in 2002 has been much weaker than anticipated. Continued stock market weakness in the wake of soft profit growth and widespread corporate governance failures, job insecurity and relatively high debt levels all weighed heavily on economic activity.

Slower than expected US economic recovery

The recovery in the US economy may gain momentum in 2003, though uncertainty over the impact of recent fiscal stimuli and the consequences of a war with Iraq impinge on the likely extent and speed of the recovery.

Outlook for 2003 remains uncertain

Growth in the European economies slowed further in 2002 following the global downturn in 2001. Given weak prospects in Germany and the institutional limits on monetary and fiscal policy, growth is forecast at less than 1 per cent for 2002.

Europe grows less than 1 per cent in 2002

2003 Budget Review

Slightly better growth prospects in 2003

The growth outlook for Europe remains constrained by the need for structural reform in many economies. Despite this, it is anticipated that growth in Europe will improve slightly in 2003 on the back of recovering investment and household consumption expenditure, as well as higher exports to the US. Given the importance of Europe as a destination for South Africa’s exports, this should support domestic growth in the coming period.

Japanese growth remains weak

Following three years of modest expansion, Japan’s economy is forecast to contract in 2002, as business investment declined significantly. Growth prospects for 2003 remain subdued by record unemployment, weak consumer demand, persistent deflation and the strengthening of the exchange rate vis-à-vis the US dollar. In this context, Japan is unlikely to be an important source of global economic growth over the medium term.

Latin America growth weak in 2002	2002 remained a challenging year for most emerging markets. Latin America continued to decline in the wake of the collapse of the Argentine economy and a reduction of capital flows to the region.

7 per cent growth in China drives East Asian recovery

In contrast, despite moderating in the second half of the year, East Asia rebounded strongly in 2002 on the back of steady internal and external demand. This was underpinned by solid growth in China and recovery in the economies most affected by the 2001 slowdown in demand for high-tech goods.

Table 2.1 Annual percentage change in GDP, selected countries

Region / Country	2000	2001	2002*	2003*

USA[1]	3,8	0,3	2,4	2,7
Canada[1]	4,5	1,5	3,3	3,2
Euro-zone[1]	3,5	1,4	0,8	1,4
Germany[1]	2,9	0,6	0,2	0,9
Japan[1]	2,4	0,3	-0,3	0,4
Australia[2]	3,1	2,6	4,0	3,8

Latin America[2]	4,0	0,6	-0,6	3,0
Africa[2]	3,0	3,5	3,1	4,2
Emerging Asia[2]	7,0	5,0	5,9	6,1

Sources: 1. Consensus economics, February 2003. 2. IMF World Economic Outlook, September 2002. * Forecast

Eastern Europe remains robust, African experience mixed

Expansion in Russia and the prospect of admission to the EU for some countries in the region bolstered the economic performance of the Eastern European bloc. Economic performance in Africa was mixed. The region as a whole expanded by an estimated 3,1 per cent in 2002, with oil producing countries doing particularly well.

The outlook for emerging markets 2003 is upbeat, with Latin America set to rebound following recent financial turmoil, East Asia growth accelerating, and East European countries benefiting from accession to the European Union.

Chapter 2: Economic policy and outlook

Corporate governance and financial regulation

Global stock markets have been rocked in the past few years by the collapse of a number of companies that were household names, trusted brands, large employers and custodians of the wealth of many investors. Included in this list are Barings Bank, Sumitomo Bank, Metallgesellschaft and Enron internationally; and Sechold, RAG (Retail Apparel Group) and Leisurenet locally. In all cases, these failures have been traced to weaknesses in corporate governance, including internal audit failures, poor risk management, and manipulation of accounting practices.

Sound corporate governance is the foundation upon which trade and enterprise rest, and is particularly important for South Africa in view of our reliance on foreign savings to sustain domestic investment. A recent survey found that 80 per cent of the 200 institutional investors surveyed indicated a willingness to pay a premium (ranging from 18 – 27 per cent) for the shares of well-governed companies.

The two King reports on corporate governance are substantial contributions to the ongoing development of sound corporate governance practices in South Africa, and serve as a framework for other countries seeking to augment their corporate governance standards. The reports emphasise the important responsibilities of the Board of Directors, including a majority of non-executive directors, to ensure managers pursue the goals of the company in an ethical, transparent and responsible manner.

The King reports also consider accounting and auditing practices, emphasising the importance of independent external auditors that report honestly and openly to the board and shareholders about a company’s financial state and performance.

Recognising the importance of accounting standards for sound corporate governance, the Minister of Finance established a Ministerial Panel for the review of the Accounting Professions Bill. By July 2003, the Panel must make recommendations to the Minister in respect of:

•	An appropriate regulatory framework for the auditing and accounting professions

•	The desirability of separating the consulting and statutory auditing function within a firm

•	The introduction of term limits for auditors and audit rotation

•	A system of accountability between auditor and client

•	Disciplinary measures for failures to properly disclose the financial health of a company on the part of auditors and executive managers

•	The appropriateness of regulating internal and external audit processes

The recommendations will be presented to Cabinet before the end of 2003.

Balance of payments Financial account

Capital inflows totalled an impressive R32,9 billion in the first half of 2002, dominated by foreign investment in South African shares and bonds. Despite some reversal of inflows in the third quarter, net capital inflows for the first three quarters of the year totalled R15,4 billion, compared with a net capital outflow of R11,0 billion in 2001. Preliminary information suggests that net capital flows were positive in the fourth quarter.

IR15,4 billion capital inflows

Foreign direct investment remained healthy in 2002, totalling R5,8 billion in the first three quarters of the year. Reduction by certain South African companies of their capital holdings in offshore subsidiary companies also led to an inflow of funds and contributed to

Net FDI of R12,8 billion

2003 Budget Review

a substantial overall net foreign direct investment inflow of R12,8 billion.

Figure 2.2 Net foreign capital flows, 1990-2002, per cent of GDP

Current account

Mild current account surplus in 2002

South Africa is expected to record a current account surplus of 0,1 per cent of GDP in 2002, compared with a deficit of 0,2 per cent in 2001. This is the first annual surplus since 1993 and largely reflects increased competitiveness, higher world commodity prices, improvement in the terms of trade and rising tourism volumes. However, strong investment growth and increased import demand should see the current account return to a mild deficit position over the next few years.

Figure 2.3 Current account, real import and export growth, 1992–2002

Exports

Export volumes down 2,0 per cent	Weak demand conditions in the OECD impacted negatively on world trade and South African export volumes subsequently declined by

Chapter 2: Economic policy and outlook

around 2,0 per cent in 2002. Export volumes grew strongly over the first half of 2002, helped by the recovery in international commodity prices and a competitive exchange rate. However, sluggish international demand led to a reversal in the second half of the year.

Further shifts in the composition of exports are evident over the past few years. Manufacturing exports now account for around 38 per cent of total exports, up from about 35 per cent in 2000. While the share of primary sector exports has been declining, strong growth in platinum exports has seen its share of total exports increase from 7,7 per cent in 1998 to 11,7 per cent in 2001.

Manufacturing accounts for 38 per cent of total exports

Figure 2.4 Platinum and Gold prices in rands per oz, 1997 – 2002

Within the manufacturing sector, exports of automotive and non-electrical machinery products have grown particularly quickly over the last few years, with clothing products benefiting from increased access to the US market under the African Growth and Opportunity Act (AGOA). Continued growth in these sectors should contribute towards rising manufactured export volumes over the next few years.

Strong manufacturing performance

Table 2.2 Share of total manufactured exports by industry
	Value (R million)		Share (per cent)
Industry	1998	2001	1998	2001
Semi Manufactures	13 717	25 034	23	23
Iron & Steel	13 784	18 321	23	17
Automotive	4 639	16 778	8	15
Non Electrical Machinery	5 085	14 394	9	13
Chemicals	7 125	13 143	12	12
Consumer Goods	4 408	6 571	7	6
Power Machinery	3 537	5 464	6	5
Transport Equipment	2 777	3 010	5	3
Office Machinery	1 116	2 458	2	2
Electrical Machinery	1 443	2 382	2	2
Clothing	801	1 979	1	2
Textiles	1 063	1 802	2	2

Total	59 494	111 339	100	100

Industry classification according to SITC Revision 3 (Source: TIPS)

2003 Budget Review

Further steps in exchange control liberalisation

As has been broadly recognised internationally, a gradual approach to capital account liberalisation is advisable and should occur late in the process of economic reform.

Institutional investors

Part of this process of gradual exchange control liberalisation and financial sector strengthening is the shift to a system of prudential regulation governing the foreign portfolio investment of institutional investors such as long term insurers and pension funds. Prudential regulations are applied internationally to protect policyholders and pensioners from excessive risk, and typically include restrictions on foreign asset holdings, set at a certain percentage of an institution’s total assets or liabilities. As an interim step towards a prudential framework:

•	Institutional investors will be allowed to invest, on approval, up to existing foreign asset limits. These foreign asset limits are 15 per cent of total assets for long term insurers, pension funds and fund managers, and 20 per cent of total assets for unit trust companies. The previous restriction based on 10 per cent of the prior year’s net inflow of funds will no longer apply. The Exchange Control Department of the South African Reserve Bank reserves the right, however, to require a staggered transfer of such funds in some cases so as to maintain overall financial stability.

•	Institutional investors will be required to submit additional information when making an application for a foreign investment allowance. The shift to prudential regulation requires improved data reporting on individual institutions’ foreign investments and the foreign diversification levels of the industry as a whole. The new dispensation described above will become operational on 1 May 2003, once the National Treasury and Exchange Control Department of the South African Reserve Bank, in consultation with the Financial Services Board, have reached agreement with the respective industries on the appropriate revised reporting standards.

Corporates

The global expansion by South African firms holds significant benefits for the economy – expanded market access, increased exports and improved competitiveness. In October 2002, the exchange control allowance for foreign direct investment into Africa was increased from R750 million to R2 billion, in line with South Africa’s commitment to NEPAD. In order to facilitate global expansion of South African companies from a domestic base, increased exchange control allowances for direct investment are now being extended to investment outside of Africa. The following new exchange control limits will apply with immediate effect:

•	The allowance governing South African corporates’ use of South African funds to finance new approved foreign direct investment outside of Africa is increased from R500 million to R1 billion.

•	The allowance for the use of South African funds for investment outside of Africa is expanded from just the financing of new approved foreign direct investments to also include “top-up” funding for the financing of new approved expansions of existing foreign direct investments. This expanded dispensation is maintained in the case of investment in Africa.

The global expansion by South African firms also holds potential benefits in the form of future foreign income streams. These potential benefits may not have been fully realised to date due to tax and exchange control disincentives to the repatriation of foreign dividends. As part of easing the exchange control impediments, the following system will now apply:

•	Dividends repatriated from foreign subsidiaries will be eligible for an exchange control credit, which will allow them to be re-exported, upon application, for approved foreign direct investments. Details of the tax changes in this regard can be found in Chapter 4.

Chapter 2: Economic policy and outlook

Foreign exchange control amnesty with accommodating tax dispensation

Exchange controls are a precautionary element of overall growth and development policy. As such, contravention of exchange control regulations by individuals at the expense of society as a whole cannot be condoned. However, Government also recognises that exchange control contravention may have taken place in the past for a variety of reasons. Many individuals with funds illegally held offshore wish to bring these funds back to South Africa, as investment prospects in South Africa are increasingly attractive relative to those that exist abroad. However, they are unable to do so without risk of prosecution. To assist individuals in repatriating these funds and regularising their tax affairs in respect of foreign assets. A joint amnesty will be offered with respect to foreign assets in terms of both the Exchange Control Regulations and the Income Tax Act:

•	The window period for filing for amnesty relief will run from 1 May 2003 to 31 October 2003.

•	Individuals filing for Exchange Control amnesty relief are released from all civil penalties and criminal liabilities stemming from the illegal shifting of funds offshore in contravention of exchange controls on or before 28 February 2002.

•	Individuals filing for Income Tax amnesty relief are released from all income taxes, interest, civil penalty and criminal penalties stemming from the failure to disclose gross income or capital gains from foreign sources arising on or before 28 February 2002.

•	In return, individuals filing for exchange control amnesty are subject to a 5 per cent Exchange Control charge on funds repatriated back to South Africa, or a 10 per cent charge on any foreign assets remaining offshore. A zero per cent charge will apply for all assets that can be held legally offshore under the normal Exchange Control limits.

Any individual can apply for relief unless that individual is aware of an enforcement investigation directed against them at or before the date of filing. Further details are contained in the statement of general principles in Chapter 4.

The amnesty offers individuals an opportunity to regularise their affairs. Individuals in contravention of exchange controls or taxation on foreign income and assets who have not availed themselves of the amnesty opportunity will subject to prosecution.

Government has taken a number of initiatives, both internationally and domestically, to further improve the efficiency of enforcement. Internationally, the legal environment has become less favourable for illegally held offshore funds through increased possibilities for information exchange. The recent introduction of the Financial Intelligence Centre Act has also increased the risk of holding assets offshore illegally. In recent years, the enforcement efficiency of SARS has increased significantly, and it is proposed that this be strengthened further through a free-flow of information between SARS and the Exchange Control Department of the SARB.

Emigrants’ funds

A system of exchange control allowances for the export of funds when persons emigrate has been in place in South Africa for a number of decades. Emigrants’ funds in excess of the emigration allowance were placed in “emigrants’ blocked accounts” in order to preserve foreign reserves. Reflecting the improved strength and resilience of the South African economy, these blocked assets will now be unwound. The imminent elimination of the net open forward position (NOFP) and an increasingly diversified and growing export sector create an environment conducive to dealing with the foreign reserve problems of the past. As such, the following new dispensation will apply with immediate effect:

•	The distinction between the settling-in allowance for emigrants and the private individual foreign investment allowance for residents is to fall away and there will now be a common foreign allowance for both residents and emigrants of R750,000 per individual (or R1,5 million in respect of family units).

•	Emigrant blocked assets are to be unwound. Amounts up to R750,000 (inclusive of amounts already exited) will be eligible for exiting without charge. Holders of blocked assets wishing to exit more than R750,000 (inclusive of amounts already exited) must apply to the Exchange Control Department of the South African Reserve Bank to do so. Approval will be subject to an exiting schedule and an exit charge of 10 per cent of the amount.

•	New emigrants wishing to exit more than R750,000 (inclusive of amounts already exited) can similarly apply to the Exchange Control Department of the South African Reserve Bank to do so, with approval subject to an exiting schedule and an exit charge of 10 per cent of the amount.

Details on all exchange control reforms will be provided by the South African Reserve Bank. Various other limits pertaining to travel, study, gift, maintenance and alimony allowances will be adjusted by the South African Reserve Bank.

2003 Budget Review

Imports

Import volumes up 2,5 per cent in 2002

Despite the higher import prices that followed the depreciation of the currency in 2001, import volumes expanded by 2,5 per cent in 2002 having fallen 1,2 per cent in 2001. This reflects the strength of the domestic economy in 2002, particularly the demand for investment goods, since over 75 per cent of imports comprise manufactured goods, of which 36 per cent are machinery and electrical equipment. It is also indicative of an economy gearing for higher production and deeper penetration of global markets.

Services and income account

Continued net deficit on services account

Against the improved trade balance of recent years, the services account has recorded a widening deficit, with factor income a key element of the net outflow. This trend is consistent with the increased international diversification of ownership of companies operating in South Africa.

Figure 2.5 Balance of trade and services account, 1990 – 2002

Service trade risen to 13,2 per cent of total trade in 2001

The growing significance of South African merchandise trade has been accompanied by even stronger growth in the services sector. Service exports as a share of total exports rose from 12,5 per cent in 1994 to 13,2 per cent in 2001.

World Trade Organisation negotiations on services have begun and aim to reduce remaining obstacles to world trade in services. This should increase export opportunities for South African service providers and contribute to increased competition in those sectors.

Tourism continues to drive growth in service exports

Travel accounts for over 50 per cent of South Africa’s service exports. Despite the recent downturn in the world tourism industry, South Africa continues to experience rising tourism volumes, due to its world-class facilities, competitive pricing, stable political environment and abundant tourism resources. The hosting of international events such as the World Summit on Sustainable

Chapter 2: Economic policy and outlook

Development in 2002 and the ICC Cricket World Cup also contribute to this trend.

Travel income grew by an annual average of 5,7 per cent in real terms between 1993 and 2001. Over the first 10 months of 2002, tourist arrivals were about 10 per cent higher than over the same period in 2001. These numbers can be expected to rise further as global economic conditions improve.

Travel income grew 5,7 per cent a year since 1993

Figure 2.6 Monthly foreign traveller arrivals 2001 and 2002

Exchange rate developments

The currency rebounded strongly in 2002, following the temporary weakness of 2001. Gaining 39,6 per cent, the rand experienced its first annual nominal appreciation against the US$ in 15 years, following annual average declines of 12 per cent a year since 1988. The rand also appreciated against other major currencies in 2002, rising 26 per cent against sterling, 18 per cent against the euro and 26,2 per cent against the Japanese yen.

First nominal appreciation in 15 years

South Africa was not alone in experiencing rapid appreciation in exchange rates over 2002, with the Botswana pula, Norewegian Krone, Iceland Krona, and New Zealand Dollar all gaining in excess of 25 per cent against the US$ in 2002.

Figure 2.7 illustrates the movements in the monthly average real effective exchange rate of the rand since January 1994. Despite strengthening by about 22 per cent over the year, the real effective exchange remains competitive, which bodes well for further expansion of domestic economic activity, especially in the export sectors and import-replacing manufacturing.

Real value of currency remains competitive

2003 Budget Review

Figure 2.7 Real effective exchange rate, 1994 – 2002 (1995 = 100)

Foreign reserves and net open forward position (NOFP)

Gross and net reserves continue to rise

Gross official reserves continued to rise in 2002, from US$7,5 billion in January to US$ 7,7 billion at the end of January 2003. Likewise,

net official reserves increased from US$ 4,99 billion in January 2002 to US$5,22 billion in January 2003.

In rand terms, the value of gross official reserves fell from R85,3 billion in January 2002 to R66,2 billion at the end of January 2003, on the back of an appreciating exchange rate.

NOFP declines to US$ 1,5 billion

At the end of December 2001, the NOFP stood at US$ 4,8 billion. This has been reduced significantly through the National Treasury’s drawing down of a syndicated loan of US$1,5 billion in January and through the proceeds of foreign-denominated sovereign debt issue in April 2002. Combined with the

Gradual increase in net official reserves, this has contributed to a much-reduced NOFP of US$1,5 billion in January 2003.

Chapter 2: Economic policy and outlook

International economic relations

South Africa’s external economic environment plays an important role in the development of the domestic economy. Factors affecting the current and capital accounts include the condition of the world economy, growth in the rest of Africa and stability in the international financial environment. These impact on the growth and development of the South African economy through trade, sales and purchases of financial assets, investment and migration, and have a direct impact on the rate of growth and levels of employment in the economy.

The Ministry of Finance and National Treasury engage with regional, continental and global institutions, as well as other governments in efforts to ensure that the international developmental and financial architectures are conducive to rising economic development around the world and in Africa. In 2002, the World Bank’s Development Committee, which is chaired by Minister Manuel, focused on exploring how the Bretton Woods Institutions contribute to the socio-economic development of poorer countries, many of which are in Africa. Discussions are in progress to secure increases in funding for the Highly Indebted Poor Countries (HIPC) initiative and reforms to HIPC are being pursued to ensure that countries receiving debt relief become economically sustainable. The Development Committee has also mandated the World Bank to promote improved coordination and harmonisation of development assistance, with a greater focus on technical capacity to increase the ability of developing states to implement, monitor, and control expenditure. Harmonised and effective donor aid is a key step in the attainment of the Millennium Development Goals. The World Summit on Sustainable Development and the Monterrey Consensus set out additional challenges to which South Africa is responding on behalf of developing countries.

The current fragile international financial and economic environment raises the importance of sound governance and regulatory frameworks for stabilising global financial and capital markets, and the need for appropriate financial instruments to deal with international financial uncertainty. South African interaction with the IMF and the G20 group of countries has also paid dividends in 2002. South Africa has sought to defend developing country concerns in the protracted international debate over the utility of a sovereign debt restructuring mechanism. Instruments to assist countries with financial instability are in the process of being made operational. Strengthening crisis prevention and assisting countries to manage the periodic volatility associated with globalisation and contagion will be the focus of the G20 in 2003.

Regionally, in 2002, South Africa advanced programmes for macroeconomic convergence, and investment and tax coordination in the Southern African Development Community (SADC). A memorandum of understanding on investment in SADC is expected to be completed this year. The macroeconomic convergence programme is currently developing a system through which SADC member countries will set out their convergence programmes. The development of NEPAD continues to progress rapidly, with active policy advice flowing from the National Treasury to the Secretariat on the economic and peer review aspects of the initiative.

Figure 2.8 Gross reserves, 1993 – 2002

2003 Budget Review

Real output trends Structure and output of the economy

16 quarters of uninterrupted expansion

Figure 2.9 illustrates the quarterly changes in gross value added at basic prices since 1990. Following the East Asian crisis in 1998, the growth momentum of the economy has been firmly positive, reflected in 16 quarters of uninterrupted expansion. Robust growth in productivity, a competitive exchange rate and stable domestic demand have given impetus to broad based expansion in economic activity.

Figure 2.9 GDP at basic prices, 1990 – 2002, percentage change, q-o-q saar

Stable and sustainable growth

The boom-bust economic cycles that characterised the growth performance of the past have been supplanted by more robust and broad-based growth. The development of a more diversified and export oriented manufacturing sector has been matched by consistent expansion of tertiary sector activities.

Human capital investment accelerated in 2003

In 2003, investment in human capital development is accelerated, with a particular focus on the learnership programme, supporting productivity and employment growth. A comprehensive and transparent approach to economic empowerment underpins government efforts to broaden participation in the economy.

Broadening economic participation through black economic empowerment raises economic capacity by ensuring the effective utilisation of all resources, reducing dependency, entrenching democratic participation, and fostering entrepreneurship. Intensive skills development, preferential procurement and improving access to financial capital are among the measures government envisages supporting empowerment.

Globalisation of trade improves competition

Through tariff reform, South Africa has embraced the challenges of global trade, encouraging firms to reorganise their operations and improve efficiency in order to maintain their competitive positions. Further engagement in World Trade Organisation negotiations will create opportunities for expansion of domestic production to take

Chapter 2: Economic policy and outlook

advantage of easier access to world markets, while fostering competition in the domestic market.

Stepped up investment in transport infrastructure, particularly roads, ports and harbours, creates an enabling environment for South African firms to take advantage of rising global trade. Among other prospects, the South African Ports Authority envisages raising capacity at the Durban Harbour by 35 per cent by 2005, investing R500 million at Richard’s Bay and R600 million at Saldanha Bay.

Infrastructure upgrade to support trade

Small business development is a key channel for increasing investment, growth and employment. Further easing of the tax and regulatory burden on small businesses, coupled with intensified efforts to provide capital to entrepreneurs, underpin growth and development of this vital sector.

Investment incentives support business expansion

Table 2.3 The shares of value added at basic prices by kind of economic activity

Averages	1980-89	1990-94	1995-1999	2000-2001
Primary	18,3	12,3	10,4	10,5
Agriculture	5,4	4,3	3,8	3,4
Mining	12,8	7,9	6,6	7,2
Secondary	30,1	28,8	26,1	24,1
Manufacturing	22,8	21,9	19,7	18,6
Electricity	3,8	3,7	3,2	2,7
Construction	3,4	3,2	3,1	2,9
Tertiary	51,6	58,9	63,5	65,3
Wholesale and retail	12,3	14,2	13,6	13,3
Transport	8,7	8,7	9,3	9,9
Financial	12,8	15,4	17,9	19,9
Community	17,8	20,6	22,7	22,3

The primary sector

Output of the primary sector continues to decline as a percentage of total output, as the structure of the South African economy changes. Nonetheless, parts of both the mining and agricultural sectors remain profitable and attract considerable investment. Real growth in the primary sector averaged a healthy 3,7 per cent in the first three quarters of 2002 on a seasonally adjusted and annualised basis, following six quarters of continuous decline.

Primary sector expands 3,7 per cent in 2002

South Africa accounts for 76 per cent of global platinum production, with further expansion planned, as mines gear up for anticipated increases in global demand. Firms in this sector plan to invest over R35 billion up to 2005, raising output by around 30 per cent, with associated increases in employment. This will enable the mines to meet rising demand from the automotive sector in response to worldwide changes to environmental regulations. As set out in figure 2.10, platinum now accounts for the major share of mining output and exports in South Africa.

Platinum output to rise 30 per cent in 2005

2003 Budget Review

Stakeholders work together to achieve mining charter objectives

Following the finalisation of the mining charter, stakeholders have been proactive in broadening participation and opportunity in the mining sector. Already, Harmony Gold has announced the development of a 330 000 ounce a year gold mine over the next five years, with an empowerment company owning a 26 per cent stake.

Figure 2.10 Gold and platinum production, 1980 – 2002

Continued buoyancy in agriculture

Over the past ten years, the deregulation of agricultural marketing, and the abolition of subsidies and subsidised finance have contributed to the creation of a competitive world-class agricultural sector. Over the first nine months of 2002, real value added in the sector increased 3,7 per cent compared to the same period in 2001, with the maize crop increasing by 21 per cent in the 2002-harvesting season.

Future growth of the sector will benefit from increased access to foreign markets and the empowerment of emerging farmers through land redistribution and the finalisation of the Communal Land Bill, supported by provincial agricultural support services.

The secondary sector

Secondary sector expands 3,7 per cent to September 2002

The secondary sector’s real value added has expanded at an average quarterly rate of 3,3 per cent since 1999 on a seasonally adjusted and annualised basis, almost doubling the rate over the period 1994 to 1999. Buoyed by investment in manufacturing and steady demand for building and other construction works, the sector expanded real output by an average of 3,7 per cent in the first three quarters of 2002 on a seasonally adjusted and annualised basis, up from 1,5 per cent over the same period in 2001.

Microeconomic reform to support growth

Responding to enhanced competition and tariff liberalisation, and encouraged by a range of fiscal measures, investment in the sector has enabled South African producers to gain important footholds in international markets. Tax and expenditure incentives, such as the strategic investment programme, accelerated depreciation allowances and industrial development zones continue to attract capacity in the sector. The development of sustainable backward and forward

Chapter 2: Economic policy and outlook

linkages with small businesses is central to Government policy to extend participation and economic opportunity.

Figure 2.11 Gross fixed capital formation in manufacturing,

1997 – 2002, percentage change, q-o-q, saar.

Much of the strength of the domestic automotive sector is ascribed to the success of the Motor Industry Development Plan (MIDP). In particular, 15 local producers of catalytic converters produce about 12 per cent of world demand for this product, employing 3 500 people mainly in the Eastern Cape. Further expansion is likely in the wake of the extension of the MIDP from 2007 to 2012, with Toyota following major German automakers in committing R1 billion of new investment, doubling its output and raising employment by 10 per cent.

MIDP contributes to strong growth in automotive sector

The tertiary sector

Since 1995, the tertiary sector has grown at an average quarterly rate of 3,4 per cent on a seasonally adjusted and annualised basis, compared with 1,2 per cent between 1990 and 1994. As a consequence, the share of value added attributable to the sector has risen to 63,9 per cent in 2002 from 55,3 per cent in 1990.

Tertiary sector contributes 63,5 per cent to value added

The transport and communications subsector has expanded strongly, averaging nearly 7,5 per cent a quarter since 1995. Increased tourism numbers following the hosting of key international events such as the United Nations World Summit on Sustainable Development and strength in the domestic cellular industry were important drivers behind this.

Solid growth in transport and communications

A range of initiatives support the building of capacity to attract foreign tourists, including small business support and spatial development initiatives at the Wild Coast and elsewhere.	Further expansion of tourism infrastructure envisaged

Other subsectors contributed strongly to growth in the tertiary sector in 2002, with the wholesale and retail trade sector averaging growth

2003 Budget Review

of 2,1 per cent over the three quarters of 2002, while the financial sector grew by 3,2 per cent on average over the period.
Employment and remuneration
Employment trends

Intense restructuring of industrial processes led to rapid productivity advances between 1994 and 2000. This was accompanied by declines in formal employment in older industries. Combined with growth in the economically active population, this has contributed to increases in the unemployment rate. The labour market has been particularly affected by shifts in labour demand toward higher skilled employees and falling labour intensity of production.

Turnaround in formal sector job creation

Evidence is emerging that this trend has slowed in recent years and that the economy is again creating formal sector jobs in older sectors. The improved competitiveness of the rand has also contributed to improved prospects for more labour intensive sectors.

Broad employment expansion in older economic sectors

The Survey of Employment and Earnings indicates that between September 2001 and September 2002, employment in the measured component of the formal economy expanded by about ½ per cent, with particularly strong gains in non-gold mining employment. Expansion was evident in the manufacturing sector and public sector, the latter raising employment by almost 1 per cent over the year.

Figure 2.12 Formal sector employment, y-o-y percentage change, September 2002
R3,6 billion skills levy

Skills enhancement is a central pillar of Government’s efforts to reduce unemployment in South Africa. The skills development levy will contribute R3,6 billion to skills formation in South Africa in 2003/04. This effort is supported by the learnership programme, which seeks to combine formal training with practical experience. With Government support through grants and tax incentives, the

Chapter 2: Economic policy and outlook

learnership programme has aided 22 884 learners to join the formal labour market up to September 2002.

Improving the small business environment, further streamlining the dispute resolution and regulatory institutions and promoting skills development are among the measures Government is pursuing to encourage more rapid employment creation. In addition, several expenditure programmes with employment potential are being stepped up, notably investment in municipal infrastructure and expansion of provincial social services.

Labour law amendments

In 2002, following extensive negotiations with social partners at NEDLAC, a series of amendments were introduced to the labour legislation, which help to align the legislation with changing labour market conditions and sensitise the legal framework to the need for employment creation. These include the following:

•	Conditions of employment:

•	Notice periods were reduced to one week during the first six months of employment

•	Under certain circumstances, ordinary working hours can now be extended beyond 45 hours and weekly overtime limits were extended

•	Dispute resolution:

•	Streamlined dispute resolution mechanisms were introduced

•	The CCMA Director is empowered to make arbitration awards orders of the labour court

•	A lower burden of proof is introduced for “substantive fairness” of dismissal during probationary periods

•	Rights and responsibilities of employers and employees:

•	Improvements are introduced to the consultation process around retrenchment

•	When a business is transferred as a going concern, employees must be transferred with substantially the same conditions of employment and the transferring employer is obliged to ensure this is the case

•	Employees are now entitled to severance pay if their employment is terminated due to insolvency

•	Collective Bargaining and Bargaining Councils:

•	The extension of collective bargaining agreements is further regulated, particularly to take account of the potential impact on small businesses.

Productivity and earnings

Figure 2.13 shows the trends in real wages, productivity and employment in the formal sector from March 1994 to September 2002. The 1990s have been a period of unprecedented growth in labour productivity in South Africa, especially in the mining, manufacturing, construction and services sectors. With the year-on-year rate of increase peaking at 7 per cent in the third quarter of 1995, the average annual rate of productivity growth from 1995 to June 2002 was 4,8 per cent. Over the same period, real wages grew at an average year-on-year rate of 2,5 per cent, contributing to declining unit labour costs and improved industrial competitiveness.

Productivity rises 4,8 per cent a year between 1995 and 2002

2003 Budget Review

Figure 2.13 Real remuneration, productivity and employment, real growth, 1994 – 2002 (1995=100)
Competitive real unit labour costs to encourage employment growth

While productivity growth has slowed, it remains comfortably above real wage growth. Continued moderation in unit labour costs will contribute positively to investment and employment creation, while rising real wages will support further expansion of consumption expenditure and levels of household saving.

Domestic expenditure

Household consumption

Rising disposable income supports household consumption

Real household consumption expenditure has grown robustly since 1993, with quarterly average growth rates of 3,4 per cent on a seasonally adjusted and annualised basis. In the first three quarters of 2002, household consumption expenditure expanded by an average of 3,2 per cent, supported by rising real incomes, modest employment gains and personal income tax cuts.

Figure 2.14 Household consumption expenditure and disposable income, 1994 – 2002, q-o-q, saar

Chapter 2: Economic policy and outlook

Despite the inflationary spike in 2002, disposable income in the first three quarters increased by about 3,3 per cent, in contrast to the experience of 1998 when rising prices were accompanied by a sharp slowdown in income growth.

The steady increase in disposable income slowed the pace of growth of household debt in 2002, reducing debt as a percentage of disposable income to its lowest level since 1993. This has strengthened the financial position of South African households, reducing their vulnerability to changes in interest rates and asset prices, and will support consistent growth in consumption in the next few years.

Household debt: income at 10 year low

Figure 2.15 Household debt as a percentage of disposable income

Government consumption

Reductions in state debt costs, coupled with steady improvements in fiscal management, have enabled general government to increase real consumption expenditure on public services in 2002/03 by 3,4 per cent over the 2001/02 level. The implementation of the Public Finance Management Act and a renewed focus of departments on policy outcomes have improved expenditure planning and the efficiency of public expenditure. Over the medium term, general government consumption expenditure is set to rise by about 3,7 per cent a year in real terms, contributing positively to further increases in social incomes and economic development.

Government consumption supports rising domestic demand

Finance, saving and investment

Saving

In the first three quarters of 2002, average gross saving as a percentage of GDP rose above 15,5 per cent for the first time since 1999. This is mainly due to the marked improvement in government saving since 1994, which has compensated for the general decline in private sector saving.

Gross saving exceeds 15,5 per cent of GDP

2003 Budget Review

Figure 2.16 Composition of net savings, 1993—2001

Raising savings to fund sustainable investment

Sustained economic growth and development in South Africa requires significantly higher levels of investment than currently experienced, which in turn requires sustainable increases in domestic saving. At the Financial Sector Summit in August 2002, social partners agreed to work together to develop strategies to ensure the financial sector is more efficient in the delivery of financial services, which will enhance national savings and direct them to developmental purposes. Government is exploring mechanisms to give effect to these commitments, particularly in respect of raising household savings.

Investment trends

6,3 per cent investment growth in 2002

Investment growth has been strong across the economy in 2002, rising by an estimated 6,3 per cent over the year supported by rising business confidence, steady growth in consumer demand and a moderate cost of capital.

Chapter 2: Economic policy and outlook

Figure 2.17 Gross fixed capital formation, 1998 – 2002, percentage change q-o-q, saar

Gross fixed capital formation has recovered steadily following the steep decline in 1998 in the wake of the East Asian crisis, and the subsequent sharp increase in domestic interest rates. However, as indicated in figure 2.18, investment of 15 per cent of GDP remains below the 1996-1998 rates and is now lower than domestic saving. Rising investment over the next few years will raise the productive capacity of the economy, create jobs and expand national wealth.

Investment falls to 15 per cent of GDP

The outlook for investment spending remains positive. The anticipated expansion of global demand, moderation of nominal interest rates as inflation falls, further income tax relief boosting domestic demand and stepped up infrastructure investment by Government all give added impetus to investment growth over the medium term.

Positive outlook for higher capital formation

Figure 2.18 Savings, investment and savings gap, 1990—2002

2003 Budget Review

Prices and money market developments

Money supply

Rapid money growth in first half moderates in second half of 2002

After expanding rapidly in the first half of 2002, annual growth in broad money supply (M3) moderated from the high of 20,6 per cent in May, falling to 12,8 per cent in December. Demand for money in the early part of the year was mainly driven by uncertainty regarding financial markets, robust growth in nominal output and some repatriation of export proceeds to take advantage of the weaker currency.

Money growth slowed in the latter half of 2002 due to a tighter monetary policy environment and as confidence increased in respect of the commitment of the authorities to curbing inflation.

Figure 2.19 Money supply and private credit extension, 1995 – 2002, y-o-y, percentage change

Annual private sector credit growth slows to 4,8 per cent in December

Growth in credit extension to the private sector slowed considerably over the course of 2002, falling from a peak annual growth rate of 15,6 per cent in January, to 4,8 per cent in December. Growth in mortgage lending remained strong over the period, with annual growth averaging 12 per cent over the period, on the back of a resilient real estate market.

Interest rates

400 basis point increase in repurchase rate

Following the sharp depreciation of the currency in 2001, rising food prices and the increase in money demand in the early part of 2002, the Reserve Bank raised the repurchase rate by 400 basis points in the first nine months of the year in an effort to stem second round inflationary pressures.

Inverse yield curve reflects confidence in declining inflation

Confidence in the inflation-targeting framework, and in the commitment of the Reserve Bank to meeting the target over the medium term have contributed to moderating inflation expectations. This is captured in the inverted yield curves on Government bonds, as

Chapter 2: Economic policy and outlook

the market anticipates quite rapid reductions in the inflation rate over the course of 2003.

Modest increases in nominal interest rates relative to the increase in inflation have resulted in lower, but positive, real interest rates over 2002. This moderation in the user cost of capital has also contributed to the positive trend in investment expenditure.

Modest real yields

Inflation

Inflation increased sharply over 2002, with particularly rapid increases in the food, housing and medical categories of the CPIX. Year-on-year CPIX inflation increased to a high of 12,7 per cent in November 2002, with headline CPI inflation rising to 14,5 per cent in the same month. CPIX inflation has fallen to 11,8 per cent in January.

CPIX inflation peaked at 12,7 per cent in November 2002

Table 2.4 Contributions to annual CPIX inflation
Category[1]	2000	2001	2002
Food (25,6%)	1,9	2,4	4,3
Housing (11,6%)	1,2	1,2	1,8
Medical care and health expenses (7,7%)	0,7	1,0	0,9
Transport (15,3%)	1,6	1,0	1,1
Education (3,8%)	0,5	0,4	0,4
Other (29%)	1,8	1,7	1,5

Total CPIX	7,7	6,6	10,0

1. Weight in overall CPIX in brackets.

In the 2002 MTBPS, the inflation target for CPIX in 2004 was adjusted to 3 to 6 per cent. Given Government’s commitment to reducing inflation, the Minister of Finance and the Governor of the Reserve Bank have agreed that the CPIX target of 3 to 6 per cent is retained for 2005 and that the target range for 2006 will be reconsidered at the time of the 2003 MTBPS.

CPIX inflation target of 3 to 6 per cent maintained

Figure 2.20 Consumer price inflation, 1998 – 2002, y-o-y, percentage change

2003 Budget Review

CPIX inflation to fall sharply in 2003	On the back of the stronger exchange rate and modest increases in input costs, the CPIX inflation rate is expected fall below 6 per cent by the end of 2003, averaging 7,7 per cent for the year.

Producer price inflation advances 14,2 per cent in 2002

Annual average producer price inflation has risen from a low of 3,5 per cent in 1998 to 14,2 per cent in 2002. Currency weakness, rapidly rising oil prices (to almost double their early 1998 levels) and solid domestic demand all contributed to rising PPI. By December 2002, PPI had fallen back to 12,4 per cent.

Figure 2.21 Producer price inflation, 1999 – 2002, y-o-y, percentage change

PPI pressure lessens in 2003

Strengthening currency, further productivity improvements and OPEC’s commitment to expand production and maintain oil prices within their target range of US$22 to US$ 28 a barrel, should continue to moderate PPI and, indirectly, consumer prices.

Chapter 2: Economic policy and outlook

Food inflation

With a weight of 25,6 per cent in the CPIX basket, food inflation was one of the main factors behind the rapid rise in the overall CPIX in 2002. In 2002, food inflation accounted for an average of 42,8 per cent of the rise in CPIX, compared with 20,5 per cent in 2001. Given household expenditure patterns, food inflation reduces the real incomes of lower income households more than others. These concerns prompted Government to commission an interdepartmental investigation into pricing behaviour in agricultural and food markets. This study identified grain price increases, illustrated in the figure below, as a main driver of overall food inflation.

Maize prices and exchange rate, 1999 – 2003

Grain price rises in 2002 were mainly attributable to:

•	The depreciation in the value of the rand

•	A lack of competition in the supply chain, especially at the retail level

•	A shortage of maize in SADC, brought about in part by political uncertainty in Zimbabwe, conflict in other parts of the region and poor climatic conditions

•	Rules of origin criteria that limited maize traded on the South African Futures Exchange (SAFEX) to maize of “African origin”. This rule has since been abolished.

In the Medium Term Budget Policy Statement, Government announced increases in targeted welfare grants, with a further R400 million a year set aside for the next three years for emergency food relief. Furthermore, the Department of Agriculture has established a Food Pricing Monitoring Committee to monitor movements in food prices and propose interventions, where appropriate.

Anticipated maize shortfall in SADC, 2003

Looking ahead, maize supply conditions are expected to improve marginally in 2003, though all SADC countries outside of South Africa, are still expecting maize deficits. The stronger exchange rate could exert downward pressure on food prices, particularly if food prices respond to the appreciating currency by the same magnitude as they did to a depreciating currency. Already, the rate of increase in food prices has declined since November, both due to the strengthening of the rand and to improved supply prospects.

2003 Budget Review

Domestic outlook

South Africa has continued to record stable and sustainable economic growth, despite the global uncertainty that characterised much of 2002. Over the medium term, solid growth and job creation will contribute to rising standards of living for all South Africans, ensuring that the benefits of economic restructuring are broadly shared. Against the backdrop of steady real economic growth, wide-ranging government initiatives contribute to reducing the marked inequality and poverty that still challenges policymakers.

Growth of 3,3 per cent in 2003, rising to 4 per cent in 2005

GDP growth of 3,3 per cent is forecast for 2003, and is projected to accelerate to 3,7 per cent in 2004 and 4,0 per cent in 2005. Taking into account continued uncertainty about the political situation in the Middle East, the 2003 forecast is slightly lower than at the time of the Medium Term Budget Policy Statement.

Falling interest rates and tax cuts support consumption growth

Final consumption by households will remain robust and is forecast to grow by 2,9 per cent in 2003, as interest rates fall and tax relief supports consumer spending. Consumption should also benefit from higher employment and disposable income, as GDP growth accelerates over the medium term.

Buoyant investment growth of 5,8 per cent

Investment grew strongly in 2002. It is expected to maintain its momentum and is forecast to grow by 5,8 per cent in real terms during 2003. This performance will be as a result of buoyant economic conditions and the lower cost of capital over the medium term.

Government consumption up 3,6 per cent over medium term

Government spending will remain strong over the medium term, as government continues its commitment to improving South African socio-economic conditions. Final government consumption is forecast to rise in real terms by 3,1 per cent in 2003. Average real growth in government consumption is forecast at 3,6 per cent over the medium term.

Exports to rise on back of global recovery

Exports are expected to rise 3,0 per cent in real terms during 2003, with higher commodity prices (particularly for gold and platinum) further enhancing South Africa’s export earnings. Over the medium term, export growth is also expected to benefit from recovering international demand.

Rising domestic demand stimulates imports

With the level of domestic economic activity rising over the forecast period, the demand for imported goods is expected to accelerate. Real import volumes are expected to increase by about 5,2 per cent during 2003 and to average growth of 6,3 per cent over the medium term. As a result, the current account is expected to ease slightly over the medium term, though the deficit is not expected to exceed 2 per cent of GDP.

The encouraging gains by the rand in 2002 should exert downward pressure on the inflation rate. CPIX inflation is forecast to fall from 10 per cent in 2002 to 7,7 per cent and 4,8 per cent in 2003 and 2004, respectively.

Chapter 2: Economic policy and outlook

Table 2.5 Macroeconomic projections: 2002 to 2005

		Actual		Estimate		Forecast
Calendar Year	1999	2000	2001	2002	2003	2004	2005
Percentage change unless otherwise indicated
Final Household consumption	1,4	3,5	3,1	3,1	2,9	3,3	3,7
Final Government consumption	0,1	3,1	3,3	3,5	3,1	3,7	4,2
Gross fixed capital formation	-8,1	0,8	3,6	6,3	5,8	6,4	6,9
Gross domestic expenditure	-0,1	3,0	2,4	4,3	3,8	3,7	4,0
Exports	1,4	8,4	2,5	-2,0	3,0	6,3	6,7
Imports	-7,4	7,1	0,4	2,5	5,2	6,5	7,2
Real GDP growth	2,0	3,5	2,8	3,0	3,3	3,7	4,0
GDP deflator	6,2	7,2	7,6	8,0	6,9	5,2	4,9
GDP at current prices (R billion)	800,7	888,1	982,9	1 093,3	1 207,1	1 316,5	1 435,3
CPIX (Metropolitan & urban,
average for year)	6,9	7,7	6,6	10,0	7,7	4,8	5,2
Current account balance (% of GDP)	-0,5	-0,4	-0,2	0,1	-0,5	-1,1	-1,6

Table 2.6 Macroeconomic projections: 2002/03 to 2005/06

	Actual	Estimate		Forecast
Fiscal Year	2001/02	2002/03	2003/04	2004/05	2005/06
GDP at current prices (R billion)	1 007,8	1 120,1	1 234,6	1 344,3	1 466,6
Real GDP growth	2,7	3,2	3,4	3,8	4,0
GDP inflation	7,5	7,7	6,6	4,9	4,9
CPIX (metropolitan & urban, average for year	6,6	10,9	6,1	5,1	5,1

2003 Budget Review

GDP revisions

In the first quarter of each year, StatsSA issues preliminary estimates of the annual GDP for the previous year, based on the sum of the GDP estimates for the four quarters of that year. These figures are revised later in the year on the basis of independent annual estimates. On 21 November 2002, revised 2001 GDP data were released, as reflected below, with the revised annual growth rates in GDP at market prices set out in the first table.

Annual growth rates in the real GDP at market prices as from 1994

per cent	1994	1995	1996	1997	1998	1999	2000	2001
Previous growth rate	3,2	3,1	4,3	2,6	0,8	2,1	3,4	2,2
Revised growth rate	3,2	3,1	4,3	2,6	0,8	2,0	3,5	2,8

The most significant data revisions in percentage terms occurred in the residual item (change of 125 per cent) and change in inventories (change of 43 per cent). Final government consumption (change of 0,8 per cent) was the major contributor to the overall change in the GDP level. The downward adjustment in the residual item reflects a wider discrepancy between the GDP data measured from the production side (as compiled by StatsSA) and GDP data estimated from the expenditure side (estimated by the SA Reserve Bank).

Breakdown of GDP revisions for 2001

	Previous data	Revised data	Difference		Contribution to overall change
	R million	R million	R millions	per cent	per cent
Final household consumption	403 853	405 994	2 141	0,5	0,3
Final government consumption	105 655	111 062	5 407	5,1	0,8
Gross fixed capital formation	100 660	100 777	117	0,1	0,0
Change in inventories	2 963	1 688	-1 275	-43,0	-0,2
Residual item	-2 097	-4 714	-2 617	124,8	-0,4
Gross Domestic Expenditure	611 034	614 807	3 773	0,6	0,6
Exports	166 740	167 461	721	0,4	0,1
Imports	139 764	140 230	466	0,3	0,1
GDP	638 010	642 038	4 028	0,6	0,6

In the 2002 MTBPS, the National Treasury forecasted GDP growth of 2,6 per cent for 2002. Following the November 2002 revision of GDP figures by Stats SA, both the MTBPS GDP growth and level forecasts will be comfortably exceeded. Given the upward adjustment in the GDP level, the overall size of the economy (as measured by the real GDP level) will also be higher in 2003 than estimated at the time of the MTBPS. Even though the growth rate for 2003 is revised marginally downwards from 3,5 per cent to 3,3 per cent, overall economic activity (as measured by real GDP levels) will be higher than forecasted at the time of the MTBPS, as reflected below.

Impact of GDP revisions on macroeconomic forecasts

	MTBPS – Oct 02	Budge – Feb 03	Difference
Calendar 2002 (estimates)
Real GDP levels	654 297	661 502	7 205
Growth	2,6%	3,0%	0,4%

Calendar 2003 (forecast)
Real GDP levels	676 901	683 038	6 137
Growth	3,5%	3,3%	-0,2%

3

Fiscal policy and the budget

framework

Government’s fiscal stance aims to put growth and development on firm foundations for the years ahead. Social expenditure grows strongly, tax relief again puts spending power back into workers’ hands and a moderate deficit is forecast.

Real non-interest expenditure of consolidated national and provincial government grows at an average of 4,5 per cent over the MTEF period, providing for an expanding resource envelope in which to address the country’s social and economic priorities.

Personal income tax relief of R13,3 billion contributes to the expansionary stance, with main budget revenue stabilising at 24,6 per cent of GDP over the course of the 2003 MTEF.

The decline in debt service costs as a percentage of GDP, from 4,2 per cent in 2002/03 to 3,8 per cent in 2005/06, allows for greater social expenditure, while the continued decline in the national debt relative to GDP ensures that the public finances remain insulated from external risks.

Overview

The expansionary fiscal stance first signalled in the 2001 Budget is maintained for the 2003 MTEF, with the deficit widening to 2,4 per cent of GDP next year, maintaining this level in 2004/05, and declining to 2,3 per cent of GDP in 2005/06.

The 2003 Budget seeks to strike a balance between meeting the inter - linked social objectives of poverty reduction and development, and the economic goals of growth, job-creation and investment. It provides for:

Real annual growth in national and provincial non-interest expenditure of 4,5 per cent over the 2003 MTEF to meet government’s expenditure priorities, as set out in detail in chapters 6 and 7 and by individual department vote in the Estimates of National Expenditure

Real non-interest expenditure growth of 4,5 per cent a year over the MTEF period

• R13,3 billion in personal income tax relief, focused on lower - and middle-income workers, as set out in detail in chapter 4

2003 Budget Review

• Significant delivery on government’s objective of increasing public infrastructure investment in the economy, set out in greater detail in the text box below.

Stable and sustainable fiscal framework	At the same time it provides for a stable and sustainable fiscal framework:

•       Debt service costs decline to 4,2 per cent of GDP (or 16,2 per cent of main budget    expenditure) in 2002/03, and further to 3,8 per cent of GDP in 2005/06 (or 13,9 per    cent of main budget expenditure)

• Total net loan debt continues its decline, from 47,6 per cent of GDP in 1998/99, to 38,5 per cent in 2002/03, set out in greater detail in chapter 5
• Main budget revenue stabilises at 24,6 per cent of GDP over the MTEF.

This chapter looks first at trends in the development of South Africa’s fiscal framework over the last decade, and projects their development over the next three years.

A closer look is taken at the contribution of the different elements of fiscal policy to growth and development in South Africa.

The structure of government’s finances is explained, and details set out of projections on each of the accounts that make up the fiscal framework, noting trends and adjustments since 2002.

Fiscal policy: goals, trends and targets

The revenue and expenditure of government affects the economy both through the contribution of spending to meeting social and economic objectives, and in the impact of key fiscal aggregates on economic development.

Fiscal policy considered in terms of expenditure priorities…

Chapters 6 and 7 take up the first of these channels, describing the allocation of resources across the national, provincial and local spheres, and reflecting the considered balance between infrastructure, social development, security and other priorities of government.

… and impact on economic development	The broad outlines of the evolving budget framework through which fiscal policy has impacted on the South African economy over the last decade are set out in figure 3.1 below. It highlights:

Evolution of fiscal policy stance from consolidation to expansion	• A period up to the democratic transition in 1994, of high expenditure and insufficient revenue collection, with deficits above 7,0 per cent of GDP.
• A period of consolidation between 1996/97 and 2000/01, which saw expenditure moderation, and consistent primary surpluses (revenue less non-interest expenditure), accompanied by a shrinking deficit.
• A phase of more expansionary fiscal policy from 2001/02, which forms the backdrop to the 2003 Budget.

Chapter 3: Fiscal policy and the budget framework

Figure 3.1 Key indicators of fiscal policy, main budget

Trends in South Africa’s key fiscal policy indicators, and targets going forward, are set out in table 3.1 below. These attest to the twin goals of fostering growth and investment, and maintaining a stable fiscal framework.

Towards fostering growth and investment:

•

After a period of consolidation, gross fixed capital formation by general government, which represents investment in the productive capacity of the economy, is estimated to have grown in real terms at 4,6 per cent in 2002, and is forecast to average growth of 5,1 per cent over the 2003 MTEF. This is accompanied by a recovery of investment by public enterprises. Progress in Government programmes of enhanced infrastructure expenditure are described in greater detail in the box below.

Real growth in gross fixed capital formation by general government of 4,6 per cent for 2002

•

Government consumption expenditure has stabilised in percentage GDP terms (from 20 per cent of GDP in the mid-1990s to an estimated 19,2 per cent in 2002) and has seen a shift away from remuneration towards expenditure on goods and services such as medicines, textbooks and the maintenance of capital stock.

Government consumption spending shift towards non- wage recurrent expenditure

•

A wider main budget deficit over the 2003 MTEF signals a more expansionary fiscal policy. While stronger than anticipated revenue-performance and inflation induced by the currency depreciation of 2002 have partly dampened the expansionary impact of fiscal policy, strong non-interest expenditure growth is set to raise the deficit to between 2 and 2½ per cent of GDP over the MTEF period.

Deficit between 2 and 2½ per cent over MTEF period

•

The public sector borrowing requirement, which adds the comparatively small borrowing requirements of the non-financial public enterprises to that of general government, has dropped significantly from 4,5 per cent in 1997/98, to an estimated 1,4 per cent in 2002/03. This has two important effects: first, less borrowing implies lower interest payments on debt, thus increasing the resources available for non-interest expenditure; second, it

PSRB declines to 1,4 per cent in 2002/03

2003 Budget Review

reduces pressures on capital markets, which feeds through to lower interest rates, and benefits the overall investment environment.

General government dissavings to be eliminated in 2003 MTEF

•    General government dissavings, which measures the degree to which government diverts resources from the potentially investable pool of national savings to meet its own current expenditure, has been reduced from 4,6 per cent of GDP in 1997 to 0,4 per cent of GDP in 2002. Over the MTEF period, government will reverse the trend, and will contribute positively to national savings.

General government tax to GDP ratio stabilises at about 28 per cent

•    The tax to GDP ratio, which is the overall burden of tax on the economy, is expected to stabilise at 27,8 per cent of GDP over the course of the 2003 MTEF, in line with the levels of general government taxation in comparable economies. Tax policy continues to provide incentives for growth and investment, as set out in greater detail in chapter 4.

Towards sustaining a stable fiscal framework:

Interest on public debt of general government to decline to 4,2 per cent of GDP in 2005

•    Declining interest on public debt, from 6,1 per cent of GDP in 1997 to 4,9 per cent of GDP in 2002, with a further decline to 4,2 per cent of GDP expected by 2005, shows that the claims of servicing debt pose decreasing risk to the public finances.

Table 3.1 Fiscal trends and projections

	1997	1998	1999	2000	2001	2002	2005
						Estimate	Target
Gross fixed capital formation (percentage real growth)
general government	7,3	-4,4	-3,8	-6,2	0,1	4,6	5,1	*
public corporations	9,2	52,8	-29,1	-19,7	-3,6	2,5	4,2	*
Government consumption expenditure (per cent of GDP)	19,2	19,0	18,6	18,7	18,9	19,2	19,3
wages	14,1	14,0	13,6	13,0	12,7	12,5	12,1
non-wage	5,2	5,0	5,0	5,7	6,2	6,7	7,2
General Government savings (per cent of GDP)	-4,6	-2,8	-1,8	-1,9	-0,2	-0,4	0,3
General govt tax revenue (per cent of GDP)	25,4	26,9	27,1	26,3	27,6	28,0	27,8
Interest on public debt (per cent of GDP)	6,1	6,4	6,2	5,8	5,4	4,9	4,2

	1997/98	1998/99	1999/00	2000/01	2001/02	2002/03	2005/06
						Estimate	Target
Public sector borrowing requirement (per cent of GDP)	4,5	3,5	1,0	1,3	0,7	1,4	2,7
National government (per cent of GDP)
Main budget deficit	3,8	2,3	2,0	2,0	1,5	1,4	2,3
Total net loan debt	47,4	47,6	45,7	43,5	42,3	38,5	36,8

* 2003 MTEF period average.

Debt declines to 38,5 per cent of GDP in 2002/03	• Net loan debt of national government has declined steadily, from 47,4 per cent of GDP in 1997/98, to 38,5 per cent in 2002/03, reducing the country’s vulnerability to capital market instability.

Chapter 3: Fiscal policy and the budget framework

•    While foreign loan debt of national government has risen to 7,9 per cent of GDP in 2002/03 and is set to reach 8,7 per cent by 2005/06, it remains moderate among emerging economies.

The next section considers in more detail how the trends in investment and non-wage consumption expenditure highlighted above, and the personal income tax relief set out in chapter 4, are likely to impact on growth and development.

Foreign debt of 7,9 per cent of GDP in 2002/03

Infrastructure expenditure: trends and projections

The table below reflects trends and projections in government’s programme of boosting infrastructure development across the public sector, in the three spheres of government, the non-financial public enterprises and extra-budgetary institutions, and through public private partnerships (PPPs).

It shows capital expenditure averaging 5,7 per cent of GDP over the course of the MTEF, with large investments in the non-financial public enterprises scheduled for 2003/04, and strong growth in PPP expenditure supporting consistent national, provincial and municipal investment.

	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Outcome	Preliminary estimates		Medium-term estimates
National departments[1]	4 064	7 951	8 618	10 837	11 774	12 437
Provincial departments	7 610	11 194	12 965	17 712	18 479	20 806

	2000-01	2001-02	2002-03	2003-04	2004-05	2005-06
	Outcome	Preliminary estimates		Medium-term estimates
Municipalities	13 700	11 700	13 000	14 040	15 022	15 924

Public private partnerships[2]	886	1 371	1 344	1 735	2 933	4 002
Extra-Budgetary institutions	2 351	2 419	2 588	2 683	2 803	2 938
Non-financial public enterprises	17 119	17 387	19 636	27 106	25 207	23 046

Total	45 730	52 022	58 151	74 113	76 218	79 154
percentage GDP	5,0%	5,2%	5,2%	6,0%	5,7%	5,4%

GDP	913 221	1 007 810	1 120 100	1 234 600	1 344 300	466 600

1.	Capital transfers to the provincial and municipal level netted out.

2.	Capital expenditure on PPPs overseen by the Treasury PPP Unit, South African National Roads Agency, Department of Public Works, and at municipal level, including those with MIIU assistance

At the national level, infrastructure development focuses on bulk water works, rail refurbishment, electrification, and tourism facilities, while provinces take responsibility for schools, clinics, roads and housing. The local sphere takes responsibility for water, sanitation, and other bulk municipal services. Strong expenditure growth is projected in all three spheres, with a combined annual average growth rate of 12,4 per cent.

Major public enterprises have signalled an increase in infrastructure spending over the next three years, in order to improve competitiveness in the face of pending competition and to cope with increased demand for services in ports and the electricity supply chain. The construction of a deep water harbour at Coega, the capacity expansion at the Durban container terminal, and other port infrastructure projects imply an investment of about R12,5 billion over the next three to four years.

A significant increase in infrastructure investment through public private partnerships is projected over the 2003 MTEF. Investment of over R3,4 billion on toll-road concessions is anticipated, under the auspices of the South African National Roads Agency Limited (SANRAL).

Key PPPs at national and provincial level, completed or under completion in 2002, include the Inkosi Albert Luthuli Hospital in Durban, and the Universitas and Pelonomi Hospitals Co-location projects. PPPs currently under consideration include the Gauteng Rapid Rail Link, Dube tradeport, three new hospitals, and the Home Affairs national identification system. PPPs underway at municipal level include the Kelvin Power Joint Venture, the Nelspruit water concession, as well as several solid waste disposal projects.

2003 Budget Review

Fiscal policy as a tool for growth and development

With the successful achievement of fiscal consolidation between 1996/97 and 2000/01, government announced a more expansionary stance in the 2001 Budget. Subsequent budgets have signaled increases in investment and non-wage consumption expenditure, accompanied by significant personal income tax relief.

Econometric models attempt to assess impact of different fiscal stimuli

While the channels through which these measures may impact on growth are generally well understood, the scale of, and interaction between their effects remain the subject of empirical analysis for any particular economy.

Econometric models can be used to analyse the nature and scale of fiscal multipliers (the ratio between an increase in expenditure and the addition to GDP that it induces). A recent survey of international experience suggests short-term fiscal multipliers of between 0,6 and 1,4 for expenditure and 0,3 and 0,8 for tax, with long-term multipliers rather lower, in some cases turning negative[1].

Treasury simulations of how the different aspects of South Africa’s more expansionary fiscal stance can be expected to impact on the economy are broadly in line with this international experience, as illustrated in table 3.2 below[2].

Table 3.2 Fiscal multipliers

	short term multiplier	long term multiplier
Investment	0,9	1,6
Non-wage consumption	0,8	0,2
Personal Income Tax Relief	0,5	0,5

Wage bill
increased employment	1,2	-0,02
increased wage rate	0,4	-0,15

International comparison	0,3 to 1,4	-0,2 to 0,2

Expenditure on investment has greatest impact on economic growth

Table 3.2 suggests that increased investment expenditure has greater impact than other forms of government intervention, particularly over the longer term. In broad terms, for every rand by which investment expenditure increases the overall level of government expenditure, GDP can be expected to increase by R1,60.

Effects of non-wage consumption decrease over time

While increases in non-wage consumption have relatively high initial fiscal multipliers, these effects are likely to feed through the economy and reduce substantially in the long term. Nonetheless, the long-term effect of non-wage consumption expenditure on growth are likely to remain favourable by international comparison.

Impact of PIT relief constant over time	While the growth implications of personal income tax relief over the short term are likely to be lower than the short-term effects of non-

[1] ‘The Effect of Fiscal Policy in Stimulating Economic Activity’, Hemming, Kell and Mahfouz, IMF, 2002.

[2] Analysis is undertaken on the National Treasury Macroeconometric Model – a co-integrated quarterly demand-determined model with specific supply-side elements.

Chapter 3: Fiscal policy and the budget framework

wage consumption expenditure, their effects are likely to remain more robust and persist in the long term.

Simulations of this kind help to predict how the economy responds to various shocks, but cannot be used as more than a guideline, given both model limitations, and the need to take on board broader issues of human development.

While economic growth and human development are closely inter-linked, growth is but one of a number of tools for addressing the broad objectives of poverty-reduction, greater income equality, and the progressive realisation of social and economic rights. The way in which government expenditure is focused on achieving these goals is highlighted in chapter 6, and described in detail by departmental vote in the Estimates of National Expenditure.

Growth a means to addressing poverty

In promoting growth and development, and harnessing the inter-linkages between them, the effectiveness of public expenditure is critically dependent on an appropriate balance between personnel costs and complementary goods and services, and between investment in infrastructure and ongoing maintenance and improvements to physical assets. The effective targeting of transfers and services to the poor remains crucial, as do vigorous efforts to improve management and to enhance service delivery quality alongside expenditure increases.

Importance of sound management and enhanced service delivery

The budget framework

The Budget Review presents Government revenue and expenditure at a number of levels of aggregation, each providing for different insights into the nature of state finances:

•	The main budget, set out in table 3.3, comprises the receipts of the National Revenue Fund, and expenditure either voted by parliament or allocated by statutory appropriation[3]. The deficit on the main budget is taken as South Africa’s budget deficit.

•	The consolidated national budget, set out in table 3.6, supplements the finances of the main budget with receipts and expenditure of the RDP Fund and those generated by foreign technical cooperation (table 3.7), and the receipts and expenditure of the social security funds (table 3.8). This represents the extent of expenditure that falls within the direct control of the national sphere.

•	Table 3.9 sets out the consolidated expenditure of the national and provincial governments, and includes expenditure of the consolidated national budget, the expenditure of provincial own revenue, as well as revenue transferred to provinces from the national sphere.

•	The consolidated general government account is set out in table 3.10. This aggregates the revenue and expenditure of the main budget, the social security funds, the provinces, extra-budgetary institutions (including universities and technikons) and local

3 From 2000/01 the main budget includes the skills development levy and transfers of skills funds to sector education and training authorities.

2003 Budget Review

authorities. This account represents the full extent of the revenue and expenditure of all levels of government.

•

The public sector borrowing requirement (PSBR), which is set out in table 3.11, is derived from the consolidated general government deficit, the financing requirements of non-financial public enterprises, extraordinary expenditure items and the proceeds of the restructuring of state owned enterprises. The PSBR represents the full extent of the impact of the public sector, including general government and all state-owned non-financial enterprises on the pool of national savings.

Trends and projections for each of these accounts are set out in greater detail below.

The main budget

The main budget, 1999/00 to 2005/06

The projected revenue of the National Revenue Fund (the revenue side of the main budget) and the allocation of available resources are summarised in table 3.3 below.

Total revenue of the National Revenue Fund is derived from tax and other non-tax receipts, less payments to Namibia, Botswana, Swaziland and Lesotho, in terms of the Southern African Customs Union (SACU) Agreement. Foreign grants received in the RDP Fund were included in revenue up to 1998/99, and are now excluded from the main budget.

Gross receipts of the National Revenue Fund remain constant…

Gross receipts of the National Revenue Fund – i.e. tax revenue before SACU deductions and other tax receipts and repayments – are expected to remain stable over the course of the MTEF, at approximately 25,1 per cent of GDP.

… as do SACU payments…

This is accompanied by a stabilisation of SACU payments, at approximately 0,8 per cent of GDP over the same period, which in nominal terms represents an increase from R9,7 billion in 2003/04 to R12,4 billion in 2005/06.

… allows for stable main budget revenue over the 2003 MTEF

After deducting SACU payments and adding other non-tax receipts, receipts of the National Revenue Fund are projected to remain constant as a percentage of GDP over the course of the MTEF. Details on the composition of revenue are set out in Chapter 4.

Total expenditure rises significantly	Total expenditure on the main budget rises significantly over the 2002/03 level of 26,1 per cent of GDP, to a projected 27,0 per cent of GDP over the course of the MTEF, funded by higher borrowings.

This includes an unallocated contingency reserve set aside over the MTEF period. In the first year of the MTEF, the contingency reserve makes provision for unforeseen and unavoidable expenditure. It also cushions the fiscus against changes in the macroeconomic environment and other unanticipated events. In preparing future budgets, part of the contingency reserve is drawn down to accommodate new spending pressures and priorities.

Chapter 3: Fiscal policy and the budget framework

The main budget deficit rises to R29,5 billion, or 2,4 per cent of GDP in 2003/04, maintaining this level as a percentage of GDP in 2004/05, before dropping to 2,3 per cent of GDP in 2005/06.	Budget deficit rises to 2,4 per cent of GDP in 2003/04

Table 3.3 Main budget framework: 1999/00–2005/06

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
	Outcome	Outcome	Outcome	Revise estimated	Medium-term estimates
R million
Revenue (National Revenue Fund)

Tax revenue (gross)	201 386	220 334	252 298	280 095	310 025	338 046	368 720

RDP & other receipts and repayments	3 974	3 654	4 169	3 910	4 156	4 494	4 850
Less: SACU transfers	-7 197	-8 396	-8 205	-8 259	-9 723	-11 585	-12 361
Total revenue	198 162	215 592	248 262	275 745	304 459	330 955	361 209
Percentage of GDP	24,2%	23,6%	24,6%	24,6%	24,7%	24,6%	24,6%

Expenditure
State debt cost	44 290	46 321	47 581	47 250	50 986	53 079	55 070
Percentage of GDP	5,4%	5,1%	4,7%	4,2%	4,1%	3,9%	3,8%
Current expenditure[1]	39 152	42 240	48 583	53 606	57 625	62 567	66 921
Capital expenditure[1]	2 270	2 525	4 452	4 569	5 938	6 921	7 544
Transfers	129 039	142 848	162 289	186 398	216 417	236 778	258 071
Contingency reserve	—	—	—	—	3 000	4 000	8 000
Total expenditure	214 750	233 934	262 905	291 823	333 965	363 345	395 606
Percentage of GDP	26,2%	25,6%	26,1%	26,1%	27,1%	27,0%	27,0%
Deficit(-)	-16 588	-18 342	-14 642	-16 077	-29 506	-32 390	-34 397
Percentage of GDP	-2,0%	-2,0%	-1,5%	-1,4%	-2,4%	-2,4%	-2,3%

Gross domestic product	819 366	913 221	1 007 810	1 120 100	1 234 600	1 344 300	1 466 600

1. Excludes conditional grants to provinces and local government, which are included in transfers.

Within the main budget MTEF, the following trends are reflected:

•

Debt service costs decline as a percentage of GDP, ensuring that a greater portion of available resources is set aside for non-interest expenditure. Debt management and the assumptions underlying projected state debt costs are discussed in chapter 5.

Debt service costs decline from 4,2 per cent of GDP to 3,8 per cent of GDP over the 2003 MTEF

• Capital expenditure at national level increases both in nominal terms and as a percentage of total expenditure.

•

Transfers to extra-budgetary institutions, and to provinces and local government in the form of the equitable share and conditional grants, assume an increasing portion of national government expenditure. Chapter 7 and annexure E explain the principles behind allocations to provinces and municipalities.

•

The contingency reserve, which for the 2002 MTEF was increased to R3,3 billion, R5 billion, and R9 billion in order to cater for the effects of inflation, is set at R3 billion, R4 billion and R8 billion for the 2003 MTEF.

Revisions to 2001/02 and 2002/03 main budget estimates

Table 3.4 summarises the main budget outcome for 2001/02 and the revised estimates for 2002/03. These are discussed further in

2003 Budget Review

chapters 4 and 6. Annexure B provides details of main budget revenue, expenditure and financing for these and earlier years.

In broad terms, table 3.3 shows robust revenue growth contributing to a modest reduction in the budget deficit. Higher than expected nominal GDP growth rates in both years serve to lower deficits in percentage GDP terms.

Revenue exceeds projections in both 2001/02 and 2002/03

Revenue exceeded Budget projections by R14,8 billion in 2001/02 and is estimated to exceed projections in 2002/03 by R10,5 billion, due to strong growth in receipts from company taxes, amplified in 2002/03 by stronger profits from exporting firms benefiting from the competitiveness of the depreciation of 2001.

Table 3.4 Revised estimates of main budget revenue and expenditure: 2001/02–2002/03

R million	Budget estimate	2001/02 Outcome	Deviation	Budget estimate	2002/03 Revised estimate	Deviation	% change 01/02– 02/03

Revenue
Direct taxes	134 871	150 837	15 966	159 175	166 285	7 110	10,2%
Indirect taxes	101 937	101 462	-475	109 331	113 810	4 478	12,2%
Other revenue	4 835	4 169	-666	4 970	3 910	-1 060	-6,2%
Less: SACU transfers	-8 205	-8 205	–	-8 259	-8 259	–	0,7%
Total	233 438	248 262	14 824	265 217	275 745	10 529	11,1%

State debt cost	48 138	47 581	-557	47 503	47 250	-253	-0,7%
Current expenditure[1]	46 926	48 583	1 657	52 341	53 606	1 265	10,3%
Capital expenditure[1]	4 009	4 452	443	4 358	4 569	211	2,6%
Transfers	157 245	162 289	5 044	180 408	186 398	5 990	14,9%
Contingency reserve	2 000	–	-2 000	3 300	–	-3 300	0,0%
Total expenditure	258 318	262 905	4 587	287 909	291 823	3 914	11,0%
Increase in non-interest allocated expenditure			7 144			7 467

Deficit(-)	-24 880	-14 643	10 237	-22 692	-16 077	6 615

1. Excludes conditional grants to provinces and local government, which are included in transfers.

Higher than initially projected expenditure…	Expenditure in 2001/02 and 2002/03 exceeded initial Budget estimates by R4,6 billion and R3,9 billion respectively.

… accounted for by additional expenditure in the Adjustments Budget…

The greatest share of additional expenditure in 2002/03 is accounted for by the R8,1 billion Adjustments Budget of November 2002. Details are set out in chapter 6. Taking into account the R3,3 billion contingency reserve, amounts set aside for infrastructure in the main budget and projected underspending, net non-interest expenditure stood at R4,1 billion above the 2002 estimates. Offsetting this additional non-interest expenditure, debt service costs were R253 million lower than anticipated at the time of the 2002 Budget.

Main budget deficits for 2001/02 and 2002/03 lower than original estimates

The main budget deficits of 2001/02 and 2002/03 were both lower than anticipated in Budget Review projections. The 1,5 per cent deficit of 2001/02 was R10,2 billion lower than anticipated. The R16,1 billion deficit of 2002/03 was R6,6 billion lower than anticipated, while higher than anticipated growth in nominal GDP reduced this to 1,4 per cent of GDP against the 2,1 per cent projected in the 2002 Budget.

Chapter 3: Fiscal policy and the budget framework

Changes to main budget medium term estimates since the 2002 Budget

The 2003 Budget updates estimates for 2003/04 and 2004/05 from the 2002 Budget, and adds projections for 2005/06, taking into account, inter alia, changes to the medium-term macroeconomic outline since the 2002 Budget, as set out in Chapter 2.

The main changes to the 2003/04 and 2004/05 estimates from the 2002 Budget, are set out in table 3.5 and summarised below:

•

Main budget revenue projections, already adjusted upwards in the

2002 MTBPS, are further increased to 24,6 per cent of GDP over the medium term, providing for significantly higher receipts to the

National Revenue Fund.

Strong upward revisions to both revenue and non- interest expenditure

•

Expenditure is also revised upwards, both from the 2002 Budget,

and projections set out in the 2002 MTBPS, with provision made for significant increases in non-interest expenditure. In nominal terms, R25,1 billion and R35,1 billion of additional allocations are made available over the 2002 Budget projections for 2003/04 and

2004/05, with a total of R105,4 billion made available over the full

MTEF.

•	Debt service costs for 2003/04 and 2004/05 are marginally higher in the 2003 Budget than in the 2002 Budget.

•

Main Budget deficits for 2003/04 and 2004/05 are higher than projected at the time of the 2002 Budget. A comparison of the old and revised deficits as a percentage of GDP assumed at the time of the projections shows an increase of 0,5 percentage points in

2003/04 and 0,7 percentage points in 2004/05.

Main budget deficits revised upwards for 2003/04 and 2004/05

Table 3.5 Main budget medium-term estimates: 2003/04–2005/06

	2003/04			2004/05			2005/06
R million	2002 Forward Estimate	2003 Budget	Change to baseline	2002 Forward Estimate	2003 Budget	Change to baseline	2003 Budget

Revenue
Direct taxes	175 170	182 039	6 869	191 640	200 557	8 917	220 980
Indirect taxes	116 693	127 986	11 293	124 752	137 489	12 738	147 740
Other revenue	5 600	4 156	-1 444	6 100	4 494	-1 606	4 850
Less: SACU transfers	-8 755	-9 723	-968	-9 280	-11 585	-2 305	-12 361
Total	288 708	304 459	15 751	313 211	330 955	17 744	361 209
Percentage of GDP	24,5%	24,7%		24,5%	24,6%		24,6%

State debt cost	49 845	50 986	1 141	52 434	53 079	645	55 070
Current expenditure[1]	55 482	57 625	2 143	59 067	62 567	3 500	66 921
Capital expenditure[1]	4 645	5 938	1 292	5 554	6 921	1 367	7 544
Transfers	196 259	216 417	20 158	208 507	236 778	28 272	258 071
Contingency reserve	5 000	3 000	-2 000	9 000	4 000	-5 000	8 000
Total expenditure	311 231	333 965	22 735	334 561	363 345	28 784	395 606
Percentage of GDP	26,4%	27,1%		26,2%	27,0%		27,0%

Deficit	-22 523	-29 506	-6 984	-21 350	-32 390	-11 040	-34 397

1. Excludes conditional grants to provinces and local government which are included in transfers.

2003 Budget Review

The consolidated national government budget

The consolidated national budget supplements the finances of the National Revenue Fund, set out above, with receipts and expenditure of the RDP Fund and those generated by foreign technical cooperation agreements, and the receipts and expenditure of the social security funds. The consolidated national budget is set out in table 3.6 below.

In all three years of the 2003 MTEF, the deficit on the consolidated national government budget is approximately 0,1 per cent of GDP below that of the main budget, due to surpluses on both the social security funds and the cumulative accounts of South Africa’s international development co-operation programmes.

Further details on the breakdown of revenue and expenditure generated through international development co-operation and the activities of the social security funds are set out in tables 3.7 and 3.8 respectively.

Table 3.6 Consolidated national budget framework: 2001/02–2005/06

	2001/02	2002/03		2003/04	2004/05	2005/06
R million	Outcome	Budget	Revised	Medium-term estimates
National Revenue Fund (main budget)
Revenue	248 262	265 217	275 745	304 459	330 955	361 209
Expenditure
State debt cost	47,581	47,503	47,250	50,986	53,079	55,070
Percentage of GDP	4,7%	4,9%	4,2%	4,1%	3,9%	3,8%
Contingency reserve	–	3 300	–	3 000	4 000	8 000
Allocated expenditure[1]	215 324	237 106	244 573	279 979	306 266	332 536
Total	262 905	287 909	291 823	333 965	363 345	395 606
Percentage increase	12,4%	9,5%	11,0%	14,4%	8,8%	8,9%
Deficit (-)	-14 642	-22 692	-16 077	-29 506	-32 390	-34 397
Percentage of GDP	-1,5%	-2,5%	-1,4%	-2,4%	-2,4%	-2,3%

RDP Fund & foreign technical
Receipts & technical cooperation	1 423	800	1 666	1 500	1 500	1 500
Disbursements	1 226	700	1 372	1 300	1 300	1 300

Social security funds
Revenue	8 398	9 558	9 530	11 721	11 984	12 585
Expenditure	7 649	9 114	8 598	10 434	11 109	11 832

Consolidated national budget2
Revenue	257 460	275 237	286 603	317 414	344 273	375 278
Expenditure	271 157	297 385	301 455	345 433	375 588	408 721
Percentage of GDP	26,9%	27,3%	26,9%	28,0%	27,9%	27,9%
Percentage increase	12,1%	9,7%	11,2%	14,6%	8,7%	8,8%
Deficit (-)	-13 697	-22 148	-14 852	-28 019	-31 315	-33 443
Percentage of GDP	-1,4%	-2,0%	-1,3%	-2,3%	-2,3%	-2,3%

Gross domestic product	1,007,810	1,082,800	1,120,100	1,234,600	1,344,300	1,466,600

1.	Includes transfers to provinces and local government, the National Skills Fund and sectoral skills development funds.

2.	Flows between funds are netted out.

Chapter3: Fiscal policy and the budget framework

RDP Fund and international foreign development cooperation

Since 1994, South Africa has benefited from an increasing flow of foreign grants and technical cooperation. This now includes some thirty international framework co-operation agreements, which since 2001/02 have contributed approximately R1,5 billion (or 0,5 per cent of consolidated national revenue) annually. In addition, foreign support of the non-governmental development community and emerging businesses is substantial.

International assistance of R1,5 billion, or 0,5 per cent of consolidated national revenue

Table 3.7 summarises current and projected foreign grants and technical cooperation spending. Foreign assistance comprises both grants to finance government projects, channelled through the Reconstruction and Development Programme (RDP) Fund, and in-kind technical or project assistance, directly financed by foreign aid offices.

Significant changes to figures for 2001/02 and 2002/03 reflect uncertainty in the processes of donor fund disbursement, while upward revisions for the 2003 MTEF are associated with a shift to sector support.

The introduction of the three-year budgeting cycle has allowed for the increasing integration of development co-operation programmes and projects into the normal operations of government, particularly in key social service delivery sectors. Primary considerations informing the alignment of official development assistance with government spending include the optimal utilisation of limited resources in support of South Africa’s development priorities; ensuring long-term sustainability beyond the phase of foreign support; and strengthened South African ownership of foreign assistance programmes and projects.

Development co-operation focuses on strengthened MTEF alignment

Table 3.7 RDP Fund grants and foreign technical cooperation: 1999/00–2005/06

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Estimate				Medium-term estimates
RDP Fund
Receipts	451	641	923	1 066	900	900	900
Disbursements	327	504	726	772	700	700	700
Technical cooperation
Estimated expenditure	410	400	500	600	600	600	600

Total foreign assistance	861	1,041	1,423	1,666	1,500	1,500	1,500

Donor-supported programmes and projects to be implemented during the next phase of development co-operation include rural off-grid electrification, HIV/Aids awareness, implementation of the Public Finance Management Act (PFMA) and municipal financial management reform; as well as support to urban renewal and local economic development programmes, SMME promotion and enterprise development.

Future programmes support key government priorities

2003 Budget Review

Social security funds

South Africa’s social security benefits comprise both grants and funds, with each system financed differently, and accounted for separately in the national government accounts.

The social security grants are financed out of main budget revenue, and are appropriated in provincial social development votes. The social security grants are discussed in chapters 6 and 7.

Social security funds receive dedicated taxes or contributions

The social security funds are maintained through mandatory levies and taxes, and are accounted for separately from the main budget, within the consolidated national government framework.

The social security funds comprise:

•	The Road Accident Fund (RAF), which pays compensation to victims of road accidents caused by other parties.

•	The Unemployment Insurance Fund (UIF), which provides for short-term income replacement in the event of unemployment, short-term illness, death, maternity or adoption of a child.

•	Two compensation funds – the Workmen’s Compensation Fund and the Mines and Works Compensation Fund – which pay compensation for injuries, disease or death in the course of employment.

Social security numbers have been revised since the 2002 Budget, due to restatement of UIF accounts, and ongoing alignment of fund accounts with GFS accounting principles.

In 2003/04, the social security funds are expected to run a combined surplus of R931 million, with a deficit on the Road Accident Rund offset by surpluses on the UIF and the long-running surpluses on the Compensation Funds.

Continued deficits on the RAF…

This year’s deficit of R1,0 billion on the Road Accident Fund is expected to narrow to R543 million in 2003/04, while a deficit of R766 million is expected by the end of the 2003 MTEF. This takes into account the 3 cents increase in the portion of the fuel levy that goes to the RAF, to 21,5 cents a litre, effective as of 2 April 2003.

… and the findings of the Satchwell Commission present grounds for reform	In January 2003, the Satchwell Commission submitted its report on reforms of the RAF. Government is currently considering the recommendations of the Commission, outlined in the box below.

UIF turnaround

The performance of the UIF in 2002/03, and projections for the 2003 MTEF, attest to the impact of the Fund’s turnaround strategy. Surpluses on the fund are projected to remain stable over the 2003 MTEF at around R1,0 billion, driven by three measures in particular:

•	The implementation of the new Unemployment Insurance Fund Act, which broadened the revenue base of the fund

•	The implementation of the Unemployment Insurance Contributions Act, which consolidates the collection of unemployment insurance contributions from employers under SARS

Chapter3: Fiscal policy and the budget framework

• Budgetarytransfers of R1,3 billion over four years on the Department of Labour vote, to assist the UIF to improve its financial position and reform its administrative operations.

RAF reform proposals

In 1999 Judge Kathleen Satchwell was appointed to head a three-person commission to investigate South Africa’s Road Accident Fund and make recommendations for a reasonable, equitable, affordable and sustainable system of compensation and benefits for road accident victims. Its findings were published in January 2003.

The commission found that 23 per cent of the RAF budget is currently consumed by transaction costs, with approximately 30 to 55 per cent of the RAF’s fuel levy income diverted from victims to the accident claims system.

The commission noted that the current system is based on exclusion rather than inclusion, with a claim to compensation focused on the presence or absence of fault. The result is that the cause of accident takes priority over the need for healthcare and rehabilitation, and perpetuates the marginalisation of individuals who are less able to access the system.

The commission finds the current system to be open to abuse, with a significant proportion of compensation claims being either false, exaggerated or opportunistic, in addition to a disturbing incidence of fraud within the RAF itself.

On this basis the commission proposes the following changes:

•	The road accident benefits scheme should be clearly articulated to reflect principles of social security and not liability insurance.

•	All persons who are injured, or who lose family members, as a result of road accidents should be entitled to seek assistance from the road accident benefits scheme.

•	There should be a clear distinction between claims against the road accident benefits scheme and civil or common-law claims.

•	Expenditure of fuel levy income on administration and compensation for minor injuries with negligible impact on health and no lasting effect should be eliminated or reduced. Fuel levy income should be directed to providing acute or life care, rehabilitation, and income support for those unable to earn or who have lost support through the death of a partner or parent.

•	Instead of paying a lump-sum benefit, the road accident benefits scheme should provide medical, hospital, rehabilitation and life care expenses by direct payment to suppliers at the time of provision to the accident victim.

•	Priority should be given to controlling administration and overhead costs of the administering authority of the scheme, and the fees charged by lawyers and experts.

•	The administrative authority should operate in accordance with established benchmarking standards that are subject to independent scrutiny by an independent Office of the Ombud.

•	The primary source of funding should be a flat-rate levy on fuel purchased for use on land, with secondary sources of funding derived from a surcharge on registration fees, and a surcharge on all traffic fines.

•	The fuel levy should be reviewed bi-annually and adjusted to ensure sufficient funding for the road accident benefits scheme in accordance with budgeted expenditure.

•	The road accident benefits scheme should be funded on a ‘pay-as-you-go’ basis. Reasonable reserves (based on a percentage of outstanding claims) should be set aside to ensure stability and reduce unnecessary fluctuations in the fuel levy.

•	The administrators of the road accident benefits scheme should play a key role in capturing and analysing road accident statistics, and should be proactive in promoting road safety initiatives.

Government is still in the process of considering the findings of the Commission.

2003 Budget Review

For the 2002/03 financial year, the Compensation Funds are expected to show a surplus of R537 million and are projected to run further surpluses of between R567 million and R732 million a year over the medium term. Cabinet has approved the development of a National Occupational Health and Safety Authority that will develop a more comprehensive and integrated safety net for injuries, diseases or death resulting from employment.

Table 3.8 Social security funds: 1999/00–2005/06

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	Revised estimate	Medium-term estimates
Unemployment Insurance Fund
Revenue	2 785	2 852	3 457	4 176	5 167	5 362	5 524
Expenditure	3 054	3 071	2 868	2 741	4 069	4 313	4 572
Compensation funds
Revenue	1 953	1 920	2 122	2 376	2 704	2 839	2 982
Expenditure	1 156	1 385	1 619	1 839	1 973	2 183	2 414
Road Accident Fund
Revenue	2 390	2 358	2 819	2 978	3 849	3 783	4 080
Expenditure	2 323	2 704	3 162	4 019	4 392	4 613	4 845

Total: social security funds
Tax revenue	6 430	6 431	7 159	8 709	10 514	11 186	11 911
Non-tax revenue	682	681	616	483	940	632	658
Grants received	16	19	623	338	266	166	17
Total revenue	7 128	7 131	8 398	9 530	11 721	11 984	12 585
Total expenditure	6 533	7 160	7 649	8 598	1 434	11 109	11 832

Surplus(+)/deficit(-)	595	-29	748	931	1 287	875	753

Consolidated government accounts and the PSBR

National and provincial consolidated expenditure

Table 3.9 summarises the consolidated national and provincial budget framework, with consolidated expenditure set out in terms of its economic classification.

Economic classification provides insights into the prioritisation of spending in terms of its effects on economic development, given the characteristics of broad categories of expenditure. It distinguishes between current and capital outlays, and between transfers (to other entities, enterprises and households) and direct expenditure on goods, services or assets.

A functional classification of consolidated national and provincial expenditure, which describes spending in terms of the services for which expenditure provides, can be found in chapter 6.

Chapter 3: Fiscal policy and the budget framework

Table 3.9 Consolidated national and provincial expenditure: 1999/00–2005/06

2002/03
	1999/00	2000/01	2001/02	Revised	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	estimate	Medium-term estimates
Revenue
National and provincial	210 174	228 249	262 440	292 061	323 097	350 244	381 556

Expenditure
Net national expenditure[1,2,3]	122 539	133 081	150 058	164 536	186 438	200 120	217 131
Provincial expenditure	99 977	110 062	122 314	145 694	164 901	180 658	197 880

Consolidated expenditure[3]	222 516	243 143	272 372	310 230	351 338	380 778	415 012
Percentage of GDP	27,2%	26,6%	27,0%	27,7%	28,5%	28,3%	28,3%

Current expenditure
Goods and services	113 122	123 017	135 205	153 352	166 911	180 854	193 239
Remuneration of employees	87 300	93 154	100 871	111 388	122 544	131 473	140 150
Non-wage consumption	25 822	29 863	34 334	41 964	44 367	49 381	53 088
State debt cost	44 290	46 321	47 581	47 250	50 986	53 079	55 070
Current transfers	53 322	60 061	68 145	84 617	97 733	107 989	120 447
Business enterprises	4 442	4 319	4 666	5 431	5 714	6 379	6 961
Households	26 876	29 600	33 025	41 924	48 800	55 878	63 335
Foreign countries & international
institutions	259	322	132	668	387	408	434
Government institutions & funds
Universities and technikons	5 998	6 424	6 887	7 358	8 222	8 956	9 527
Extra-budgetary agencies	12 854	15 917	19 187	23 820	26 753	27 707	30 563
Local authorities	2 893	3 480	4 249	5 417	7 857	8 660	9 628

Total current	210 734	229 399	250 931	285 219	315 630	341 922	368 756
Real growth[5]	-1,0%	1,0%	2,6%	2,5%	4,3%	3,1%	2,6%

Capital expenditure
Acquisition of fixed assets,
stock and land	5 598	6 659	10 785	12 065	17 236	19 372	22 033
Capital transfers, loans, advances	6 185	7 085	10 656	12 946	15 473	15 484	16 223

Total capital	11 782	13 744	21 441	25 011	32 708	34 857	38 256
Real growth[5]	-9,4%	8,2%	46,3%	5,2%	23,3%	1,4%	4,4%

Unallocated	–	–	–	–	3 000	4 000	8 000

Consolidated non-interest
expenditure[4]	178 226	196 822	224 792	262 980	297 352	323 699	351 942
Percentage of GDP	21,8%	21,6%	22,3%	23,5%	24,1%	24,1%	24,0%
Real growth[5]	-1,1%	2,4%	7,1%	5,5%	6,6%	3,6%	3,4%

Consolidated deficit	-12 342	-14 894	-9 933	-18 169	-28 241	-30 535	-33 456

1.	Net of transfers to provinces
2.	Including transfers to local government and extra-budgetary institutions.
3.	Including transfer of R855 million to Umsobomvu Fund in 1999/00.
4.	Excluding national contingency reserve.
5.	Deflated using the CPIX deflator to constant 2000 prices.

Table 3.9 illustrates the following important trends:

• Realnon-interest expenditure growth at nationaland provincial level averaging 4,5 percent over the 2003 MTEF.	Average real non-interest expenditure growth of 4,5 per cent

•  Averagereal growth in capital expenditure of 9,3 per cent over the course of the 2003 MTEF, reflecting government’s prioritisation of investment in general, and infrastructure expenditure in particular.

2003 Budget Review

•	A moderation in current expenditure, with an increasing share of expenditure on goods and services going toward non-wage consumption

•	Significant increases in transfers to households, which represents steady increases in welfare spending over the 2003 MTEF

•	Deficits over the 2003 MTEF below that of the consolidated national government, reflecting surpluses at the provincial level

Table 3.9 also provides useful insight into the decentralisation of expenditure to spheres outside of the provinces and national departments. Approximately 30 per cent of current expenditure takes the form of transfers to business enterprises in the public sphere, and to other government entities, institutions and funds, while just over 50 per cent of capital expenditure at national and provincial level takes the form of transfers, loans and advances

The consolidated general government account

The consolidated general government account, summarised in table 3.10, sets out the full extent of the revenue and expenditure of government, not only at national and provincial, but also at local level and through the activities of its extra-budgetary agencies and accounts.

General government revenue of R292,2 billion

General government had resources of R292,2 billion at its disposal in 2001/02, or 29,0 per cent of GDP. This includes tax and non-tax revenue, as well as capital revenue. Over 85 per cent of this was raised by national government

General government expenditure of 30,5 per cent of GDP

General government expenditure of R307,0 billion in 2001/02 represents 30,5 per cent of GDP. The system of inter-governmental transfers sees considerable decentralisation of spending. Just under half of general government expenditure on goods services took place at the provincial level, with consolidated national government accounting for just over a quarter, and the remainder shared between extra-budgetary institutions and local government

Overall deficit of 1,1 per cent

The consolidated general government deficit is the sum of the deficits of all the spheres and extra-budgetary institutions and accounts. In 2001/02 it was marginally below the main budget deficit, at 1,1 per cent of GDP, with the combined surpluses of provincial government, social security funds and extra-budgetary institutions off-setting local government deficits.

Chapter 3: Fiscal policy and the budget framework

Table 3.10 Consolidated accounts of general government: 2001/021

R million	Main budget	Social security funds	Provinces	Extra- budgetary institutions[2]	Local authorities[3]	Consolidated general government
Tax revenue (net of SACU)	244 093	7 159	1 723	113	12 408	265 496
Non-tax revenue	4 165	614	3 188	6 527	11 557	26 051
Total current revenue	248 258	7 773	4 911	6 640	23 965	291 547
Capital revenue	4	2	69	537	41	653
Total revenue	248 262	7 775	4 980	7 177	24 006	292 200
Percentage of total	85,0%	2,7%	1,7%	2,5%	8,2%	100%
Grants received[4]	—	623	121 099	26 382	6 211	—
Total revenue and grants	248 262	8 398	126 078	33 559	30 217	292 200

Goods and services	48 629	921	84 018	25 325	22 462	181 355
Interest	47 581	10	336	323	1 961	50 210
Subsidies and transfers [5]	151 147	6 663	26 681	4 537	1 516	36 229
Current expenditure	247 357	7 593	111 036	30 185	25 939	267 795
Capital expenditure	15 594	29	11 194	2 419	8 673	37 910
Total expenditure	262 951	7 622	122 230	32 604	34 612	305 704
Net lending	-46	27	84	—	52	117
Total expenditure and net lending	262 905	7 649	122 314	32 604	34 664	305 821
Percentage of total	86,0%	2,5%	40,0%	10,7%	11,3%	100,0%

Surplus / (Deficit)	-14 642	748	3 764	955	-4 447	-13 622
Extraordinary payments	-2 078					-2 078
Extraordinary receipts	4 159					4 159
Financing requirement(-)	-12 561	748	3 764	955	-4 447	-11 540
Percentage of GDP	-1,2%	0,1%	0,4%	0,1%	-0,4%	-1,1%

1.	Due to classification differences and other adjustments, these estimates do not correspond fully to the government finance accounts published by the South African Reserve Bank.
2.	Including universities and technikons.
3.	Including the net result of local government enterprises
4.	RDP Fund grants are included in the main budget. Grants received by other spheres are transfers from the main budget or from provinces to local authorities.
5.	Including subsidies and transfers to other spheres of government.

The public sector borrowing requirement

The public sector borrowing requirement (PSBR) includes the consolidated general government deficit and the financing requirements of the non-financial public enterprises. It takes into account extraordinary expenditure items and the proceeds from the restructuring of state enterprises.

Table 3.11 summarises these balances since 1999/00 and provides projections to 2005/06.

The PSBR has seen a sharp decline since the mid-1990s, from 5,0 per cent of GDP in 1996/97 to 0,8 per cent of GDP in 2001/02, driven by a reduced main budget deficit, and aided by inflows of extraordinary receipts through the restructuring of state-owned enterprises, and consistently strong surpluses of the non-financial public enterprises from 1999/00.

Long term decline in PSBR

2003 Budget Review

PSBR of 2,7 per cent expected by the end of the 2003 MTEF

The PSBR is expected to rise to 3,1 per cent in 2003/04, falling back to 2,7 per cent in 2005/06, as increased capital expenditure leads to a wider deficits on both the main budget and within the non-financial public enterprises, and provision is made for extraordinary payments that include a maximum of R28 billion between 2002/03 and 2005/06 in settlement of the Reserve Bank’s Gold and Foreign Exchange Contingency Account, pending agreement on the total amount owed. Further details are provided in chapter 5.

Table 3.11 Public sector borrowing requirement1: 1999/00–2005/06

				2002/03
	1999/00	2000/01	2001/02	Revised	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	estimate	Medium-term estimates
Main budget
Main budget deficit	16 588	18 342	14 642	16 077	29 506	32 390	34 397
Extraordinary payments	1 485	2 299	2 078	7 889	7 000	7 000	7 000
Extraordinary receipts	-7 238	-2 984	-4 159	-10 219	-6 341	-6 250	-4 626
Financing requirement	10 835	17 657	12 561	13 747	30 165	33 140	36 771
RDP Fund	-124	-137	-197	-294	-200	-200	-200
Social security funds	-595	29	-748	-931	-1 287	-875	-753
Provinces	-3 527	-3 341	-3 764	3 317	222	-780	13
Extra budgetary institutions	265	-2 840	-955	-2 531	-3 350	-3 200	-2 500
Local authorities & local government enterprises	3 285	1 516	4 447	5 509	4 700	5 000	5 100
General government deficit	10 139	12 885	11 343	18 816	30 250	33 085	38 430
Percentage of GDP	1,2%	1,4%	1,1%	1,7%	2,5%	2,5%	2,6%

Non-financial public enterprises[2]	-2 461	-5 416	-3 461	-2 899	7 800	5 400	1 500

Public sector borrowing requirement	7 678	7 469	7 882	15 917	38 050	38 485	39 930
Percentage of GDP	0,9%	0,8%	0,8%	1,4%	3,1%	2,9%	2,7%

Gross domestic product	819 366	913 221	1 007 810	1 120 100	1 234 600	1 344 300	1 466 600

1.	Due to classification and timing differences, these estimates do not correspond fully with the Reserve Bank’s estimates of the public sector borrowing requirement.
2.	Public corporations and central government enterprises.

4

Revenue trends and tax proposals

Tax policy and enhanced revenue collections continue to contribute materially to improving growth prospects, development and employment creation through personal income tax relief, encouragement of investment, measures to boost household savings and reforms to stimulate enterprise development. The 2003 tax proposals provide for:

•	Personal income tax relief of R13,3 billion, raising the minimum tax threshold to R30 000 and increasing the take-home pay of wage earners to encourage consumption and saving

•	Reducing the Retirement Fund Tax to protect savings, especially for low-income wage earners

•	Accelerated depreciation allowances for urban development zones, materially addressing urban decay and the supply of affordable housing to the urban poor

•	Eliminating the dividend tax from foreign subsidiaries, thus encouraging capital inflows

•	Reduced excise duties on passenger vehicles and abolition of duties on computers, easing their cost for business and personal uses

•	Inflation-related adjustments to alcohol and tobacco taxes, in keeping with Government’s social and health policies.

Overview

In this year’s Budget, Government continues to grant substantial tax relief for individuals. In addition, sound structural changes since 1994 have created fiscal space for introducing tax-driven stimulus measures that seek to grow the tax base, create sustainable employment opportunities and alleviate poverty.

Strong revenue growth creates room for stimulus measures

Buoyancy in tax collections again creates the opportunity for the substantial tax relief measures proposed in this Budget. Ongoing personal income tax relief increases the minimum tax threshold further and adjusts the tax brackets to benefit mainly low and middle-income-taxpayers. The proposed package of domestic investment

2002 Budget Review

stimuli is informed by internationally accepted taxation principles and administrative concerns.

Main tax proposals

The 2003 Budget tax proposals are as follows.

Tax relief

Relief on personal income tax, interest income, retirement funds, transfer duties and incentives for businesses	• Income tax on individuals is reduced by R13,3 billion
• The interest income exemption is raised to R10 000 for taxpayers under age 65 and to R15 000 for taxpayers age 65 and over
• The Retirement Fund Tax is reduced from 25 per cent to 18 per cent

• The transfer duty threshold is cut, costing R435 million and lowering the cost of acquiring property

• Accelerated depreciation allowances for urban development are proposed with a view to addressing urban decay

• Domestic business stimuli are introduced, reducing or removing the tax on the sale of movable business assets if the proceeds are reinvested

• Small enterprise support is provided through an additional deduction for start-up expenses of up to R20 000 and an increase to R5 million in the turnover limit for small businesses

• Certain government and of transfers to government agencies will be reviewed in terms of the Income Tax Act

• The list of public benefit organisations that qualify for deductible donations will be extended, to promote charitable activities

• The tax on foreign dividends from offshore subsidiaries is removed in order to encourage capital in-flows

• Tax exemptions for securities on-lending are extended

• Ad valorem excise duties on computers are abolished

• The excise duty formula on passenger vehicles is adjusted for inflation

• Stamp duties on insurance policies and fixed deposits are abolished.

Tax increases

Tax increases include ring- fencing of secondary trade income and taxes on alcohol and tobacco products	• The current exemption from tax on income arising in certain designated foreign countries will be repealed, and taxes on company expatriation will be extended in order to discourage offshore flows
• Losses from secondary trades (e.g. “weekend” businesses) will be ring-fenced in order to prevent losses from being claimed as an offset against other types of income

• The income tax exemption for gold share companies and the international headquarters company regime will be eliminated

• Transfer duty rules will be amended to prevent avoidance through ‘nominee transactions’

Chapter 4: Revenue trends and tax proposals

• The procedural law pertaining to tax collections will be enhanced to ensure that parties cannot escape their tax obligations

• Taxes on tobacco products are raised by an average of 11 per cent

• Taxes on alcoholic beverages are increased by between 10 and 11 per cent

• The general fuel levy is increased by an average of 4,3 cents per litre on petrol and 4 cents a litre on diesel

• The Road Accident Fund levy is raised by 3 cents a litre.

Consolidated revenue estimates Table 4.1 sets out consolidated national budget revenue for 2001/02 to 2005/06.

Consolidated national revenue consists of main budget revenue, social security fund revenue, RDP fund receipts and technical cooperation grants. It is estimated to be R286,6 billion in 2002/03, which is 4,1 per cent more than the 2002 Budget estimate. Between 2002/03 and 2005/06, consolidated revenue is expected to grow at an annual average rate of 9,4 per cent.

Consolidated revenue 4,1 per cent more than budget estimate

Table 4.1 Consolidated national revenue: 2001/02–2005/06

	2001/02	2002/03		2003/04	2004/05	2005/06
R million	Actual outcome	Budget estimate	Revised estimate	Medium-term estimates
Total tax revenue	252 298	268 506	280 095	310 025	338 046	368 720
Less: SACU payments	-8 205	-8 259	-8 259	-9 723	-11 585	-12 361
Non-tax revenue[1]	4 169	4 970	3 910	4 156	4 494	4 851
Main budget revenue	248 262	265 217	275 745	304 459	330 955	361 210
Percentage of GDP	24,6%	23,7%	24,6%	24,7%	24,6%	24,6%

Social security funds
Tax revenue	7 159	8 600	8 709	10 514	11 186	11 911
Non-tax revenue	616	620	483	940	632	658

Total social security revenue	7 775	9 220	9 191	11 455	11 818	12 568

National revenue	256 037	274 437	284 937	315 914	342 773	373 778
RDP fund receipts and technical co-operation	1 423	800	1 666	1 500	1 500	1 500
Consolidated national revenue[2]	257 460	275 237	286 603	317 414	344 273	375 278

1.	Includes departmental revenue, sale of assets, recoveries of loans and advances, and grants.

2.	Transfers between funds have been netted out.

National budget revenue

Table 4.2 highlights the budget estimates and projected revenue outcomes of the major revenue instruments for 2001/02 and 2002/03.

Tables 2 and 3 in Annexure B set out the revenue estimates in more detail.

2002 Budget Review

Table 4.2 Main budget estimates and revenue outcome: 2001/02 and 2002/03
							2001/02– 2002/03 (%) change
		2001/02 Actual outcome			2002/03 Revised estimate
	Budget estimate			Budget estimate
R million			Deviation			Deviation
Taxes on income and profits, including:	131 582	147 310	15 728	155 740	162 500	6 760	10,3
Personal income tax	90 122	90 390	268	89 982	93 200	3 218	3,1
Company tax	29 960	42 354	12 394	50 858	54 850	3 992	29,5
Secondary tax on companies	4 200	7 163	2 963	6 500	6 300	-200	-12,0
Tax on retirement funds	6 300	6 191	-109	6 900	6 900	—	11,5
Other	1 000	1 213	213	1 500	1 250	-250	3,0
Taxes on payroll and	2 800	2 717	-83	2 950	3 300	350	21,4
workforce
Taxes on property	4 709	4 628	-81	4 585	5 335	750	15,3
Domestic taxes on goods and services, including:	86 740	86 888	148	92 848	97 554	4 706	12,3
Value-added tax	60 350	61 057	707	66 200	70 600	4 400	15,6
Excise duties	10 625	10 573	-52	11 067	11 302	235	6,9
Levies on fuel	15 310	14 923	-387	15 166	15 200	34	1,9
Other	455	335	-120	415	452	37	35,0
Taxes on international trade	9 427	8 680	-747	10 613	9 805	-808	13,0
and transactions
Stamp duties and fees	1 585	1 767	182	1 770	1 600	-170	-9,5
State miscellaneous revenue	—	307	307	—	—	—

Total tax revenue	236 843	252 298	15 455	268 506	280 095	11 588	11,0

Departmental revenue	4 657	4 088	-569	3 910	3 589	-321	-12,2
Transactions in assets and liabilities	50	4	-46	30	40	10
Recoveries of loans and repayments	93	77	-16	900	164	-736
Grants	—	—	—	130	117	-13
Less: SACU payments	-8 205	-8 205	—	-8 259	-8 259	—	0,7

Main budget revenue	233 438	248 262	14 824	265 217	275 745	10 529	11,1

Revenue outcome – 2001/02

Outcome for main budget revenue of R248,3 billion

In the 2001 Budget, it was estimated that the main budget revenue would be R233,4 billion. At the time of the 2002 Budget, this was revised upwards to R248,4 billion. Audited results show that the actual receipts for 2001/02 are R248,3 billion, or 6,4 per cent more than the original budget estimate.

Significant deviations from the original estimates include:

• Company tax up by R12,4 billion
• Secondary tax on companies (STC) up by R3 billion
• Trade taxes down by R747 million.

Revised estimates for 2002/03

Increased inflation affects 2002/03 revenue estimate

The revenue estimates for 2002/03 are revised upwards to take account of changes in macroeconomic conditions (inflation outlook, economic growth and currency fluctuations), budget forecasts and improvements in revenue administration. In the 2002 Budget, the

Chapter 4: Revenue trends and tax proposals

main budget revenue was anticipated to be R265,2 billion after taking account of tax proposals.

The original estimates were revised in the October 2002 Medium Term Budget Policy Statement to take account of revenue trends during the first part of the fiscal year and changes to macroeconomic assumptions. Main budget revenue was revised to R273,3 billion. The current estimate is R275,7 billion, 4 per cent more than the budget estimate, mainly as a result of increases in income taxes and value-added tax. The primary factor driving higher revenue is higher inflation, which feeds into higher nominal GDP, rising wage settlements and increased consumption expenditure levels.

Main budget revenue estimate is R275,7 billion

Taxes on income and profits

Taxes on income and profits are estimated to be 4,3 per cent higher than the original budget estimate. Personal income tax is estimated to raise R93,2 billion, which is R3,2 billion more than the original budget estimate, mainly due to higher wage settlements.

Taxes on individuals raise R93,2 billion

The revised estimate for company tax is R54,9 billion, which is R4,0 billion more than budgeted. This higher than anticipated outcome is the result of improved enforcement and compliance in the financial sector, adjustments to ensure provisional tax payments are more closely related to taxable profits and the rise in profits in the resource sector due to increased export volumes and improved rand commodity prices.

Company taxes 8 per cent over budget

In contrast to 2002/03 collection trends, revenue from the secondary tax on companies is estimated to be R200 million less than budgeted.

Taxes on payroll

The skills development levy is expected to raise R3,3 billion, R350 million higher than the budget estimate. The increase is mainly due to higher wage increases.

Domestic taxes on goods and services

Revenue from value-added tax is expected to be R70,6 billion, or 6,6 per cent higher than the budget estimate. This difference is attributable to higher than anticipated growth in domestic consumption expenditure and higher than expected prices.

R70,6 billion from value- added tax

The revised estimate of revenue from specific excise duties of R10,3 billion is marginally higher than the budget estimate.	R10,3 billion from specific excise duties

The estimate of revenue from the fuel levy of R15,2 billion is only R34 million above the original budget estimate due to slightly higher than anticipated fuel sales.	Fuel consumption in line with budget estimates

Taxes on international trade and transactions

Changes in revenue from customs duties are largely driven by the composition of imports, fluctuations in import volumes in response to	Customs duty of R9,5 billion

2002 Budget Review

the international prices of imported goods, and the value of the rand. The revised estimate for customs duties is R9,5 billion, which is R1 billion lower than the budget estimate.
Main budget revenue estimates: 1999/00 – 2005/06
Table 4.3 sets out actual revenue collections for the period 1999/00 to 2001/02 and estimates for 2002/03 to 2005/06. More detail is provided in tables 2 and 3 of Annexure B.

12 per cent growth in main budget revenue from 1999/00 –2001/02

Between 1999/00 and 2001/02, main budget revenue grew at an annual average rate of 12 per cent, or 4,5 per cent in real terms. This strong growth is largely attributable to growth in taxes on income and profits, which increased at an annual average rate of 12,6 per cent, or 5,1 per cent in real terms. Taxes on income and profits contribute about 60 per cent of main budget revenue. Taxes on domestic goods and services and international trade grew at annual average rates of 9,6 per cent and 13,2 per cent respectively.

Taking account of revenue trends, tax policy changes and macroeconomic projections, main budget revenue is anticipated to grow at an annual average rate of 9,4 per cent over the medium term, or 3,9 per cent real growth.

Table 4.3 Main budget revenue: 1999/00–2005/06

	1999/00	2000/01	2001/02	2002/03 Revised	2003/04	2004/05	2005/06
R million	Actual collections			estimate	Medium-term estimates
Taxes on income and profits	116 149	126 145	147 310	162 500	177 864	196 030	216 000
Taxes on payroll and workforce	0	1 257	2 717	3 300	3 600	3 900	4 300
Taxes on property	3 808	3 979	4 628	5 335	5 890	6 477	7 030
Domestic taxes on goods and services	72 305	79 093	86 888	97 554	109 614	117 639	126 340
Taxes on international trade and transactions	6 778	8 227	8 680	9 805	11 307	12 100	13 000
Stamp duties and fees	1 619	1 562	1 767	1 600	1 750	1 900	2 050
State miscellaneous revenue	727	72	307	—	—	—	—

Total tax revenue	201 386	220 334	252 298	280 095	310 025	338 046	368 720

Departmental revenue	3 825	3 498	4 088	3 589	4 031	4 014	4 350
Recoveries of loans and	74	112	77	164	75	425	441
Transactions in assets and liabilities	75	43	4	40	50	55	60
Grants	—	—	—	117	—	—	—
Less: SACU payments	-7 197	-8 396	-8 205	-8 259	-9 723	-11 585	-12 361

Main budget revenue	198 162	215 592	248 262	275 745	304 459	330 955	361 210
Per cent of GDP	24,2%	23,6%	24,6%	24,6%	24,7%	24,6%	24,6%

Gross domestic product	819 365	913 220	1 007 810	1 120 100	1 234 600	1 344 300	1 466 600

Chapter 4: Revenue trends and tax proposals

Revenue activation strategies by SARS

The strong revenue collection over the past few years is a function of both macroeconomic conditions and efficiency improvements in the revenue raising machinery of SARS. Revenue raising measures are adjusted throughout the fiscal year with a view to narrowing the tax compliance gap, and taking into account resource limitations in the Revenue Service. It is difficult to foresee with a high degree of accuracy taxpayers’ behavioural shifts in the face of revenue collection enhancement strategies. Forecasting tax revenues in a changing environment, characterised by improving compliance, is a formidable challenge.

SARS will further strengthen and accelerate its revenue activation strategies in respect of outstanding tax debt and a range of other initiatives in the year ahead. Focused attention will fall on specific revenue activation strategies for the major tax instruments. These include:

Income tax

•       Broadening the tax base through a reduction in the number of unregistered taxpayers

•       Reduction in outstanding returns and improved quality assurance of submitted tax returns

•       Reduction in the outstanding tax debt

•       Adjusting assessment procedures to ensure provisional tax payments are more in line with taxable profits

•       More targeted audits

Value-added tax

•       Tax base broadening by reducing the number of unregistered vendors

•       Reduction in outstanding returns and improved quality assurance of submitted returns

•       Reduction in the outstanding tax debt.

Customs duty

•       Enhanced physical inspection of goods

•       Improved verification of information declared on bills of entry

•       Targeted specific investigations

2002 Budget tax proposals – implementation

In the 2002 Budget, a number of major tax relief measures in support of economic growth, poverty relief and targeted economic stimulus were announced. These included continuing with tax relief for individuals, accelerated depreciation for manufacturing assets and introducing a reduced general fuel levy on environmentally friendly alternative diesel fuels. A learnership incentive was introduced to support the skills development programme, and the adjudication of the Strategic Investment Projects commenced in April 2002.

2002 tax relief measures in support of economic growth, poverty relief and targeted economic stimulus

Wage incentive

In 2001, R600 million was set aside for the development of tax measures to encourage job creation by reducing the cost of hiring new workers and of offering learnerships. An inter-departmental task team reviewed potential wage incentive options and identified a tax-driven learnership programme as most appropriate.

Inter-departmental task team developed wage incentive

The total number of learners registered by the end of September 2002 is 22 884. Of these, 2861 have already completed their learnership agreements. The number of registered unemployed learners is 2 490. The Clothing, Textile, Footwear and Leather SETA registered the highest number of learnerships.

Learnership agreements introduced in 2001

2002 Budget Review

Strategic Investment Programme

R2,4 billion total investment for SIP

The Strategic Investment Programme introduced in 2001 is now fully operational. Eight major projects have already been approved representing a total investment of R2,4 billion with a tax expenditure of R513,6 million.

42 per cent of applications approved by the end of November 2002

The adjudication process at the end of November 2002 indicates that 42 per cent of the applications were approved, 11 per cent were rejected and 47 per cent have still to be considered. Six out of the eight projects are in the chemical industry with total investments of more than R1 billion. The other two projects constitute investments in the metals and agricultural processing sectors. A total of 1458 direct and 8 085 indirect jobs have been created.

Estimates of revenue before tax proposals – 2003/04

Table 4.4 sets out the estimates of revenue before tax proposals, for 2003/04, taking account of the macroeconomic assumptions set out in Chapter 2, the new revenue activation strategies of SARS and the existing tax structure. These estimates are detailed in the Estimate of National Revenue.

Before tax proposals, revenue is estimated at R319,5 billion

Main budget revenue is estimated to be R319,5 billion, before any tax changes are proposed. Personal income tax and corporate income tax is estimated to increase by 18,2 per cent and 20,4 per cent, respectively. Value-added tax is projected to raise R80,7 billion.

Table 4.4 Estimates of revenue before tax proposals: 2003/04

R million	2002/03 Revised estimate	2003/04 Before tax proposals	(%) change
Taxes on income and profits	162,500	193,350	19,0
Personal income tax	93,200	110,140	18,2
Company tax	54,850	66,030	20,4
Secondary tax on companies	6,300	8,000	27,0
Tax on retirement funds	6,900	7,800	13,0
Other	1,250	1,380	10,4
Taxes on payroll and workforce	3,300	3,600	9,1
Taxes on property	5,335	6,325	18,6
Domestic taxes on goods and services	97,554	108,550	11,3
Value-added tax	70,600	80,700	14,3
Excise duties	11,302	11,607	2,7
Levies on fuel	15,200	15,700	3,3
Other	452	543	20,1
Taxes on international trade and transactions	9,805	11,307	15,3
Stamp duties and fees	1,600	1,950	21,9

Total tax revenue	280,095	325,082	16,1

Departmental revenue	3,589	4,031	12,3
Transactions in assets and liabilities	40	50	25,0
Recoveries of loans and repayments	164	75	-54,3
Grants	117	—

Less: SACU payments	-8,259	-9,723	17,7

Main budget revenue	275,745	319,516	15,9

Chapter 4: Revenue trends and tax proposals

2003 tax proposals – overview

Robust revenue performance allows for further tax relief for individuals and targeted tax measures aimed at supporting general business development and job creation.	Tax-driven growth and enterprise promotion

Table 4.5 provides the anticipated revenue effects of the tax proposals set out in this Budget. These proposals reduce tax revenue by R15,1 billion – similar in magnitude to last fiscal year’s tax relief measures.

Table 4.5 Summary effects of tax proposals

R million	Effect of tax proposals	Revenue gain (+) Revenue loss (-)
Tax revenue		325 082
Departmental revenue		4 156
Less: SACU payments		-9 723

Main budget revenue, before tax proposals		319 516
Budget 2003/04 proposals	-15 057

Direct tax proposals	-15 821
Personal income tax:	-13 427
Adjust personal income tax rate structure	-13 250
Increase interest and dividend exemption under 65 years	-137
Increase interest and dividend exemption age 65 years and older	-90
Losses from secondary trades to be ring-fenced	50

Corporate income tax:	-2 060
Lower rate for Retirement Fund Industry	-1 850
Accelerated depreciation for urban development	-60
Increase turnover limit for small business corporations	-10
General business tax stimulus measures	-80
Extend deductible donations to PBOs	-60

Financial transaction taxes	-335
Adjust table for transfer duties	-435
Amend transfer duty nominee transactions	300
Remove stamp duty on insurance policies and fixed deposits	-200

Indirect tax proposals	764
Specific excise taxes: Net Impact	907
—Increase in duties on beer	299
—Increase in duties on fortified wine	4
—Increase in duties on sparkling wine	2
—Increased duties on unfortified wine	28
—Increase in duties on cider	23
—Increase duties on spirits	104
—Increase in excise duties on tobacco products (50% incidence)	447
Increase in air departure tax	30
Increase in fuel levy	642
Remove ad valorem duties on computers	-572
Adjust ad valorem duties on passenger vehicles	-243

Main budget revenue (after tax proposals)		304 459

2002 Budget Review

Direct tax proposals

Personal income tax

Rate and threshold adjustments

Again, tax cuts focus on personal income tax relief

The personal income tax is South Africa’s most important revenue source, comprising 34 per cent of main budget revenue in the revised estimate for 2002/03. Raising the threshold and adjustment to the personal income tax brackets to give real relief are proposed, especially for low and middle-income earners.

Adjustments to raise disposal income	The proposed tax relief will increase the real disposable income of employees, and will stimulate demand in the economy for goods and services and increase savings.

R13,3 billion tax cuts

Personal income tax relief of R13,3 billion is proposed, making individual taxpayers the primary beneficiaries of income tax base broadening and improved tax administration initiatives. The proposed rate schedule is set out in table 4.6.

Table 4.6 Personal income tax rate and bracket adjustments

Taxable income (R)	2002/03 Rates of tax	Taxable income (R)	2003/04 Rates of tax

0 – 40 000	18% of each R1	0 – 70 000	18% of each R1

40 001 – 80 000	R7 200 + 25% of the amount above R40 000	70 001 – 110 000	R12 600 + 25% of the amount above R70 000

80 001 – 110 000	R17 200 + 30% of the amount above R80 000	110 001 – 140 000	R22 600 + 30% of the amount above R110 000

110 001 – 170 000	R26 200 + 35% of the amount above R110 000	140 001 – 180 000	R31 600 + 35% of the amount above R140 000

170 001 – 240 000	R47 200 + 38% of the amount above R170 000	180 001 – 255 000	R45 600 + 38% of the amount above R180 000

240 001 and above	R73 800 + 40% of the amount above R240 000	255 001 and above	R74 100 + 40% of the amount above R255 000

Rebates		Rebates

Primary	R4 860	Primary	R5 400

Secondary	R3 000	Secondary	R3 100

Tax threshold		Tax threshold

Below age 65	R27 000	Below age 65	R30 000

Age 65 and over	R42 640	Age 65 and over	R47 222

The main adjustments are:

	•	The primary rebate is raised to R5 400, increasing the income tax threshold by R3 000 to R30 000, or by 11,1 per cent

	•	The tax threshold for taxpayers age 65 and over is raised to R47 222, or 10,7 per cent more than the current level spectrum.

	•	Brackets are adjusted to provide relief across the entire income spectrum.

Tax relief concentrated in lower- and middle-income range

Of the total relief, 56 per cent accrues to taxpayers earning less than R150 000 a year, 23 per cent to those earning between R150 000 and R250 000 a year and 21 per cent to those earning more than R250 000 a year.

Chapter 4: Revenue trends and tax proposals

The tax reductions are set out in more detail in Annexure C.

Interest and dividend income exemption

The domestic interest and dividend income exemption is currently R6 000 for taxpayers under 65 years of age and R10 000 for taxpayers age 65 and over. It is a valued benefit to those who rely on their savings and to retired persons living on fixed interest income. To complement the income tax rate reductions proposed in this Budget, it is recommended that the domestic interest and dividend income exemption be raised to R10 000 for taxpayers under the age of 65 and to R15 000 for taxpayers age 65 and over from 1 March 2003. This proposal will result in a revenue loss of R227 million.

Exemptions increased to R10 000 and R15 000

The current exemption on foreign interest and dividends of R1 000 as a maximum out of the total exemption is not adjusted. The intention is to encourage taxpayers to make their savings available for capital formation in South Africa.

Limit exemption for income from foreign investments

Transfer duty

Transfer duty is levied on the acquisition of fixed property. To further encourage the acquisition of property, it is proposed that the graduated rate structure be adjusted by increasing the duty exempt level from R100 000 to R140 000. The new rate structure is set out in table 4.7, and changes to the average rate are illustrated in figure 4.1.

No transfer duty payable on property with a value of less than R140 000

Figure 4.1 Tax rate on transfer duties for properties of various prices

No duty will be payable on property with a value of less than R140 000. The average duty on property with a value of R200 000 will fall from 2,5 per cent to 1,5 per cent, the duty on property with a value of R400 000 falls from 4,5 per cent to 3,9 per cent.

Duty on properties of R200 000 to R400 000 between 1,5 and 3,9 per cent

The new rate structure will apply to property acquired from 1 March 2003. Based on current property transaction trends, the adjustment will cost R435 million.

2002 Budget Review

Table 4.7 Proposed rates of transfer duty

Property value	Rates of tax
R0 – R140 000	0%
R140 001 – R320 000	5% on the value above R140 000
R320 001 and above	R9 000 plus 8% on the value above R320 000

Tax on retirement funds

Retirement tax policy review began in 2002

The tax treatment of retirement savings is currently under review. In early 2002, a task team was formed, including representatives from the National Treasury, SARS and the Financial Services Board. Its efforts culminated in an open three-day conference in September 2002 with local industry, various Government stakeholders as well as South African and international experts. The conference resulted in an internal report of preliminary findings.

Legislative tax reform for retirement savings in 2004

As noted in the 2002 Medium Term Budget Policy Statement, reform of the tax treatment of retirement savings is scheduled for 2004. This year, a detailed discussion document on the reform proposals and the underlying policy considerations will be released. The process will encourage open consultation with various stakeholders so that the final legislation represents a fully deliberated product.

Proposed change in rate of the retirement fund tax

In the interim, it is proposed that the retirement fund tax rate should be reduced to 18 per cent. Several factors lie behind this decision. When the tax was first introduced at a 17 per cent rate in 1996, followed by an increase to 25 per cent in 1998, prominent considerations included the argument for tax neutrality vis-à-vis other savings vehicles– articulated by the Katz Commission. Evidence has more recently emerged, however, that the burden of this tax on savings of lower and middle-income individuals is disproportionate. Government is also mindful of the recommendation of the then Joint Standing Committee on Finance, that any tax on retirement funds “be accompanied by a firm commitment to reduce the overall tax burden on individuals, especially those in lower income tax brackets”.

Significant personal income tax relief since 1996 has benefited low and middle income earners

This has consistently been a feature of the annual tax proposals. However, it remains an important objective of public policy that individuals should face a compelling inducement to provide adequately for retirement. Changed conditions in the investment and savings markets, including the lower trend in capital market interest rates, have weakened this inducement. Many members of contractual savings plans that are subject to the 25 per cent Retirement Fund Tax, would ordinarily be subject to an 18 per cent rate on their income from savings. Added to this has been the increase over time in the domestic interest and dividend exemption threshold, which does not apply to savings held in retirement plans.

In addition, closing of previous tax gaps affords Retirement Fund Tax reform

Furthermore, Government no longer has the same level of anti-avoidance concerns as existed before. The Retirement Fund Tax was introduced at a time when exemptions for the retirement industry, in combination with other legislative shortcomings, led to a loss of revenue and unintended benefits to members and funds. These

Chapter 4: Revenue trends and tax proposals

defects have to a considerable extent been remedied, and enforcement has been improved.

Mindful of these considerations, and drawing on the preliminary findings of the responsible task team, it is proposed that the Retirement Fund Tax rate should be reduced from 25 per cent to 18 per cent from 1 March 2003.

Retirement Fund Tax rate reduced to 18 per cent

The estimated cost of this proposal is R1,85 billion.

General business tax stimulus measures

Accelerated depreciation for urban development zones

In line with many countries, South Africa has a number of urban areas that are impoverished and are suffering from extensive urban decay. In order to address these concerns and maintain the existing infrastructure that was developed at great cost, governments internationally have increasingly utilised tax measures to support efforts aimed at regenerating these urban areas. Such narrowly targeted capital allowances seek to attract private sector businesses to areas where interest would otherwise be lacking.

State aid for rejuvenating decaying urban areas

It is proposed that taxpayers investing in underutilised designated urban areas receive special depreciation allowances for investment undertaken for construction or refurbishment of buildings. Taxpayers refurbishing a building within a zone will receive a 20 per cent straight-line depreciation allowance over a 5-year period. If taxpayers construct a new commercial or residential building within such a zone, they will receive a 17-year write-off period with a 20 per cent write-off in the first year and 5 per cent write-off thereafter. This benefit will be available to owners as users of the building or as lessors/financiers of these investments.

5-year write off period for refurbishments, 17-year write-off for new commercial and residential buildings in designated urban areas

Several criteria, to be included in legislation, will be taken into account in designating qualifying zones within the selected metropolitan and urban areas. The incentive is intended to encourage investment in:

Designated areas in metropolitan and certain other urban areas

• Areas with high population carrying capacity

• Central business districts or inner city environments

• Areas with developed urban transport infrastructure for trains, buses or taxis.

All provinces will benefit from this tax expenditure. The designated urban areas eligible for proposed relief are located within the following areas:

• Ekurhuleni (East Rand) – Gauteng Province

• Johannesburg – Gauteng Province

• Tshwane – Gauteng Province

• eThekwini (Durban) – KwaZulu Natal Province

• Msunduzi (Pietermaritzburg) – KwaZulu Natal Province

• Nelson Mandela (Port Elizabeth) – Eastern Cape Province

• Buffalo City – Eastern Cape Province

2002 Budget Review

• Cape Town – Western Cape Province

• Mangaung (Bloemfontein), Matjhabeng (Welkom) – Free State Province

• Emalahleni (Witbank), Mbombela (Nelspruit) – Mpumalanga Province

• Polokwane – Limpopo Province

• Sol Plaatjie (Kimberley) – Northern Cape Province

• Mafikeng – North West Province.

Approximately R1,3 billion of tax expenditures over 4 years for urban renewal

This programme will be allocated R1,3 billion of tax revenue foregone within four years, after which the programme will terminate. It is anticipated that approximately R60 million of tax revenue will be foregone in 2003/04, rising to R400 million a year subsequently. Measures will be provided to ensure sound governance of the programme as well as transparent reporting and annual accountability before Parliament (as is currently required by the Strategic Investment Programme). Details of demarcation criteria and procedures will be announced in legislation.

Tax benefits for low income housing organisations	A complementary proposal extends tax advantages to public benefit organisations that provide affordable housing to low income households in underdeveloped urban areas (see below).

Extension of accelerated depreciation window period for manufacturing

Accelerated depreciation for manufacturing will become a permanent feature

Last year, the tax depreciation regime for manufacturing and similar processes was changed from a 20 per cent straight-line system (5-year period) to a shorter and more attractive regime that allows a 40, 20, 20, 20 per cent write-off rate over a 4-year period. The purpose of this change was to stimulate the manufacturing sector on an industry-wide basis. The 4-year regime was limited to investments occurring on or before 28 February 2005 due to cost considerations. It is proposed that the 28 February 2005 sunset limitation be removed.

Comprehensive business asset reinvestment relief

Stimulating the upgrade of business assets

Unlike tax practice in many countries, the sale of income-producing business assets in South Africa is subject to tax even if sale proceeds are reinvested for further business use. This hinders businesses in their attempt to upgrade their facilities because the sales proceeds needed for reinvestment are reduced by the tax paid. Only partial relief exists, in the capital gains regime and in respect of involuntary disposals.

Tax relief for reinvesting sale proceeds within 18 months

With a view to stimulating business reinvestment, comprehensive tax relief will be provided for ordinary income and capital gain when the sale proceeds of movable depreciable business assets are reinvested in other movable assets within an 18-month period. This will, in effect, defer taxable income or gain from the asset sold over the life of the newly acquired asset. This spreading will nullify the tax on the sale because the deferred income or gain will be offset by depreciation taken with respect to the newly acquired asset. The current rollover

Chapter 4: Revenue trends and tax proposals

rules for involuntary dispositions (such as gains from insurance proceeds) will also be incorporated into this regime for business reinvestment.

Claiming losses on sale of depreciable business assets

Under current law, the sale of depreciable moveable and immovable business assets at a price below cost (after adjustment for depreciation) generally results in capital loss treatment. Taxpayers may claim losses from ordinary revenue only if a business asset is scrapped. The current tax treatment in respect of “scrapping” is somewhat uncertain but is generally intended to compensate taxpayers for business assets that are obsolete.

Simplifying the treatment of business assets sold at a loss

Many countries allow taxpayers to claim ordinary losses on the sale of depreciable business assets with short write-off periods regardless of obsolescence. Full ordinary loss treatment prevents taxpayers from holding “less than optimal” business assets solely to claim ordinary losses through depreciation. It is proposed that the scrapping regime be eliminated, in line with international best practice, in favour of regime in which taxpayers can claim losses from ordinary revenue on the sale of devalued depreciable business assets with short useful lives.

Proposed ordinary losses on sale of devalued business assets with short useful lives

Research and development

Current law provides an antiquated set of rules for claiming deductions involving scientific expenditures in the field of natural or applied science. For instance, capital expenditures are deductible only at a 25 per cent rate over a 4-year period, after approval from the Council for Scientific and Industrial Research (CSIR).

Modernising the tax regime for R & D

It is proposed that the regime for scientific expenditures be modernised in favour of a more accommodating approach to research and development. Among other changes, a 40, 20, 20, 20 per cent four-year write-off period for capital expenditure is proposed, consistent with manufacturing sector provisions. In line with international practice, these benefits would not apply to research and development of dubious scientific or technological value, such as marketing research, thereby obviating the need for CSIR approval.

Accelerated 4-year write- off for capital expenditure relating to research and development

Accelerated depreciation for biodiesel plant and machinery

Facilitating the production of biofuels is an effective strategy for generating renewable and environmentally friendly forms of energy. Production of these fuels has important backward linkages into agriculture and, hence, rural areas. Biofuels are best produced near the source where the oil seed crops are harvested, resulting in significant primary and secondary employment opportunities (harvesting and processing). The depreciation write-off for biofuels plant and machinery qualifies for the full 50, 30, 20 per cent write-off available for farming. The cost of this tax expenditure is negligible as this industry is presently in a start-up phase.

Maintaining the favourable 3-year 50, 30, 20 per cent write-off period for biodiesel plant and machinery located on farms

2002 Budget Review

Small business tax stimulus measures

Enhanced start-up expenses
Unclear tax treatment of start-up expenses will be clarified

Scope exists for clarifying the tax rules surrounding the deductibility of start-up expenses (except for pre-production interest). The deductibility of start-up expenses affects the liquidity of small businesses and, hence, these enterprises should not generate taxable income until after cost recovery. Other issues requiring clarification include the availability of VAT input credits during the start-up period.

Double deduction for the first R20 000 of start-up expenses

It is proposed that the tax law be amended with respect to the income tax deductibility of start-up expenses (including pre-production interest) in order to create a unified statutory regime. Start-up expenses would generally be allowed if undertaken for a set period before actual business operations begin. It is also proposed that all these start-up expenses generally be ring-fenced against future income from the same business in which they arise. Changes will also be made to the tax treatment of pre-incorporation expenses as VAT input credits during the start-up period. In order to stimulate small businesses, it is proposed that taxpayers receive a double deduction for expenses initially incurred with respect to a new business, capped at the first R20 000 of available deductions.

Enlargement of small business category
Small businesses enjoy 15 per cent corporate tax rate on first R150 000 of taxable income

Small business corporations are subject to a 15 per cent tax rate for the first R150 000 of taxable income are eligible for accelerated tax depreciation benefits. Small business corporations currently must generate no more than R3 million turnover to fully utilise this relief.

Turnover limit increased to R5 million

With a view to making the above-mentioned relief more effective, it is proposed that the small business corporation definition be enhanced to cover a larger set of businesses. Under the new definition, the turnover limit will be increased to R5 million. Also, companies will not be prevented from receiving small business tax relief merely because these companies have shareholders with de minimis levels of ownership in another company.

Anticipated revenue loss

The anticipated cost in 2003/04 of the increased small business turnover threshold is R10 million. The proposed general business tax stimulus measures will result in a revenue loss of about R80 million in 2003/04.

Facilitating government grants to organs of state and public benefit organisations
Exempting government grants
Government grants are currently subject to Income Tax and VAT	Many government grants are currently subject to income tax and value-added tax (VAT). In these situations, one arm of Government is effectively taxing the other, thereby reducing Government’s ability

Chapter 4: Revenue trends and tax proposals

to deliver its expenditure programmes with cost efficiency. This most notably arises when Government provides grants for infrastructure and other capital investments.

In order to remove this inefficiency, Government grants to Public-Private-Partnerships will be thoroughly reviewed in cases where these grants are used for capital investments eventually returned to Government or for public infrastructure. The review is prompted by the need to avoid inefficient tax structuring. The VAT implications of such grants will also be reviewed to ensure maximum benefits are derived.

Clarifying differences between taxable and tax-exempt government and quasi-government bodies

Some government and quasi-government bodies (including companies owned by the State) are exempt from tax while others are subject to tax. This distinction between exemption and taxation is unclear, so much so that certain direct government functions may inadvertently be subject to tax. In order to remedy these concerns, the law in this area will be clarified, including collateral issues such as the treatment of foreign bodies.

Clarifying inconsistent tax treatment of Government functions
Modernising tax treatment of provincial and local governments

Special exemptions from various taxes often apply to various organs of provincial and local government. However, the definitions relating to those exemptions (and other pre-1994 special authorities) are not aligned to the Constitution. These definitions will be modernised.

Modernising tax exemptions for provincial and local governments
Extending list of public benefit organisations eligible for deductible donations

Since 2000, Government has liberalised the tax treatment of public benefit organisations in order to stimulate this very important sector. Government expanded the list of activities eligible for tax-exempt status during the past year and has begun to expand the list of activities eligible to receive tax-deductible donations.

Government has encouraged public giving through tax incentives

It is now proposed that the list of public benefit activities eligible for tax-deductible donations be expanded further. This should serve to encourage individual and corporate donations. While concerns continue to exist that deductible donations could lead to tax avoidance, these largely revolve around the manner of donations rather than “to whom” such donations are made. Thus, the rules for the types of donations eligible for deduction will be modified to remedy these concerns, including obligations to prevent a donee organisation from acting as a facilitator.

Expansion of PBOs qualifying for deductibility of donations

As part of this package, the list of activities conducted by public benefit organisations will be expanded to exempt organisations devoted to low-income housing and that contribute toward the regeneration of urban areas. This complements Government’s investment in urban infrastructure and the proposed tax allowance for

The list of PBOs will be expanded for organisations devoted to low-income housing

2002 Budget Review

urban development. Clarification will also be provided around rules involving the meaning of exemption for ordinary revenue and capital gain purposes.

Encouraging capital inflows while discouraging capital outflows

Removing tax on certain foreign dividend repatriations

Part of the rationale for foreign dividend tax has become obsolete

South African taxpayers became subject to tax when receiving foreign dividends from 23 February 2000, and became subject to tax on their worldwide income in January 2001. This tax on dividends eliminated the previous artificial incentive to invest in foreign shares over domestic investments. The tax on foreign dividends was also necessary to prevent the artificial erosion of the tax base through round-tripping schemes (tax deductible payments offshore followed by previously tax-free inflows of foreign dividends).

Current foreign dividend tax system will be repealed in case of dividends from foreign subsidiaries

The current system of taxing foreign dividends has the unintended effect of discouraging dividend inflows. This is most readily apparent in situations where taxpayers holding a material interest in a foreign subsidiary delay or avoid the repatriation of dividends to avoid the tax. In order to eliminate this disincentive, the tax on foreign dividends will be removed where a South African taxpayer has a meaningful interest in the foreign subsidiary paying the dividend.

Removal of indirect foreign tax credits

This removal necessitates a number of collateral changes, including the removal of indirect foreign tax credits for shareholdings falling below a meaningful threshold and the review of other anti-avoidance measures to eliminate any possible return of round-tripping transactions. These changes together with amendments ensuring consistency will simplify administration and compliance.

Removal of designated country exception

Sub-optimal revenue collection in terms of the Designated Country Exception

Despite the shift to worldwide taxation in 2001, certain foreign income remains outside the South African income tax net by virtue of the “designated country exception.” Under this provision, income from listed foreign countries is exempt if subject to a statutory rate of at least 27 per cent. The underlying rationale was to eliminate high-taxed foreign income, most of which would generate marginal additional revenue for the South African fiscus after offsetting foreign tax credits.

Removal of foreign dividend tax obviates need for Designated Country Exception

With the proposed removal of the tax on foreign dividends, the need for this provision largely falls away. Foreign dividends from controlled subsidiaries are the main source of high taxed foreign income and the main source of administrative concern. The current use of a “white list” of countries also creates anomalies in respect of foreign policy objectives relating to excluded countries. It is therefore proposed that the designated country exception be eliminated, from an effective date to be announced in legislation. This change will be accompanied by special rules limiting or eliminating remaining forms of excess foreign tax credits.

Chapter 4: Revenue trends and tax proposals

Increased exchange of information and reporting

Taxation of foreign income presents considerable enforcement difficulties. Besides issues relating to physical location, SARS officials often need to overcome information barriers posed by foreign law. Similar problems confront the South African Reserve Bank in enforcing exchange controls. In order to improve the domestic exchange of information, it is proposed that a more efficacious flow of information between the Revenue Service and the Reserve Bank should be sought through legislation and otherwise, with a view to mutually supportive law enforcement efforts. This will include improved reporting rules for Controlled Foreign Companies.

Improving exchange of information between Reserve Bank and SARS

Departure charges for shifting residence offshore

Government has adopted several initiatives to tax individuals and companies who shift their tax residence offshore. This tax treatment follows international best practice, as the shifting of residence typically provides tax authorities with their last opportunity to tax unrealised profits. Currently, South African law imposes a capital gains tax as the only exit charge.

Capital gains tax is currently triggered when shifting residence offshore

This regime is incomplete. The tax rules need to be modified for companies that shift their tax residence by moving their effective management to a tax treaty country. First, these companies should be subject to Secondary Tax on Companies as if they distributed all of their available profits. Second, the income tax definition of resident needs to be aligned with ratified tax treaties. This change takes effect on 26 February 2003.

Departure STC charges for shifting residence offshore

Improving South Africa’s international position as financial service centre

Securities on-lending

In order to improve liquidity on the Johannesburg Securities Exchange (JSE) and enhance South Africa’s position as an international financial market, Government proposes to reform the current tax dispensation for securities lending. In securities lending transactions, the holder of a securities portfolio sells securities to a borrower (including title) in exchange for the return of comparable securities, income of the securities, collateral, and a fee (interest). This form of securities “lending” is driven by market asymmetries such as divergent credit considerations, economies of scale, access to a wider range of borrowers, and a desire to simplify documentation. For some lenders, particularly smaller institutions, an intermediary (e.g., a lending agent or broker) may be indispensable.

Current tax dispensation for securities on-lending in antiquated

Although certain direct and financial transaction taxes currently allow securities lending to be exempt if comparable shares are returned within 12 months, the current exemptions are too narrow because they require the borrower to sell the shares. However, under current market conditions, the borrowing of shares is also performed for other purposes, such as on-lending. It is accordingly proposed that the exemptions be modified to allow for securities lending without regard

Securities on-lending will be exempt from UST and MST

2002 Budget Review

to the borrower’s purpose as long as the borrower returns full rights to comparable shares within 12 months, compensates the lender for dividends on all borrowed shares and forfeits all voting rights.

Tax preferential treatment for securities on-lending limited to domestic shares on JSE

The proposal will contain new limitations. First, the exemption for securities lending will be limited solely to domestic shares traded on the JSE. Second, borrowers of shares will no longer be eligible for STC offsets. This proposal is expected to raise additional Uncertified Securities Tax (UST) revenue because the increased use of securities lending transactions will generate more sales of securities by borrowers.

Removal of stamp duties on insurance and fixed deposits

Stamp duties on insurance policies and fixed deposits eliminated

Government has gradually been eliminating Stamp Duties and similar charges in line with international best practice as these charges generate little revenue while imposing great administration and compliance cost. It is proposed that during the 2003/04 fiscal year Stamp Duty on insurance policies and fixed deposit receipts will be eliminated. The removal of the Stamp Duties on fixed deposit receipts should be viewed in line with the increase in the interest exemption as part of the package to promote savings for lower income households. This proposal will come into effect from 1 April 2003. The estimated cost of this proposal is R200 million.

Collective investment schemes

Tax rules must be aligned with the Collective Investment Schemes Act

Government has recently passed legislation that repeals the Unit Trust Control Act and the Participation Bonds Act in favour of a unified system for Collective Investment Schemes (CIS). These changes will come into effect during the first quarter of 2003. While some amendments have been made to the tax acts in 2002 in order to accommodate the new CIS dispensation, these changes are far from complete. It is therefore proposed that the tax law for domestic CIS entities be revised, especially with regards to newly allowed company structures in terms of the CIS regime. Similarly, other adjustments to the tax acts will be made as an accommodation for the new Securities Services bill dealing with the JSE Securities Exchange.

Removal of outdated tax preferences

Removal of tax exemption for gold share companies

Tax exemption for gold share company iniquitous

Domestic holding companies of gold mining shares are currently exempt from certain taxes. This exemption was introduced in 1958 to induce foreign ownership of domestic mining investments, and it is now utilised by only one company.

This exemption will be repealed from 1 January 2004

It is proposed that this exemption be removed because no discernible policy rationale exists for its continuance. First, this tax expenditure undermines international tax norms, such as the SADC agreement on tax incentives. Second, all previously instituted South African tax preference dispensation had sunset provisions. Lastly, it is unfair to retain a special tax dispensation for a single taxpayer. This exemption

Chapter 4: Revenue trends and tax proposals

will be repealed with effect from 1 January 2004 including transitional relief for the one company utilising this exemption.

Removal of International Headquarter Company regime

A special exemption from worldwide taxation and the foreign dividend tax was introduced two years ago when the worldwide tax system came into effect. In order to qualify for this International Headquarter Company exemption, the entity had to be exclusively foreign owned, and it had to have more than 90 per cent of its value stem from equity or loan capital of more than 50 per cent owned foreign companies.

This regime exempted exclusively foreign owned entities from worldwide income and foreign dividend taxes

The need for this exemption falls away with the removal of the foreign dividend tax in situations where a shareholder has a meaningful say over its foreign subsidiary. This regime was rendered ineffective because the flow of funds into 90 per cent foreign subsidiaries was restricted by the SARB in terms of exchange control regulations.

International Headquarter Company regime removed as it is ineffective

Targeted anti-avoidance measures

Limiting losses from secondary trades

Many individuals engage in “secondary trades” that have the effect of generating losses that eliminate tax on salary or professional income. These secondary businesses come in many forms such as farming, letting of holiday accommodations, as well as from hobby-like activities such as yachting and car collecting. In order to counter the revenue loss associated with such practices, it is proposed that losses from secondary trades be ring-fenced.

Losses from secondary trades to be ring-fenced

Easing of withholding rules for directors

Two years ago, Government imposed strict anti-avoidance withholding rules on director’s salaries and fees to bring directors into the basic PAYE system. Concerns have been expressed that this has unintended consequences, especially where withholding is imposed on directors in receipt of monthly salaries. It is proposed that the withholding regime be amended to address these concerns without leaving directors in a better position than standard salaried employees.

Liberalisation of withholding rules for directors

Transfer duty avoidance nominee transactions

Certain property dealers are making increasing use of nominee purchases in order to avoid transfer duty or VAT upon resale. In these transactions, a dealer acquires fixed property on behalf of an “unnamed nominee.” The dealer then adds the name when a suitable buyer is found on resale, thereby effectively hiding one taxable transaction. Artificial transactions of this kind will be disallowed.

Elimination of nominee property purchases

2002 Budget Review

Extension of general anti-avoidance principles

General anti-avoidance rules to apply to all tax acts

The Income Tax and the VAT Acts contain general anti-avoidance rules while other tax acts do not. It is proposed that comparable general anti-avoidance rules be added to all the tax acts where these rules are currently lacking.

Extension of anti-connected person loss rules

Extending anti-connected person loss rules to other income tax provisions

Measures exist in the capital gains tax and scrapping allowance rules, which seek to restrict connected persons from selling assets at a loss while keeping those loss assets within the same economic group. Losses between connected persons are ring-fenced against connected person gains.

Extending anti-connected person loss rules to trading stock sales and other situations

During the 2002 technical corrections process, it was determined that the anti-connected person loss rules remain incomplete. Most notably, anti-connected person loss rules are currently lacking for trading stock sales. The anti-connected person rules also fail when a single taxpayer is transacting a deemed sale and repurchase of its own assets, or fail to account for situations where the transaction occurs shortly before persons became connected. It is accordingly proposed that these and other related anomalies be corrected.

Unilateral loss write-offs of financial instruments repealed

Also, taxpayers can currently claim unilateral write-offs of losses on financial instruments held as trading stock (other than shares), even though taxpayers need only recognise profits when realised. This unilateral write-off lacks symmetry in terms of gains. It is accordingly proposed that this unilateral write-off be repealed.

Effective dates of direct tax proposals

Unless otherwise noted, the direct tax proposals described above will generally be effective from the date promulgated into law.

Foreign exchange amnesty and accompanying tax treatment

Background and rationale

Long history of illegally held offshore funds

Despite the existence of exchange controls, many South African individuals have a long history of shifting funds offshore illegally, dating back well before the 1980s. These funds have been smuggled offshore in a variety of ingenious ways. In addition, South African earned foreign income (generated from legal as well as illegal funds) often goes unreported in terms of the Income Tax Act.

Taxation of world-wide income introduced in 2001

Government has rightly taken the position that infractions of exchange controls and the Income Tax Act should not be tolerated. However, in recent years, it has become apparent that many individuals and institutions wish to repatriate their assets voluntarily and regularise their affairs. Regulatory considerations play a part in this. First, the tax enforcement climate has changed materially. Government has enacted legislation to tax offshore earnings in order to ensure that

Chapter 4: Revenue trends and tax proposals

taxpayers do not have an artificial incentive to invest offshore. The culmination of these changes occurred in 2001 when South Africans became subject to tax on their worldwide income. Second, in 2002, Government introduced a deemed income charge for failure to report foreign earnings. Third, the recent introduction of the Financial Intelligence Centre Act has increased further the risk of holding illegal offshore earnings.

Internationally, the legal and economic environment has also become less favourable for illegally held offshore funds. Since 1994, Government has greatly expanded its tax treaty network, thereby facilitating greater international information exchange. The world community is increasingly intolerant of tax haven countries and has reinforced measures to combat illegal money laundering as part of the international effort against terrorism. Finally, in world economic terms, the growth prospects of foreign earnings have considerably dimmed vis-à-vis the growth prospects of onshore investments.

Increased surveillance and taxation on offshore funds

Mindful of the above, Government is of the view that a joint foreign amnesty, in relation to both exchange controls and the Income Tax Act should be offered. The purpose is not to raise revenue. It is instead to allow past transgressions of the law to be dealt with, while improving disclosure of foreign assets and income. It will permit the repatriation of capital by those persons who desire to bring back funds but fear the consequences of past illegal acts. The general principles of this amnesty are outlined below. Further details – including legislation – will follow in March and April 2003, and the Exchange Control Department of the South African Reserve Bank will in due course provide further information via authorised exchange dealers.

Time is right for foreign amnesty in respect of exchange control and income tax

General principles of the joint amnesty

Any individual can apply for relief unless that individual is aware of an enforcement investigation by the date of filing directed against their foreign activities in terms of Exchange Control or in terms of the Income Tax Act.

Eligible Parties

Individuals may file for exchange control and/or Income Tax amnesty relief and the following conditions will apply:		Filing Requirements

•	All applications for relief must be filed from 1 May 2003 until 31 October 2003.

•	Individuals applying for Exchange Control amnesty relief must do so with an authorised dealer, and individuals filing for Income Tax amnesty must do so with SARS.

•	The filing for Income Tax amnesty relief must be attendant with an individual income tax return for the year of assessment ending on 28 February 2003 that fully discloses all foreign income.

•	The filing for Exchange Control and/or Income Tax amnesty relief by an individual must contain proper disclosure (such as a complete statement of offshore assets and liabilities).

2002 Budget Review

Price of the Amnesty	Individuals filing for Exchange Control amnesty relief are subject to:

	•	A 5 per cent Exchange Control one-time levy to the extent any foreign assets are repatriated back to South Africa; or

	•	A 10 per cent Exchange Control one-time levy to the extent any foreign assets remain offshore.

	•	In both cases a zero per cent levy will apply for all assets that can be held legally offshore under the normal Exchange Control limits.

	•	All Exchange Control levies are to be paid to the Corporation for Public Deposits for subsequent transfer to the National Revenue Fund and will be separately reported upon.

•

Individuals filing for Income Tax amnesty relief must pay all taxes due on foreign income earned during the year of assessment ending on 28 February 2003. These amnesty proceeds will be separately reported upon and sterilised from the general tax revenue stream.

Benefits of the amnesty

Individuals filing for Exchange Control amnesty relief are released from all civil penalties and criminal liabilities stemming from the illegal shift of funds offshore in contravention of Exchange Controls on or before 28
February 2002. Individuals filing for Income Tax amnesty relief are released from all income taxes, interest, civil penalty, and criminal penalties stemming from the failure to disclose gross income or capital gain from foreign sources if that income or capital gain arose on or before
28 February 2002.

Indirect tax proposals

Indirect taxes comprise 40 per cent of main budget revenue	Indirect taxes constitute approximately 40 per cent of main budget revenue. The main components of indirect tax revenue are VAT, the general fuel levy, excise and customs duties.

Excise duties on alcoholic beverages

Restructuring of specific excises on alcohol	After extensive two-year long consultations with stakeholders, it was decided to structure the taxation of alcoholic beverages as follows:

	•	The total tax burden (excise duties and VAT), as a percentage of the weighted average retail selling price, for spirits, clear beer and wine will be set at 43, 33 and 23 per cent respectively.

	•	The excise duty on alcoholic fruit beverages and ciders will be set equal to that of clear beer on a per litre basis.

	•	The excise duty burden on spirit coolers will be based on the excise duty for spirits, as is currently the practice.

•

The tax incidence for the first nine months of the current fiscal year will be used as reference point for the annual adjustments in excise duties for each category of alcoholic beverage. However, the actual adjustment in excise duties will be calculated based on tax burdens derived from projected prices for the next fiscal year of the expected consumer inflation rate, whichever is higher. This fallback position is necessary to ensure that the market is not

Chapter 4: Revenue trends and tax proposals

flooded with low-price alcoholic beverages in order to minimise the annual adjustment in excise duties.

Excise tax increases on alcoholic beverages will raise approximately R460 million in additional revenue in 2003/04. The proposed increases in excise duties on alcoholic beverages for 2003/04 are summarised in table 4.8 below (more detail in Annexure C).

Increase in excise duties on alcohol will raise R460 million

Review of definitions of ‘clear’, sorghum and alcoholic fruit beverages

Definitional weaknesses exist in the Customs and Excise Act of 1964 in respect of ‘clear’ beer, sorghum beer and so-called alcoholic fruit beverages, which attract different excise duties. This could potentially be exploited with a view to paying lower excise duties applicable to traditional sorghum beer in respect of clear lager beer that contains sorghum as cereal ingredient. The revised definitions for alcoholic fruit beverages will also clarify any existing uncertainty as to the correct duty applicable for new alcoholic mixtures released into the market. The proposed new definitions seek to protect the fiscus against potential erosion of its excise tax base.

Uncertainties in the definition of beer and alcoholic fruit beverages to be addressed

Excise duties on tobacco products

The policy to maintain a total consumption tax burden (VAT plus excise duty) of 50 per cent of the retail-selling price of the most popular brand for each category of tobacco products is retained.

Based on this approach, the following tax increases on tobacco products are proposed:

Increase in duties on tobacco will raise an additional R447 million

•	Cigarettes	—	10,8 per cent

•	Cigarette tobacco	—	20,9 per cent

•	Cigars	—	39,0 per cent

•	Pipe tobacco	—	10,9 per cent.

These adjustments are expected to raise R447 million in additional revenue in 2003/04. The proposed increases in excise duties on tobacco products for 2003/04 are summarised in table 4.8 below and set out in more detail in Annexure C.

2002 Budget Review

Table 4.8 Changes in specific excise duties

Product	Current excise duty rate	Proposed excise duty	Estimated additional revenue R million	Nominal change in excise duty (%)	Real change in excise duty (%)
Malt beer	R25,63c/ litre of	R28,19c/ litre of	299,5	10	2,3
	absolute alcohol	absolute alcohol
	(43,6c/ average	(47,9c/ average		10	2,3
	340ml can)	340ml can)
Sorghum beer	7,8c/ litre	7,8c/ litre	0	0	0
Sorghum flour	34,7c/ kg	34,7c/ kg	0	0	0
Unfortified wine	80,7c/ litre	89,6c/ litre	28,1	11	3,3
Fortified wine	182,5c/ litre	200,7c/ litre	4,6	10	2,3
Sparkling wine	227,6c/ litre	252,6c/ litre	1,6	11	3,3
Ciders and	130,5c/ litre	143,6c/ litre	80,1	10	2,3
alcoholic fruit
beverages
Spirits	R36,71c/ litre of	R40,38c/ litre of	103,6	10	2,3
	absolute alcohol	absolute alcohol
	(R11,84/ average	(R13,02/ average		10	2,3
	750ml bottle)	750ml bottle)
Cigarettes	350,8c/ 20	388,5c/ 20	409,3	11	3,3
	cigarettes	cigarettes
Cigarette tobacco	514,8c/ 50g	622,4c/ 50g	0,5	21	13,3
Pipe tobacco	131,3c /25g	145,6c /25g	35,7	11	3,3
Cigars	1763,4c /23g	2451,8c /23g	37,1	39	31,3

Taxes on fuel

Components of fuel taxation	Petrol and diesel attract five tax charges or levies:

•	The general fuel levy, which finances general government expenditure and accrues to the National Revenue Fund
•	The Road Accident Fund levy is dedicated to finance claims from road accident victims in terms of the Road Accident Fund’s third party motor vehicle accident insurance scheme
•	A customs and excise levy in terms of the SACU customs pool, financing regional development and stability
•	An Equalisation Fund levy, the proceeds of which were used to mitigate domestic fuel price fluctuations
•	A small levy on diesel which defrays the costs of the marking and dying of illuminating paraffin to combat the illegal blending of diesel with illuminating paraffin

The components of the total fuel taxes are set out in table 4.9 below

Chapter 4: Revenue trends and tax proposals

Table 4.9 Total combined fuel levy on leaded petrol and diesel

	2002/03		2003/04
	93 Octane petrol	Diesel	93 Octane petrol	Diesel
General Fuel levy	98,0	81,0	101,0	85,0
Road Accident Fund levy	18,5	18,5	21,5	21,5
Customs and Excise levy	4,0	4,0	4,0	4,0
Equalization Fund levy	—	—	—	—
Illuminating Paraffin marker	—	0,2	—	0,2
Total	120,5	103,7	126,5	110,7
Pump price: Gauteng (as in February)	372,0	345,8	392,0	355,1
Taxes as a % of pump price	32,4	30,0	32,3	31,2

In terms of a Government decision, leaded petrol and diesel fuel with high sulphur content must be phased out by 1 January 2006. After consultation with the Department of Minerals and Energy and the local oil refining industry, the differential in the general fuel levy between leaded and unleaded petrol will temporarily be eliminated to allow the industry the scope to increase its clean fuels production capacity. Government is currently reviewing possible measures in support of increasing the refining industry’s capacity in respect of clean fuel production.

Promotion of cleaner fuels

Mindful of the impact that increases in the dollar denominated international crude oil price have on domestic fuel prices, it is proposed that the fuel taxes be adjusted by less that inflation, as follows:

Adjustments in fuel taxes

•	The general fuel levy on all grades of petrol (both leaded and unleaded) will increase to 101 cents per litre. This constitutes an increase of 3 cents per litre on leaded petrol and between 6,2 and 9,2 cents per litre on unleaded petrol.
•	The general fuel levy on diesel fuel will increase by 4 cents per litre to 85 cents per litre.
•	The Road Accident Fund levy will increase by 3 cents per litre from 18,5 cents per litre to 21,5 cents per litre.

The adjustments in the general fuel levy on petrol and diesel are expected to raise approximately R642 million in additional revenue in 2003/04. The increase in the Road Accident Fund levy will raise an additional R474 million for the Road Accident Fund in 2003/04. This proposal will take effect from 2 April 2003.

Other excises and charges

Reducing ad valorem excise duties on new motor vehicles

After consultation with the motor vehicle manufacturing industry, it is proposed that the graduated formula to calculate the ad valorem excise duty on new motor vehicles be adjusted to address the inflationary element. This formula draws a distinction between vehicle types and the weight of vehicles, translating into a lower excise duty charge on lower priced cars. The inflation adjustment,

Inflation adjustment in duty formula for new vehicles

2002 Budget Review

with effect from 1 April 2003, will cost the fiscus approximately R243 million in tax revenue foregone in 2003/04.

Repealing ad valorem excise duties on computer equipment

Abolition of ad valorem duties on computers resulting in R572 million revenue loss

The information technology industry is a highly competitive sector that has the potential to contribute greatly to future economic growth in South Africa. It is accordingly proposed that the ad valorem excise duty on computer equipment be abolished in order to enhance the competitiveness of South Africa’s business enterprises. This concession will come into effect on 1 April 2003 and will cost the fiscus R572 million in 2003/04.

Fiscal measures in support of sustainable development

Environmental duty on plastic bags

The Minister of Environmental Affairs and Tourism agreed, after consultation with industry and organised labour, to reverse the regulations banning the manufacture and use of certain types of plastic bags. Instead, a levy on plastic bags will be introduced and some of the revenues collected will be earmarked for the recycling of plastic bags.

Internalising the “polluter pays” principle in possible future fiscal reforms in support of the environment

The levy on plastic bags will take the form of a duty in terms of the Customs and Excise Act and SARS will be the collecting agent. This environmentally related fiscal instrument could serve as a case study for the introduction of other environmentally related fiscal instruments in support of the “polluter pays” principle. The Environmental Tax study commissioned by the National Treasury last year will be released for comments as a discussion document later this year. The outcome of this process should present options for environmentally related fiscal reforms in support of a sustainable development path. This proposal requires legislative changes to the Customs and Excise Act.

Air passenger departure tax

Inflation adjustment

The air passenger departure tax has not been adjusted for inflation since its introduction in 2001. It is proposed that the air passenger departure tax be adjusted by 10 per cent, which means that the tax will increase by R5 to R55 per passenger departing to Botswana, Lesotho, Namibia and Swaziland and by R10 to R110 per passenger departing for all other international destinations. This increase will raise approximately R30 million in additional revenues in 2003/04. The proposal will take effect from 1 July 2003.

Value-added tax

VAT on transfer payments subsidies and grants to, public entities

A number of problems and inconsistencies have arisen as a result of the current interpretation and application of the VAT Act with respect to transfer payments, subsidies and grants to public entities and other beneficiaries. A similar problem also exists in relation to the VAT treatment of local authorities. It is proposed that the VAT Act be amended to ensure that the VAT treatment of such appropriations are equitable and consistent. A task team consisting of the National

Chapter 4: Revenue trends and tax proposals

Treasury and SARS is investigating the policy and administrative implications of such an amendment.

Increased VAT threshold for commercial accommodation

It is proposed to increase the monetary threshold for the total expected annual receipts with respect to letting in the definition of commercial accommodation from R48 000 to R60 000 per annum. This has become necessary to take account of inflation. This threshold ensures that private individuals who occasionally let out their private holiday homes do not misuse the VAT input system.

Monetary threshold increased from R48 000 to R60 000

Measures to enhance tax administration

Reforms to collection mechanisms

After adjusting for disputed assessments, liquidations and write-offs, the outstanding tax debt at the end of 2002 was 11 per cent of estimated collections for that year. In addition to the introduction of an automated debt management system in the Western Cape on a pilot basis, it is proposed to reduce the tax debt by tightening up or reforming collection mechanisms as discussed below

Outstanding tax debt at end of November 2002 11 per cent of collections

Misuse of PAYE, VAT and UIF funds

Employers and vendors are required to withhold and pay over PAYE, VAT, and UIF taxes. Unfortunately, many unscrupulous parties withhold these funds only to expend the funds for their own use, thereby misusing Government proceeds. It is accordingly proposed that disbursing agents and other responsible persons become directly liable if they have direct or indirect authority over withheld funds. International experience reveals that personal liability contributes to reducing misuse of tax and social security funds.

Responsible persons directly liable for failure to pay over withholding taxes

Debt outsourcing

SARS intends to increase its collection capability by outsourcing undisputed tax debts to private collection agencies. It is accordingly proposed that the rules involving the secrecy waiver be clarified to cater for private collection agencies. This outsourcing strategy is limited solely to issues relating to collection of assessed tax liabilities (and not to issues giving rise to the tax liability).

SARS to outsource collection of undisputed tax debts

Extension of appointment for collections agent powers

In terms of the Income Tax and the VAT Acts, SARS currently has the power to appoint private parties (e.g., banks) as withholding agents to pay unpaid tax debts. It is proposed that this effective tool be extended to tax acts, such as the Customs and Excise Act as well as the Transfer Duty Act.

SARS to have power to appoint collection agents for all taxes

2002 Budget Review

Liquidations and other transfers to avoid tax obligations

Shareholders of liquidated companies will become personally liable for failed company’s tax liabilities

One of the most common means of tax avoidance for companies is to liquidate. Owners of these companies then resume their businesses anew in a different company form. Under current law, the only recourse for SARS is to pursue the initial company under the insolvency laws with a possible claim against the company’s shareholders under common law “piercing the corporate veil” principles. In order to curtail these abuses, it is proposed that the shareholders of the liquidated company and other relevant parties become liable for the taxes of the failed company to the extent those parties receive liquidated assets during or shortly before liquidation. Other shifting of assets to avoid tax collections also be curtailed.

Penalties, reporting, advance rulings and objections

Penalties for failing to register and other transgressions

New penalty for failure to register and for non-filers

Taxpayers have a civil duty to register and file tax returns. No separate penalty currently exists for failure to register for certain taxes and the current penalty for failure to file is trivial. It is therefore proposed to increase the penalties for these transgressions.

New penalties for PAYE and transfer duty transgressions

The current penalties for violating PAYE are insufficient and the penalties for violating Transfer Duty are wholly lacking. In order to promote consistency with other regimes, it is proposed that penalties of up to 200 per cent be availabe in these circumstances.

Disclosure of certain tax avoidance structures

Taxpayers to provide details of transactions subject to confidentiality or contingencies based on tax

As is the unfortunate practice internationally, taxpayers often enter into tax avoidance structures at the behest of advisers and consultants. Most of these structures operate without SARS scrutiny, thereby appearing to create a further “air of legitimacy” about the legality of their use. In order to prevent further proliferation of such aggressive avoidance schemes, it is proposed that advisors and taxpayers be required to provide details of certain structures on their returns, such as transactions subject to confidentiality in terms of tax consequences. In addition, reporting will be required for transactions that contain a contingency based on tax. Transactions involving such agreements typically have an element of tax avoidance.

Record keeping and registration of tax practitioners

Registration of tax practitioners

As announced in 2002, parties rendering tax advice will have to be formally registered. These rules are currently subject to a consultative process designed to promote self-regulation and improve professional conduct in the tax field.

Consistent reporting requirements for all tax acts

A number of the tax acts require minimum standards of record keeping, which provides a vital audit trail. It is accordingly proposed that these minimum standards be extended to all the tax acts, including UST, MST, and Stamp Duties.

Chapter 4: Revenue trends and tax proposals

Tax administration initiatives

Recent collection enhancement initiatives

SARS has sustained its revenue performance and at the same time created a foundation for more comprehensive changes to improve tax compliance. This approach is premised on three key strategies:

•	Proactive engagement and service to taxpayers

•	Creation of an efficient and high quality processing capability

•	Increased sophistication and focus in respect of enforcement.

.

Service

SARS is committed to improved taxpayer service. The following initiatives are examples of this:

•	The SARS Service Monitoring Office was opened on 3 October 2002. This initiative is further underpinned by the introduction of call centres in more provinces, which seek to facilitate the processing of taxpayer complaints.

•	New rules for the tax courts and guidelines to facilitate the settlement of disputes will come into effect on 1 April 2003.

•	The debate on the SARS Taxpayer Service Charter has been taken forward by releasing a discussion document.

•	A newly created Tax Exemption Unit will process approvals for the exemption of public benefit organisations and other entities.

Processing

In order to expedite the timely filing of tax returns, SARS will be issuing simplified tax returns for individuals. It is vital that South Africans are responsive to the need to file as soon as possible after the receipt of their tax returns.

During the past year an improved turn around time in respect of tax returns was achieved. SARS has successfully eliminated all backlogs in the processing of submitted tax returns.

Enforcement

In order to further enhance SARS’s enforcement capabilities, a number of new initiatives will be implemented in the coming year:

•	Introduction of business intelligence systems, which will provide better linkage to third party information.

•	Specific taxpayer information projects that seek to match SARS data in respect of high value vehicles, properties, and persons who are members of exclusive clubs.

•	SARS will strengthen its criminal investigation capacity in cooperation with the Department of Justice, the National Prosecution Authority and the South African Police Service.

Advance rulings and time limits for objections

SARS is actively reviewing the possibility of introducing a formal advance rulings process. Under this process, taxpayers could receive advance rulings with respect to the tax consequences of transactions before entering into these agreements. SARS plans to release a discussion document along with possible legislation in 2003.

Possible introduction of advance rulings process

Although an objection to an Income Tax assessment must normally be lodged within 30 days, the Commissioner may extend the period. In order to ensure finality, it is proposed that the Commissioner discretion in this regard be limited to three years from the date of assessment. This 3-year limit is consistent with other SARS and commercial practices.

3-year limit for lodging objections

2002 Budget Review

Increased VAT invoice reporting requirement

Improvements to VAT audit trail by making provision of VAT registration numbers compulsory

It is already compulsory for registered VAT vendors to provide their correct name and address for inclusion on the invoice when making a purchase above R1 000. It is proposed to also make it compulsory for registered VAT vendors to provide their VAT registration number for inclusion on the invoice when making a purchase above R1 000. This has become necessary to prevent the misuse of VAT tax invoices and to improve the VAT audit trail. A similar requirement was successfully introduced by Botswana.

Regional tax cooperation

New SACU Agreement signed

Customs and excise revenue collected in the South African Customs Union (SACU) is shared according to a formula that has been in place since 1969. Following eight years of negotiations, a new SACU Agreement was signed in October 2002. The new revenue sharing formula will take effect in the new financial year and will ensure long-term sustainability of these transfer payments. SACU revenue shares for 2003/04 will amount to R9,7 billion, with an anticipated rise to R11,6 billion and R12,4 billion in 2004/2005 and 2005/2006 financial years, respectively.

SADC Memorandum of Understanding of tax cooperation

The SADC Tax Subcommittee, which is chaired by South Africa, is to identify and develop areas for cooperation in tax policy and administration in support of stable and efficient tax systems that will facilitate trade and investment, whilst securing regional tax bases. A key milestone was reached on 8 August 2002 when SADC Ministers of Finance signed a Memorandum of Understanding (MOU) on Cooperation in Taxation. The MOU will be incorporated into the SADC Protocol on Trade and Investment that is due to be signed in 2004.

Southern Africa Tax Institute established

The Southern African Tax Institute was established at the University of Pretoria during 2002 as an independent institute devoted to training, research and technical assistance in the areas of tax policy and tax administration. SATI provides an accessible, affordable and high quality capacity building opportunity to the region’s tax officials. Its winter programme during June 2002 was attended by 72 officials from the region.

International conferences and assistance given by SARS

The South African Revenue Service hosted the 23rd Technical Conference for the Commonwealth Association of Tax Administrators in 2002 in Cape Town. The conference, which served as a discussion forum for tax administrators, was attended by approximately 200 delegates from 35 countries, including non-Commonwealth countries. In January 2003 South Africa hosted the first All Africa Customs Conference where 26 countries (including all SADC countries) were represented. SARS also increasingly provides technical assistance to neighbouring countries on tax administration matters.

5

Asset and liability

management

Progress in Government’s debt management strategy, proposals for financing the budget deficit in the years ahead, trends in total debt and debt cost and developments in the restructuring of state assets are outlined in this chapter. Highlights include:

•	South Africa’s sovereign credit ratings have been raised from stable to positive outlook by Fitch Rating and Standard and Poor’s

•	National government debt, which was 48,3 per cent of GDP at the end of 1998/99, declines to a projected 37,3 per cent of GDP by the end of the MTEF period

•	Debt service costs fall from 4,2 per cent of GDP in 2002/03 to 3,8 per cent by 2005/06

•	Successful Telkom IPO anticipated

•	Increasing demand for South Africa’s domestic and foreign debt despite global turmoil.

Introduction

In an environment of considerable global economic turmoil, South Africa’s domestic and foreign debt continues to attract increasing demand. While lacklustre performance in the world’s strongest economies – Europe, the USA and Japan – saw increased risk priced into global capital markets, particularly emerging market bonds, South Africa’s profile continued to improve. Traditional investors exhibited a continuing appetite for South African securities, accompanied by interest from new investors. The South African global ten year bond traded on average 335 basis points tighter than the Emerging Market Bond Index (EMBI) in 2002.

South African debt performs well despite global turmoil

Domestic capital market dynamics were dominated by the decreasing supply of government bonds and fluctuations in the value of the currency. While foreigners sold rand-denominated assets, domestic demand remained robust. Together with the strengthening of the currency, this resulted in the continued tightening of domestic spreads.

Demand from domestic investors and rand strength influence bond yields

2003 Budget Review

South Africa’s credit ratings again upgraded

South Africa’s credit ratings continued to improve in 2002, on the strength of solid and sustained macroeconomic and fiscal management. In November 2001, South Africa’s sovereign rating was upgraded by Moody’s from Baa3 to Baa2. In August 2002, Fitch Rating Ltd revised the outlook on South Africa’s sovereign ratings from BBB-stable to BBB-positive. In November 2002, Standard and Poor’s revised its outlook from BBB-stable to BBB-positive.

This chapter covers Government’s debt management strategy, the performance of South African bonds in foreign and domestic markets, and projections of state debt service costs. It includes a profile of Government’s debt portfolio, and an update on progress in the restructuring of state assets.

Debt management strategy

Domestic debt strategy emphasises lower debt costs

Since 1999, the emphasis of domestic debt management has shifted from development of the domestic capital market to reduction of state debt costs, within the constraints of acceptable levels of risk. One of the important objectives of the 2002/03 financial year was to partially meet the market’s demand for paper at the long-end of the curve. In order to achieve this, the National Treasury has:

Range of measures to improve trading at the long	•	Introduced a bond strip market, allowing investors to increase the duration of their portfolios
end of the yield curve	•	Introduced and issued more longer-dated, inflation-linked bonds
	•	Increased the minimum bid-offer spread of longer-dated bonds in the primary market from 5 to 15 basis points, with a view to enhancing trade at the long-end of the curve
	•	Reduced the nominal minimum bid amount per auction of the longer-dated bond in the primary market from R10 million to R5 million
	•	Increased non-competitive bids from 10 per cent to 15 per cent of the total allocated auction
	•	Introduced single price auctions (or Dutch auctions) with a view to removing the so called ‘winners curse’ normally associated with multiple price auctions.

Enhancing liquidity under conditions of declining supply

Enhancing liquidity in an environment of a declining supply has presented considerable challenges in the last two years. Active debt management pursued to this end has included debt consolidation, elimination of former homeland bonds, introduction of a full yield curve of inflation-linked bonds and development of a strip market designed to allow investors to diversify their portfolios.

The debt consolidation process, which includes switches and buy-backs, has been successfully completed. The total nominal outstanding value of illiquid bonds is down from R50 billion in 1999 to just R2 billion in 2002.

Foreign debt strategy focusing on reducing NOFP

The emphasis of South Africa’s foreign debt management strategy has shifted from the setting up of benchmarks in international markets to the elimination of the Net Open Forward Currency Position (NOFP).

Chapter 5: Asset and liability management

The NOFP has now been reduced from a high of US$ 23,2 billion in 1998 to US$1,5 billion on 31 January 2003.

The management of interest rate risks, currency risks and credit risks remains an ongoing part of South Africa’s recently adopted risk management framework.

Developments in South Africa’s debt market

Domestic bond market developments

Bond yields declined during 2002 on the back of lower a deficit and stronger currency, supported by shortage of supply and the strengthening currency, yields on government bonds continued to decline during 2002, with the R153 bond closing at 10,38 per cent on 31 January 2003, 282 basis points lower than at the end of the 2002 financial year.

The turnover in the domestic bond market, as recorded by the Bond Exchange of South Africa (BESA), remains robust, at R11,692 trillion in 2002, compared with R11,646 trillion in 2001.	Bond market turnover of R11,7 trillion in 2002

Figure 5.1 Turnover in the domestic bond market and R153 bond yield

During the first four months of 2002, the shape of the domestic government bond yield curve changed, with the longer-dated R153 bond trading lower than the R150 bond for the first time since 1998. The inversion of the yield curve was due mainly to higher money-market rates, following the 400 basis point interest rate increases of 2002, and high demand for long-term bonds.

Shape of yield curve changed in early 2002

The higher than expected inflationary environment of 2002 resulted in pronounced demand for inflation-linked bonds, causing real yields on these bonds to decline to their lowest levels in September 2002. However, inflation expectations improved during the last quarter of 2002 and yields weakened. The yield on the R189, the most traded inflation-linked bond, widened from its lowest level of 3,62 per cent on 19 September 2002 to 3,97 per cent on 31 December 2002.

CPI bond yields widened since mid-September 2002

2003 Budget Review

Although the negative net issuance of domestic government bonds was lower in 2002/03 than in 2001/02, the lack of supply in domestic government bonds continued to support bond yields during the year.

Parastatal and corporate bond issues of R31 billion

The net supply of government bonds decreased by R16,6 billion in both 2001/02 and 2002/03, encouraging further development of the corporate bond market. During the same period, parastatal and corporate bonds amounting to almost R31 billion were issued.

Figure 5.2 Government, corporate and parastatal net domestic bond issues, 1995/96 – 2002/03

The turnover ratios of the most liquid government bonds are summarised in Table 5.1.

R150 bond turnover 61,2 times the nominal issue

Turnover of the benchmark R150 bond was 61,2 times the issued amount, compared with 57,1 in the previous year. Turnover ratios for the R153, R157 and R194 bonds also improved. As expected, the turnover of the CPI bonds – the R197 and the R189 – remained lower than that of fixed income instruments, since CPI bonds attract “buy and hold” investors.

Table 5.1 Turnover in domestic bonds – 2001 and 2002
R billion	2001 Turnover ratio	Nominal issues	2002 Market turnover	Turnover ratio
R150 (12,0%; 2004/05/06)	57,1	79,0	4 834,3	61,2
R153 (13,0%; 2009/10/11)	24,2	90,9	2 780,4	30,6
R157 (13,5%; 2014/15/16)	21,6	50,6	1 263,9	25,0
R186 (10,5%; 2025/26/27)	20,6	27,0	476,5	17,6
R189 (CPI 6,25%; 2013)	4,2	13,4	39,3	2,9
R194 (10,0%; 2007/08/09)	14,3	39,6	849,5	21,5
R197 (CPI 5,5%; 2023)	5,2	6,2	14,2	2,3

Active participation of foreign investors in South African capital markets

Foreign investors continued to participate actively in the domestic capital markets in 2002. However, by 31 December 2002 foreign investors were net sellers of RSA domestic bonds by an amount of R2billion, due in part to the global markets downturn, emerging market volatility and the possibility of war in Iraq.

Chapter 5: Asset and liability management

South African foreign bonds in the world capital markets
Emerging market credit spreads in 2002 were driven by turmoil in the equity markets of the developed world, economic uncertainty and currency crises in emerging markets and the prospect of a war.

However, South Africa performed well relative to other emerging markets. For example, during the last quarter of 1998, the Asian crisis caused credit spreads of South African bonds (measured against a five year maturing bond, the Euro 2003) to widen by 500 basis points above the Bunds. In the present uncertain environment, South African bond yields widened by only 80 basis points in relation to a five year maturing bond, the Euro 2008 bond. The Emerging Market Bond Index widened by 417 basis points.

South African foreign bonds performed well by international standards

Demand for South African debt has been increasing, and spreads remain below their initial pricing, as set out in table 5.2, with South African bonds accorded a ‘safe haven status’ on the strength of a continued record of prudent fiscal and monetary policies, moderate external debt, sound financial systems and legal institutions, and strong domestic capital markets.

Table 5.2 Foreign bonds performance – 3 February 2003

		Maturity	Spread when	Current
Bond	Coupon	date	priced	spread
US Dollars
USD750m	9,125%	May 2009	362 bps	237 bps
USD300m	8,375%	October 2006	195 bps	192 bps
USD1000m	7,375%	April 2012	240 bps	206 bps
USD500m	8,500%	June 2017	275 bps	229 bps
Euro
EURO500m	7,000%	June 2003	140 bps	73 bps
EURO300m	7,000%	October 2004	250 bps	124 bps
EURO500m	6,750%	May 2006	328 bps	153 bps
EURO500m	7,000%	April 2008	272 bps	174 bps

Spreads are quoted relative to underlying benchmark bonds.

Alongside the growing market for South African foreign debt issues, there exists an active market in rand-denominated bonds abroad. Figure 5.3 sets out eurorand bond issues and redemptions from 1995 to 2002. The eurorand bond market has grown since September 1995 to a current nominal outstanding value of R199,3 billion, with original maturities up to 35 years. During 2002, the nominal value of maturing bonds was R5,7 billion, while new issues amounted to R4,2 billion. The demand for rand-denominated bonds issued by highly rated institutions contributes positively to the value of the rand and of South African domestic bonds. During January 2003, new issuance exceeded maturing issues by R150 million.

Growing demand for rand-denominated bonds abroad

2003 Budget Review

Figure 5.3 Eurorand bond market issues and redemptions 1995 – 2002

Net borrowing requirements

Government’s net borrowing requirement is determined by the budget deficit, in addition to extraordinary receipts and payments. Table 5.3 sets out Government’s net borrowing requirements for 2001/02, a revised estimate for 2002/03 and estimates for the period 2003/04 to 2005/06.

Table 5.3 Budget deficit and net borrowing requirement: 2001/02–2005/06

	2001/02	2002/03		2003/04	2004/05	2005/06
R million	Outcome	Budget	Revised	Medium-term estimates
Budget deficit	14 642	22 692	16 077	29 506	32 390	34 397
Extraordinary receipts[1] (net of book profit)	-4 159	-12 000	-10 219	-6 341	-6 250	-4 626
Extraordinary payments [2]	2 078	1 571	7 889	7 000	7 000	7 000

Net borrowing requirement	12 561	12 263	13 747	30 165	33 140	36 771

Excludes: Book profit	1 064	—	81	—	—	—

1.	Premiums and book profit realising from loan issues and debt portfolio restructuring, previously included in revenue, are now reflected under extraordinary receipts. Book profit is regarded as a negative receipt for purposes of analysis as it does not represent an actual cash flow.

2.	Premiums paid on debt portfolio restructuring, previously included in state debt cost expenditure, are now reflected under extraordinary payments.

Extraordinary receipts of R6,3 billion in 2003/04

In 2002/03, provision was made for extraordinary receipts of R12 billion. Of this, R1 billion was received in a special restructuring payment from Transnet. It is anticipated that an additional amount of R9,1 billion will be received from the initial public offering of Telkom shares, a special restructuring dividend from the Central Energy Fund (CEF), further restructuring dividends from Transnet, and premiums on the issuance of loans for financing and restructuring of government’s debt portfolio.

Extraordinary receipts in the MTEF period include projected proceeds of R5 billion from the restructuring of state owned enterprises in each of 2003/04 and 2004/05, and R3 billion in 2005/06. In addition, extraordinary receipts include premiums on the issuance of loans for financing purposes.

Chapter 5: Asset and liability management

Extraordinary payments of R7,9 billion for 2002/03 include nil coupon bonds of R7,0 billion issued to the South African Reserve Bank in order to defray part of the realised losses on the Gold and Foreign Exchange Contingency Reserve Account (GFECRA), R571 million in SA Housing Trust debt and R314 million in premiums paid on restructuring of government’s debt portfolio. Government will issue nil coupon bonds to the amount of R7 billion a year over the next three years to the South African Reserve Bank in respect of the GFECRA losses.

Extraordinary payments of R7,9billion in 2002/03

Financing of the net borrowing requirement

Government’s net borrowing requirement is financed through domestic short- and long-term loans, foreign loans and changes in cash balances. The switch auction programme also contributed to financing in 2002/03.

Table 5.4 Financing of net borrowing requirement: 2001/02–2005/06

	2001/02	2002/03		2003/04	2004/05	2005/06
R million	Outcome	Budget	Revised	Medium-term estimates
Domestic short-term loans (net)	-7 967	4 000	4 000	6 000	6 000	8 000
Domestic long-term loans (net)	-9 871	-10 960	-3 124	9 297	14 425	21 520
Loans issued for financing (net)	-12 087	-11 460	-6 965	2 297	7 425	14 520
New loans	14 647	13 259	15 532	29 280	34 576	41 811
Discount on issue of new loans	-323	-91	-344	-544	-655	-557
Scheduled redemptions	-22 433	-21 628	-21 643	-26 439	-26 496	-26 734
Buy-backs (net of book profit)	-3 978	-3 000	-510	—	—	—
Loans issued for switches (net)	2 217	500	270	—	—	—
New loans	40 914	—	7 675	—	—	—
Discount on issue of new loans	-1 675	—	-247	—	—	—
Loans switched (net of book profit)	-37 022	—	-7 158	—	—	—
Loans issued for extraordinary purposes (net)	—	—	3 571	7 000	7 000	7 000
New loans	—	—	7 571	7 000	7 000	7 000
Buy-backs	—	—	-4 000	—	—	—
Foreign loans (net)	33 131	16 275	14 522	11 768	12 715	7 251
Loans issued for financing (net)	33 131	16 275	15 864	11 768	12 715	7 251
Market loans	29 874	10 770	11 031	9 310	29 490	11 684
Export credit facilities	3 383	5 533	5 100	5 277	4 788	5 720
Discount on issues of new loans	-57	—	-226	—	—	—
Redemptions (including revaluation of loans)	-69	-28	-41	-2 819	-21 563	-10 153
Loans issued due to $1 500 mil Dual
Currency Term Loan options (net)	—	—	-1 342	—	—	—
Loans issued	—	—	13 945	—	—	—
Redemptions (including revaluation of loans)	—	—	-15 287	—	—	—
Change in cash and other balances[1]	-2 732	2 948	-1 651	3 100	—	—
Opening balance	5 423	6 948	7 949	9 600	6 500	6 500
Cash balance	2 650	6 948	6 549	9 600	6 500	6 500
Outstanding transfers	559	—	—	—	—	—
Surrenders/Late requests	2 214	—	1 400	—	—	—
Cash flow adjustment	-1 606	—	—	—	—	—
Closing balance	-6 549	-4 000	-9 600	-6 500	-6 500	-6 500

Total financing (net)	12 561	12 263	13 747	30 165	33 140	36 771

1.	A positive change indicates a reduction in cash balances.

2003 Budget Review

Financing

Table 5.4 provides information on the financing of government’s net borrowing requirement for 2001/02 and 2002/03, with projections for the period 2003/04 to 2005/06.

Opening cash balances and surrenders of R7,9 billion

For 2002/03, the opening cash balances in the exchequer and tax and loan accounts amounted to R6,5 billion. After taking into account surrenders net of late requests by departments of R1,4 billion, the adjusted opening balance amounted to R7,9 billion.

2002/03 closing balances of R9,6 billion

A closing balance of R9,6 billion for 2002/03 is expected to be carried over to provide for cash flow requirements in April 2003. Provision is made for projected closing balances of R6,5billion for 2003/04 to 2005/06.

Table 5.5 shows the volume of short-term loans outstanding. Short-term loans increased by R4 billion net in 2002/03. In 2002/03, treasury bills were issued at a weighted average of 11,5 per cent (budgeted 9,7 per cent). It is projected that the treasury bill stock will increase by R6billion in 2003/04 and 2004/05 and by R8 billion in 2005/06.

Domestic bonds net decreased by R3,1 billion in 2002/03

A net decrease in domestic long-term loans of R3,1 billion is projected in 2002/03, against a budgeted R10,9 billion. The increased domestic loan issues are as a result of a higher borrowing requirement, an increase in the cash balances and lower foreign loan issues. Lower than budgeted cash buy-backs and the buy-back of nil coupon bonds from the SARB also contributed to higher loan issues.

Table 5.5 Short-term loans outstanding: 2001/02–2005/06

As at 31 March		2003	2004	2005	2006
R million	2002	estimate	Medium-term estimates
Treasury bills	19 013	23 013	29 013	35 013	43 013
Shorter than 91 days[1]	1 103	1 103	1 103	1 103	1 103
91 day	13 000	17 000	23 000	29 000	37 000
182 day	4 910	4 910	4 910	4 910	4 910
Other[2]	10	10	10	10	10

Total	19 023	23 023	29 023	35 023	43 023

1.	Mainly 1 day bills issued to the Corporation for Public Deposits.

2.	Loan levies and former Bophuthatswana bonds.

Table 5.6 details government bonds issued for the purposes of financing in 2002/03 up to 31 December 2002. An amount of R10,9 billion in domestic bonds was issued. Fixed income bonds were issued at an average yield of 11,3 per cent (budgeted 11,4 per cent), while inflation linked bonds were issued at an average yield of 4,15 per cent.

Additional take-up of domestic bonds by primary dealers

Primary dealers are permitted to take up an additional 15 per cent of their allotted amounts in any auction, on a non-competitive basis, within 24 hours of the close of the auction. Of the new bonds issued in 2002/03, R452 million or 4,2 per cent was taken up by primary dealers on a non-competitive basis.

Chapter 5: Asset and liability management

Table 5.6 Government bonds issued for financing: 2002/03

As at 31 December 2002
R million	Nominal value	Cash value	Discount	Average yield (%)
Medium-term	4 673	4 379	294
R194 (10,0%; 2007/08/09)	3 462	3 176	286	12,05
R198 (CPI, 3,8%; 2008)	1 111	1 104	7	3,92
R199 (floating; 2007)	100	99	1	11,56

Long-term	6 120	6 105	15
R186 (10,5%; 2025/26/27)	2 140	2 125	15	10,20
R189 (CPI 6,25%;2013)	347	347	—	4,13
R197 (CPI 5,5%; 2023)	3 633	3 633	—	4,22
Amortised interest on zero coupon bonds¹	121	121	—

Total domestic bonds issued	10 914	10 605	309

1.	The discount on zero coupon bonds is treated on an accrual basis. The discount is written off over the life of the bond and provided for annually as interest expenditure. At the same time a corresponding amount is added to new loans received by the Exchequer.

Bond repurchases during the 2002/03 switch auction programme amounted to R7,2 billion. This included R3 billion in switches for monetary management purposes in respect of nil coupon bonds issued to the South African Reserve Bank to compensate for realized GFECRA losses. These nil coupon bonds were converted into interest-bearing bonds.

Switches in government bonds of R7,2 billion

Table 5.7 Switches in government bonds: 2002/03

As at 31 December 2002	Source bond		Destination bond
R million	Bond	Amount	Bond	Amount
Monetary Management purposes		3 000		3 100
	Z16 (nil coupon; 2014)	3 000	R150 (12,0%; 2004/05/06)	1 000
			R194 (10,0%; 2007/08/09)	2 100

Portfolio management purposes		4 158		4 577
	R157 (13,5%; 2014/15/16)	2 000	R186 (10,5%; 2025/26/27)	2 932
	R177 (9,5%; 2007)	163	R189 (CPI 6,25%; 2013)	10
	R178 (9,75%; 2008)	611	R194 (10,0%; 2007/08/09)	1 635
	R184 (12,5%; 2006)	1 384

Total		7 158	Total	7 677
Excludes: Book profit		56	Includes: Discount	247

Source bonds amounting to R4,2 billion were switched to destination bonds of R4,6 billion through the switch auction programme for the restructuring of government’s domestic debt portfolio during the year to 31 December 2002. Details are set out in Table 5.7.

The 2002/03 switch auction programme resulted in net financing of R270 million. While switch auction programme transactions are cash neutral for the market, they do, however, result in changes to nominal values in Government’s debt portfolio.

Net financing of R270 million from switch programme

2003 Budget Review

Foreign loan issues of R16,3 billion

Details of new loans are set out in Table5.8. The 2002 Budget made provisions for foreign loans of R16,3 billion, including R5,5 billion for arms procurement and R28 million for the redemption of a foreign loan. To date, R15,4 billion has been issued in foreign markets. A further R0,7 billion will be drawn on the arms procurement loan agreements.

Table 5.8 Foreign loan issues: 2002/03.
As at 31 December 2002	R million
Market sales	10 977
7.375% US$ 1 bil Notes 2012	10 977
Concessionary: IBRD World Bank Loan	54
Export credit (Arms procurement programme):	4 360
AKA-Commerzbank (Submarines)	1 488
AKA-Commerzbank (Corvette)	1 092
Societe Generale (Corvette)	212
Barclays (Hawk / Gripen)	1 568

Total foreign loan issues	15 391
Includes: Discount	226

2,5 times oversubscription of US$ bond issue

In April 2002, government issued a US$1 billion, 7,375 per cent 10-year global bond, maturing in April 2012. The bond was 2,5 times oversubscribed and was launched at a spread of 240 basis points above the United States 10year Treasury Bond. The spread of this bond tightened by 5 basis points immediately after it was priced. The bond traded at its lowest point of 197 basis points in January 2003 and at the highest point of 314 basis points in October 2002 during the peak of economic uncertainty in Turkey and Brazil. On 31 January 2003, the bond was trading at 531 basis points below the Emerging Market Bond Index.

R5,1 billion drawn on arms procurement credit facilities

Drawdowns in 2002/03 on the arms procurement packages will amount to R5,1 billion. These loans provide finance at rates equivalent to 350 basis points below the RSA cost of long-term funding in the international capital markets.

Scheduled foreign loans redeemed during 2002/03 amounted to R41million,compared to the budgeted amount of R28 million, due to the depreciation of the rand. Furthermore, in terms of the US$1,5 billion Dual Currency Term Syndicated Loan agreement (initially entered into by both the SA Reserve Bank and the National Treasury and later taken over by the National Treasury) R1,3 billion has been repaid as a result of currency revaluations exercised on the Euro option.

Loan redemptions

Table 5.9 sets out scheduled loan redemptions for 2001/02 and 2002/03, as well as medium term estimates for 2003/04 to 2005/06, while table 5.10 sets out increases in loan redemptions for 2002/03 compared to 2002 Budget estimates.

Chapter 5: Asset and liability management

Table 5.9 Loan redemptions: 2001/02–2005/06
	2001/02	2002/03		2003/04	2004/05	2005/06
R million	Outcome	Budget	Revised	Medium-term estimates
Government bonds	26 367	24 532	26 042	26 389	26 362	26 633
Scheduled	22 389	21 532	21 532	26 389	26 362	26 633
Cash buy-backs	3 978	3 000	4 510	—	—	—
Former Namibian debt	24	50	50	9	65	61
Former regional authorities	21	46	60	40	69	40
Foreign loans	69	28	1 384	2 819	21 563	10 153
Principal	22	20	1 373	951	19 017	8 423
Revaluation[1]	47	8	11	1 868	2 546	1 730

Total loan redemptions	26 481	24 656	27 536	29 257	48 059	36 887

Excludes:
Book profit[2]	1 064	—	81	—	—	—
Source bonds in switch auctions	37 022	—	7 158	—	—	—

1.	The revaluation of maturing foreign loans, previously reflected as a “management cost” in state debt cost, is now included in the redemption of foreign loans as part of financing, in line with international practice. Revaulation estimates for future years are based on Treasury projections of exchange rates.

2.	“Book profit” on domestic government bond buy-back transactions is regarded as “negative” loan redemptions for purposes of analysis as it does not represent an actual cash flow.

Total loan redemptions, including cash buy-backs, amounted to R27,5billion in 2002/03, R2,9billion higher than anticipated at the time of the 2002Budget. Of the R3 billion cash buy-backs for 2002/03, National Treasury was able to buy back R510million. It is also envisaged that R4billion nil coupon bonds will be bought back from the South African Reserve Bank. Loan redemptions are projected to be R29,3billion for 2003/04. Foreign loans amounting to R2,8billion are payable in 2003/04.

Loan redemptions of R27,5 billion in 2002/03

Table 5.10 Increase in loan redemptions: 2002/03

R million
Lower buy-back of bonds	-2 490
Buy-back of bonds issued to SARB to defray realised forward cover losses	4 000
Former regional authorities	14
Higher rand value on maturing foreign debt	3
Option executed in terms of the Arms Procurement agreements	10
Increased foreign redemption due to Dual Currency Syndicated Loan Option	1 343

Increase in loan redemptions	2 880

Financing proposals for 2003/04

The net borrowing requirement for 2003/04 is estimated at R30,2 billion. It will be financed by net increases in short-term loans of R6,0 billion, R9,3 billion in domestic long-term loans, R11,8 billion in the foreign markets and a projected change in cash balances of R3,1 billion.

Net borrowing of R30,2 billion to be financed

The R9,3 billion net increase in domestic long-term loans includes the R7,0 billion nil coupon bonds issued to the South African Reserve Bank to partially defray the realised GFECRA losses. A net amount of R2,3 billion bonds will be issued into the market during 2003/04.

Nil coupon bonds issues to the Reserve Bank

2003 Budget Review

Domestic long-term loans issues in 2003/04 will be concentrated in the existing fixed income benchmark bonds (the R194, R153, R157 and the R186), CPI-linked bonds (the R189, R197 and the R198) and the floating rate bond (R199).

New fixed income and CPI bonds

Provision has been made for the issuance of two new bullet fixed income bonds, maturing in 2008 and 2014. For fungibility purposes in the strip market, the 2008 bond will have the same interest payment dates as the R157 bond, and the 2014 bond the same interest payment dates as the R186 bond. Furthermore, a new CPI bond with a maturity of 30 years will be issued. No provision has been made for switches and buy-backs in 2003/04. The volume of 91 day treasury bills will be increased by R6,0billion.

Possible introduction of a retail bond market	Government is investigating the possibility of introducing a retail bond market. The objective is to encourage ordinary wage earners to save, while providing government with another source of funding.

Foreign issue of US$1 billion

The equivalent of US$1billion will be raised in the foreign markets in 2003/04. These funds will be utilised to finance foreign maturing loans and towards reducing the NOFP. It is also estimated that further disbursements of approximately R5,3billion on the arms procurement credit facilities will be made.

State debt cost

State debt cost declines to 3,8% of GDP by 2005/06

Table 5.11 sets out trends and projections of state debt costs between 2001/02 and 2005/06. The cost of servicing government’s debt portfolio continues to fall as a share of government expenditure, and is projected to decline from 4,2percent of GDP in 2002/03 to4,1percent of GDP by 2003/04. It is projected that debt service costs will further decline to 3,8 percent of GDP by 2005/06.

R253 million saving in debt cost for 2002/03	Debt costs amounted to R47,3 billion in 2002/03. This was R253 million lower than budgeted, mainly as a result of lower foreign interest payments due to the appreciation of the rand.

Table 5.11 Projected state debt costs: 2001/02–2005/06

	2001/02	2002/03		2003/04	2004/05	2005/06
R million	Outcome	Budget	Revised	Medium-term estimates
Interest	47 368	47 180	47 011	50 727	52 816	54 971
Domestic debt	44 411	41 316	41 591	43 611	44 649	46 699
Foreign debt	2 957	5 864	5 420	7 116	8 167	8 272
Management costs	160	273	216	234	236	69
Cost of raising loans	53	50	23	25	27	30

Total state debt costs	47 581	47 503	47 250	50 986	53 079	55 070
Percentage of GDP	4,7%	4,2%	4,2%	4,1%	4,0%	3,8%

Chapter 5: Asset and liability management

The cost of servicing state debt is expected to amount to R51 billion for 2003/04. This takes into account:	Debt cost of R51,for billion for 2003/04

• A net borrowing requirement of R30,2 billion and financing thereof, as set out in Table 5.4
• An average coupon rate of 10,9 per cent on domestic bond issues
• Average capital market yields of 10,2 per cent
• Average short-term interest rates of 12,1 per cent.

In terms of current government accounting practice, interest expenditure is recorded on a cash basis, while the discount is accrued to debt at the time of issue. For comparative purposes, an accrual-based accounting for the stock of state debt and debt costs since 1992/93 is set out in Table 5.12. The amortisation of the discount over the term of the bond results in higher recorded state debt costs, a higher deficit and a lower aggregate measure of government debt.

Discount on bonds accounted for on an accrual basis

Amortisation of the discount would add R4,5 billion to expenditure in 2002/03, or 0,4 per cent of GDP. The adjusted aggregate of total net loan debt would amount to 35,2 per cent of GDP.

Table 5.12 State debt cost and total debt on an accrual basis: 1992/93–2002/03
	Amortised discount (R million)	Adjustments to state debt cost (% of GDP)	Total net loan debt at year-end (% of GDP)	Adjusted total net loan debt at year-end (% of GDP)
1992/93	1 269	0,3	36,8	33,3
1993/94	1 285	0,3	42,7	39,0
1994/95	1 961	0,4	47,0	41,8
1995/96	3 091	0,5	48,0	42,1
1996/97	3 201	0,5	48,1	42,0
1997/98	3 411	0,5	47,4	41,3
1998/99	3 589	0,5	47,6	41,4
1999/00	3 797	0,5	45,7	40,1
2000/01	4 056	0,4	43,5	38,4
2001/02	6 088	0,6	42,3	38,3
2002/03	4 477	0,4	38,5	35,2

Government debt portfolio

Total government debt

The increase in net loan debt of R8,4 billion since the end of the previous year is explained in Table 5.13.

Table 5.13 Increase in government debt: 2002/03

R million
Financing of net borrowing requirement (net of change in cash balances)	13 747
Discount on new loans	817
Revaluation of foreign loan portfolio	-7 818

Increase in gross loan debt	6 746
Change in cash balances (decrease +)	1 650

Increase in net loan debt	8 396

2003 Budget Review

Total net loan debt of R431,3 billion in 2002/03

Figure 5.4 sets out total gross loan debt since 1980 and projections to 2006. After taking into account the balances of the National Revenue Fund (Government’s accounts with the South African Reserve Bank and commercial banks), total net loan debt is expected to amount to R431,3 billion at the end of March 2003.

Figure 5.4 Government debt, 1980–2006

Further decline in debt to GDP ratio

As a percentage of GDP, net loan debt declines to a projected 38,5 per cent on 31 March 2003, from 42,3 per cent at the end of March 2002. Based on current projections of the financing requirement, interest rates and exchange rates, total net loan debt, as a percentage of GDP, is expected to decline further to 36,8 per cent over the next three years. The composition of government debt since 1999 is summarised in Table 5.14. Table 7 of Annexure B sets out the composition of government debt from 1979.

Table 5.14 Total government debt: 1999–2006
As at 31 March	1999	2000	2001	2002	2003	2004	2005	2006
R billion					estimate	Medium-term estimates
Marketable domestic debt	344,9	354,7	365,1	348,5	350,3	366,2	387,4	417,5
Non-marketable domestic debt	2,0	1,0	2,4	2,0	1,9	1,9	1,7	1,7
Total domestic debt	346,9	355,7	367,5	350,5	352,2	368,1	389,1	419,2
Total foreign debt[1]	16,3	25,8	32,0	82,0	88,7	98,3	115,8	127,6
Total gross loan debt	363,2	381,5	399,5	432,5	440,9	466,4	504,9	546,8
Percentage of GDP	48,3%	46,6%	43,7%	42,9%	39,4%	37,8%	37,6%	37,3%
Less: National Revenue	-5,2	-7,3	-2,7	-6,6	-9,6	-6,5	-6,5	-6,5
Fund balance
Total net loan debt[2]	358,0	374,2	396,8	425,9	431,3	459,9	498,4	540,3
Percentage of GDP	47,6%	45,7%	43,5%	42,3%	38,5%	37,3%	37,1%	36,8%

1. Forward estimates are based on Treasury projections of exchange rates.

2.    The total net government loan debt takes into account the cash balance of the National Revenue Fund (balances of government’s accounts with the South African Reserve Bank and the Tax and Loans Accounts with commercial banks).

Chapter 5: Asset and liability management

Debt maturity

Table 5.15 sets out the average maturity and duration of domestic marketable bonds. The average maturity of the domestic marketable bond portfolio has decreased from 8,5 years in 2001/02 to 8,3 years in 2002/03, while the weighted average term (duration) of interest and redemption cash flows has increased from 4,7 years to 4,9 years mainly due to nil coupon bonds that have been issued to the South African Reserve Bank in order to reduce GFECRA losses.

Reduced maturity of debt

Table 5.15 Maturity distribution of domestic marketable bonds
As at 31 March Percentage of total	2001	2002	2003 estimate
0—3 years	13,7	22,5	24,4
3—7 years	33,0	20,3	23,8
7—10 years	18,8	28,0	18,8
10—19 years	28,8	21,4	22,3
Longer than 19 years	5,7	7,8	10,7

Years
Average duration	4,7	4,7	4,9
Average maturity	8,8	8,5	8,3

Figure 5.5 sets out the composition of the domestic bond portfolio as of 31 December 2002, and includes details of the volumes and maturities of new bonds issued during 2002/03 and cash buy-backs and switches for the year.

Figure 5.5 Restructured maturity profile of domestic marketable debt as at 31 December 2002
Composition and ownership of domestic debt

Table 5.16 sets out the composition of domestic debt since 1999. By 31 March 2003, fixed-interest bonds are expected to constitute 85,2 percent of total domestic debt, while index linked bonds should	Fixed-interest debt is 85,2 per cent of total domestic debt

2003 Budget Review

represent 6,3 per cent of total domestic debt. Treasury bills will account for 6,5 per cent of total domestic debt by 31 March 2003.

Table 5.16 Composition of domestic debt: 1998/99–2002/03
As at 31 March R billion	1999	2000	2001	2002	2003 estimate
Government bonds	325,9	332,7	339,6	330,6	328,4
Fixed-interest	311,0	324,1	325,6	307,2	303,9
Floating	4,9	1,3	5,8	5,8	0,1
Zero coupon	10,0	6,8	4,8	3,5	2,3
Index linked	—	0,5	3,4	14,1	22,1
Treasury bills	20,1	22,0	27,0	19,0	23,0
Namibian loans	0,7	0,6	0,6	0,6	0,5
Other[1]	0,2	0,4	0,3	0,3	0,3

Total	346,9	355,7	367,5	350,5	352,2

1. Loan levies and former regional authorities debt.

Ownership distribution of domestic bonds	The ownership distribution of domestic government bonds, illustrated in Table 5.17, is based on provisional figures held by the Central Depository as at 30 November 2001 and 2002.

Table 5.17 Ownership distribution of domestic bonds – 2001 and 2002

As at 30 November Percentage of total	2001	2002
Nominee companies	1,2	1,1
Government enterprises and public sector	1,3	1,8
Pension funds	6,0	7,6
Insurers	10,0	9,1
Private	1,1	0,4
Monetary authorities/institutions	13,5	12,8
Foreign	7,7	6,9
Other financial institutions	26,9	21,9
Public Investment Commissioners	32,3	38,4

Source: Central Depository

Composition of foreign government debt

Foreign debt 20,6 per cent of net loan debt

A currency breakdown of foreign debt obligations from 1998/99 to 2002/03 is set out in Table 5.18 below. South Africa’s foreign debt maturity profile as at 31 December 2002 is shown in Figure 5.6. Foreign debt increases from 19,3 per cent of net loan debt at the end of March 2002 to a projected 20,6 per cent at the end of 2002/03.

Chapter 5: Asset and liability management

Table 5.18 Composition of foreign government debt: 1998/99– 2002/03

As at 31 March Percentage of total	1999	2000	2001	2002	2003 estimate
United States dollar	60,4	41,5	53,3	44,2	46,2
ECU/Euro	—	24,5	23,0	36,0	36,1
Deutschemark	10,5	7,8	5,7	—	—
British pound	6,1	5,1	3,6	2,2	2,0
Japanese yen	23,0	21,1	14,4	17,0	14,8
XAU (Gold)	—	—	—	0,3	0,5
Swedish krone	—	—	—	0,3	0,4

Figure 5.6 Maturity profile of foreign government debt

as at 31 December 2002

Consolidated public sector debt

National Treasury compiles a consolidated debt maturity profile to assist with the management and co-ordination of the borrowing activities of the public sector. This maturity profile as at 31 December 2002 is illustrated in Figure 5.7 below.

Consolidated debt maturity profile

2003 Budget Review
Figure 5.7 Consolidated maturity profile of domestic and foreign national government and parastatal debt, 31 December 2002

Financial statements

A Statement of Liabilities and Financially Related Assets of the national government is compiled annually by the National Treasury. It includes information on off-balance sheet items, including accrued unfunded commitments and other contingent liabilities. The unaudited statement as at 31 March 2002 appears in Table 5.19.

Table 5.19 Statement of Liabilities and Financially Related Assets

As at 31 March R billion	1998	1999	2000	2001 Unaudited	2002 Unaudited
Liabilities
Long-term liabilities
Bonds, debentures and loans	298,3	323,9	339,8	347,3	387,4
Domestic	285,4	312,3	315,9	315,4	308,0
Foreign	12,9	11,6	23,9	31,9	79,4
Closed pension fund	0,2	0,2	—	—	—

	298,5	324,1	339,8	347,3	387,4
Other liabilities
Provisions	13,5	33,9	31,2	41,8	52,7
Short-term liabilities	35,0	36,8	39,3	50,6	42,9
Bonds, debentures and loans	34,9	36,7	39,0	50,0	42,9
Domestic	33,4	32,1	37,1	49,9	40,4
Foreign	1,5	4,6	1,9	0,1	2,5
Creditors	0,1	0,1	0,3	0,6	—

	48,5	70,7	70,5	92,4	95,6
Total	347,0	394,8	410,3	439,7	483,0

Financially related assets
Investments	109,2	115,7	116,8	119,2	140,3
Loans	1,6	1,1	1,2	1,2	0,1
Debtors	15,2	36,1	42,8	—	—
Balances on hand	4,8	5,2	7,3	2,6	6,2

Total	130,8	158,1	168,1	123,0	146,6

Off balance sheet items
Capital commitments	2,7	2,6	7,3	10,2	12,7
Contingent liabilities	144,6	122,1	116,4	112,6	122,5

Total	147,3	124,7	123,7	122,8	135,2

Chapter 5: Asset and liability management

Contingent liabilities
Contingent liabilities amounted to R122,5 billion on 31 March 2002. These include:
•	Actuarially determined liabilities for post-retirement medical assistance, which amounted to R14,3 billion on 28 February 1999

•	An actuarial liability with respect to government pension funds, amounting to R3,2 billion

•	Underfunding of future claims against the Road Accident Fund to the value of R18,1 billion

•	Guarantees to various institutions amounting to R80,7 billion in total.

Details of Government’s guarantee commitments as at 31 March 2002 are set out in table 8 of annexure B.

Government is also liable for losses incurred as a result of the forward market operations of the South African Reserve Bank. The outstanding oversold forward book was US$1,5 billion at the end of January 2003. Potential future profits or losses from this open position are not included in the statement of contingent liabilities, as unanticipated movements in the exchange rate limit the utility of such estimates.

Oversold forward book US$1,5 billion at 31 January 2003.

The granting of borrowing powers to general government bodies and the issuing of guarantees is managed by the National Treasury within approved guidelines. During 2002/03, guarantees of R10,5 billion were provided to public entities, and to provide stability to the financial sector. A commitment of R10 billion to the Reserve Bank to underwrite the stability of the banking sector was cancelled after the successful sale of BoE Bank. The arrangements that have been made for the liquidation of Saambou Bank include an outstanding claim against the state currently estimated at R4 billion. It is payable by 2007, but may be settled earlier to avoid interest charges.

Guarantees of R10,5 billion in 2002/03

The average maturity of loans, for which government guarantees were issued in 2002/03, was 9,7 years. Guarantee fees currently amount to 3,0 per cent on the nominal value of each loan. It is estimated that R7,9 million will be received from guarantee fees in 2002/03.

Average maturity of guarantees issued is 9,7 years
Cash management

All national government receipts (taxes, restructuring proceeds, departmental revenue, loan issues) are paid into the National Revenue Fund. Departments draw on this fund for expenditure on state services, interest payments and the repayment of debt.

It is the responsibility of the National Treasury to maintain adequate liquidity in this fund and to actively manage liquidity risks associated, for example, with the need to refinance maturing debt and the uneven timing of cash flows.

2003 Budget Review

Better cash management allows Government to earn more interest

A greater degree of accuracy in the projected daily cash flows and improved cash management processes have reduced government’s daily non-interest bearing liquidity buffer with the South African Reserve Bank from R500 million to R250 million. All surplus cash is deposited daily in tax and loan accounts at the four major banks. The broadening of this investment base, within acceptable risk limits, is being considered.

	Interest earned on surplus cash invested at the four major banks since 1997/98 is set out in table 5.20.
	Table 5.20 Interest on tax and loan accounts: 1997/98–2002/03
		1997/98	1998/99	1999/00	2000/01	2001/02	2002/03
	R million						estimate

	Interest	452	750	499	510	775	1 250

Treasury Bills used as cash management tool

National Treasury continued to use treasury bills in 2002/03 as an instrument to smooth out cash flow peaks, as shown in Figure 5.8. To provide liquidity in anticipation of the bulk of the gross borrowing requirement for 2002/03 realising over the period April to October 2002, the stock of treasury bills was increased by R3,6 billion, from R17,9 billion to R21,5 billion, in April and May 2003.

However, after receiving higher than projected revenue early in the financial year, the stock of treasury bills was decreased during July and August 2002. Treasury Bills will increase by R4 billion during February and March 2003.

	Figure 5.8 Treasury bill issues – 2002/03
Use of provincial surplus cash

To optimise the use of borrowed money, eliminate inefficiencies in short-term borrowing, and reduce the credit risk exposure of government to the banking sector, R7,3 billion of surplus cash of provinces was used as bridging finance by the National Treasury during 2002/03 as shown in Figure 5.9. Interest at market related rates was paid on these borrowings.

Chapter 5: Asset and liability management

Figure 5.9 Use of provincial surplus cash, 2002/03
To provide for the traditional high borrowing requirement in April and May 2003, the anticipated closing cash balance for 2002/03 was increased from R4,0 billion to R9,6 billion.	Higher cash closing balance for 2002/03

Cash flow requirements in 2002/03 and projections for 2003/04 are shown in Figure 5.10. Peaks arise from seasonally high expenditure in April and interest payments in August and February. The repayment of the R175 bond of R14,5 billion in October 2002 resulted in further cash-flow peaks. The R193 floating rate bond of R5,8 billion will be repaid in March 2003. The repayment of the first leg of the R150 bond and the R006 bond, totalling R26,3 billion, increase the borrowing requirement for February 2003 to R39,7 billion.

Monthly cash flow peaks

Figure 5.10 Monthly gross surplus/deficit before borrowing, 2002/03 – 2003/04

2003 Budget Review

Public enterprise restructuring and corporate governance

Restructuring of state assets

Promoting empowerment and enhanced service delivery through restructuring

The restructuring of state owned assets is coordinated by the Ministry of Public Enterprises, and is undertaken within the context of the Policy Framework on the Restructuring of State Assets, published in August 2000, and a National Framework Agreement with trade unions. The objectives of the restructuring of state owned enterprises include increased efficiency, enhanced service delivery, mobilisation of private sector capital, economic growth, employment, black economic empowerment and human resource development.

Proceeds realised through the restructuring of state owned enterprises since 1997 amount to R27,6 billion, of which R18,4 billion was paid to the National Revenue Fund.

Details of the proceeds generated by the restructuring process to date are set out in table5.21, with an outline of progress and projections set out below.

Telkom
Telkom IPO expected on 7 March 2003

Telkom’s Initial Public Offering (IPO) is scheduled for 7 March 2003. Telkom will be listed on both the JSE Securities Exchange and the New York Stock Exchange (NYSE). This is the first IPO by Government since 1994. More than one million people have registered for the domestic retail offer.

Despite uncertainties in the global telecommunications markets and the prospect of war in Iraq, Government remains confident of the success of the IPO, given the financial strength of Telkom and positive investor sentiment towards South Africa.

MTN

During the past year, a 20 per cent stake in M-Cell, transferred in January 2002 from Transnet to an offshore passive holding company, has been sold to MTN management and staff. Transnet paid R3,1 billion to government in 2001/02 and 2002/03 as restructuring dividends.

Central Energy Fund (Pty) Ltd

Central Energy Fund (Pty) Ltd has been restructured and during the current financial year it will pay a dividend to government.

Ports restructuring

Portnet has been corporatised to form a port authority entity and a port operations entity. The port operations will be concessioned. The

Chapter 5: Asset and liability management

ports reform exercise has commenced with an economic input study analysis report, expected in March 2003.

Table 5.21 Proceeds from the restructuring of state owned enterprises as at 31 January 2003

	Date of transaction	Stake sold (%)	Total proceeds R million	Proceeds paid to exchequer R million
SABC radio stations	March 1997	100	510	510
Telkom	May 1997	30	5 631	1 165
Sun Air	November 1997	100	42	21
Airports Company	June 1998	25	1 035	1 035
South African Airways	July 1999	20	1 400	611
Connex	August 1999	100	15	—
Sasria[1]	February 2000	Special restructuring dividend	7 100	7 100
	April 2001	Special restructuring dividend	3 200	2 200
MTN[1]	June 2000	6	2 400	2 000
Transwerk Perway	September 2000	65	19	—
SAFCOL
Kwazulu Natal	October 2000	75	100	75
Eastern Cape North	October 2000	75	45	—
Telkom: Ucingo	March 2001	3	565	565
Transnet: MTN[1]	January 2002	20	5 300	2 000
	August 2002	—	–	1 100
Denel	July 2002	51	50	—
Apron Services	October 2002	51	117	—
Aventura	January 2003	—	29	—

Total			27 558	18 382

1.	Inclusive of STC secondary tax on companies

Concessioning of the Durban container terminal will be undertaken once the report has been analysed and a risk mitigation exercise outlined. The legislative framework to enable the concession will be presented to Parliament shortly. Stakeholders have endorsed the ports policy outlining the reform. A new ports policy and regulatory framework is being finalised.

Denel

The Airmotive division of Denel has been corporatised and sold to a new company, Turbomeca Africa. Negotiations to dispose of a 30 per cent stake of Denel Aerospace to British Aerospace Systems are expected to be concluded this year.

30 per cent stake of Denel Aerospace expected to be finalised this year

Eskom

Eskom has been restructured into three separate entities: Generation, Transmission and Distribution. Generation and Transmission form part of the electricity supply industry. A 30 per cent stake in Generation will be sold and the rest will remain with Government. The transformation process of the electricity distribution industry will be managed by the Electricity Distribution Holding Company.

Restructuring into three separate entities

2003 Budget Review

Safcol

Government is in the process of concluding the disposal of a 75 per cent stake on the ‘mountain-to-ocean’ package in the Western Cape. Due to difficulties experienced with the disposal of Komatiland last year, the bid to dispose of a 75 per cent stake has been reopened.

Aventura

Aventura resorts located at Roodeplaat, Helderberg, Kareekloof and Eiland have been sold for R29 million. Non-binding bids were received for the remaining eight resorts and selected bidders have been requested to submit final binding bids. It is anticipated that the sale of Aventura will be finalised by the end of March 2003.

Corporate governance and financial management

Revised Protocol on Corporate Governance

Cabinet approved the revised Protocol on Corporate Governance for public entities in September 2002. The revision brought the existing Protocol in line with the King II Report and the provisions of the Public Finance Management Act (PFMA). All public entities are required to comply with the principles contained in the Protocol.

Public Finance Management Act

During the year under review, 90 public entities were listed, delisted or underwent name changes, bringing the total number of public entities listed in the PFMA to 322. The updated list of public entities is at www.treasury.gov.za/legislation/public finance management act.

Progress continues to be made in establishing shareholder agreements for public sector business entities and addressing tax and dividend issues. In 2001/02, Government received R377million in dividend payments from public entities. In 2002/03, public entities declared dividends amounting to R1,0 billion. Telkom did not declare a dividend, but applied profits to recapitalise prior to the envisaged initial public offering.

Table 5.22 sets out details of dividends paid to the government in the past two years.

Table 5.22 Dividends to government by public entities

	2001/02	2002/03
R million
ACSA	78	119
CEF	247	290
ESKOM	—	560
IDC	50	55
SABC	2	2

Total	377	1 026

Dividends declared by CEF, IDC and ESKOM have not yet been received in the National Revenue Fund.

6

Medium term expenditure estimates

The Medium Term Expenditure Framework aims to propel South Africa’s growth and development strategy forward, while supporting the progressive realisation of the social and economic rights of our people. The 2003 Budget provides for a marked acceleration in spending on social services, investment in infrastructure and support for local development.

Additions to government spending plans over the next three years include:

•	Extension of the child support grant to children up to age 14 and stepped up allocations to primary school nutrition, adding a further R11,9 billion to meeting the needs of children

•	R38 billion more for provinces to improve roads, revitalise hospitals, purchase medicines and school books and enhance treatment of HIV/Aids

•	A further R6,5 billion for extending free basic services, investing in municipal infrastructure, rural water supply and sanitation and expansion of employment in community services

•	Supplementary allocations of R2,7 billion for courts and the police, to streamline the justice process, improve protection of women and children and reinforce crime-fighting

•	R1,7 billion more for higher education, and increased skills development funding

•	R1,9 billion more for land restitution and the land reform programme

•	R2,2 billion for administrative improvements to Home Affairs’ services to citizens and building capacity of the SA Revenue Service

•	R1,0 billion to supplement research and technology development

•	R1,3 billion to support a growing international role, peace-keeping missions and the New Partnership for Africa’s Development.

Introducing measurable objectives

Building on foundations set out in the Reconstruction and Development Programme nearly a decade ago, the Government’s spending plans are aimed at underpinning sustainable growth while also promoting broad-based development, employment creation and

Spending plans underpin sustainable growth and broad-based development

2003 Budget Review

redistribution of income and opportunities. This year’s Budget adds R105,4 billion to spending plans over the next three years, boosting social services, infrastructure investment and local development programmes. In real terms, spending on public services will grow by 5,3 per cent a year over the MTEF period, giving further impetus to South Africa’s growth and development in the years ahead.

Measurable objectives improve accountability for services…

The 2003 Budget introduces measurable objectives for each of the programmes of a budget vote, as required by the Public Finance Management Act. These define the intended impact of a programme and reinforce accountability for services delivered.

…and invite comment to improve future budgets

The measurable objectives are set out for national departments in the Estimates of National Expenditure, together with output indicators and targets intended to clarify departmental plans and facilitate performance monitoring. Similarly, provincial treasuries will publish service delivery measures and targets as part of their budget documentation.

Measurable Objectives

Prescribed by section 27(4) of the Public Finance Management Act, measurable objectives are included in the 2003 Estimates of National Expenditure (ENE) for each main division within a vote. Alongside the specified purpose of a programme, a measurable objective is required which in turn underlies the programme’s output indicators and targets. Although distinct quantifiable outcomes are difficult to formulate or to summarise for some programmes, the combination of measurable objectives and subprogramme outputs and targets in the ENE typically provides an informative scan of the service delivery performance that is planned.

Measurable objectives are defined as, quantifiable results that can be achieved within a foreseeable time period. They also serve as a roadmap towards the achievement of a Department’s goals and define the actual impact on the public rather than the level of effort expended. Measurable objectives should contain at least three types of information:

•	the action that the programme will undertake to achieve its mandate

•	the mandate, or rationale for the programme’s existence

•	the level of performance at which the objective will be achieved.

These components are illustrated in the examples below.

“To develop telecommunication infrastructure within three years to monitor spectrum usage”

“To establish and operate programmes, instruments, and partnerships for the transfer of knowledge and technologies as measured by internationally accepted technology diffusion assessment methods”

“To reduce mortality and morbidity and to monitor and evaluate these trends through research and epidemiological surveillance to ensure that national health policies and programmes are having their desired impact”

Being a new reform, several steps were taken this year to support departments with the formulation of measurable objectives. These included the discussion of a detailed description in the Treasury Guidelines, distributed to departments in October 2002, followed by information sessions and meetings with all national departments. While commendable efforts have been made to develop appropriate objectives, the full potential of this reform has not yet been realised. The National Treasury will work closely with departments this year to improve the quality of measurable objectives and to strengthen the alignment between the objectives of national and provincial departments.

Monitoring the implementation of programmes and measurement of performance against stated objectives and targets will require close attention in the years ahead, with a view to strengthening the link between actual expenditures and the delivery of public services.

Chapter 6: Medium term expenditure estimates

These reforms give substance to Government’s commitment to transparent governance in pursuit of efficient and effective service delivery. Parliament, stakeholders and citizens are invited to reflect, debate and comment on these objectives and targets, with a view to their refinement and improvement in future budgets.

As in the past, this chapter draws on the work of the National Treasury, provincial treasuries and other departments in developing strategic plans, evaluating options and assessing spending priorities. It reflects the considered examination of plans and proposals by Cabinet and Provincial Executive Committees and the advice of numerous officials, analysts and external commentators. The Budget takes into account Parliamentary debate and resolutions, representations by business, labour and community stakeholders, expert analysis and public opinion. Government’s spending plans cannot accommodate all needs and aspirations, but they are the outcome of an extensive planning and prioritisation process.

The Budget is the outcome of extensive planning and consultation

The chapter outlines the Government’s broad policy objectives and medium-term priorities. It updates expenditure estimates for 2001/02 and 2002/03 and sets out planned expenditure for the next three years. It explains the main additions or changes to spending plans. National department allocations are summarised, followed by a review of consolidated national and provincial expenditure trends.

Medium term policy priorities

Expenditure priorities in the 2003 Budget

As indicated in the Medium Term Budget Policy Statement (MTBPS) published in October last year, the 2003 Budget builds upon and takes further the policy priorities laid down in the 2001 and 2002 Budgets. Progressive realisation of the social and economic rights of our people, as set out in the Constitution, is a primary focus of budget plans. In putting South Africa’s growth and development on a sound footing, Government will continue to emphasize infrastructure investment and extension of the coverage and quality of social services. Other elements of the development strategy include strengthening employment creation incentives, deepening the skills base, reinforcing crime prevention and enhancing the investment environment.

2003 Budget builds on 2001 and 2002 priorities

The 2002 MTBPS identified the following priorities for this year’s Budget:	Key priorities identified in the MTBPS

• Extendingsocial assistance, health and education programmes administered by provinces

• Enhancinginvestment in municipal infrastructure and basic services in support of the rural development and urban renewal strategies

• Expandingcapacity in the safety and security sector to prevent and combat crime, including a particular focus on the functioning of the courts system

• Highereducation restructuring, including support for institutional mergers and investment in infrastructure

• Acceleratingthe land reform and restitution programmes

2003 Budget Review

•	Re-engineering services to citizens provided by the Department of Home Affairs

•	Increasing support for the national research and development strategy to enhance growth and technology advancement

•	A growing international role through increased regional representation, support for the African Union and NEPAD.

Details of spending plans are in ENE

Table 6.1 summarises the additional allocations in the 2003 Budget associated with these commitments. Details of the policy shifts and adjustments to spending plans are set out below, in the Estimates of National Expenditure and in provincial budget statements. These adjustments take forward the broader policy thrusts of the 2001 and 2002 Budgets – investing in infrastructure, addressing poverty and vulnerability, encouraging local partnerships in development and strengthening the fight against crime.

Stepping up investment in infrastructure

The 2001 Budget introduced a renewed focus on infrastructure investment, given effect through targeted allocations to national votes and a supplementary infrastructure grant to provinces.

Broad range of infrastructure projects are under way

Additional funding in 2001 and 2002 went to repairing flood-damaged roads, bridges and buildings, maintenance and rehabilitation of schools, clinics and hospitals, expanding the rural water supply and sanitation programme, refurbishment of the rolling stock of the SA Rail Commuter Corporation, extension of rail lines in Khayelitsha and Umtata, upgrading of roads at 14 border posts, rehabilitation of court buildings, police stations and labour offices, maintenance of national parks and harbour walls, development of the Limpopo transfrontier conservation area, construction and maintenance of prisons, investment by the Department of Home Affairs and Statistics SA in information technology, establishment of emergency call centers, maintenance of various heritage institutions and construction of the Freedom Park memorial at the Salvokop site in Pretoria. These projects are at various stages of implementation and have contributed to the marked acceleration in general government construction activity over the past two years.

New allocations include office and IT investment, security at courts, marine patrol vessels and further rail commuter rolling stock

In the present Budget, further allocations to national departments are made for office accommodation and technology investment by Home Affairs, maintenance and repair of general government buildings by the Public Works Department, forensic laboratory equipment for the Department of Health, further upgrading of court buildings and security, rehabilitation of the Masters’ Office, investment by the SA Police Service in buildings, vehicles, computer equipment and a new radio communications network in Gauteng, acquisition by Environmental Affairs and Tourism of marine patrol vessels, rehabilitation of the Marion Island harbour and additional investment in rail commuter rolling stock.

Capital spending is growing strongly	Capital expenditure and capital transfers by national departments have grown by 28,1 per cent a year since 1999/00 and are budgeted to increase by 10,9 per cent a year over the next three years.

Chapter 6: Medium term expenditure estimates

Table 6.1 2003 Budget priorities—policy allocations to selected votes

R million	2003/04	2004/05	2005/06	Total
Extension of the child support grant and primary school
nutrition programme

Social Development—child support extension grant	1 100	3 400	6 400	10 900

Health—Primary school nutrition	226	333	387	946

Enhancement of provincial education, health, welfare and
other functions
Provincial equitable share	8 693	12 075	15 627	36 395

Health—enhanced HIV/Aids response, hospital grants and other
adjustments	323	603	699	1 625

Basic household services, municipal infrastructure and
community employment

Provincial and Local Government—grants to municipalities	1 450	2 000	2 412	5 862

Water Affairs and Forestry—rural water and sanitation	150	220	290	660

Fighting crime and streamlining of justice process

Justice and Constitutional Development	352	423	462	1 237

Safety and Security	229	319	926	1 474

Higher education and skills development

Education	360	605	690	1 655

Labour—skills development programme	450	530	727	1 707

Land restitution and land reform

Land Affairs	550	610	730	1 890

Administrative systems and services to citizens

Home Affairs	149	347	348	844

National Treasury—SA Revenue Service	150	665	575	1 390

Research and technology development

Science and Technology	48	69	101	218

Other votes (science councils and the ICT Institute)	165	250	375	790

Support for NEPAD and international commitments

Foreign Affairs	122	244	296	662

Defence—peacekeeping operations	200	200	200	600

Other adjustments	2 406	2 705	3 606	8 717

Total policy adjustments	17 123	25 598	34 851	77 572

At the provincial level, capital spending on roads, hospitals and schools has grown by some 30 per cent a year since 1999/00 and is projected to continue to increase robustly. Funding for the housing capital subsidy programme, also administered by provinces, grows strongly over the MTEF period as well.

Formal public-private partnerships, through which the private sector provides the initial finance for public infrastructure and takes on operational responsibility and risks associated with service provision, are also growing in importance. Prior to establishing the PPP regulatory framework, pioneering PPP transactions were concluded for the N3 and N4 toll roads, two high security prisons and a number of tourism concessions. Following promulgation of Treasury Regulations for PPPs in May 2000, some 50 projects have been registered. Six transactions have been concluded and a further six are likely to be finalised this year.

PPPs take advantage of private sector operational incentives and private finance

2003 Budget Review

Public private partnerships – closed transactions and deals in negotiation: May 2000 – February 2003

Since the promulgation of regulations in terms of the Public Finance Management Act governing public private partnership contracts, six projects have reached financial closure and six projects are currently in final negotiation. The Albert Luthuli Hospital project was recently cited as “Best Health Sector PPP of the Year” by Euromoney magazine.

Project	Private Partner/ Preferred bidder	Status	Contract term	Value

Fleet Management Northern Cape	Pemberley Investments (Pty) Ltd comprising: Imperial Holdings and Africa Kosini	Closure: November 2001	5 years	R181 million

Inkosi Albert Luthuli Hospital, KwaZulu-Natal	Impilo Consortium (Pty) Ltd comprising:Mbekane Health & Wellbeing, AME International, Vulindlela Holdings, Siemens, Drake & Skull, Omame	Closure: December 2001	15 years	R4,5 billion

Eco-tourism, Limpopo	Koko Moya Wilderness Trail	Closure:	25 years	R25 million (cash
Manyeleti reserve	(Pty) Ltd; Tinswala Lodges (Pty) Ltd; Pungwe Game Reserve (Pty) Ltd	December 2001		proceeds to government)

Universitas and Pelonomi Hospitals co-location, Free State	Community Health Management / Netcare consortium	Closure: November 2002	16,5 years	R43 million cash plus R38 million in upgrade

Department of Labour Information Systems	Siemens Business Solutions Consortium	Closure: December 2002	10 years	R1,5 billion

Chapman’s Peak Drive toll road, Western Cape	Capstone 252 (Pty) Ltd comprising: Concor, Thebe Investments, Marib Holdings, Haw & Ingles	Closure: December 2002	30 years	R450 million in capital works and operations

Dept Health State Vaccine Institute	Biovac Consortium	In negotiation	5 years	R15 million

Dept Education, Head Office accommodation	Sethekgo Consortium	In negotiation	27 years	R1 billion

Dept Trade & Industry, Head Office accommodation	Rainprop Consortium	In negotiation	27 years	R2,3 billion

Eastern Cape Dept Health Hospital co-location	Afrox Healthcare	In negotiation	In negotiation	In negotiation

Gauteng Cradle of Human- kind World Heritage Site	Furneaux Stewart Gapp Consortium	In negotiation	10 years	R57 million cash

Western Cape Dept Health Hermanus hospital co-location	Mediclinic Holdings	In negotiation	In negotiation	In negotiation

Construction at Coega is under way

As part of Government’s economic and industrial strategy, funds are set aside by both national government and provinces for investment in major projects associated with core spatial development initiatives. Construction of an industrial zone and a new R3,2 billion deep-water port at Coega near Port Elizabeth has begun and approximately 100 contractors have been appointed to undertake the initial development work. In East London, feasibility and environmental impact assessment studies have been completed with a view to establishing an industrial development zone. Within Gauteng, a major industrial zone

Chapter 6: Medium term expenditure estimates

alongside Johannesburg International Airport and construction of a rapid-rail transit facility between the airport, Johannesburg, Sandton, Midrand and Pretoria are key infrastructure initiatives nearing completion of their planning phases.

Addressing poverty and vulnerability

Social assistance grants constitute Government’s largest and most effective redistribution programme. The introduction of the child support grant in 1998 has added 2,4 million beneficiaries to monthly social security payments and the number of old age and disability grant beneficiaries has increased by some 513 000 over the same period. Over the next three years, the means-tested child support grant will be extended to children in need up to their 14th birthday, taking the total number of social assistance beneficiaries to more than 8 million by 2005.

Child support grant to be extended up to a child’s 14th birthday

Unemployment insurance is an important source of income support to vulnerable households, providing unemployment, illness, maternity or death benefits to some 637 000 people a year for periods of up to six months. The social security net also includes the Road Accident Fund and Compensation funds, financed through levies on fuel and assessed levies on employers respectively. As noted in chapter 3, far-reaching proposals for reform of the RAF are set out in the recently completed Report of a Commission of Inquiry.

UIF, Road Accident Fund and compensation funds also part of social security net

While social assistance and compensation funds provide both short-  and long-term relief to many of the most vulnerable people, Government’s approach to redistribution and poverty reduction also gives priority to investing in skills. Improvements in schools, incentives for learnerships, renewal of the further education system and replenishment of the National Student Financial Aid Scheme are key elements in this strategy. Support for land redistribution and agricultural development, local employment initiatives and small business development are similarly focused on poverty reduction.

Poverty reduction also requires investment in skills

In preparing the 2003 Budget, special emphasis has been given to critical requirements for improving the quality of provincial health and education services – supplies of medicines, hospital and clinic management and staffing, supplies of books and other learner support materials in schools and the repair and maintenance of buildings and facilities. An early childhood development programme has been piloted and will be progressively extended over the years ahead. Through the hospital revitalisation programme, 18 additional hospitals will be upgraded and refurbished over the next three years. The budget provides for an additional R3,3 billion for the enhanced response to HIV/Aids, launched in 2002.

Quality enhancement in schools and hospitals and additional funding for HIV/Aids

Since the inception of special poverty relief allocations five years ago, about R4,5 billion has been spent on targeted employment, community development and relief projects. An in-depth assessment of this programme will be completed this year, with a view to refocusing and reinforcing Government’s poverty reduction efforts.

Poverty relief programme is under review

2003 Budget Review

National skills development strategy

“Vhutsila” or “instilling pride in doing this well” is the spirit that the National Skills Development Strategy (NSDS) endeavours to infuse into its strategies.

The strategic objectives of the NSDS are:

•	Improving the foundations for life and work

•	Increasing employer participation in lifelong learning

•	Supporting employment growth

•	Improving the supply of high-quality skills (particularly scarce skills) that are more responsive to societal and economic needs

•	Linking the parts of the human resource development system.

The 2005 target for meeting the first objective requires that at least 70 per cent of all workers should have at least a level 1 qualification. To date 57 729 workers have achieved this.

Progress towards meeting the second objective has been satisfactory with 7 per cent of new and existing small firms of the 20 per cent targeted in 2005, registering for skills development initiatives.

In supporting employment growth, 26 per cent of funds have been allocated to social development projects. Moreover, 98 per cent of the 40 432 people that participated in training in the provinces have completed their courses. Training favoured Africans and women, which exceeded the desired equity targets set by the strategy.

In order to foster skills development in the formal economy, the 2005 target sets the participation rate by large enterprises in the levy-grant system at 75 per cent. At present, 67 per cent of large enterprises are paying the levy and receiving skills grants. For medium enterprises, the success rate is marginally below the target for 2005.

In March 2000, the Minister of Labour named 25 Sector Education and Training Authorities (Setas) of which 23 have signed Memoranda of Understanding with the Department of Labour to ensure compliance with the NSDS. The Setas replace the old industrial training boards as promoters of training and are organised according to sectors rather than industries.

Their main tasks are:

•	To make sector skills plans

•	To see where learnerships are needed and design, market, and register the learnerships

•	To act as Education Training Qualification Assurers for standards and qualifications in their sectors

•	To disburse money from the National Skills Development Levy

•	To provide information about the sector to employment services.

Finally, linking the Human Resource Development system to the NSDS has shown tremendous success. In the four months after March 2002, the number of learners under the age of 30 enrolled for learnerships more than doubled, with 22 884 learners enrolling compared to the first year target of 3 000 learners, meeting nearly 30 per cent of the 2005 target. Just of half of the total are registered for learnerships at NQF level 6 or higher. The new target for this year is to register 50 000 learners under the age of 30. Moreover, there is government commitment to enrol learners within the public service.

As the skills development strategy gathers momentum, its contribution to addressing the skills challenges facing the South African economy will increasingly translate into productivity and employment gains.

Additional funding for food relief has been set aside

As announced in the 2002 MTBPS, an additional R400 million a year has been set aside for food relief for households without other means of support. This initiative will be led by the national Department of Social Development and involve other departments.

Deepening local development partnerships

Financial support for municipalities is to be increased strongly	Led by the Department of Provincial and Local Government and National Treasury, a concerted drive is under way to put municipal government on a sound footing and give impetus to the rural

Chapter 6: Medium term expenditure estimates

development and urban renewal strategies. National government funding includes a rising local government equitable share, distributed on the basis of a poverty-weighted allocation formula, municipal infrastructure grants, targeted support for water and electricity services and several capacity building initiatives. Other significant areas of partnership between national departments, provinces and municipalities include the housing capital subsidy programme, targeted support for building sports facilities, rehabilitation of fishing harbours, subsidisation of municipal clinics, support for emergency services and funding of economic and environmental planning.

Broadening access to water and electricity services has been a central thrust of government policy since 1994. Reliable, clean water supplies have been brought to an estimated 8,5 million people, and electricity has been connected to 3,5 million formerly unserved households. Over the next three years it is proposed that these programmes should be consolidated with the existing municipal infrastructure grant, with a view to rationalising and improving capital transfers to local government. R1 billion has been added to the municipal infrastructure programme over the next three years to accelerate employment creation in community development projects.

Infrastructure grants to municipalities will be consolidated

Additional funding is also being phased in to ensure adequate maintenance of services and subsidisation of free basic electricity, water and other services for poor households. Responsibility for water services will increasingly be devolved to municipalities and district councils. A far-reaching overhaul of the electricity distribution industry is expected to get under way in 2003, aimed at consolidating capacity in a limited number of regional distributors and rationalising tariffs and service standards. Implications for municipalities have been examined by the Financial and Fiscal Commission. The task of establishing regional electricity distributors vests with a holding company formed by the Department of Minerals and Energy.

Funding of free basic services is channelled to municipalities

Rural water supply and sanitation – partnership between national government and communities

Assurance of clean water supplies to rural communities and eradication of the sanitation backlog are key elements in the national Government’s partnership with local communities.

The target date set for the eradication of the household sanitation backlog is March 2010. The National Sanitation Strategy Framework estimates the sanitation backlog at 18 million people, of which 76 per cent are in rural areas. This implies a rural backlog of some 2,23 million households, which are the target of the Department of Water Affairs and Forestry sanitation programme. By the end of March 2002, 70 310 households had been provided with sanitation facilities through the Department’s programme.

Over time, water schemes will be transferred to municipalities and appropriate district authorities. In many instances, the infrastructure to be transferred is in a poor state of repair and administrative support systems are not very well developed. The refurbishment of the schemes to be transferred aims to ensure that the receiving water services institutions inherit sound and reliable facilities and over time are able to maintain and improve services through cost recovery. The budget required to effect refurbishment and provide support will be incorporated into the operating subsidy as a “grant in kind” and will eventually be converted to a “conditional grant” once transfer agreements are concluded with receiving institutions. Future budgets for refurbishment and support will be refined based on the outputs from financial and functional assessments being conducted on all water services infrastructure.

The estimated replacement value of the infrastructure identified for transfer is R11,3 billion and the refurbishment cost is estimated at R727 million.

2003 Budget Review

Coordinated urban and rural development is based on local IDPs

Building on the integrated development plans (IDPs) now required as the core planning tool for local economic development, the urban renewal and rural development strategies aim to promote coordinated service delivery across the spheres of government to improve livelihoods and accelerate development in poor communities. Resources have initially been concentrated on 13 rural and eight urban nodes, identified at the start of 2001. The two programmes have made significant progress in focusing government spending on the nodes.

227 anchor projects in 21 rural and urban development nodes

Just over R2 billion of national spending has been directed to the 21 nodal municipalities, targeted at financing anchor projects. To date, the two programmes have identified 227 anchor projects, with 60 per cent of these being in the design and implementation phase. Due to major backlogs that still characterise nodal areas, about two-thirds of these projects are infrastructure-related. Nineteen percent of projects fall into the economic development category while 10 per cent and 4 per cent can be classified as social and capacity-building respectively. Prominent partners in supporting project implementation include the National Coalition for Municipal Service Delivery, the Umsobomvu Youth Fund and a number of international organisations and foreign donors. Improving cooperation between the three spheres of government around the budgeting and planning of these initiatives remains a key challenge.

Reinforcing security and the fight against crime

Priority to improving case management in the justice system

Improved cooperation within the criminal justice sector remains a key priority in preparing medium term expenditure plans. This year’s Budget gives priority to improving case management through information systems and cooperation between the justice system departments. Substantial additional funding goes to the management of courts, system improvements in the Department of Justice and Constitutional Development and further expansion of the sector policing strategy. Personnel of the SA Police Service will increase from 122 750 in 1999 to a projected 155 260 in 2006.

Progress in reducing courts backlogs and modernising the justice process

The Automated Fingerprint Identification System (AFIS) has been successfully introduced and has significantly reduced search times in managing criminal records. Notable progress has also been made in reducing the outstanding cases on magistrates’ court rolls through the introduction of Saturday and Additional Courts, and the Durban Court Processes Project has successfully demonstrated the potential for reducing the incidence of lost and late dockets. Key projects over the MTEF period ahead will include a public-private partnership for the administration of monies held in trust by the Department of Justice, further investment in court security and improvements to court buildings and increased employment of personnel in the SA Police Service.

Increasing focus on rehabilitation in Correctional Services

Construction will start on four new prisons in 2003, scheduled for completion in 2005/06. Work is also in progress on a lower-cost prison design, new approaches to prisons management and a reorientation of Correctional Services towards effective rehabilitation and restorative justice, alongside the Department’s responsibility for

Chapter 6: Medium term expenditure estimates

secure custody of offenders. Together with other justice, crime prevention and security departments, efforts to reduce the numbers of awaiting trial prisoners have been prioritised.

The national Budget provides both for fighting crime within South Africa’s borders and for security within the regional and international context. The strategic defence procurement programme, aimed at modernising critical equipment of the National Defence Force, enters its fourth year in 2003/04 and will shortly see delivery of the first tranches of light utility helicopters and trainer aircraft and the first of four corvettes. The 2003 Budget makes provision for acquisition of maritime helicopters to complement the investment in naval vessels.

2003 Budget makes provision for maritime helicopters

This Budget also provides for an enhancement in the capacity of the National Intelligence Agency, including the establishment of a new Intelligence Academy and modernisation of communication interception and monitoring capacity.

Modernisation of intelligence services is in progress

Promoting NEPAD and multilateral cooperation

South Africa remains at the forefront of multilateral initiatives aimed at promoting a more equitable international order and securing a better future for Africa’s people.	NEPAD focuses on peace and security, good governance, human rights and economic management

The New Partnership for Africa’s Development (NEPAD), focussed on peace and security in Africa, good governance, human rights and sound economic management as conditions for sustainable development, is at the centre of South Africa’s engagement with African countries and the wider international community.

Stepping up the fight against crime – sector policing

In 2002/03, the Department of Safety and Security introduced a sector policing strategy. This labour intensive strategy entails policing smaller and more manageable areas and increased police presence, especially in priority crime hotspots. An additional R4,9 billion is proposed over the next three years to implement this strategy, which includes employing approximately 21 000 new officers.

In total, by the end of 2005/06 the Department will have recruited 30 200 entry level constables and 15 360 civilians, including replacements necessary because of staff turnover. The employment of civilians will alleviate the administrative burden on police officers actively involved in combating crime. The South African Police Service will have 155 260 employees at the end of 2006, over 30 per cent more than in 2001.

An additional allocation of R867 million in 2003/04 will enable the South African Police Service to finalise the modernisation of their vehicle fleet and build more police stations, further strengthening the sector policing strategy. The graph below shows how personnel numbers in the SAPS is set to rise over the MTEF period.

Number of personnel in the South African Police Service

2003 Budget Review

Peace support operations in Africa

South Africa, through the White Paper on Peacekeeping Operations, is committed to participating in United Nations (UN) mandated peace support operations. As part of the UN Observer Mission to the Democratic Republic of the Congo (DRC), a Capital Liaison Officer was deployed in September 1999. At the request of the UN additional members was deployed, bringing the total number to 101 in April 2001, at an annual cost of R46 million. In April 2002 a group of 48 Military Police Officers was deployed, increasing the annual cost to R51 million. In 2003/04, R55 million is budgeted for maintaining this presence.

The SANDF is also committed to peace support operations for Organisation for African Unity and African Union missions. During October 2001, just under 700 members were deployed to Burundi to provide VIP protection services to returning opposition leaders. The annualised cost for the five-month deployment is estimated at R284 million. In April 2002, the number of members was increased to 750, at an annual cost of R330 million. The projected cost for 2003/04 is slightly lower, as provision is not made for the return of equipment.

On a much smaller scale, the SANDF is also involved in peace support operations in the Comores, Ethiopia and Eritrea. Although not finalised, it is anticipated that the SANDF’s involvement in the DRC may increase with the provision of 1 268 additional members.

Foreign missions in Africa to be increased

The 2003 Budget accommodates a phased establishment of 16 new missions in African countries, contributions to the funding of the African Union and the NEPAD Secretariat and increased contributions to regional development through the African Renaissance Fund administered by the Department of Foreign Affairs. The MTEF provides for continued participation in peace-keeping initiatives in Burundi and the Democratic Republic of Congo.

The SACU Agreement provides for development assistance to neighbouring countries

Although not classified as expenditure in the government accounts, South Africa’s participation in the Southern African Customs Union represents a substantial programme of indirect budgetary support to other member countries. The revised structure of the agreement provides for a development fund, distributed between countries in relation to their levels of development.

Assistance to regional food programme	A contribution of 100 000 tons of maize was made to the World Food Programme in early 2003 in recognition of the severity of the drought affecting many Southern African countries.

Division of nationally collected revenue

Division of revenue between the three spheres of government is the outcome of policy priority deliberations

The equitable division of revenue between national, provincial and local government – as required by section 214 of the Constitution – is described below. This allocation of funds is given effect in law for the 2003/04 year in the Division of Revenue Bill, and the accompanying explanatory memorandum is included in this Review as Annexure E. The division of resources is an outcome of Government’s policy priority deliberations. It reflects the executive’s balanced approach to meeting Government’s policy priorities over the medium term, taking into account the spending responsibilities and the capacity of national, provincial and local government.

Chapter 6: Medium term expenditure estimates

Division between spheres: 1999/00 – 2005/06

Table 6.2 summarises the division of revenue since 1999/00 and planned spending from the National Revenue Fund, or the main budget, for the next three years. It excludes social security funds and other extra-budgetary accounts and agencies, but nonetheless accounts for the greater part of general government activity, and amounts to about 26 per cent of GDP in 2002/03.

Expenditure on main budget is 26 per cent of GDP

Table 6.2 Main budget expenditure: 1999/00–2005/06

	1999/00 Outcome	2000/01 Outcome	2001/02 Outcome	2002/03 Revised	2003/04	2004/05	2005/06
R million					Medium-term estimates
National departments[1]	66 385	73 178	87 709	98 853	108 983	117 549	126 323
Provinces	99 465	108 899	121 099	136 919	158 995	175 468	191 590
Equitable share	89 094	98 398	107 460	123 457	142 386	155 313	167 556
Conditional grants	10 370	10 501	13 638	13 462	16 609	20 155	24 033
Local government	4 610	5 536	6 516	8 801	12 001	13 249	14 624
Equitable share	2 163	2 315	2 607	3 964	6 343	7 078	7 698
Conditional grants	2 447	3 221	3 909	4 837	5 658	6 171	6 926

Non-interest allocations	170 460	187 613	215 324	244 573	279 979	306 266	332 536
Percentage increase	7,4%	10,1%	14,8%	13,6%	14,5%	9,4%	8,6%

State debt cost	44 290	46 321	47 581	47 250	50 986	53 079	55 070
Contingency reserve	—	—	—	—	3 000	4 000	8 000

Main budget expenditure	214 750	233 934	262 905	291 823	333 965	363 345	395 606
Percentage increase	6,6%	8,9%	12,4%	11,0%	14,4%	8,8%	8,9%

Percentage shares
National departments	38,9%	39,0%	40,7%	40,4%	38,9%	38,4%	38,0%
Provinces	58,4%	58,0%	56,2%	56,0%	56,8%	57,3%	57,6%
Local government	2,7%	3,0%	3,0%	3,6%	4,3%	4,3%	4,4%

1.	Includes a transfer of R855 million to the Umsobomvu Fund in 1999/00.

The main budget provides for total expenditure of R334,0 billion in 2003/04, rising to R395,6 billion in 2005/06. After setting aside provision for state debt costs and an unallocated contingency reserve, the budget framework provides for R280,0 billion in 2003/04, R306,3 billion in 2004/05 and R332,5 billion in 2005/06, distributed between the national, provincial and local government spheres.

Total expenditure of R334 billion in 2003/04

Of the total non-interest expenditure available for allocation in 2003/04, national departments receive about 39 per cent, provinces about 57 per cent and local government just over 4 per cent. Table 6.2 indicates that the provincial and local shares increase moderately and the national share falls over the years ahead. Details of the provincial and local government shares, the distribution of funds between provinces and the various conditional grants to provinces and municipalities are set out in chapter 7.

Provinces and local government receive increased shares of allocated expenditure

State debt costs – discussed in chapter 5 – are projected to be 16,2 per cent of main budget expenditure in 2002/03, falling to 13,9 per cent in 2005/06.	State debt costs decline to 13,9% of expenditure

2003 Budget Review

Contingency reserve provides for unanticipated adjustments and policy changes

The contingency reserve serves two broad purposes. It provides for in—year adjustments that cannot be anticipated at the time of the Budget. For the outer years of the MTEF, it also provides for new policies or for changes in the macroeconomic outlook that might affect the affordable spending level.

Recapitalisation of the Post Office, scrapping allowance for taxis and critical infrastructure in Adjustments Budget

For the 2003/04 year, a reserve of R3 billion is set aside for unforeseen and unavoidable expenditure, and also for expenditure items that are not yet included in departmental allocations. Subject to finalisation of business plans, the Minister of Finance may include proposals for the recapitalisation of the Post Office and separation of the Post Bank, for the introduction of a scrapping allowance to support recapitalisation of the minibus taxi industry, and for further critical industrial infrastructure projects in the Adjustments Budget. The contingency reserve rises to R8 billion in 2005/06.

Changes to the 2002 Budget estimates

2003 Budget provides for additional spending of R105 billion

The 2003 Budget provides for additional expenditure allocations to the national, provincial and local spheres amounting to R105,4 billion over the next three years, when compared with the 2002 Budget forward estimates. (For budget planning purposes, the baseline for 2005/06 is assumed to be 6 per cent above the 2002 estimates for 2004/05.) The additional MTEF allocations, together with adjustments to the original 2002/03 estimates, are set out in table 6.3. The additional allocations in part compensate for higher inflation than anticipated in the 2002 Budget, but also accommodate substantial policy adjustments for all three spheres.

Significant adjustments include provision for the child support grant and free basic municipal services

Changes to the provincial share provide for increases in social grants and the extension of the child support grant, improvements to schooling and health services and further investment in roads and other infrastructure. Increases to the local government share provide further support for free basic services and the extension of infrastructure to formerly unserved neighbourhoods. Supplementary national department allocations go to higher education, land restitution, upgrading of courts, transport infrastructure, extending foreign representation, amongst other functions. Details are provided later in this chapter.

Chapter 6: Medium term expenditure estimates

Table 6.3 Additional allocations in the 2003 MTEF

R million	2002/03	2003/04	2004/05	2005/06[1]	Total
Inflation related adjustments
National departments	1 115	2 265	2 841	3 082	8 188
Provinces	2 185	5 534	6 512	7 010	19 056
Equitable share	2 005	5 227	6 149	6 615	17 991
Conditional grants	180	307	363	395	1 065
Local government	100	171	187	198	556

Subtotal	3 400	7 970	9 540	10 290	27 800

Policy adjustments
National departments	2 332	4 911	6 798	8 855	20 564
Provinces	2 314	10 616	16 593	23 074	50 283
Equitable share	2 000	8 692	12 075	15 627	36 394
Conditional grants	314	1 924	4 518	7 448	13 889
Local government	120	1 595	2 208	2 921	6 725

Subtotal	4 767	17 123	25 598	34 851	77 572

Total additional allocations
National departments	3 447	7 176	9 639	11 937	28 752
Provinces	4 499	16 150	23 105	30 085	69 339
Local government	221	1 767	2 395	3 119	7 281

Total	8 167	25 093	35 138	45 141	105 372

1.	The assumed baseline for 2005/06 is the 2004/05 baseline plus 6 per cent.

Revised estimates of expenditure: 2001/02 and 2002/03

Table 6.4 shows the preliminary outcome of main budget expenditure for 2001/02 and the revised expenditure estimate for 2002/03.

Main budget expenditure in 2001/02 was R262,9 billion, 1,8 per Cent more than the original budget estimate and R314 million more than the revised estimate published in the February 2002 Budget Review. Under-spending and departmental savings of R1,5 billion was recorded.

Preliminary outcome for 2001/02 is R4,6 billion more than the main budget estimate

For 2002/03, the revised estimate of expenditure is R291,8 billion, or R3,9 billion more than the original estimate and 11,0 percent more than expenditure in 2001/02.		Revised estimate of R292 billion expenditure in 2002/03

The main changes approved by Parliament in the 2002 Adjustments Budget were the following:

•	A supplementary amount of R700 million announced in the 2002 Budget Speech for infrastructure, of which R465 million went to national departments and R235 million to provinces and local government

•	Roll-overs of R1,2 billion from the previous year

•	Adjustments for higher inflation amounting to R3,4 billion

•	Additional allocations of R3,8 billion for unforeseen and unavoidable expenditure, of which R2,3 billion went to provinces.

2003 Budget Review

Table 6.4 Preliminary 2001/02 expenditure outcome and 2002/03 revised estimate

	2001/02			2002/03
		Revised	Preliminary		Adjust-	Revised
R million	Budget	estimate	outcome	Budget	ments	estimate
Direct charges to the National Revenue Fund
State debt cost	48 138	47 515	47 581	47 503	-253	47 250
Provincial equitable shares	104 137	107 460	107 460	119 452	4 005	123 457
Unforeseeable and unavoidable expenditure					2 000
Inflation adjustments					2 005
Skills development funds	2 800	2 750	2 541	2 950		2 950
Other statutory amounts	304	321	335	324		324
Standing appropriations	300	300	294	65	-35	30

Total	155 679	158 346	158 211	170 294	3 717	174 011

Appropriation by vote
Main appropriation	98 834	96 710		113 615
Supplementary allocations	1 805	1 743		700	-700
Contingency reserve	2 000			3 300	-3 300
Adjustments
Approved rollovers from previous year		2 162			1 238
Unforeseeable and unavoidable expenditure		3 242			1 438
National departments		2 614			1 219
Conditional grants to provinces		300			197
Local government grants		328			22
Other adjustments
Inflation adjustments					1 394
National departments		200			1 114
Conditional grants to provinces					180
Local government grants					100
Self financing expenditure		30			173
Supplementary infrastructure allocations					700
National departments					465
Conditional grants to provinces					120
Local government grants					115
Savings identified by departments		-3			-38
Extraordinary Appropriations		2 130
Food Relief					400

Total appropriated	102 639	106 214	106 214	117 615	1 305	118 921
Underspending and savings		-1 970	-1 520			-1 109

Total expenditure	258 318	262 590	262 905	287 909		291 823

Percentage increase over Budget			1,8%			1,4%
Percentage increase over 2001/02						11,0%

Increases to social grants and provision for food relief in 2002/03

With effect from October 2002, the old-age and disability grants were increased by R20 a month and the child support grant by R10, bringing the total increases in grants in 2002/03 to 12,3 per cent for the old age and disability grants and 27 per cent for the child support grant. In addition, an amount of R400 million was provided in the Adjustments Budget for emergency food relief.

R1,1 billion of departmental savings estimated this year

At this stage, state debt costs are estimated to be R253 million less than budgeted. Departmental savings and underspending of R1,1 billion is projected for 2002/03, or 0,9 per cent of voted appropriations.

Chapter 6: Medium term expenditure estimates

Appropriations from the National Revenue Fund:

1999/00 – 2005/06

Appropriations from the National Revenue Fund can be made in two ways. Certain expenditure commitments governed by law, or by prior contractual obligations, form direct charges against the National Revenue Fund and do not require separate Parliamentary appropriation. All other expenditure is voted by Parliament and set out in an Appropriation Bill that specifies authorised amounts for departmental programmes, broken down into current and capital expenditure. The Appropriation Bill specifies the purpose of each programme, and itemises various transfer payments and earmarked allocations.

Statutory appropriations are direct charges; other funds are appropriated by vote

Direct charges include:

•	Standing appropriations in terms of specific agreements, such as claims on guarantees and subscription payments to certain international organisations

•	State debt costs – mainly interest payments on domestic and foreign debt obligations

•	Provincial equitable share transfers, governed by section 213 of the Constitution and the annual Division of Revenue Act

•	Transfers of skills development levy receipts to the National Skills Fund and sectoral education and training authorities

•	Salaries of the President, Deputy President, Members of Parliament and judges

Table 6.5 shows the breakdown of statutory expenditure and voted appropriations since 1999/00 and estimates for the forthcoming MTEF period. Also shown are the actual amounts spent out of voted funds and aggregate unspent balances for the past three years and an estimate for the current year. (Unspent balances approved for rollover are included in the Adjustments Budget for the subsequent year.)

Table 6.5 Main budget appropriation: 1999/00–2005/06

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	Revised	Medium-term estimates
Direct charges to the National Revenue Fund
State debt cost	44 290	46 321	47 581	47 250	50 986	53 079	55 070
Provincial equitable share	89 095	98 398	107 460	123 457	142 386	155 313	167 556
Skills development funds	–	902	2 541	2 950	3 600	3 900	4 300
Other statutory amounts[1]	1 136	301	335	324	351	375	398
Standing appropriations	43	39	294	30	35	34	22
Total	134 563	145 960	158 211	174 011	197 359	212 702	227 347
Appropriation by vote
Main appropriation	76 259	86 496	96 710	113 616	133 607	146 644	160 260
Adjustments	7 076	4 252	9 504	5 305	—	—	—
Contingency reserve	—	—	—	—	3 000	4 000	8 000
Total	83 335	90 748	106 214	118 921	136 607	150 644	168 260
Savings and underspending	-3,148	-2,774	-1,520	-1,109	—	—	—
Total expenditure	214 750	233 934	262 905	291 823	333 965	363 345	395 606

1.	Includes an R855 million transfer to the Umsobomvu Fund in 1999/00

2003 Budget Review

Allocations to National Departments

The discussion and tables below summarise allocations to national departments for the forthcoming three years and changes to the 2002 Budget baseline estimates. Changes to baseline include allocations to effect policy changes, increase expenditure on existing programmes, implement new programmes and compensate for the carry through of higher than anticipated inflation.

2003 Estimates of National Expenditure has details of spending plans	Details of policy developments and progress with service delivery by national departments are published in the 2003 Estimates of National Expenditure.

Central government and administration services

Moderate increase for the Presidency

The Presidency receives a moderate adjustment to its MTEF allocations to enhance management capacity, contribute to the costs of the President’s imbizo programme and strengthen leadership at the centre of government. Expenditure of R152 million is anticipated in 2003/04, rising to R177 million in 2005/06.

R126 million for improved functioning of the legislature

Substantial upward adjustments are proposed for Parliament, recognising the need to improve administration, enhance support for portfolio committees, upgrade critical equipment and support the effective functioning of the legislature. An increase to baseline of R122 million in 2003/04 is proposed, bringing the total allocation to R628 million, of which R183 million is a statutory provision for members’ remuneration.

Provision for expanded foreign representation

After several years of strong growth in expenditure on the Foreign Affairs vote, a more stable trend is anticipated for the next three years following the recent strengthening of the rand. Increases to baseline include provision for expansion of South Africa’s representation in the developing world, support for the NEPAD Secretariat and an allocation of R50 million a year for the African Renaissance Fund. Expenditure of R2,2 billion is budgeted for 2003/04, rising to R2,7 billion in 2005/06.

Enhancement of Home Affairs services to citizens

The Department of Home Affairs receives R2,0 billion in 2003/04, rising to R2,4 billion in 2005/06. Additional allocations are included to expand its personnel establishment, improve equipment and information systems and step up maintenance and rehabilitation of offices. Funds are set aside for an Automated Fingerprint Identification System (AFIS) and work is in progress on a public—private partnership for the HANIS “smart identity card” project.

R641 million for the IEC in 2003/04

The Home Affairs vote includes allocations of R641 million, R478 million and R664 million over the next three years for the Independent Electoral Commission, to meet the costs of the forthcoming national and local elections.

An increase of R1,6 billion for local government in 2003/04

The Provincial and Local Government vote increases by R1,6 billion in 2003/04, R2,2 billion in 2004/05 and R2,6 billion in 2005/06, mainly as a result of the substantial increase proposed for the local government equitable share. Additions to the equitable share include support for the provision of free basic electricity and water.

Chapter 6: Medium term expenditure estimates

Conditional grants to municipalities also increase strongly, and include a supplement of R1 billion over three years to the Consolidated Municipal Infrastructure Programme to stimulate local development through labour-based infrastructure and services.

Expenditure on the Public Works vote, budgeted at R4,5 billion in 2003/04, is mainly accounted for by the costs of providing accommodation to national departments. Upward adjustments to the MTEF allocations reflect higher expenditure on rented accommodation, increased rates and municipal charges and increased provision for maintenance of buildings. The appropriation for 2003/04 includes R274 million of poverty relief funding for the community based public works programme. This programme is under review, and the allocation is not included in the subsequent two years.

Public Works expenditure of R4,5 billion, includes R274 million for community based projects in 2003/04

Table 6.6 Central government administration: expenditure by vote

	1999/00	2000/01	2001/02	2002/03 Revised	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	estimate	Medium-term estimates
Appropriation by vote
Presidency	78	91	101	130	150	165	175
Parliament	203	267	270	312	445	476	512
Foreign Affairs	1 375	1 435	1 995	2 430	2 244	2 497	2 689
Home Affairs	1 316	1 646	1 120	1 432	1 971	2 119	2 385
Independent Electoral Commission	714	768	100	211	641	478	664
Provincial and Local Government	3 302	3 648	4 653	6 568	9 399	10 600	11 529
Local government equitable share	2 163	2 315	2 607	3 964	6 343	7 078	7 698
Other local government transfers	706	1 029	1 737	2 131	2 561	3 023	3 537
Transfers to provinces	217	150	163	293	271	261	44
Public Works	3 159	3 570	3 705	3 975	4 467	4 445	4 718
Local government transfers	356	374	353	260	260	—	—

	9 433	10 657	11 843	14 846	18 675	20 301	22 010
Statutory appropriations
Presidency	1	1	2	2	2	2	2
Parliament	142	150	162	168	183	197	208

Total	9 576	10 808	12 007	15 016	18 860	20 500	22 220

Changes to baseline (2002 Budget allocations)
Presidency				4	15	17	18
Parliament				11	122	130	146
Foreign Affairs				350	103	238	295
Home Affairs				181	232	437	603
Independent Electoral Commission				2	51	49	209
Provincial and Local Government				183	1 581	2 151	2 573
Local government equitable share				111	1 322	1 617	1 910
Other local government transfers				-222	-24	256	603
Transfers to provinces				19	-0	0	-233
Public Works				244	450	477	513
Local government transfers				—	—	—	—

Statutory appropriations				973	2 502	3 450	4 148
Presidency				—	—	—	—
Parliament				—	4	4	4

Total				973	2 506	3 455	4 152

2003 Budget Review

Additional allocations to International Marketing Council

Upward adjustments for the Government Communication and Information System (GCIS) include additional allocations to the International Marketing Council and provision for the Media Development and Diversity Agency.

Further reinforcement of the SA Revenue Service and of the intelligence agencies

The main expenditure items on the National Treasury vote are infrastructure transfers to provinces, local government restructuring and financial management grants, provision for civil and military pensions and post-retirement medical benefits, funding for the SA Revenue Service and provision for secret services. Baseline adjustments of R217 million, R740 million and R654 million over the next three years are proposed for the transformation and infrastructure requirements of the Revenue Service.

Table 6.7 Financial and administrative services: expenditure by vote

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	Revised estimate	Medium-term estimates
Appropriation by vote
Government Communication &
Information System	60	66	123	152	176	192	207
National Treasury	6 612	6 698	8 165	10 102	11 772	13 416	13 837
South African Revenue Service	2 317	2 529	2 863	3 502	3 792	4 603	4 748
Secret Services	836	890	983	1 329	1 769	2 055	1 980
Transfers to provinces	1 520	970	1 824	1 950	2 534	2 876	3 056
Local government transfers	—	275	290	405	527	542	572
Public Enterprises	36	34	196	231	60	64	68
Public Service and Administration	156	85	99	143	158	126	143
Public Service Commission	34	43	53	57	64	69	74
SA Management Development
Institute	14	19	23	26	42	39	35
Statistics SA	101	205	898	355	293	436	581

	7 014	7 149	9 556	11 066	12 566	14 342	14 946
Statutory appropriations
State debt cost	44 290	46 321	47 581	47 250	50 986	53 079	55 070
Provincial equitable share	89 095	98 398	107 460	123 457	142 386	155 313	167 556

Total	140 399	151 868	164 597	181 773	205 938	222 734	237 572

Changes to baseline (2002 Budget allocations)
Government Communication &
Information System				7	24	30	35
National Treasury				108	684	1 306	1 000
South African Revenue Service				85	217	740	654
Secret Services				23	271	350	173
Transfers to provinces				—	20	24	32
Local government transfers				-49	50	50	572
Public Enterprises				176	2	2	2
Public Service and Administration				5	4	14	24
Public Service Commission				2	6	7	9
SA Management Development
Institute				6	21	16	11
Statistics SA				83	47	198	329

Statutory appropriations				387	786	1 573	1 411
State debt cost				-253	1 141	645	-510
Provincial equitable share				4 005	13 920	18 224	22 242

Total				4 139	15 848	20 443	23 143

Chapter 6: Medium term expenditure estimates

Allocations to the National Treasury vote include increases for the Secret Services Account, which funds the National Intelligence Agency, SA Secret Services and certain crime intelligence activities of the Police Service. Upward adjustments are made to the rand monetary compensation payments to Lesotho and Namibia.

Additional amounts of R10 million and R20 million are allocated to the Department of Public Service and Administration for 2004/05 and 2005/06 respectively, to fund the implementation of an HIV/Aids strategy for the public service. Supplementary allocations to the Public Service Commission include provision for anti-corruption investigations and creation of a Monitoring and Evaluation Unit. Additional funds also go to the SA Management and Development Institute to contribute to the costs of public service training.

Additional funding for public service HIV/Aids strategy

Statistics South Africa continues its restructuring process, aimed at improving the quality and scope of statistical information and developing a coordinated national statistics system. Additional amounts of R47 million in 2003/04, R198 million in 2004/05 and R329 million in 2005/06 will contribute to statistical infrastructure, improved economic and social reporting and preparation for the 2006 census.

Improvements in national statistics in progress

Social services

In 2002, Cabinet approved the establishment of two separate departments: Arts and Culture and Science and Technology.

Increases on the Arts and Culture vote include additional amounts of R80 million for the 2004 Freedom Day celebrations and R135 million over the MTEF period for increased financial assistance to arts, culture and heritage institutions. An additional amount of R240 million is allocated over the period to address the infrastructure requirements for the National Library and National Archives. Baseline adjustmens are also made for the establishment of the new Department as well as an increase on the financial assistance to the Pan South African Language Board.

Increased financial assistance for arts and culture institutions

Additional allocations over the MTEF period for the Education vote include R90 million, R80 million and R110 million for the National Students Financial Aid Scheme, R53 million, R200 million and R250 million to supplement subsidies to higher education institutions, and an aggregate amount of R800 million to contribute to recapitalisation, harmonisation of systems and facilitation of restructuring of higher education institutions.

R800 million for higher education restructuring

Substantial additions to the Health vote are proposed over the MTEF period. These include inflation-related adjustments to transfers to provinces for tertiary hospital services and professional training, a further R878 million for rehabilitation and revitalisation of provincial hospitals and replenishing medical equipment, further allocations for the enhanced response to HIV/Aids and a marked increase in provision for the Primary School Nutrition Programme.

Revitalisation of hospitals and the enhanced response to HIV/Aids are key priorities in health spending

The HIV/Aids and Tuberculosis programme, which includes grants to provinces for the prevention of mother-to-child transmission,	R3,1 billion set aside to improve provincial hospitals

2003 Budget Review

distribution of condoms, contributions to the Global Fund for HIV/Aids and partnerships with non-governmental organisations, increases from R666 million in 2003/04 to R903 million in 2005/06. The Integrated Nutrition Programme increases from R809 million next year to R1,0 billion in 2005/06. Over the MTEF period, R3,1 billion will be spent on hospital rehabilitation and re-equipping and on improved hospital management.

Table 6.8 Social services: expenditure by vote

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	Revised estimate	Medium-term estimates
Appropriation by vote
Arts and Culture	393	411	457	619	927	1071	1121
Education	7 112	7 558	8 104	8 821	9 883	10 485	11 161
Transfers to provinces	192	231	297	409	443	377	400
Health	5 859	6 667	6 736	7 609	8 387	9 240	9 905
Transfers to provinces	5 342	6 030	5 984	6 821	7 414	8 193	8 804
Labour	866	732	1 397	1 296	1 291	1 292	1 218
Transfers to provinces	56	—	—	—	—	—	—
Science and Technology	465	567	683	780	1 031	1 153	1 364
Social Development	500	472	2 328	644	1 953	4 226	7 269
Transfers to provinces	72	55	2 020	58	1 554	3 858	6 862
Sport and Recreation South Africa	128	70	101	167	226	107	114
Local government transfers	—	—	36	76	123	—	—

	15 322	16 478	19 807	19 937	23 696	27 573	32 153
Statutory appropriations
Labour	–	902	2 541	2 950	3 600	3 900	4 300

Total	15 322	17 380	22 348	22 887	27 296	31 473	36 453

Changes to baseline (2002 Budget allocations)
Arts and Culture				11	178	224	224
Education				18	539	808	904
Transfers to provinces				-9	3	4	4
Health				424	730	1 054	1 228
Transfers to provinces				421	609	936	1 112
Labour				79	59	74	-73
Transfers to provinces				—	—	—	—
Science and Technology				25	153	259	416
Social Development				235	1 546	3 868	6 890
Transfers to provinces				0	1 490	3 790	6 790
Sport and Recreation South Africa				7	21	25	26
Local government transfers				-8	—	—	—

				798	3 226	6 312	9 615
Labour				—	450	530	728

Total				798	3 676	6 842	10 343

Increase in statutory skills development funds to R3,6 billion in 2003/04

Supplementary allocations to the Labour vote include R120 million over the next three years to hire administrative personnel and inspectors and improve the functioning of local labour centres. The Department is restructuring and decentralising its administrative functions, in order to regulate the labour market effectively and efficiently, in terms of the new labour laws.

The Department of Labour is also responsible for the disbursement of skills development funds to the National Skills Fund and sector

Chapter 6: Medium term expenditure estimates

education and training authorities. The MTEF framework reflects transfers of R3,6 billion to these funds in 2003/04, rising to R4,3 billion in 2005/06. The upward revision of R450 million in projected spending on this programme next year is a result of strong growth in earnings in the economy and improved collection of skills levies.

The increase for the Department of Science and Technology over the MTEF provides for a significant step forward in the implementation of the National Research and Development Strategy. The Department also receives baseline adjustments for establishing its administrative capacity. This year’s MTEF adjustments include supplementary allocations of R182 million, R292 million and R452 million for the implementation of the national research and development strategy. These include additional allocations to science councils, funded on the Agriculture, Health, Science and Technology, Minerals and Energy and Trade and Industry votes, and further contributions to the Innovation Fund and the Biotechnology Strategy administered by the Science and Technology Department.

Supplementary allocations to science councils and the biotechnology strategy

The budget of Sport and Recreation SA is increased moderately over the MTEF period to promote sports tourism and assist in improving the level of participation in sport and recreation. The 2003/04 allocation includes R123 million of poverty relief funding for community sports facilities.

R123 million for sports facilities in 2003/04

The Social Development vote, which included an extraordinary R2,0 billion transfer to provinces in 2001/02 to meet social grant backlogs, sees the introduction of a new provincial transfer in 2003/04 to meet the costs of extending the means-tested child support grant to children up to their 14th birthday. The budget provides R1,1 billion, R3,4 billion and R6,4 billion for increasing the age threshold to nine in 2003/04, 11 in 2004/05 and 14 in 2005/06. Additional allocations are also made for the development of a new social grants administration system, implementation of revised norms and standards for social assistance and enhanced management of welfare services.

Grant to provinces for extension of the child support grant up to age 14

The Social Development vote includes a supplementary R400 million a year for urgent food relief projects, to be administered by provincial departments. An amount of R71 million will be transferred in 2003/04 to the Independent Development Trust for poverty relief projects. This programme is under review and no allocations are made for subsequent years.

R400 million a year for food relief

Justice and protection services

In addition to inflation-related adjustments, supplementary amounts of R35 million, R36 million and R135 million over the next three years are allocated to the Correctional Services vote to staff three new prisons and implement a comprehensive anti-corruption strategy. The Department’s budget includes substantial provision for infrastructure expenditure, to expand accommodation for the growing prisoner population and address urgent repair and maintenance requirements.

Substantial expenditure on prisons infrastructure in progress

2003 Budget Review

Table 6.9 Justice and protection services: expenditure by vote

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	Revised estimate	Medium-term estimates
Appropriation by vote
Correctional Services	5 145	5 475	6 549	7 027	7 677	8 445	9 058
Defence	10 717	13 932	16 045	18 845	20 050	20 489	22 532
Independent Complaints Directorate9	24	26	27	32	37	41	44
Justice and Constitutional Development	2 654	2 738	3 762	4 212	4 548	4 946	5 262
Safety and Security	14 572	15 597	17 670	19 634	21 884	24 160	26 232

	33 113	37 768	44 053	49 749	54 196	58 082	63 129
Statutory appropriations
Justice and Constitutional Development	138	150	171	154	166	177	188

Total	33 251	37 917	44 224	49 903	54 363	58 259	63 317

Changes to baseline (2002 Budget allocations)
Correctional Services				142	253	329	455
Defence				430	712	606	1 456
Independent Complaints Directorate				1	3	4	5
Justice and Constitutional Development				119	474	578	633
Safety and Security				430	890	1 226	1 922

				1 122	2 331	2 744	4 472
Justice and Constitutional Development				—	4	6	6

Total				1 122	2 336	2 750	4 478

Expenditure on land and buildings for Correctional Services increases from R1,1 billion in 2003/04 to R1,3 billion in 2005/06. Personnel spending will rise from R5,0 billion in 2003/04 to R5,7 billion in 2005/06, in keeping with the personnel intensive nature of incarceration and overtime expenditure associated with the full-time staffing of correctional facilities.

Defence vote makes provision for acquisition of maritime helicopters, and continued peace support operations

Additional allocations to the Defence vote provide for expenditure of R1,2 billion over the next three years on the acquisition of four maritime helicopters, and R200 million a year to contribute to the costs of peace support operations. After growing strongly since 1999/00 to accommodate the strategic defence procurement programme, the Department of Defence budget increases by an average of 6,1 per cent over the MTEF period, rising from R20,1 billion in 2003/04 to R22,5 billion in 2005/06.

Revised estimates of expenditure on the strategic arms procurement programme, through which the Defence Force will acquire four naval corvettes, three submarines, 30 light utility helicopters, 24 trainer aircraft and 28 fighter aircraft, at a total cost in 1999 prices of US$4,8 billion, are set out below:

	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	2 899	4 223	6 476	6 889	5 454	7 838

	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	Total
R million	5 800	4 386	3 499	1 606	1 378	1 385	52 944

Skills training for army members	A programme to rejuvenate the Army has also been implemented by the department. Members who participate will be further empowered

Chapter 6: Medium term expenditure estimates

by general life skills to equip them to compete in the labour market. In 2003/04 an amount of R50 million, increasing to R120 million in 2005/06, is provided to start the military skills development system, aimed particularly at rejuvenating landward defence.

In line with its expanded mandate to investigate allegations against municipal police officers, in addition to deaths and criminal offences associated with SA Police Service action, the Independent Complaints Directorate receives R37 million in 2003/04, rising to R44 million in 2005/06.

Expanded investigative mandate of the ICD

Additional allocations to Justice and Constitutional Development include R150 million in 2003/04 to meet personnel shortfalls in courts administration, R109 million to improve court performance and upgrade the Masters’ Office and R40 million to provide improved protection to women and children in the court process. Special attention is focused on the court processes project, which aims to improve case flow management through information technology systems and links between the justice system departments. Additional allocations are also proposed for courts security and a new system for managing monies held in trust within the justice system. Policy adjustments to this vote rise from R352 million in 2003/04 to R462 million in 2005/06. Supplementary allocations are also proposed for the Public Protector, the SA Human Rights Commission and the Commission on Gender Equality.

Streamlining the court process, improved security and cash management and protection for women and children

The Safety and Security vote receives additional funding to enhance the vehicle fleet, computer equipment and radio communication networks, to invest in improved physical infrastructure and to supplement death benefits of police officers. Funds are also provided to continue the expansion of personnel of the Police Service, now projected to reach 155 260 members by 2006. The employment of the civilian personnel will alleviate the administrative burden and enable functional police members to focus on crime prevention. This contributes to the effectiveness of the sector policing strategy, which entails policing in smaller, more manageable areas to increase police visibility, especially in priority crime areas.

Expanded employment in the Police Service over the next three years

The total allocation to the Safety and Security vote is R21,9 billion in 2003/04, rising to R26,2 billion in 2005/06. Personnel costs accounts for R 16,9 billion in 2003/04, while provision for vehicles, equipment, land and buildings increases from R 1,3 billion in 2003/04 to R 1,7 billion by 2005/06.

Total expenditure on SA Police Service of R22 billion in 2003/04
Economic services

Additional allocations to the Agriculture vote over the MTEF period include R55 million for the Land Redistribution for Agricultural Development support programme, which provides financial support to emerging farmers, and a further R110 million for strengthening national agricultural regulatory services. This will provide improved management of risks associated with animal and plant diseases, enhanced food safety, regulation of the use of genetically modified organisms, stepped up agricultural controls at border posts and

Additional support for emerging farmers and agricultural regulatory functions

2003 Budget Review

strengthening of the fence infrastructure around the Kruger National Park.
ICT Institute to be established

The Communications vote receives supplementary funding to provide support to the Presidential National Commission on the Information Society and Development, and a total amount of R40 million for initial investment in the proposed Information and Communications Technology Institute, to promote cooperation between universities, industry and government on research, development and innovation in this field. Over the MTEF period, R31 million is added to the Independent Communications Authority (ICASA) allocation to strengthen its regulatory capacity in anticipation of increased competition in the communications sector.

R300 million a year for the Post Office

Expenditure of the Communications Department included a R600 million subsidy to the Post Office in 2001/02, and the MTEF allocations include R300 million a year for this purpose. Provision for ICASA in 2003/04 amounts to R129 million.

Strengthening of fisheries industry, tourism promotion and infrastructure investment

Supplementary allocations to Environmental Affairs and Tourism include provision for overseeing the expansion of the fisheries industry in Kwazulu-Natal and the Eastern Cape, a further R90 million for tourism marketing initiatives, R116 million for replacement of the Marion Island Research Base and other infrastructure projects, and an additional R60 million in 2004/05 to complete the acquisition of new marine patrol vessels.

Housing subsidies adjusted for inflation

Increases to the Housing vote allow for inflation-related adjustments to the housing capital subsidy programme and a moderate expansion in administrative capacity of the national Department. Modifications to the allocation of capital subsidy funds and implementation of the programme are noted in chapter 7 and Annexure E.

Additional R1,9 billion for land restitution and land reform

In support of an accelerated land restitution programme and enhancement of the Land Redistribution for Agricultural Development initiative, the Land Affairs MTEF allocation is increased by R1,9 billion, or a total of R2,0 billion including inflation adjustments. Expenditure on land restitution has gained momentum as settlement is reached on the larger and more complex rural claims. Expenditure on this vote has increased from R685 million in 1999/00 to R1,6 billion in 2003/04, rising to R2,0 billion in 2005/06.

Funding for establishing regional electricity distributors, and enhanced oversight of the mining sector

Expenditure on the Minerals and Energy vote has increased markedly since 2000/01, mainly because the electrification programme has been brought on budget. In keeping with a recent tax ruling, the MTEF allocations are increased by R117 million a year to provide for VAT on the transfer payment to Eskom for household electrification. Additional allocations amounting to R150 million are made for the Electricity Distribution Industry Holdings Company, established to transform the Eskom and municipal electricity distribution systems into six regional electricity distributors. Supplementary amounts are also proposed for enhancement of the Department’s management and information systems, expanded capacity to oversee and regulate the mining industry, and further support for small-scale mining companies.

Chapter 6: Medium term expenditure estimates

Table 6.10 Economic services and infrastructure: expenditure by vote

	1999/00	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	Revised estimate	Medium-term estimates
Appropriation by vote
Agriculture	676	723	871	919	1 072	1 016	1 120
Transfers to provinces	19	18	28	24	38	–	–
Communications	767	456	1 128	888	843	867	907
ICASA	99	108	117	149	129	135	137
Environmental Affairs and Tourism	506	751	1 068	1 367	1 413	1 137	1 116
Housing	3 494	3 329	3 721	4 235	4 779	5 040	5 346
Transfers to provinces	2 952	3 047	3 322	3 907	4 355	4 589	4 868
Land Affairs	685	770	976	1 092	1 639	1 788	1 980
Minerals and Energy	611	592	1 233	1 868	1 808	1 887	2 004
Local government transfers	–	–	–	228	240	245	258
Trade and Industry	1 827	2 160	2 016	2 337	2 675	2 844	3 016
Transport	4 062	4 099	4 937	5 774	6 159	6 451	6 818
Local government transfers	30	22	38	40	9	–	–
Water Affairs and Forestry	2 676	3 042	3 483	3 733	4 087	3 654	3 954
Local government transfers	1 342	1 515	1 454	1 699	1 938	1 806	1 971

Total	15 304	15 922	19 434	22 213	24 474	24 683	26 260

Changes to baseline (2002 Budget allocations)
Agriculture				2	61	80	128
Transfers to provinces				–	–	–	–
Communications				64	51	48	39
ICASA				38	12	12	7
Environmental Affairs and Tourism				217	126	219	143
Housing				-9	115	141	154
Transfers to provinces				63	108	127	138
Land Affairs				128	580	648	771
Minerals and Energy				42	215	215	233
Local government transfers				–	30	35	35
Trade and Industry				-132	48	57	62
Transport				431	535	555	568
Local government transfers				–	-32	-44	-47
Water Affairs and Forestry				174	259	360	461
Local government transfers				115	150	220	290

Total				916	1 991	2 322	2 557

Aside from inflation adjustments, no changes to the Trade and Industry allocations are proposed. Within the vote, however, increased allocations go to international trade development and enterprise development, following an in-depth reappraisal of the Department’s activities and priorities. The restructuring is informed by the Integrated Manufacturing Strategy published in 2002, which gives emphasis to spatially coherent industrial investment, promoting high value-added production, extending information, communication and logistical capacity, investing in technology development and diversifying enterprises and skills. A new Marketing programme, with a budget of R49 million in 2003/04, gives effect to the Department’s commitment to improving customer care and access to services.

Restructuring of Trade and Industry informed by Integrated Manufacturing Strategy

2003 Budget Review

Increased subsidies for commuter transport and rail infrastructure

Additional allocations to Transport over the MTEF period include R350 million a year to supplement commuter bus and rail subsidies, and R100 million a year to increase investment in rail rolling stock. Provision is also made to establish a railway safety regulator and expand the network of traffic control centres. The Transport vote of R6,2 billion in 2003/04 includes R1,3 billion for the SA National Roads Agency and R655 million for rail infrastructure. Amounts of R2,0 billion for bus operator subsidies and R1,7 billion for commuter rail operations are allocated.

Supplementary funding for water supply and sanitation and refurbishment of water schemes

Water Affairs and Forestry receives supplementary allocations of R259 million, R360 million and R461 million over the MTEF period, mainly for the community water and sanitation programme and refurbishment of water schemes, ahead of their transfer to local authorities. Together with inflation adjustments, this brings the Water Affairs and Forestry appropriation to R4,1 billion in 2003/04. Expenditure falls to R3,7 billion in 2004/05 and R4,0 billion in 2005/06 as responsibility for the operation of water management resources devolves to catchment management agencies, and because an amount of R330 million in 2003/04 for the Working for Water project is excluded in subsequent years, as the programme is under review.

Consolidated national and provincial expenditure

Growth in consolidated spending averages 10,2 per cent a year

Consolidated national and provincial expenditure comprises national and provincial spending, together with expenditure of the social security funds and the RDP Fund. Consolidated expenditure is projected to increase by 10,2 per cent a year over the next three years. In real terms, after adjusting for CPIX inflation, non-interest spending increased by 5 per cent a year between 1999/00 and 2002/03 and non-interest allocations increase by an average of 5,3 per cent a year over the MTEF period ahead.

Functional distribution of consolidated expenditure

The functional classification is sometimes called a government purpose classification, and is designed to reflect the distribution of spending among the various services provided. It indicates the structure and direction of public policy and government services.

Table 6.11 provides a summary of the functional distribution of consolidated national and provincial expenditure based on amount voted at national level and an assessment of provincial budgets, to be tabled in the week after the national budget. Social services continue to dominate the overall distribution, accounting for 58,3 per cent of allocations in 2003/04. Protection services take up 19,7 per cent of the total. Notable trends include the following:

•

Within the protection services category, defence and justice have grown most rapidly over the past three years, and are set to expand more moderately in the years ahead. Expenditure on police services grows fastest, while spending on prisons also increases strongly as capital spending gets under way and provision is made for increasing staff numbers and inmates.

Chapter 6: Medium term expenditure estimates

Table 6.11 Consolidated national and provincial spending by function: 1999/00–2005/06

	2002/03	2003/04	2004/05	2005/06	Average annual Growth
R million	Revised estimate	Medium-term estimates			1999/00–2002/03	2002/03–2005/06
Protection Services	53 335	58 475	62 648	67 771	14,4%	8,3%
Defence and intelligence	20 763	22 481	23 203	25 212	20,0%	6,7%
Police	20 529	22 806	25 083	27 217	10,6%	9,9%
Prisons	7 313	8 077	8 843	9 477	10,5%	9,0%
Justice	4 730	5 111	5 518	5 866	15,6%	7,4%
Social Services	153 341	173 496	190 767	207 498	12,4%	10,6%
Education	62 757	69 063	74 329	79 003	9,9%	8,0%
Health	34 940	39 077	42 543	45 684	11,1%	9,3%
Welfare (incl. social security)	41 966	48 652	55 314	63 004	16,6%	14,5%
Housing	5 553	6 548	7 320	8 062	13,5%	13,2%
Community development	8 125	10 156	11 261	11 746	19,5%	13,1%
Economic Services	36 242	43 649	45 585	49 653	19,2%	11,1%
Water schemes, related services	4 540	6 029	6 169	6 753	16,7%	14,1%
Fuel and energy	1 508	1 696	1 960	2 143	64,3%	12,4%
Agriculture, fishing and forestry	5 729	6 710	7 068	7 545	13,4%	9,6%
Mining, manufacturing and
construction	1 503	1 821	1 977	2 106	8,5%	11,9%
Transport and communication	3 825	15 537	16 656	19 090	16,8%	11,4%
Other economic services	9 137	11 857	11 755	12 016	27,2%	9,6%
General government services and unallocated expenditure	20 063	21 733	24 700	27 019	14,7%	10,4%

Allocated expenditure	262 980	297 352	323 699	351 942	13,8%	10,2%
Interest	47 250	50 986	53 079	55 070	2,2%	5,2%
Unallocated	—	3 000	4 000	8 000

Consolidated expenditure	310 230	351 338	380 778	415 012	11,7%	10,2%

•	Education remains the largest category of expenditure, at 23,2 per cent of non-interest spending in 2003/04. However, health, welfare and housing will continue to grow more strongly, reflecting the broadening of social service priorities. The community services function increases sharply as a result of the reinforcement of local government equitable share funding over the MTEF period.

•	Welfare and social security services increase markedly over the years ahead, mainly because of the phasing in of an extension to the child support grant and real increases in the value of social assistance payments.

•	Transport and communication functions are the largest spending category in the economic services cluster, and reflect both rising investment in roads and further increases in commuter subsidies. Strong growth in “other economic services” is accounted for by tourism-related services and the growing pace of the skills development programme. Water infrastructure and services continue to grow strongly.

2003 Budget Review

•	Growth in general government administration includes the reinforcement of the Revenue Service, Home Affairs and Foreign Affairs functions.

Reprioritisation and development – ten years in review

Strong expansion of spending on priority functions in MTEF ahead

The 2003 Budget provides for a strong acceleration of spending on government services, it reprioritises spending towards social development and investment, and it focuses on improving the quality of spending. The Budget directs increased resources to provinces and local government, extends social security coverage and reinforces growth-oriented spending programmes.

Table 6.12 Consolidated expenditure: 1992/93 and 2002/03

	1992/93		2002/03		Real growth
R billion		%		%	total	average annual
Social services	53,7	52,9%	153,3	58,3%	34,8%	3,0%
Education	24,2	23,8%	62,8	23,9%	22,4%	2,0%
Health services	12,7	12,5%	34,9	13,3%	29,7%	2,6%
Welfare and social security	12,1	12,0%	42,0	16,0%	63,0%	5,0%
Housing & other social services	4,6	4,6%	13,7	5,2%	39,5%	3,4%
Police, prisons & courts	10,8	10,6%	32,6	12,4%	42,2%	3,6%
Defence & intelligence	10,4	10,2%	20,8	7,9%	-5,5%	-0,6%
Economic services	17,6	17,4%	36,2	13,8%	-3,0%	-0,3%
General administration	9,1	8,9%	20,1	7,6%	4,5%	0,4%

Non-interest expenditure	101,5	100,0%	263,0	100,0%	22,2%	2,0%
Interest on debt	17,5		47,3

Total expenditure	119,0		310,2		22,9%	2,1%

Discounted by the consumer price index.

Substantial redistribution of spending since 1992/93

This year’s Budget builds on firm foundations. Over the past decade, spending has grown in real terms and considerable redistribution of expenditure has been achieved, providing a sound platform for the MTEF period ahead. Table 6.12 summarises changes in the functional distribution of expenditure between 1992/93 and 2002/03. It shows how defence and economic services have declined in relative terms, while health services, welfare and social security, and the criminal justice functions have increased their shares. Spending on social services has increased by 34,8 per cent in real terms.

Significant policy changes affect spending within functions

The comparative figures should be read with caution – the large export incentive and drought relief programmes of 1992/93 have entirely fallen away, and substantial policy changes have occurred within each of the broad spending categories tabulated.

Overall trend illustrates development progress	But the overall trend is a striking illustration of Government’s determined progress towards sustainable growth, development and poverty reduction.

7

Provincial and local government allocations

The provincial and local government spheres are at the forefront of delivering on the social and economic rights envisioned in the Constitution.

This year’s division of revenue provides for strong real growth in national transfers to provinces and local government of 6, 1 per cent and 12, 2 per cent respectively over the MTEF period.

National transfers to provinces and local government reaffirm Government’s commitment to accelerating the delivery of social services, extension of free basic services to households that cannot afford them and the creation of employment opportunities through expansion of labour-intensive infrastructure development.

Introduction

Approximately 60 per cent of expenditure on the main budget takes the form of transfers to the provincial and local spheres. This chapter outlines the structure of these transfers, and the manner in which they address the priorities outlined in chapter 6. The 2003 Division of Revenue Bill and the explanatory memorandum contained in Annexure E provide further detail.

A full account of the revenue and expenditure plans of provincial and local governments will be set out in the Intergovernmental Fiscal Review, to be published April.

The 2003 division of revenue, set out in Table 6.2 of chapter 6, reinforces the shift in the division of nationally raised revenue towards provinces and local government. It signals Government’s continued commitment to the progressive realisation of basic needs, which are largely the functional responsibility of provinces and local government. It prioritises selected components of spending in social services within provincial budgets and supports provision of free basic services in the local government sphere.

Shift in division of revenue toward provinces and local authorities

2003 Budget Review

Conditional grants to provinces prioritise	Conditional grants to provinces over the MTEF include:
extension of the child support grant	•	An allocation of R10,9 billion for funding the extension of the child support grant to children until they turn 14
and infrastructure development	•	R8,0 billion earmarked for infrastructure development in social and economic services sectors
	•	R2,8 billion for the Integrated Nutrition Programme
	•	R2,7 billion for hospital revitalisation, covering both infrastructure improvements and replacement of equipment
	•	R1,2 billion for emergency food relief.

Adjustments to the provincial equitable share	The equitable share is also adjusted upwards to provide for substantial increases in the followingcomponents of provincial expenditure:

	•	Equipment, medicines and drugs, to equip the health sector sufficiently to bolster its efforts to prevent the spread of HIV/Aids and to expand treatment
	•	Non-personnel non-capital spending in education, specifically to boost expenditure on textbooks, stationary and maintenance to support effective teaching and learning
•

Social security transfers, to provide for increases in grants in order to protect their purchasing power and provide for further growth in the take up of the child support grant for children up to 7 years

	•	Construction, upgrading and maintenance of roads and other public infrastructure
	•	Support for economic services such as agriculture, economic affairs, environment and tourism.

Revisions to the equitable share include R2,3 billion to be spent over the next three years in order to support initiatives aimed at attracting and retaining doctors, pharmacists and other health professionals with scarce skills in the health sector. An additional R3,3 billion has been added to the equitable share and conditional grants over the MTEF to support the further expansion of the enhanced response to HIV/Aids.

Transfers to local government	National transfers to local government include additional allocations over baseline over the next three years:

	•	R1,8 billion for infrastructure, including R1 billion for labour-intensive infrastructure programmes
	•	R4,1 billion for free basic services, with R1,4 billion allocated for rolling out free electricity
	•	R300 million extra to support the implementation of financial and other management reforms at municipal level.

Provincial revenue

Alignment between national priorities and the division of revenue is vital to the intergovernmental system. The 2003 vertical division of revenue reflects further strengthening of the link between policy priorities and budgets, resulting in an increasing share of national

Chapter 7: Provincial and local government

revenue flowing towards provinces. National transfers to provinces make up 96,5 per cent of total provincial revenue in 2003/04.

National transfers to provinces rise from R136,9 billion in 2002/03 to R158,9 billion in 2003/04, and are projected to grow to R191,6 billion by 2005/06. This translates into a real growth in national transfers of 9,5 per cent in 2003/04, and average annual real growth of 6,1 per cent over the MTEF period.

National transfers to provinces grow by 9,5 per cent in real terms

The 2003 MTEF allocations provide for R69,3 billion more spending in the provincial sphere, over the 2002 Budget baseline. This includes an inflation adjustment of R19,1 billion, which represents 27,5 per cent of the total adjustment to the provincial share over baseline. Inflation adjustments also take account of higher adjustments to values of social security grants – an important component of provincial spending.

The 2003 MTEF provides for R69,3 billion more to provinces over 2002 baseline

Table 7.1 Provincial revenue

	2002/03		2003/04	2004/05	2005/06
R million	Budget	Revised estimate	Medium-term estimates
Transfer from national	132 420	136 919	158 995	175 468	191 590
Equitable share	119 452	123 457	142 386	155 313	167 556
Conditional grants	12 967	13 462	16 609	20 155	24 033
Own revenue	4 103	5 458	5 683	5 971	6 278

Total	136 523	142 377	164 678	181 438	197 868

Percentage growth
Transfers from national	—	—	16,1%	10,4%	9,2%
Equitable share	—	—	15,3%	9,1%	7,9%
Conditional grants	—	—	23,4%	21,3%	19,2%
Own revenue	—	—	4,1%	5,1%	5,1%

Total	—	—	15,7%	10,2%	9,1%

With the substantial adjustment to baseline allocations to provinces, the provincial share of nationally raised revenue rises from 56,0per cent in 2002/03 to 57,6per cent in 2005/06. Table 7.2 sets out total transfers to provinces, including equitable shares and conditional grants.

Provincial share rises from 56,0 per cent to 57,6 per cent over the MTEF

Table 7.2 Total transfers to provinces

	2001/02	2002/03		2003/04	2004/05	2005/06
Revised
R million	Outcome	Budget	estimate	Medium-term estimates
Eastern Cape	20 217	22 020	22 714	26 447	29 431	32 512
Free State	8 322	8 966	9 270	10 709	11 868	12 973
Gauteng	19 790	21 712	22 413	25 794	28 237	30 476
KwaZulu-Natal	24 012	26 477	27 516	32 196	35 593	38 917
Limpopo	15 924	17 401	17 975	21 043	23 132	25 354
Mpumalanga	8 492	9 122	9 414	11 131	12 271	13 405
Northern Cape	2 858	3 153	3 270	3 841	4 233	4 603
North West	9 699	10 680	11 032	12 869	14 360	15 720
Western Cape	12 086	12 889	13 314	14 964	16 343	17 630

Total	121 400	132 420	136 919	158 995	175 468	191 590

2003 Budget Review

Equitable share comprise the largest transfer to provinces

Table 7.3 summarises intergovernmental transfers from national to provinces for 2003/04. The most significant transfer is the equitable share, which amounts to R142,4 billion in 2003/04, while conditional grants amount to R16,6 billion. These components are discussed in detail below.

Table 7.3 Transfers to provinces 2003/04

	Equitable	Conditional grants
R million	share	Health	Treasury	Housing	Other[1]	Total
Eastern Cape	24 228	592	457	653	518	26 447
Free State	9 463	568	163	334	182	10 709
Gauteng	21 876	2 552	236	945	186	25 794
KwaZulu-Natal	29 279	1 128	500	822	466	32 196
Limpopo	19 352	372	541	437	342	21 043
Mpumalanga	10 220	243	216	282	170	11 131
Northern Cape	3 455	162	72	89	63	3 841
North West	11 822	250	204	356	238	12 869
Western Cape	12 692	1 549	145	437	141	14 964

Total	142 386	7 414	2 534	4 355	2 306	158 995

1. Includes grants in agriculture, education, provincial and local government and social development.

The equitable share

Strong growth in equitable share gives provinces flexibility in aligning budgets and priorities

The equitable share comprises 89,5per cent of national transfers to provinces, and grows strongly over the MTEF period. The forward estimates for the provincial equitable share published in last year’s budget are revised up by R13,9 billion in 2003/04 and R18,2 billion in 2004/05. With the new baseline allocation for 2005/06, the provincial equitable share allocation rises by 10,7 per cent a year over the MTEF period, or 5,0 per cent in real terms. This accounts for the strong real growth in total transfers to provinces.

Allocation of equitable share is determined through provincial budget processes

Unlike the case for conditional grants – in which spending is determined by national government and prescribed through the Division of Revenue Act – provinces have discretion over how they allocate the equitable share among the functions they perform. Increased equitable share allocations will give provinces more flexibility in determining budgets, and in giving effect to national priorities in their 2003 budgets, to be tabled shortly after the national Budget.

The equitable share is divided among provinces by means of a redistributive formula, comprising seven components (weights of each component are included in brackets):

	•	An education share (41 per cent) based on the size of the school—age population (ages 6-17) and the average for three years’ enrolment (1998-2000)
	•	A health share (19 per cent) based on the proportion of the population without medical aid or health insurance

Chapter 7: Provincial and local government

Table 7.4 Provincial equitable shares

R million	2001/02 Outcome	2002/03		2003/04	2004/05	2005/06
		Budget	Revised estimate	Medium-term estimates
Eastern Cape	18 550	20 498	21 166	24 228	26 427	28 510
Free State	7 269	7 996	8 270	9 463	10 322	11 135
Gauteng	16 329	18 224	18 844	21 876	23 862	25 743
KwaZulu-Natal	21 708	24 343	25 157	29 279	31 938	34 455
Limpopo	14 464	16 145	16 692	19 352	21 109	22 773
Mpumalanga	7 435	8 428	8 705	10 220	11 147	12 026
Northern Cape	2 609	2 907	3 000	3 455	3 769	4 066
North West	9 038	9 993	10 328	11 822	12 895	13 911
Western Cape	10 056	10 919	11 294	12 692	13 844	14 936

Total	107 460	119 452	123 457	142 386	155 313	167 556

•

A social security component (18 per cent) based on the estimated number of people entitled to social security grants – the elderly, disabled and children – weighted using a poverty index derived from the Income and Expenditure Survey

•	A basic share (7 per cent) derived from each province’s share of the total population of the country

•	A backlog component (3 per cent) based on the distribution of capital needs as captured in the schools register of needs, the audit of hospital facilities and the share of the rural population

•	An economic output component (7 per cent) based on the distribution of total remuneration in the country

•	An institutional component (5 per cent) divided equally among the provinces.

The data and weights of the equitable share formula are reviewed annually, taking account of recommendations of the Financial and Fiscal Commission (FFC). The present structure of the formula, a product of collaboration between National Treasury and the FFC, was adopted in 1998/99, and modified to add a backlog component in 1999/00. For demographic data, the formula currently uses the 1996 Census data. The publication this year of the 2001 Census results presents the opportunity for a comprehensive review of the formula structure, component weights and replacement of demographic data for the 2004 Budget.

Provincial equitable share formula to undergo a comprehensive review for the 2004 Budget

A detailed exposition on the equitable share formula and Government’s response to the recommendations of the FFC is contained in Annexure E.

Conditional grants to provinces

In addition to the equitable share, conditional grants remain an important part of the intergovernmental transfer system, providing for national priorities in provincial budgets, compensating provinces for cross-boundary flows and specialised services, and supporting transition and capacity building.

Conditional grants fund national priorities

2003 Budget Review

Conditional grants make up 10 per cent of total national transfers to provinces. The current conditional grant system has been shaped by reforms introduced through Division of Revenue Acts since 2000. The reforms have contributed to clarifying accountability between spheres, as conditional grants are budgeted on the vote of the national department, but spent by a provincial department. The reforms have also helped strengthen parliamentary oversight and sharpened the description of policy objectives and grant outputs, resulting in the improved use of grants to enhance service delivery.

Social Development grants account for the revisions to baseline allocations for conditional grants

Table 7.5 sets out conditional grants to provinces over the 2003 MTEF. The figures indicate upward adjustments of R1,8 billion and R4,4 billion to 2002 baseline allocations. The adjustments accommodate two new conditional grants, to be administered by the Department of Social Development, for extension of child support and for food relief, and which together receive R1,5 billion in 2003/04 and R3,8 billion in 2004/05.

Phased extension of child support will be funded through a conditional grant

In this year’s Budget, the most significant change to the conditional grant allocations to provinces is the child support extension grant, which provides funding to extend the child support grant, currently accessible to children until they are 7 years old, to children until they are 14 years old. Allocations for the grant are R1,1 billion in 2003/04, R3,4 billion in 2004/05 and R6,4 billion in 2005/06. The Department of Social Development will administer the grant.

While social assistance currently is a provincial responsibility, Cabinet has agreed to a consolidation of this function into a new agency, to be overseen by the national Department of Social Development. Detailed planning and preparation for this change is in progress and will be implemented over a number of years.

Emergency food relief will receive R1,2 billion

Social Development will also administer the food relief grant, which is designed to minimise the negative impact of high food prices on poverty-stricken individuals, households and communities. Government introduced this support in the 2002 Adjusted Estimates in the face of rising food prices and the threat of starvation among vulnerable communities. Funding for domestic food relief efforts amounts to R230 million in 2002/03.

Government increases support for home-based care for people with HIV/Aids

Social Development also administers the component of the HIV/Aids grant, which funds home-based care. This grant has been allocated R210 million over the next three years. The funds will support households caring for people living with HIV/Aids.

Increases in health grants signal prioritisation of health services

The bulk of conditional grants to provinces are in the health sector. Health conditional grants total R7,4 billion in 2003/04 rising to R8,2 billion and R8,8 billion in the two outer years of the MTEF.

Health conditional grants have been increased significantly over the 2002 forward estimates. The most significant changes are in the HIV/Aids, hospital revitalisation and Integrated Nutrition Programme grants. Overall, the baseline allocations for health grants published in the 2002 Budget Review are increased by R608 million in 2003/04 and R935 million in 2004/05. With these adjustments, health grants grow

Chapter 7: Provincial and local government

by 8,7 per cent in 2003/04, and at an average annual rate of

8,9 per cent over the MTEF.

Table 7.5 Conditional grants to provinces

R million	2002/03	2003/04	2004/05	2005/06
PROVINCIAL AND LOCAL GOVERNMENT	293	271	261	44
Local Government Capacity Building Fund	241	232	220	—
Consolidated Municipal Infrastructure Programme	52	38	41	44
NATIONAL TREASURY	1 950	2 534	2 876	3 056
Provincial Infrastructure	1 550	2 334	2 876	3 056
Flood Rehabilitation	400	200	—	—
EDUCATION	409	443	377	400
Financial Management and Quality Enhancement	228	234	248	263
HIV/Aids	127	120	129	136
Early Childhood Development	53	88	—	—
HEALTH	6 821	7 414	8 193	8 804
National Tertiary Services	3 727	3 995	4 273	4 529
Health Professions Training and Development	1 299	1 333	1 434	1 520
Hospital Revitalisation	649	718	912	1 027
Cholera Epidemic—KwaZulu-Natal	147	—	—	—
Pretoria Academic Hospital	70	92	—	—
HIV/Aids	210	334	482	535
Integrated Nutrition Programme	592	809	950	1 042
Hospital Management and Quality Improvement	126	133	142	150
SOCIAL DEVELOPMENT	58	1 554	3 858	6 862
HIV/Aids	48	66	70	74
Child Support Extension Grant	—	1 100	3 400	6 400
Food Relief	—	388	388	388
Financial Management	11	—	—	—
AGRICULTURE	24	38	—	—
Land Care and Special Food Security Projects	24	38	—	—
HOUSING	3 907	4 355	4 589	4 868
Housing Subsidy	3 801	4 246	4 474	4 745
Human Resettlement and Redevelopment	106	109	116	122

TOTAL	13 462	16 609	20 155	24 033

Apart from the Integrated Nutrition Programme, health grants are mainly aimed at hospitals, particularly for tertiary health services and training. Following comprehensive research, a new framework for funding tertiary services and health professions training was introduced in 2002/03. It entails reconfiguring the previous Central Hospitals, Redistribution of Specialised Services and Health Professions Training grants into two grants – the National Tertiary Services Grant and Health Professions Training and Development

Reconfiguration of health grants aims at equity in tertiary health services

2003 Budget Review

Grant. The reconfiguration is aimed at improving equity in the funding and distribution of health services.

The tertiary services grant amounts to R4,0 billion in 2003/04, increasing to R4,5 billion in 2005/06. The training and development grant now has a new component for employing more registrars and medical specialist trainers in those provinces with the most severe shortage of medical specialists. The Health Professions Training grant amounts to R1,3 billion in 2003/04, increasing to R1,5 billion in 2005/06.

Eighteen hospitals are earmarked for major upgrading of infrastructure

After a redefinition of the focus of the Hospital Rehabilitation Grant, the grant was renamed the Hospital Revitalisation Grant in the 2002 Budget. Over the MTEF, the grant will fund major rehabilitation and replacement of equipment in an additional 18 hospitals, as part of the strategic transformation of the hospital sector. Funding for the hospital revitalisation grant increases to R718 million in 2003/04 rising to R1,0 billion in 2005/06.

A new component introduced into the revitalisation grant in this year’s Budget is aimed at improving systems for the upgrading and management of medical equipment.

INP is increased substantially to extend reach of the programme

Funding for the integrated nutrition programme grows by 37 per cent in 2003/04, and almost doubles over the next three years. In addition to extending the coverage of the programme to Grade R pupils, this increase will also ensure provision of standard menus across a larger number of schools. The grant increases to R809 million in 2003/04, R950 million in 2004/05, and R1 042 million in 2005/06, offsetting the impact of food inflation on the programme.

The health sector receives R1,4 billion for special HIV/Aids interventions

Further increases in the budget for HIV/Aids programmes is made to implement national government decisions and other programme priorities, including post-exposure prophylaxis for victims of sexual abuse, rollout of mother-to-child transmission prevention, strengthening sexually transmitted infection prevention programmes, targeted interventions for commercial sex workers, voluntary counselling and testing. The health sector is allocated R1,4 billion for this purpose, over and above the general strengthening of the sector, which is funded through an increased equitable share allocation.

Housing grant increases by R373 million

The housing subsidy grant receives substantial adjustments aimed at ensuring that price increases do not hamper housing delivery. About R373 million is added to the programme over the next three years. This grant increases by 7,7 per cent a year over the period, contributing to the acceleration of the housing programme and development of sustainable communities.

Provincial infrastructure grant rises to R3,1 billion in 2005/06

The provincial infrastructure grant was introduced in the 2000 Budget to assist provinces to step up their spending on infrastructure. The grant rises from R1,6 billion in 2002/03 to R3,1 billion in 2005/06. After a period of sluggish performance, provinces are now increasing their capital spending rapidly. In the first nine months of 2002/03, provinces spent R2,7 billion more on infrastructure than during the first nine months of 2001/02.

Chapter 7: Provincial and local government

Consistent with the process of streamlining fiscal flows between spheres, the local government capacity building grant, which currently flows through provinces, will flow directly to local government from 2005/06.

Local government capacity building grant will flow directly to local government in 2005/06

2003 provincial budget allocation estimates

Aggregate trends in provincial MTEF budgets reflect strong alignment to the priorities articulated in the 2002 Medium Term Budget Policy Statement. Priorities in the provincial sphere focus on improvements to public services in school education and health services, enhancing the delivery and reach of government’s social security grants, and investment in public infrastructure, especially roads upgrading and maintenance. The trends discussed here are based on preliminary budgets of provinces, and will differ slightly from the final budgets to be tabled over the next two weeks. The 2003 Intergovernmental Fiscal Review, to be published in April, will be based on final budgets of provinces.

Total provincial expenditure is budgeted to grow by 6,7 per cent in 2003/04 in real terms, and at an average annual rate of 5,0 per cent over the MTEF. Components growing fastest in real terms over the MTEF include capital (11,2 per cent), social development (10,3 per cent) and education non-personnel expenditure (8,0 per cent). Consistent with the objective of attracting and retaining professional personnel with scarce skills, health personnel expenditure is set to grow by over 9 per cent, in nominal terms.

Provincial expenditure will grow in line with strong growth in national transfers

Social services

Government continues to prioritise social services – school education, health and social development. Social services spending grows by 4,8 per cent a year in real terms, over the MTEF. Growth of this magnitude will facilitate further consolidation of pro-poor social services programmes, with emphasis on improving quality, while at the same time extending their reach to underserved areas.

Budgeted education spending in provinces grows by 2,9 per cent in real terms in 2003/04. This is driven by increases in non-personnel spending, which grows by 10,2 per cent. In this sector, priority is given to funding for learner support materials, expansion of early childhood development programmes, steady scaling up of adult basic education, and school building and maintenance. The bulk of the increase in non-personnel, non-capital expenditure is expected to go to learner support materials.

Non-personnel non-capital spending in education will receive a strong boost over the MTEF

After running the Early Childhood Development Programme on a pilot basis, Government has now decided to incorporate the programme into the core provincial education function funded within the normal budgets. The equitable share has been adjusted to accommodate phased expansion of the programme, while conditional grant funding is phased out from next year.

Early childhood development becomes part of mainstream education programmes

2003 Budget Review

Government affords adults a chance to improve their literacy and numeracy

Continued support for adult basic education and training reflects the importance of increasing basic literacy and numeracy among those denied educational opportunities in the past. Expenditure for this purpose is anticipated to grow steadily over the MTEF period.

Table 7.6 Consolidated provincial expenditure according to function

	1999/00	2000/01	2001/02	2001/03	2003/04	2004/05	2005/06
R million	Outcome	Outcome	Outcome	Revised estimate	Medium-term estimates
Education	39 828	43 235	46 903	53 591	58 462	62 908	66 909
Health	24 110	26 385	29 759	33 159	36 569	39 881	42 946
Welfare	19 374	20 896	23 833	32 217	37 358	43 532	50 605
Housing and Community Development	3 341	4 086	4 509	5 191	6 087	6 600	7 298
Other functions	13 435	15 785	17 612	21 536	26 424	27 737	30 122

Total expenditure	100 088	110 387	122 616	145 694	164 901	180 658	197 880
Total revenue	103 615	113 727	126 380	142 377	164 678	181 438	197 868

Surplus/(deficit)	3 527	3 341	3 764	-3 317	-222	780	-13

Economic classification
Current expenditure	94 154	102 596	110 957	132 538	146 899	161 857	176 699
Of which remuneration	59 160	63 549	67 731	74 468	81 585	87 262	92 633
Capital expenditure (incl. Housing)	5 934	7 791	11 659	13 156	18 002	18 802	21 182

Percentage shares of total expenditure
Social services	83,2%	82,0%	82,0%	81,7%	80,3%	81,0%	81,1%
Other functions (Incl. Housing)	13,4%	14,3%	14,4%	14,8%	16,0%	15,4%	15,2%

Health policy to focus on staffing and equipping of health facilities

In the health sector, personnel expenditure is expected to see substantial funding. This is in line with the strategic aim of attracting and retaining professional personnel with scarce skills within the public health service. Priority will also be given to equipping the sector with human resources, drugs and equipment, in order to implement HIV/Aids prevention and treatment regimes within the current policy framework.

Attracting and retaining health professions in the public service

Additional allocations of R500 million, rising to R1 billion over the MTEF, have been made to address two key health professional interventions. Shortages of skilled health professionals in some provinces and hospitals have been identified as a major obstacle to improving health care. In certain areas of the profession, shortages in medical specialists, physiotherapists, psychologists, and pharmacists are particularly acute. A range of interventions has been designed to make serving in rural areas more attractive, as part of a broader rural health strategy. In 2003/04, the rural allowance for doctors, specialists and dentists will be increased significantly. Furthermore, the allowance will, for the first time, be extended to a wider range of categories of skilled professional personnel where inequities exist.

The 2003 Budget marks the launch of scarce skills strategy, which will see a significant upward adjustment in salaries for a range of health professionals, who are currently difficult to attract and retain in the public sector. Criteria have been developed to identify appropriate categories of professions.

These policies are in the process of finalisation by the Departments of Health and Public Service and Administration in consultation with the Bargaining Council. Once implemented, these incentives should help to impact positively on the ability of the public service to retain skilled professionals.

Chapter 7: Provincial and local government

Social development policy will continue to seek to enhance the effectiveness of South Africa’s system of social security grants, which is proving to be an effective and well-targeted weapon in the effort to alleviate poverty. Both the personnel and non-personnel components of provincial social development budgets reflect strong growth rates, of 20 per cent and 16 per cent respectively.

Provincial allocations to social development reflect commitment to accelerate implementation

Combined with increased take up for the child support grant, especially the phased extension to children up to 14 years, the share of social development spending in total provincial expenditure rises from 22 per cent this year to 25 per cent by 2005/06, demonstrating Government’s commitment to providing direct income support to vulnerable individuals and households.

Share of social development expenditure grows to 25 per cent by 2005/06

Extending the social security net has substantial implications for provincial finances. As beneficiary numbers and grant values have increased, social development expenditure is set to grow sharply in this year’s provincial budgets. In aggregate, it is anticipated that about R4,7 billion more will be spent on social security grants in 2003/04, raising the level of spending on social development to R37,4 billion. The increase includes R1,1 billion earmarked for spending on the phased extension of child support grant to eligible children until they turn 14.

R4,7 billion more expected for social security in 2003 Budget

As the types of grants and the range of social development services increase, institutional capacity within the sector needs to be strengthened. In addition to providing for increases in grant values and take-up, provincial budgets will make provision for enhancing systems and administrative capacity in the social development departments, reinforcing support for the implementation of norms and standards for social security delivery, for the Child Justice Bill, and support for other welfare services delivered by non-governmental organisations.

Grant administration is key to effective and efficient delivery of social security

From 1 April 2003, pension and disability grants will go up to a maximum of R700 and child support grants to R160 a month.

Child support grant extended to children until they turn 14

The means-tested child support grant has proven to be an effective weapon in alleviating poverty, and has contributed towards keeping households from total destitution. The child support grant was introduced in 1998 in order to improve the standard of living of the poorest children. In particular, the grant aims to reduce infant mortality, improve child nutrition and support general care of children.

The grant is presently available to children up to their seventh birthday. It is estimated that approximately 3,6 million children up to the age of six are eligible for the child support grant. Presently, 2,5 million children are receiving the grant, with one million still to gain access. The grant will be extended in a phased manner to children from the ages of seven and 14. The phased extension to children until they turn 14 will add another estimated 3,2 million eligible beneficiaries over the next three years.

In order to make sure that the capacity exists to add these large numbers of beneficiaries, and that extension can properly be targeted to the most vulnerable, seven- and eight-year olds will be able to apply for grants in 2003/04, nine- and ten-year olds in 2004/05 and 11 to 14 year olds in 2005/06. In order to fund this rollout, R1,1 billion, R3,4 billion and R6,4 billion are allocated as a conditional grant to provinces in each of the next three financial years. These amounts include a component for administration.

2003 Budget Review

Other provincial functions

In addition to school education, health and social development, provinces are also responsible for housing, roads, agriculture, economic affairs, environment and tourism and other administrative functions. After being squeezed out by social services functions in the late 1990s, provincial spending on other functions recovered in 2000/01. The 2003 provincial budgets reinforce the turnaround in spending on these functions.

Spending on non-social service functions rises sharply over the MTEF

Spending on other provincial functions, including housing, rises from R22,0 billion in 2001/02 to a projected R26,0 billion in 2002/03, and is set to rise to R37,4 billion by 2005/06. The share of spending on other functions will exceed 20 per cent in 2003/04 before levelling off over the MTEF.

Changes in expenditure mix will contribute to growth prospects and job creation

Strong real growth in non-social services expenditure of 6,1 per cent over the next three years, largely driven by growth in capital expenditure, will provide a significant boost to economic opportunities and employment creation across provinces, and will open more opportunities for public private partnerships.

Provincial infrastructure investment continues to rise rapidly

Provincial investment in public infrastructure has grown strongly over the last three years, rising from R7,8 billion in 2000/01 to R10,7 billion in 2001/02, or approximately 10 per cent of total provincial expenditure. Although growth in capital expenditure was initially slow, reflecting weak institutional capacity, levels of expenditure are now catching up with allocations, rising by 33 per cent in 2001/02.

Provincial Public Private Partnership (PPP) initiatives

Several provincial departments engage in, or are exploring the use of PPP arrangements in the delivery of services. In fact, all but one of the six PPPs concluded in 2002 in accordance with the Treasury Regulations were provincial projects. Of these, two were hospital projects, based at the Albert Luthuli Central Hospital in KwaZulu-Natal and the Universitas and Pelonomi Hospitals in Bloemfontein.

The Albert Luthuli Hospital PPP covers facilities management, medical equipment, and IT systems and maintenance, as well as equipment and IT refurbishment. The project is a milestone in South Africa’s PPP experience. As the first provincial PPP in the country, it demonstrated a remarkable degree of cooperation between the different spheres, highlighting the state’s ability to design and procure through PPP-type arrangements.

In the Bloemfontein project, the private sector will invest some R206 million (in nominal terms over 15 years) in Universitas and Pelonomi hospitals, in return for concession rights to operate hospital facilities within the public hospitals over the period. The project presents a good example of alternatives to competition for revenue between private and public health services. Both projects have very strong black economic empowerment components.

There are currently 22 other PPP projects that fall within the ambit of the PPP Unit. These include provincial toll roads, eco-tourism projects, a number of government fleet outsourcings and a wide range of health projects. In each project, the Treasury PPP Unit works closely with the relevant provincial treasury, with a view to delegating regulatory control to the provinces. This is particularly important, as PPPs cannot be procured outside of the budgetary framework. Provincial treasuries are now linking their PPPs to their budget framework.

The Treasury Regulations clearly envisage the exercise of the regulatory function over PPPs being delegated by the Minister of Finance to the provincial treasuries.

Chapter 7: Provincial and local government

Notwithstanding indications of improvement in spending capacity on capital allocations, more remains to be done to further enhance infrastructure delivery. The increased allocations to capital expenditure present a major challenge to provinces, which if met, will help reinforce further acceleration of infrastructure delivery over the medium term.

Local government finance Local government budget priorities

Substantial resources are being made available to the local government sphere in the 2003 Budget, to provide for poverty relief, extend infrastructure delivery and further strengthen the local government system through skills development and capacity building. National transfers to local government increase at an annual average growth rate of 18,4 per cent, from R8,8 billion in 2002/03 to R14,6 billion in 2005/06.

Average annual growth of 18,4 per cent to local sphere

This increase is particularly significant when compared to the forward estimates of the 2002 Budget. The local government share rises by R1,8 billion in 2003/04, R2,4 billion in 2004/05 and R3,1 billion in 2005/06 above the forward estimates published in the 2002 Budget, taking the local share of nationally raised revenue from 3,6 per cent in 2002/03 to 4,4 per cent by 2005/06.

The bulk of the additional resources will be targeted towards the provision of free basic services, the extension of services to areas not presently serviced and further infrastructure investment. In total, R4,1 billion over the 2003 MTEF will be made available for water, electricity, refuse removal and sanitation as part of Government’s commitment to provide free basic services to households that cannot afford them.

Government prioritises free basic services

Infrastructure grants to municipalities remain a key instrument in urban renewal and rural development:		Support for urban and rural development

•	The municipal infrastructure programme has benefited 2,5 million people since 1997

•	The local economic development fund has contributed to 4 550 permanent and 9 050 temporary jobs to date

•	Between 1994 and 2001 a total of 1,2 million new electricity connections were made

•	Some 8,5 million people have gained access to improved water services, 105 000 toilets have been constructed and 670 000 have benefited from water-related health and hygiene programmes

•	Sports facilities have been constructed or improved in 55 communities, providing about
2 200 job opportunities.

2003 Budget Review

Table 7.7 Transfers to local government

R million	2002/03	2003/04	2004/05	2005/06
Equitable share	3 964	6 343	7 078	7 698
Transition grant	223	—	—	—
Water & sanitation operating	700	836	858	934

Subtotal equitable share & related	4 887	7 180	7 936	8 633

Consolidated Municipal Infrastructure Programme	1 671	2 246	2 724	3 016
Water Services Project	999	1 102	948	1 037
Community Based Public Works Programme	260	260	—	—
Local Economic Development Fund	111	117	—	—
Sport & Recreation facilities	76	123	—	—
National Electrification Programme	228	240	245	258
Urban Transport Fund	40	9	—	—
Integrated Sustainable Rural Development	32	—	—	—
Municipal Infrastructure Grant	—	47	117	97
Unallocated[1]	—	—	555	588

Subtotal capital	3 416	4 144	4 588	4 996

Restructuring grant	250	315	343	363
Financial management grant	154	212	199	208
Municipal Systems Improvement	94	150	182	423

Subtotal capacity building & restructuring	498	677	724	995

Total transfers to local government	8 801	12 001	13 249	14 624

1. Poverty relief allocations in 2004/05 & 2005/06 are subject to a Cabinet review and therefore unallocated

R1 billion for labour-based infrastructure and services

An additional R1,8 billion over the next three years is allocated for infrastructure delivery of which R1 billion will be earmarked for labour-based infrastructure investments, to boost employment creation at a local level.

Consolidation of grants sharpen their strategic focus

An additional R300 million over this MTEF is set aside for capacity building. An interim framework has been adopted for aligning the capacity building allocations into a single grant by 2005/06. Capacity building grants to municipalities that flow through provinces will be incorporated into the Municipal Systems Improvement Grant in 2005/06. This translates into an additional R233 million to the local sphere, and accounts for the sharp increase in the value of the grant in 2005/06. Increases will be focused on financial management and reform, and on improving strategic management and service delivery skills.

Guideline growth limit in municipal operational budgets set at 9 per cent

In terms of current legislation, the Minister of Finance is required to determine the maximum growth limits for municipal budgets. There is strong link between the rate of growth in municipal budgets and increases in service charges. The guideline growth rates for municipal budgets for the next three years are set at 9, 8 and 7 per cent, respectively. The guideline rates also take into account anticipated changes in service charges and tariffs for electricity and water, and medium term salary agreements between the South African Local Government Association (SALGA) and relevant employee representatives.

Chapter 7: Provincial and local government

Policy and Budget reforms

Unlike provinces, local governments have significant revenue raising powers. However, the high proportion of poor household in some municipalities presents serious challenges to the efforts of local government to realize their revenue-raising potential.

While transfers from national government comprise 17 per cent of total local government revenue (the remainder raised through own revenue)[1], this percentage is much higher for the smaller and predominantly rural municipalities, which typically receive 60 per cent of their income in transfers.

Transfers from national constitute 17 per cent of local revenue

Broadening the revenue base of local government remains an important objective. A number of policy developments are being considered to enhance the revenue raising capacity of local authorities. These include:

Local government fiscal framework under review

•	The alignment of municipal fiscal powers and functions

•	A review of the Regional Services Council levies to overcome administrative, compliance and other inefficiencies

•	A review of the equitable share formula, primarily in light of new census data, and the need to give effect to government policy on addressing basic services

•	Changes to powers and functions between category B and C municipalities as gazetted in January 2003

•	Tabling of the Property Rates Bill, to regulate the levying of property rates by municipalities

•	Restructuring of the electricity distribution industry and other service sectors

•	Implementation of the Municipal Finance Management Act and other legislative reforms to financial management, such as the borrowing powers of municipalities.

For the first time this year, a breakdown of national transfers to local government by municipality is published in the Division of Revenue Bill on Budget Day, four months ahead of the municipal financial year. Early publication of municipal allocations from national government will enable municipalities to incorporate these allocations into their budgets, to improving planning and budgeting, and thus facilitating the timely execution of capital projects. This should also enhance transparency in the intergovernmental fiscal system.

Early publication of municipal allocations to facilitate multi-year budgeting

Transfers to local government are made through three types of funding streams – the equitable share, infrastructure transfers and recurrent transfers for capacity building and restructuring purposes. These are outlined below.

1 The National Treasury estimates actual budgets to be in the region of R68 billion. This estimate is lower than budgeted figures, since municipalities do not collect all revenue budgeted.

2003 Budget Review

Equitable share

Provision of free basic services continues to be one of key priorities

The equitable share is an unconditional transfer, intended to assist municipalities to deliver basic services such as water, sanitation, electricity and refuse removal. The equitable share formula, outlined in detail in Annexure E, favours poorer municipalities.

The local government equitable share nearly doubles

The equitable share grows in significance from 45 percent of transfers to local government in 2002/03, to 53 per cent in 2005/06. In principle, the unconditional portion is set to grow relative to conditional grants in future as the intergovernmental system matures. The equitable share rises from R3,9 billion in 2002/03 to R6,3 billion in 2003/04, R7,1 billion in 2004/05 and R7,7 billion in 2005/06.

Over the 2003 MTEF, the equitable share has been supplemented with a R1,4 billion allocation for free electricity, and R2,7 billion for free basic water, sanitation and refuse removal services. These funds will flow to municipalities, either directly or through national department programmes and other agencies. Where other agencies provide these services, service level agreements will be negotiated. In 2002/03, 20 per cent of the equitable share went to category A municipalities (metropolitan councils), 67 per cent went to B municipalities (primary local councils) and 13 per cent to C municipalities (district councils).

Shifts in powers and functions changed distribution of resources

Figure 7.1 sets out the distribution of the equitable share between different categories of municipalities for 2003/04. Due to the reconfiguration of powers and functions between category B and C municipalities, the portion of the equitable share going to category C municipalities increases to about 17 per cent in 2003/04, with a corresponding decline in category B municipalities’ share. Since category A municipalities are not affected by the shift in municipal powers and functions, their share of the total equitable share remains at approximately 20 per cent. Approximately 38 per cent of the equitable share is distributed to the 30 largest municipalities (measured in terms of budget), which house approximately 49 per cent of the poor.

Infrastructure transfers

Infrastructure transfers to local government receive a strong boost in this year’s Budget, geared principally towards expanding basic infrastructure services to poor households, infrastructure rehabilitation, and to promoting job creation through labour-intensive delivery mechanisms. Increased allocations within municipalities will prioritise urban and rural development nodes.

Figure 7.2 provides a breakdown of infrastructure grants by category A, category B and category C municipality.

Chapter 7: Provincial and local government

Figure 7.1 Distribution of the equitable share for 2003/04

Table 7.7 shows grants for infrastructure increasing at a real annual average of 8,7 per cent over the MTEF, from R4,1 billion in 2003/04 from R3,4 billion in 2002/03. For the outer years of the MTEF, total infrastructure transfers rise further to R4,6 billion and R4,9 billion. The largest rise is in the Consolidated Municipal Infrastructure Programme (CMIP) Grant, accounted for by R1 billion of additional expenditure spread over the MTEF, for labour-based infrastructure investment and services.

Infrastructure allocations increase by 8,7 per cent in real terms with priority given development nodes

The rise in infrastructure grants is likely to have a positive impact on expanding municipal infrastructure and accelerating basic service delivery to areas most in need. In aggregate, infrastructure grants to local government increase at an annual average of 7,8 per cent in real terms.

For the medium term, work is under way to rationalise infrastructure transfers to local government and to make the system of transfers simpler, predictable, more policy-sensitive and fair. The phased transition to a formula-driven infrastructure grant, referred to as the Municipal Infrastructure Grant, is under consideration. This grant will be created through the merger of the existing municipal infrastructure transfers listed in table 7.7. The consolidation will be phased in over a three-year period, beginning with a R47 million allocation in 2003/04, which will be used to pilot the new municipal infrastructure grant in select municipalities.

Consolidation of infrastructure grant is under consideration

The grant is intended to assist municipalities to provide basic municipal infrastructure and community services to low income households, and to promote economic development. It is also intended to resolve current problems of inequity in grant distributions, as well as flaws in financial accountability arrangements as identified during the implementation of past Division of Revenue Acts and by the Auditor-General.

Focus will be on basic municipal infrastructure

2003 Budget Review

Figure 7.2 National infrastructure transfers 2003/04

The Restructuring Grant

The restructuring grant targets larger municipalities

Larger cities have a significant impact on the regional and national economy. It is important that cities operate in an effective and efficient manner, and are able to generate sufficient revenues to deliver and extend services in their areas. The Restructuring Grant assists municipalities with large budgets with their restructuring process. Funding will be targeted towards the larger cities, in order to enhance macroeconomic growth, revenue management, local economic development, effective and efficient service delivery and long-term sustainability.

Current recipients, including the City of Johannesburg, have used the grant to improve their organisation, financial, administrative and operational processes, translating into effective service delivery. Negotiations with Mangaung and Msunduzi municipalities are at an advanced stage. A number of applications for this grant are currently being evaluated. Moreover, seed funding was made available to a number of municipalities in 2002 to assist in the preparation of applications to access the grant.

Capacity building and support

39 pilot municipalities currently benefit from the Financial Management Grant

Experience from financial management reforms in selected municipalities indicates that proper preparation of budgets is critical for reforming operational systems and improving service delivery. The Municipal Financial Management Grant supports reforms presently being implemented in 39 pilot municipalities. In 2003/04, the allocation for the grant increases to R212 million. This will enable a further 31 municipalities to be added to the programme, offering opportunity for over 200 internships.

Government collaborates in international programme to support capacity building

Government has also entered into an agreement with the International Bank for Reconstruction and Development (IBRD) to provide technical assistance in implementing municipal financial management reforms. The programme is modeled on the spirit of municipal

Chapter 7: Provincial and local government

finance management reforms. The first phase has commenced with the placement of international advisors in nine municipalities. Rollout of the programme will be fast-tracked over the MTEF.

A framework for the implementation of the Municipal Finance Management Act will be issued shortly after the formal adoption process. The implementation of the act, to be completed by mid-2007, will take cognisance of the uneven capacities of municipalities to implement financial reforms.

Promulgation of Municipal Finance Management Act expected shortly

An interim framework has been adopted for aligning capacity building initiatives into a consolidated grant by 2005/06. The framework prioritises planning, strategic management, service delivery skills and financial management reforms. Capacity Building grants to municipalities that flow through provinces will be incorporated into the Municipal Systems Improvement grant in 2005/06.

Conclusion

The financial and fiscal reforms of the last five years substantially enhanced the capacity of provinces and local authorities. Significant increases in fiscal transfers to provinces and local government set out in this chapter will contribute to the consolidation of social services delivery and provision of free basic services to households that cannot afford them.

The imminent promulgation of the Municipal Financial Management Act will facilitate extension and deepening of financial management and budget reforms at the level of local government, similar to those implemented at national and provincial level under the Public Finance Management Act. This will be accompanied by a review of the fiscal framework for local government to commence in 2003, entailing a range of reforms to accommodate shifts in powers, functions and fiscal capacity.

With Census 2001 results due to be published this year, the equitable share formula will the reviewed. If changes are deemed necessary, they are likely to be introduced in the 2004 Budget.

A

Glossary

Accounting officer	The civil servant in a department who is accountable to Parliament for financial management, usually the Director-General or head of the department.

Accrual	An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place.

Ad valorem duties	Duties levied on commodities as a certain percentage of their value.

Adjustments estimate	Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year.

Agency payments

Payments made by one government department to another, in the same or in a different sphere of government, to pay for services administered by the department receiving the payments. Agency payments do not form part of the budget of the department receiving the payment.

Allocated expenditure	The part of the national budget that can be divided between the national, provincial and local spheres of government, after debt interest and the contingency reserve have been taken into account.

Amortisation	The repayment of loan by instalments over the duration of the loan.

Appropriation	The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from the Provincial Revenue Fund.

Asset swap

An arrangement whereby financial institutions are permitted to exchange a portfolio of South African shares and securities for a portfolio of foreign shares and securities. This enables South African investors to diversify offshore, while minimising the impact on domestic financial markets and the rand.

Average tax rate	The amount of tax paid as a proportion of the tax base, e.g. income, purchase of goods and services.

Balance of payments	A summary statement of all the international transactions of the residents of the nation with the rest of the world during a particular period of time.

2003 Budget Review

Baseline	The initial allocations used during the budget process, derived from the previous year’s forward estimates.

Budget Council	A body established to coordinate financial relations between national and provincial government, comprising the Minister and Deputy Minister of Finance and the nine provincial MECs for finance.

Budget Forum	The Budget Forum is made of the Budget Council members plus representatives from organised local government.

Budget deficit/surplus	The difference between budgeted expenditure and budgeted revenues.

Capital asset	Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held for the purpose of business activities.

Capital expenditure	Government expenditure on assets that last for a year or more, such as buildings, land, infrastructure and equipment.

Capital formation	A measure of the net increase in the country’s total stock of capital goods, after allowing for depreciation.

Capital gains tax	Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset.

Capital goods	Durable produced goods used over a period of time for the production of other goods. See also intermediate goods.

Capital flow	A flow of investments in and out of the country.

Capital-output ratio	The ratio of the stock of capital employed to the output produced.

Collective bargaining	Negotiations between employees and employers on procedures and rules to cover conditions of work and rates of pay.

Conditional grants	Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements.

Consolidated expenditure	Total expenditure by national and provincial government, social security funds and the RDP Fund, including transfers to extra-budgetary agencies and local government.

Consolidated national budget	The revenue and expenditure of the National Revenue Fund (main budget), social security funds and the RDP Fund.

Consolidated general government	National, provincial and local government, as well as extra-budgetary government institutions and social security funds.

Consumer price inflation	Price increases as measured by the consumer price index (CPI), which reflects the prices of a representative basket of consumer goods and services.

Consumption expenditure	Expenditure on goods and services that are used up within a short period of time, usually a year. Salaries absorb most of Government’s consumption expenditure.

Contingency reserve	An amount that is not allocated for a specific purpose in advance in

Annexure A: Glossary

order to accommodate changes to the economic environment and to meet unforeseeable and unavoidable spending pressures.

Contingent liabilities	A government obligation that will only result in expenditure upon the occurrence of a specific event – such as a government guarantee.

Controlled foreign entity (CFE)	An entity wherein South Africans hold a greater than 50% interest, usually of the share capital of a company.

Corporatisation	The transformation of state owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while retaining state ownership.

Coupon (Bond)	The periodic interest payment made to the bondholders during the life of the bond. The interest is usually paid twice a year.

CPIX inflation	Consumer price inflation excluding mortgage costs.

Credit rating	An assessment of the ability of a government or another borrower to honour its debt obligations.

Current account deficit/surplus	The difference between total imports and total exports, also taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus.

Current expenditure	Government expenditure on goods and services, such as salaries, rent, maintenance and interest payments.

Debt interest/service costs	The cost of interest on government debt.

Debt switching	The restructuring of the term structure and maturity profile of government debt.

Depreciation (capital)	A reduction in the value of fixed capital as a result of wear and tear or redundancy.

Depreciation (exchange rate)	A reduction in the external value of the rand. Depreciation makes South African goods cheaper to foreign purchasers, and imported goods more expensive to South African buyers.

Deflation	Deflation is the opposite of inflation. It is a decline in a country’s price level.

Derivative financial instrument	A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold, or a financial asset such as a government bond.

Designated countries	Foreign countries from which income may be exempt from South African tax under certain circumstances. See also double tax agreement.

Devaluation	A deliberate change in the exchange rate by a nation’s monetary authorities from one fixed level to another.

Direct investment	Investment from abroad in physical assets such as factories.

Direct taxes	Taxes charged on taxable income or capital of individuals and legal entities.

Disposable income	Excess income after paying all taxes and necessary expenses.

2003 Budget Review

Dissaving	The difference between current income and current expenditure, including the depreciation of fixed capital.

Division of revenue	The allocation of funds between the spheres of government, as required by the Constitution. See also equitable share.

Domestic absorption (demand)	Total spending in the economy on household consumption, government consumption and capital formation. Includes imports and excludes exports.

Double tax agreement	An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. See also designated countries.

Economic growth	An increase in the total amount of output, income and spending in the economy.

Economically active population	The part of the population of working age that is employed or seeking work.

Effective tax rate

Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income, i.e. tax rates that take into account not only the statutory or nominal tax rate, but other aspects of the tax system (e.g. allowable deductions), which determine the tax liability.

Emerging markets	A name given by international investors to middle income economies.

Equalisation Fund levy

Dedicated fuel levy used to subsidise the local synthetic fuel industry. It is also used to smooth the impact of fluctuations in the international oil price (and exchange rate) on the domestic fuel price.

Equitable share	The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also division of revenue.

Exchange control	Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies.

Excise duties	Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum.

Extra-budgetary institutions	Public entities not directly funded from the fiscus.

Financial account	A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed investment flows and movements in foreign reserves.

Financial and Fiscal Commission (FFC)	An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government.

Financial year	The 12 months according to which companies and organisations budget and account. See also fiscal year.

Annexure A: Glossary

Fiscal drag

The effect of inflation on average or effective tax rates. Under an unindexed progressive income tax system, the effective tax rate is increased when money incomes increase, even though real incomes may not be increasing. This happens because taxpayers are pushed into higher income tax brackets where higher marginal rates apply.

Fiscal policy	Policy on tax, spending and borrowing by the government.

Fiscal year	The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year.

Fixed investment	Spending on buildings, machinery and equipment contributing to production capacity.

Foreign direct investment (FDI)	Movements of international capital entailing the purchase or establishment of ownership and control of a domestic operation by a foreign company.

Forward book	The total amount of contracts for the future exchange of foreign currency entered into by the South African Reserve Bank at any given point in time.

Forward cover	Transactions involving an agreed exchange rate at which foreign currency will be purchased or sold at a future date.

Forward markets	Markets in which currencies, commodities or securities are bought and sold at agreed prices for delivery at specified future dates.

Fuel levy	An excise tax on liquid fuels.

Function shift	The movement of a function from one departmental vote or sphere of government to another.

Funded pension arrangements	A pension scheme in which expected future benefits are funded in advance and as entitlement accrues.

GDP inflation

A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported, excludes imported goods, and includes intermediate goods such as machines.

Government debt	The total amount of money owed by the government as a consequence of its borrowing in the past.

Gross domestic product (GDP)

A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, nor of goods and services that are produced outside the market economy, such as work within the household.

Gross fixed capital formation	The addition to a country’s fixed capital stock during a specific period, before provision for depreciation.

Hedging	An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates.

2003 Budget Review

Horizontal equity

A key principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden, i.e. taxpayers earning same amount of income or capital should be accorded equal treatment.

Improvements in conditions of service (ICS)

The sum set aside to meet the costs of pay increases for public servants. The distribution of improvements in conditions of service depends on the agreements between the government as employer and the public service unions.

Inflation	The rate of general price increase.

Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time. The Reserve Bank and Government agree on a target rate to be achieved over a stipulated period.

Integrated Justice System	The cluster of government activities consisting of Correctional Services, Justice and the South African Police Services.

Intermediate goods	Goods produced to be used as inputs in the production of final goods.

Inventories	Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period.

Investment	The flow of expenditure on new capital goods.

Labour intensity	The relative amount of labour that is required to produce a fixed quantity of output.

Levies	Compulsory statutory payments made in exchange for non-direct benefits received, e.g. fuel levies.

LIBOR	London Interbank Offered Rate (LIBOR) is the rate of interest that major international banks in London charge each other for borrowings.

Liquidity	The ease with which assets can be bought and sold.

Liquidity requirements	The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities, for prudential and regulatory purposes.

M3	The broadest definition of money supply in South Africa, including notes and coins; demand and fixed deposits; and credit.

Marginal lending rate

A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also repurchase agreements.

Marginal return to labour	The fraction of income attributed to the portion of output produced by an additional unit of labour.

Marginal income tax rate	The rate of tax on an incremental unit of income.

Marketable securities tax	A charge on the purchase of securities traded on a stock exchange. It operates as an ad valorem excise tax on the value of the transaction.

Measurable objective	Quantifiable impact, results or outcomes of public services that can be achieved over the three years of the medium-term framework. The

Annexure A: Glossary

Public Finance Management Act requires measurable objectives for the main divisions (programmes) of a budget vote.

Medium Term Expenditure Committee (MTEC)

The technical committee responsible for evaluating the MTEF budget submissions of national departments and making recommendations to the Minister of Finance regarding MTEF budget allocations to national departments.

Medium term expenditure framework (MTEF)	The three-year spending plans of national and provincial governments, published at the time of the budget.

Merchandise exports	Exports of goods, but not services. In the South African accounts this usually excludes exports of gold.

Ministers’ Committee on the Budget (Mincombud)	The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet.

MinMEC

A MinMEC is a political forum where national and provincial departments in the same sector discuss policy issues. It consists of the national Minister and the nine provincial MECs, supported by key departmental officials.

Monetary policy	Policy in relation to interest rates, the exchange rate and the supply of money in the economy. Monetary policy is usually focused mainly on controlling of inflation. See also inflation.

Money supply	The amount of money in an economy.

National Budget

The projected revenue and expenditures that flow through the National Revenue Fund. Includes transfers to provinces or local government, but not their spending from own revenues. See also main budget, consolidated national budget.

Negotiable certificate of deposit (NCD)	Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period.

Net open forward position (NOFP)	The difference between the forward book and net official reserves. The forward position is the full dollar commitment held by the Reserve Bank to deliver dollars on maturing forward contracts.

Nil coupon bonds	A bond on which no interest is paid.

Nominal exchange rates	The current rate of exchange between the rand and foreign currencies.

Nominal wage	The return, or wage, to employees at the current price level.

Non-financial public enterprises	Government-owned or controlled organisations, in goods and non-financial services, trading as business enterprises. Includes Eskom, Telkom, SABC, Transnet, Mossgas, etc.

Non-tax revenue	Income received by the government as a result of administrative charges, licences, fees, sales of goods and services, etc.

Organisation for Economic Co-operation and Development (OECD)	An organisation of 29 mainly industrialised member countries. South Africa is not a member of the OECD.

Outputs	Goods and services delivered by government.

2003 Budget Review

Passive income	Income from an indirect source or where the taxpayer does not take part in producing the income, e.g. interest income, rental income, royalties, dividends, annuities.

Personal saving rate	Saving as a percentage of disposable income.

Portfolio investment	Investment in financial assets such as stocks and shares or government bonds.

Primary deficit/surplus	The amount by which total government expenditure exceeds total revenue, minus interest payments on government debt.

Primary rebate	A rebate from income tax that is available to all taxpayers.

Primary sector	The agricultural and mining sectors of the economy.

Private sector credit extension	Credit provided to the private sector by banks. This includes all loans, credit cards and leases.

Privatisation	The full or partial sale of state-owned enterprises to private individuals or companies.

Producer price inflation	Price increases measured by the producer price index (PPI), which reflects the prices of a representative basket of goods used in domestic production.

Productivity	A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency.

Public corporations	Companies that are fully or partly owned by government or public authorities and are regulated by law.

Public Benefit Organisations (PBOs)	Organisations that are mainly funded by donations from the public and other institutions, which engage in social activities meeting the needs, interest and the well-being of the general public.

Public Private Partnerships (PPPs)

A contractual arrangement whereby a private party performs part of a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria.

Public sector	National government, provincial government, local government, extra budgetary governmental institutions, social security funds and non-financial public enterprises.

Public sector borrowing requirement (PSBR)	The consolidated cash borrowing requirement of general government and public enterprises.

Rating agency

Institutions that evaluate the ability of countries or other borrowers to honour their international and domestic debt obligations. Credit ratings are used by international investors as indications of the sovereign risk of a country.

Real effective exchange rate	A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for price trends in South Africa and the countries included.

Real exchange rate	The level of the exchange rate taking account of inflation differences.

Real expenditure	The level of expenditure after taking account of inflation.

Annexure A: Glossary

Real wage	The return, or wage, to employees, measured at a constant price level.

Recession	A period in which national output and income declines. A recession is usually defined as two consecutive quarters of negative growth.

Regional service council (RSC) levies	Taxes on payroll and turnover collected by local authorities to fund mainly infrastructural development projects.

Remuneration	The costs of personnel including salaries, housing allowances, car allowances and other benefits received by personnel.

Repo (repurchase) rate	The rate of interest that the Reserve Bank pays on repurchase agreements with money market participants.

Repurchase agreements	Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction.

Reserves (foreign exchange)	Holdings of foreign exchange, either of the Reserve Bank only or of the Reserve Bank and domestic banking institutions.

Residence-based income tax system	A tax system where the world wide income that accrues to a resident is subject to the taxes of that country.

Saving	The difference between income and spending.

Secondary rebate	A rebate from income tax, in addition to the primary rebate, that is available to taxpayers over the age of 65 and over.

Secondary tax on companies	Tax on dividends declared by a company which is calculated at the rate of 12,5 per cent of the net amount of dividends declared.

Section 21 company	Non-profit making entities registered in terms of Section 21 of the Companies Act.

Service and transfer payments	Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter economic value (e.g. gifts and grants).

Skills Development levy	A payroll tax designed to finance training initiatives, in terms of the skills development strategy.

Southern African Customs Union (SACU)	An agreement that allows for the unrestricted flow of goods and services between South Africa, Botswana, Namibia, Lesotho and Swaziland.

Southern African Development Community (SADC)

A regional governmental organisation which promotes collaboration, economic integration and technical cooperation throughout Southern Africa. Member nations are South Africa, Botswana, Namibia, Lesotho, Swaziland, Mozambique, Zimbabwe, Zambia, Angola, Malawi, Tanzania, the Democratic Republic of Congo, Mauritius and the Seychelles.

Sovereign debt rating	An assessment of the likelihood that a government will default on its debt obligations. See credit rating.

Specific excise duty	A tax on each unit of output of a good, unrelated to the value of the good.

Spot exchange rates	The nominal price of a currency traded for immediate delivery.

2003 Budget Review

Spot markets	Markets in which currencies or commodities are traded for immediate delivery.

Spread	A gap between a bid and ask price of a stock or other security.

Stagflation	An economic condition characterised by high inflation and recessionary conditions. In other words, it is the combination of inflation and weak economic growth.

Stamp duty	A duty imposed on the issue of official documents such as passports, contracts, deeds for the transfer of ownership and cheques.

Standing appropriations	Government’s expenditure obligations that do not require a vote or statutory provision, including contractual guarantee commitments and international agreements.

Statutory appropriations	Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote.

Tax amnesty

A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties for the period in which they were illegitimately outside the net.

Tax arbitrage

This entails taking advantage of the different rates at which different kinds of income or different individuals are taxed, or where the same kinds of income or individuals are taxed differently in different tax jurisdictions.

Tax avoidance	When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability.

Tax base	The aggregate value of income, sales or transactions on which particular taxes are levied.

Tax evasion	When individuals or businesses illegally reduce their tax liability.

Tax gap	A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources.

Tax incentives

Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities, e.g. accelerated depreciation provisions to encourage investment and provisions to encourage retirement saving.

Tax incidence

The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax.

Tax loopholes	Unintended weakness in the legal provisions in the tax system, which taxpayers use to avoid paying tax liability.

Tax-GDP ratio

For public finance comparison purposes a country’s tax burden, or tax-GDP ratio, is computed by taking the total tax payments for a particular fiscal year as a fraction or percentage of the gross domestic product for that year.

Annexure A: Glossary

Terms of trade	The relative prices of goods and services traded in international markets.

Total factor productivity (TFP)	An index used to measure the efficiency of all inputs that contribute to the production process. Increases in TFP are usually attributable to technological improvements.

Trade regime	The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade.

Trade weighted rand	The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies.

Trademark	A legal right pointing distinctly to the origin or ownership of merchandise to which it is applied and legally reserved for the exclusive use of the owner as maker or seller.

Treasury committee	The Cabinet committee that evaluates all requests for additional funds for unavoidable and unforeseen expenditure during a financial year.

Unallocated reserves	Potential expenditure provision not allocated to a particular use. Mainly consists of the contingency reserve and amounts of money left unallocated by provinces.

Unit labour cost	The cost of labour per unit of output. Calculated by dividing average wages by productivity (output per worker per hour).

User charge	Voluntary payments made in exchange for direct benefits accrued, e.g. road toll fees.

Vertical division	The division of revenue between spheres of government.

Vertical equity

A doctrine in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions; i.e. taxpayers with more income and/or capital should pay more tax.

Virement	The transfer of resources from one programme to another within the same department during the financial year.

Vote	An appropriation voted by Parliament.

Withholding tax	Tax on income deducted at source. Withholding taxes are widely used in respect of dividends, interest and royalties.

Yield

A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds takes into account the total of annual interest payments, the purchase price, the redemption value and the amount of time remaining until maturity.

Yield curve	A graph showing the relationship between the yield on bonds of the same credit quality but different maturity at a given point in time.

Zero coupon bonds	A security upon which interest is accrued and paid on maturity. See also accrual.

Zero-rate tax countries	This refers to jurisdictions that levy a zero-rate corporate income tax. In effect no tax is paid; this is akin to an indefinite tax holiday.

B

Statistical tables

Explanatory notes

1	Main Budget: Revenue, expenditure, deficit and financing, 1996/97 to 2005/06	194

2	Main Budget: Summary of revenue, 1985/86 to 2005/06	196

3	Main Budget: Revenue – detailed classification, 1999/00 to 2003/04	200

4	Main Budget: Expenditure estimates by vote, 1998/99 to 2005/06	204

5	Consolidated national and provincial expenditure: Economic classification, 1999/00 to 2005/06	208

6	Consolidated national and provincial expenditure: Functional classification, 1999/00 to 2005/06	210

7	Total government debt, 1978/79 to 2005/06	212

8	Financial guarantees furnished by the national government, 1998/99 to 2001/02	216

2003 Budget Review

Explanatory notes on the statistical tables

General remarks

This Annexure presents details of the main budget, consolidated national and provincial expenditure, government debt and financial guarantees. Government revenues are concentrated at the national government level. However, expenditure shifted from the national to the provincial sphere after 1994. Equitable share transfers to the nine provinces as a statutory commitment of government began in 1998/99, and the 1998 Budget marked the introduction of the local government equitable share.

Since more than 60 per cent of total expenditure on the main budget comprises transfer payments to other levels of general government, economic and functional classifications of national budget expenditure are not comprehensive. For purposes of analysis, it would be preferable to present economic and functional classifications of the expenditure of general government. This requires information on expenditure at all levels of general government and on its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government, making it impossible to present consolidated general government finances at the time of the national budget. Historical data on general government finances are, however, published by the South African Reserve Bank in its Quarterly Bulletin and by Statistics South Africa.

Disbursements of foreign grants and technical assistance, and expenditure of the social security funds are included in the consolidated national and provincial expenditure estimates in tables 5 and 6. The social security funds include the Unemployment Insurance Fund, the Road Accident Fund and the Compensation funds.

The revenue figures prior to 1994/95 have been adjusted to show income flowing to the revenue accounts of the former self-governing territories and TBVC-states as revenue. These include income taxes, general sales tax, value-added tax, non-resident shareholders tax, stamp duties and fees and mining leases as well as revenue previously collected on behalf of these authorities. Where applicable, similar adjustments have been made in 1994/95 and later years.

Treatment of foreign grants to the Reconstruction and Development Programme (RDP) Fund

Prior to 1999/00 foreign grants were paid to the National Revenue Fund and expenditure was included in departmental appropriations. From 1999/00 onwards, no foreign grants for RDP-related purposes are included in the appropriations of national departments. All foreign technical assistance and RDP-related grants are paid to the RDP Fund account that is separated from the accounts of government. Departments incur expenditure on RDP-related projects from an RDP Grant account, which is cleared with requisitions from the RDP Fund account.

Adjustments due to transactions in government stock

As part of the restructuring of government’s debt portfolio, bonds are repurchased or switched into new government bonds. In the process, government may make a capital profit, which is a book entry change in the discount on government bonds and is regarded as an extraordinary receipt. As such, capital profit does not represent an actual cash flow and is regarded as a “book profit”, recorded as a negative receipt and loan redemption for analysis purposes.

A premium may also be accrued or be payable when restructuring government’s debt portfolio. Premiums paid are accounted for as extraordinary payments and premiums received as extraordinary receipts.

Annexure B: Statistical tables

Sources of information

The information in tables 1 to 6 on national and provincial government finances is obtained from the following sources:

•	Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts in respect of General Affairs (1974/75 to 1993/94), the Accounts of the National Government (1994/95 to 1999/00), Audited Annual Financial Statements of National Departments (2000/01 to 2001/02) and the Revenue Accounts of the former self-governing territories and TBVC-states.
•	Reports of the Auditor-General on the Appropriation Accounts of the nine provinces, Audited Annual Financial Statements of Provincial Departments, as well as draft Financial Statements for some of the provinces.
•	Printed Estimates of Revenue and Expenditure for the national and provincial budgets.
•	The South African Reserve Bank.
•	The Development Bank of Southern Africa.
•	Annual statements of the Branches: Inland Revenue and Customs and Excise (previously of the Department of Finance) and of the South African Revenue Service.
•	Monthly press releases of the National Treasury, published in terms of Section 32 of the Public Finance Management Act.

In some cases the information on revenue of the former self-governing territories, TBVC states and the expenditure of the new provinces in tables1 to 6 was either preliminary or a budget estimate. Where data were incomplete, collections of a particular tax have been adjusted by the average growth in collections of that tax in the rest of the self-governing territories and TBVC-states. For this and other reasons, the information in tables 1 to 6 cannot be regarded as actual and audited.

Revenue, expenditure, budget deficit and financing (Table 1)

Table 1 summarises the main budget balances since 1996/97 and medium term estimates to 2005/06. Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. Given that the same amount is added to both revenue and expenditure, the national budget deficit is unaffected.

However, the size of the deficit figures presented in this table differ from those presented in budgets prior to 1995/96, as a number of items that were previously regarded as “below-the-line” expenditure have been included in total expenditure. In addition, revaluations of foreign loan obligations are now excluded from expenditure, in keeping with international practice.

Under loan redemptions and financing, short-term loans include the net result of transactions in treasury bills. Long-term loans include all transactions in government bonds (i.e. new loan issues, repayments on maturity, consolidations, repurchases and switches).

Prior to the 1998 Budget Review, transfers from the Strategic Fuel Fund and the National Supplies Procurement Fund, as well as proceeds from the sale and restructuring of state assets, were treated as financing items. These, together with extraordinary payments unrelated to expenditure, are now shown below the deficit and before financing. The reclassification does not affect the budget deficit.

Transfers between the former State Revenue Account, the Stabilisation Account and the Tax Reserve Account are shown in table 1 as part of the changes in cash and other balances.

Main budget revenue (Tables 2 and 3)

Table 2 presents a summary of revenue and details are set out in table 3. Main budget revenue collections are recorded on an adjusted cash basis (cash book – revenue recorded as it is received in the ledgers of SARS) and are classified according to standard international categories:

2003 Budget Review

•	Current tax and non-tax receipts and capital revenue items (excluding sales of fuel stocks and proceeds from the restructuring of public enterprises) are regarded as ordinary revenue
•	Grants received, recoveries of loans and advances and other repayments are included in total revenue
•	Certain receipts into the National Revenue Fund are not regarded as revenue. These include proceeds from the sale of state assets, transfers from the IMF Deposit Account, transfers from the Tax Reserve Account, adjustments due to transactions in government stock and proceeds from the sales of fuel stocks.

On 1 April 2002, the National Treasury implemented a new revenue reporting format for departmental revenue that is fully compliant with the 2001 Manual on Government Finance Statistics. This new format is supported by a newly developed revenue chart of accounts that will be implemented as part of the ledgers of national departments during 2004. This revised reporting format provides adequate detail for the classification of revenue transactions and will enhance the quality of departmental revenue reporting.

The historical data presented in table 3 have been reclassified to be in line with the new classification. However, a large portion of the data cannot be classified, as departments captured these revenue transactions within their ledgers as miscellaneous revenue. In order to report these revenue items in the new format all the relevant transactions would have to be recaptured, an exercise that will be extremely costly and time consuming. These amounts are therefore reported as unspecified revenue.

Medium-term expenditure estimates by votes (Table 4)

Table 4 contains estimates of expenditure on national budget votes for the period 1998/99 to 2005/06. These include amounts appropriated in the Main Budget and the Adjustments Budget. Preliminary estimates of underspending on each vote in 2002/03 are shown. In all years prior to 2000/01, capital works undertaken by the Department of Public Works on behalf of other departments are distributed to these votes to give estimated total expenditure for each of the departments. These capital works amounts are now included in the individual departments appropriations.

Consolidated national and provincial budgets (Tables 5 and 6)

Tables 5 and 6 show economic and functional classifications of national and provincial government expenditure. The national expenditure figures are for the 2003 Budget. In the provinces, however, expenditure estimates are preliminary, as their budgets are tabled after the National Budget. Provincial estimates are based on preliminary budget statements provided by the provinces and are subject to change before being tabled in the provincial legislature.

Treasury has embarked on a project to reform the classification system used in the budget documentation of national and provincial governments. The aim of the reform is to bring reporting in line with international best practice, thereby improving transparency and accountability. For this purpose a revised expenditure reporting format and standard chart of accounts are being developed, that is in line with international reporting requirements. The new chart of accounts will be based on the 2001 Manual on Government Finance Statistics, International Public Sector Accounting Standards (IPSAS) and International Accounting Standards (IAS). Currently implementation of the new chart of accounts is scheduled for April 2004.

The introduction of the new chart of accounts will coincide with the introduction of a new economic and functional reporting format in the 2004 budget. In preparation for the change to the new classification system, the Classification Committee, consisting of representatives of the National Treasury, South African Reserve Bank and Statistics South Africa, is running a process to

Annexure B: Statistical tables

reclassify government spending data to be in line with the new format. During this reclassification process a number of misclassifications have been identified that have been rectified in this years economic and functional tables. The reclassified data were used as the base for compiling the consolidated tables and are more consistent with GFS principles. This results in the data in tables 5 and 6 not being strictly comparable to the same tables published in previous budgets.

Some of the major amendments to the economic and functional classifications can be summarised as follows:

•	The contributions to medical aid schemes for retired civil servants previously included in Other goods and services have been reclassified as Social contributions that forms part of Remuneration of employees.
•	Small amounts spent on current maintenance previously classified as Capital expenditure is now correctly reflected as Current expenditure.
•	The Basic Water and SanitationInfrastructure conditional grant to Local Government, included in the Estimates of National Expenditure for 2002 and 2003 as Acquisition of fixed capital assets, has been reclassified as Capitaltransfers in the economic table. The Division of Revenue Act, Act No 5 of 2002, lists this grant as an indirect conditional grant to local government. This implies that the spending should be appropriated on the national vote as capital expenditure, but in order to correctly present the local government share, the relevant amounts are reclassified as Capital transfers to local government on the economic classification summary.
•	A number of transfers to extra-budgetary institutions were previously included as Subsidies to government departmental enterprises. These classifications have been amended to be in line with the latest version of the schedules of public entities listed in the Public Finance Management Act.
•	In some departments Subsidies to business enterprises have in the past been included as spending on Other goods and services, which have been corrected in table 5.
•	War veterans pensions previously included as function Defence and intelligence have now been included as part of General government services, in line with the requirements of the Government Finance Statistics classification.
•	The administration portion of some departmental votes that previously was included in General government services have now been allocated to the specific function, influencing mainly the economic services, and some items previously classified as Social services reclassified as General government services.

Total government debt (Table 7)

Table 7 shows the major components of government debt. Total net government loan debt is calculated taking into account the cash balances of the National Revenue Fund. Realised losses on the Gold and Foreign Exchange Contingency Reserve Account is also disclosed. The projections for 2002/03 to 2005/06 are based on national budget data.

Financial guarantees by government (Table 8)

The national government furnishes guarantees to various institutions. These guarantees will realise as liabilities to the state only if these institutions are unable to meet their commitments. It is not possible to anticipate the portion of these guarantees that will realise as liabilities to the national government, and they are therefore disclosed as contingent liabilities in Government’s Statement of Liabilities and Financially Related Assets. Amounts drawn in respect of guarantees and interest on these amounts, if guaranteed, are disclosed.

2003 Budget Review

Table 1

Main Budget:

Revenue, expenditure, deficit and financing 1)

		Actual outcome				Preliminary outcome
R million		1996/97	1997/98	1998/99	1999/00	2000/01	2001/02

Revenue
Tax revenue (gross)		147 332,3	165 327,4	184 843,6	201 386,0	220 334,2	252 298,3
Less: SACU payments		-4 362,7	-5 237,2	-5 576,7	-7 197,3	-8 396,1	-8 204,8
Non-tax current revenue		3 508,0	3 280,9	4 711,6	3 899,0	3 610,3	4 164,7

Total current revenue		146 477,7	163 371,2	183 978,5	198 087,6	215 548,4	248 258,2
Capital revenue	2)	14,7	18,4	26,9	74,7	43,5	4,2
Total budget revenue		146 492,4	163 389,6	184 005,4	198 162,4	215 591,9	248 262,4
Expenditure
Statutory and standing appropriations		33 644,8	39 093,8	127 291,4	134 563,3	145 960,4	158 211,1
Cost of servicing state debt	3)	33 160,4	38 819,7	42 669,3	44 289,7	46 320,9	47 580,7
Provincial equitable share	4)	—	—	84 342,0	89 094,6	98 397,8	107 460,3
Other	5)	484,4	274,1	280,1	1 179,0	1 241,6	3 170,0
Appropriated by vote		142 179,7	150 853,6	75 282,8	80 186,7	87 973,7	104 693,5
Current	6)	135 968,4	140 124,7	65 332,1	71 339,7	77 057,8	89 099,6
Capital	7)	6 211,3	10 729,0	9 950,7	8 847,0	10 915,8	15 593,8
Recovery from the pension fund		-334,5	—	-1 158,0	—	—	—
Plus: Contingency reserve		—	—	—	—	—	—
Total expenditure and lending		175 490,0	189 947,5	201 416,2	214 749,9	233 934,0	262 904,5

Budget deficit		-28 997,6	-26 557,9	-17 410,8	-16 587,6	-18 342,1	-14 642,1
Deficit as percentage of GDP		4,6%	3,8%	2,3%	2,0%	2,0%	1,5%

Extraordinary transfers	8)	—	-1,2	-936,1	-1 485,4	-2 299,3	-2 077,7
Extraordinary receipts	9)	1 629,4	2 947,4	2 757,6	7 238,3	2 984,2	4 159,1

Net borrowing requirement		-27 368,2	-23 611,7	-15 589,3	-10 834,7	-17 657,2	-12 560,8

Financing
Change in loan liabilities

Domestic short-term loans (net)		1 740,3	1 897,1	1 352,7	1 884,1	4 978,9	-7 966,6

Domestic long-term loans (net)		20 869,5	17 687,0	18 215,2	3 031,9	6 406,3	-9 871,3

Loans issued for financing:		20 869,5	17 687,0	18 215,2	3 031,9	6 463,7	-12 087,9
New Loans		42 993,1	31 622,5	39 309,6	22 703,8	22 593,0	14 647,1
Less:Discount		-6 683,7	-3 014,6	-6 193,8	-3 685,8	-964,6	-323,3
Scheduled redemptions		-12 883,6	-10 845,9	-14 900,6	-15 981,0	-15 161,6	-22 433,4
Buy back (net of book profit)		-2 556,3	-75,0	—	-5,1	-3,1	-3 978,3

Loans issued for switches		—	—	—	—	-57,4	2 216,6
New Loans		17 825,6	19 677,7	—	5 575,8	5 563,8	40 914,1
Less:Discount		-276,6	-956,0	—	-601,5	-168,5	-1 675,3
Loans switched (net of book profit)		-17 549,0	-18 721,7	—	-4 974,3	-5 452,7	-37 022,2

Foreign loans (net)		338,0	3 155,5	-677,5	8 513,9	1 901,8	33 130,8
New loans		2 851,7	3 898,2	11,7	13 259,6	1 987,5	29 873,7
Export credit facilities		—	—	—	—	1 976,9	3 383,1
Transfer from IMF Accounts at SARB		345,3	1 381,2	1 035,9	—	—	—
Less: Discount		-20,7	-14,4	—	-67,2	—	-57,1
Redemptions		-2 838,3	-2 109,5	-1 725,1	-4 678,5	-2 062,6	-68,9

Change in cash and other balances (- increase)		4 420,4	872,1	-3 301,1	-2 595,2	4 370,2	-2 732,1

Total financing (net)		27 368,2	23 611,7	15 589,3	10 834,7	17 657,2	12 560,8

Gross domestic product (GDP)		635 189	699 634	752 654	819 366	913 221	1 007 810

1)	This table summarises revenue, expenditure and the main budget balance since 1996/97. As available data are incomplete, the estimates are not fully consistent with other sources, such as the government finance statistics series of the Reserve Bank.
2)	Sales of fixed capital assets. Transfers from the National Supplies Procurement Fund and Strategic Fuel Fund are excluded.
3)	Excluding discount on the sales of new government stock, premium on debt portfolio restructuring and revaluation of foreign loan repayments. Including management costs. Figures from 1996/97 onwards are not comparable with those before, because of the inclusion of interest on section 239 debt in the National Budget state debt cost. Prior to 1996/97 provision for these amounts was included under transfers to provinces.
4)	The provincial equitable share was introduced in 1998/99. Prior to this the provincial share was included in voted expenditure as a transfer to provinces.
5)	Includes standing appropriations comprising realised guarantee liabilities, subscriptions payments to IDA and IBRD, as well as valuation

Annexure B: Statistical Tables

Table 1 Main Budget: Revenue, expenditure, deficit and financing1)

2002/03			2003/04	2004/05	2005/06
Budget estimate	Revised estimate	Deviation	Budget estimate	Budget estimate	Budget estimate		R million
							Revenue
268 506,4	280 094,7	11 588,3	310 025,3	338 046,0	368 720,0		Tax revenue (gross)
-8 259,4	-8 259,4	—	-9 722,7	-11 585,0	-12 361,0		Less: SACU payments
4 940,0	3 870,2	-1 069,8	4 106,4	4 439,1	4 790,5		Non-tax current revenue
265 187,0	275 705,5	10 518,5	304 409,0	330 900,1	361 149,5		Total current revenue
30,0	40,0	10,0	50,0	55,0	60,0	2)	Capital revenue
265 217,0	275 745,5	10 528,5	304 459,0	330 955,1	361 209,5		Total budget revenue
							Expenditure
170 294,1	174 011,4	3 717,2	197 358,5	212 701,6	227 346,6		Statutory and standing appropriations
47 502,9	47 250,0	-252,9	50 986,0	53 079,0	55 070,0	3)	Cost of servicing state debt
119 452,1	123 456,8	4 004,8	142 386,0	155 313,1	167 556,4	4)	Provincial equitable share
3 339,1	3 304,5	-34,6	3 986,5	4 309,5	4 720,2	5)	Other
114 315,0	117 811,6	3 496,6	133 606,9	146 643,5	160 259,7		Appropriated by vote
97 300,5	99 233,2	1 932,6	110 925,7	122 860,6	134 889,5	6)	Current
17 014,4	18 578,4	1 564,0	22 681,3	23 782,9	25 370,1	7)	Capital
—	—	—	—	—	—		Recovery from the pension fund
3 300,0	—	-3 300,0	3 000,0	4 000,0	8 000,0		Plus: Contingency reserve
287 909,1	291 822,9	3 913,8	333 965,4	363 345,1	395 606,3		Total expenditure and lending

-22 692,1	-16 077,4	6 614,7	-29 506,4	-32 390,0	-34 396,8		Budget deficit
2,1%	1,4%	-0,7%	2,4%	2,4%	2,3%		Deficit as percentage of GDP
-1 571,0	-7 888,8	-6 317,8	-7 000,0	-7 000,0	-7 000,0	8)	Extraordinary transfers
12 000,0	10 218,9	-1 781,1	6 341,3	6 249,9	4 625,8	9)	Extraordinary receipts
-12 263,1	-13 747,3	-1 484,2	-30 165,1	-33 140,1	-36 771,0		Net borrowing requirement

							Financing
							Change in loan liabilities
4 000,0	4 000,0	—	6 000,0	6 000,0	8 000,0		Domestic short-term loans (net)
-10 959,6	-3 123,5	7 836,1	9 297,8	14 425,0	21 519,9		Domestic long-term loans (net)
-11 459,6	-3 393,7	8 065,9	9 297,8	14 425,0	21 519,9		Loans issued for financing:
13 259,3	23 103,1	9 843,8	36 280,2	41 575,7	48 811,2		New Loans
-90,5	-344,2	-253,7	-543,9	-655,2	-557,5		Less: Discount
-21 628,4	-21 642,3	-13,9	-26 438,5	-26 495,5	-26 733,8		Scheduled redemptions
-3 000,0	-4 510,3	-1 510,3	—	—	—		Buy back (net of book profit)
500,0	270,2	-229,8	—	—	—		Loans issued for switches
—	7 674,8	—	—	—	—		New Loans
—	-246,5	—	—	—	—		Less: Discount
—	-7 158,1	—	—	—	—		Loans switched (net of book profit)
16 274,9	14 521,4	-1 753,5	11 767,3	12 715,1	7 251,1		Foreign loans (net)
10 770,0	11 031,2	261,2	9 310,0	29 490,0	11 684,2		New loans
5 533,0	5 100,0	-433,0	5 275,9	4 787,8	5 720,3		Export credit facilities
—	—	—	—	—	—		Transfer from IMF Accounts at SARB
—	-226,0	-226,0	—	—	—		Less: Discount
-28,1	-1 383,8	-1 355,7	-2 818,6	-21 562,7	-10 153,4		Redemptions
2 947,8	-1 650,6	-4 598,4	3 100,0	—	—		Change in cash and other balances (—increase)

12 263,1	13 747,3	1 484,2	30 165,1	33 140,1	36 771,0		Total financing (net)

1 082 800	1 120 100	37 300,0	1 234 600	1 344 300	1 466 600		Gross domestic product (GDP)

adjustment payments to the IMF and other statutory appropriations such as Judges salaries and skills development funds.
6)	Expenditure on goods and services and current transfers to businesses, households, the rest of the world and other levels and funds of general government.
7)	Acquisition of fixed capital assets, stock, land and intangible assets, and capital transfers to business, households, the rest of the world and other levels and funds of general government.
8)	Includes premiums received on destination bonds in switch auctions, previously recorded as revenue.
9)	Includes proceeds from the sales of state assets and strategic supplies. Also included is “book profit” on domestic government bond buy-backs and source bonds issued in switch auctions, previously included as non-tax revenue. This does not represent actual cash receipts and is therefore excluded from revenue.

2003 Budget Review

Table 2

Main Budget:

Summary of revenue 1)

		Actual collections
		1985/86	1986/87	1987/88	1988/89	1989/90	1990/91	1991/92
R million
Taxes on income and profits		17 417,6	19 654,9	22 109,2	26 671,1	34 430,7	39 580,9	44 661,6
Persons and individuals		9 078,4	10 467,7	12 666,9	14 910,4	20 008,8	24 149,6	29 968,9
Gold mines		2 453,4	2 523,5	2 074,6	1 694,7	1 016,1	644,4	523,7
Other mines		577,2	1 028,6	963,3	1 312,8	1 791,5	2 246,0	1 048,9
Companies	3)	4 855,3	5 113,5	5 868,8	8 236,0	11 013,3	11 870,5	12 490,8
Secondary tax on companies		—	—	—	—	—	—	—
Tax on retirement funds		—	—	—	—	—	—	—
Other	4)	453,3	521,6	535,5	517,2	601,1	670,4	629,3
Taxes on payroll and workforce		—	—	—	—	—	—	—
Skills development levy	5)	—	—	—	—	—	—	—
Taxes on property		467,3	580,8	824,3	823,0	1 033,6	1 098,2	1 127,8
Donations tax		3,2	3,9	5,5	3,2	4,3	6,5	6,8
Estate duty		139,4	147,3	142,6	136,5	75,9	82,0	78,7
Marketable securities tax		58,6	141,0	225,5	138,5	278,1	243,3	199,8
Transfer duties		266,1	288,7	450,8	544,8	675,3	766,4	842,6
Demutualisation charge	6)	—	—	—	—	—	—	—
Domestic taxes on goods and services		10 596,4	11 492,3	13 197,2	18 196,0	23 684,1	25 722,3	28 140,9
Value-added tax/sales tax	7)	8 156,7	9 045,8	10 313,3	13 123,0	16 752,1	18 260,7	18 791,8
Specific excise duties		1 740,6	1 707,6	1 994,7	2 293,5	2 578,4	2 888,5	3 360,1
Ad valorem excise duties		185,8	183,2	188,8	215,3	263,6	455,9	465,2
Levies on fuel	8)	351,5	532,4	692,8	2 555,6	4 080,7	4 103,8	5 421,3
Levy on financial services		—	—	—	—	—	—	72,6
Other	9)	161,8	23,3	7,5	8,6	9,3	13,3	29,9
Taxes on international trade and transactions		1 745,0	2 275,6	2 542,1	4 358,8	4 903,7	4 697,6	4 321,1
Customs duties		1 176,0	1 367,7	1 768,9	2 466,0	2 193,8	2 502,3	2 736,1
Import surcharges		498,6	837,8	742,6	1 875,6	2 625,4	2 075,3	1 455,5
Other	10)	70,4	70,1	30,7	17,2	84,6	119,9	129,5
Stamp duties and fees		272,8	321,1	439,0	469,3	685,2	657,3	712,2
State Miscellaneous Revenue (SMR)	11)	8,1	11,7	13,1	14,5	29,2	41,9	35,2
TOTAL TAX REVENUE (gross)		30 507,2	34 336,4	39 124,9	50 532,6	64 766,6	71 798,1	78 998,8
Departmental revenue	12)	1 485,1	1 874,1	1 862,9	2 013,0	2 052,4	1 993,1	1 606,5
Sales of assets		6,3	9,5	21,9	28,6	6,0	20,8	24,8
Recoveries of loans and advances		56,8	202,7	204,4	7,3	81,3	105,7	109,1
Grants received (RDP Fund)	13)	—	—	—	—	—	—	—
Less: SACU payments	14)	-772,1	-846,9	-927,3	-1 114,0	-1 365,8	-1 800,9	-2 760,3
TOTAL BUDGET REVENUE		31 283,2	35 575,7	40 286,8	51 467,5	65 540,6	72 116,8	77 979,0
Current revenue		31 220,1	35 363,6	40 060,6	51 431,6	65 453,2	71 990,3	77 845,1
Direct taxes		17 560,2	19 806,0	22 257,3	26 810,8	34 511,0	39 669,4	44 747,2
Indirect taxes		12 938,9	14 518,7	16 854,5	23 707,3	30 226,4	32 086,9	34 216,5
State Miscellaneous Revenue (SMR)		8,1	11,7	13,1	14,5	29,2	41,9	35,2
Departmental revenue (including grants)		1 485,1	1 874,1	1 862,9	2 013,0	2 052,4	1 993,1	1 606,5
Less: SACU payments		-772,1	-846,9	-927,3	-1 114,0	-1 365,8	-1 800,9	-2 760,3
Sales of assets		6,3	9,5	21,9	28,6	6,0	20,8	24,8
Recoveries of loans and advances		56,8	202,7	204,4	7,3	81,3	105,7	109,1
Receipts not regarded as revenue	15)	628,2	1 445,6	559,9	602,0	3 772,0	333,6	963,1

1)	Figures prior to 1994/95 (representing the former State Revenue Account) are adjusted to be comparable to the current National Revenue Fund (see introductory notes to this statistical annexure). Figures prior to 1995/96 include collections by the former TBVC states and self-governing territories.
2)	Figures restated to be comparable to the cash basis of accounting.
3)	Figures prior to 1999/00 exclude receipts from mining companies. Figures from 1999/00 onwards include receipts from all companies.
4)	Including interest on overdue tax, non-resident shareholders’ tax, non-residents’ tax on interest and tax on undistributed profits.
5)	Levy on payroll dedicated to skills development.
6)	The 1998/99 and the 1999/00 figures include receipts of the demutualisation charge amounting to R279 million and R577 million respectively, which were not included in the budget estimates.
7)	Including sales duty, which was replaced by a general sales tax in July 1978. The value added tax replaced the general sales tax in September 1991.

Annexure B: Statistical Tables

Table 2

Main Budget:

Summary of revenue 1)

Actual collections
1992/93	1993/94	1994/95	1995/96	1996/97	1997/98	1998/99
								R million
47 559,4	50 933,7	61 004,7	68 883,8	82 876,1	95 003,6	108 021,5		Taxes on income and profits
33 833,0	37 805,3	44 972,8	51 179,3	59 519,8	68 342,4	77 733,9		Persons and individuals
421,5	622,5	1 172,7	893,7	507,7	332,5	188,6		Gold mines
575,7	508,6	457,2	714,8	1 341,6	1 349,4	1 946,1		Other mines
12 126,0	10 359,3	11 961,3	14 059,0	16 985,0	19 696,4	20 388,0	3)	Companies
—	876,7	1 303,6	1 262,2	1 337,9	1 446,4	1 930,8		Secondary tax on companies
—	—	—	—	2 565,5	3 229,7	5 098,8		Tax on retirement funds
603,1	761,4	1 137,1	774,8	618,6	606,8	735,3	4)	Other
—	—	—	—	—	—	—		Taxes on payroll and workforce
—	—	—	—	—	—	—	5)	Skills development levy

1 187,5	1 500,9	2 074,7	2 233,9	2 359,3	2 618,4	2 830,4		Taxes on property
18,0	39,0	104,4	61,0	46,7	17,7	9,1		Donations tax
84,9	118,3	125,3	181,3	181,8	302,6	256,4		Estate duty
164,5	267,0	431,4	462,9	397,3	442,3	721,1		Marketable securities tax
920,1	1 076,7	1 413,5	1 528,7	1 733,5	1 855,8	1 565,4		Transfer duties
—	—	—	—	—	—	278,5	6)	Demutualisation charge

29 551,5	38 949,2	44 070,3	48 881,7	53 572,9	60 619,0	66 270,9		Domestic taxes on goods and services
17 506,1	25 449,0	29 288,4	32 768,2	35 902,9	40 095,6	43 985,4	7)	Value-added tax/sales tax
4 099,5	4 628,3	5 431,3	6 075,0	5 912,4	7 425,8	8 052,8		Specific excise duties
336,5	338,7	372,9	400,2	718,7	581,6	518,9		Ad valorem excise duties
7 083,1	7 860,2	8 351,5	8 928,0	10 391,6	12 091,2	13 640,0	8)	Levies on fuel
329,4	368,3	390,5	478,3	477,0	248,3	1,8		Levy on financial services
197,0	304,7	235,7	232,0	170,2	176,5	71,9	9)	Other levies

4 644,7	5 246,9	5 606,4	6 169,6	7 200,5	5 638,6	6 052,5		Taxes on international trade and transactions
2 961,1	3 413,4	4 247,0	5 325,9	6 518,0	6 055,7	5 985,7		Customs duties
1 520,9	1 756,1	1 170,8	456,7	-5,9	-1,4	1,6		Import surcharges
162,7	77,3	188,5	387,1	688,4	-415,7	65,2	10)	Other

760,4	846,7	942,9	1 024,8	1 202,4	1 483,8	1 489,0		Stamp duties and fees

25,8	10,3	75,6	84,1	121,2	-36,0	179,3	11)	State Miscellaneous Revenue (SMR)

83 729,3	97 487,7	113 774,5	127 278,0	147 332,3	165 327,4	184 843,6		TOTAL TAX REVENUE (gross)
1 920,2	2 088,3	1 585,2	2 336,9	3 214,7	2 988,8	3 475,6	12)	Departmental revenue
68,8	28,8	15,5	23,4	14,7	18,4	26,9		Sales of assets
142,0	158,6	200,5	131,3	154,2	123,3	780,0		Recoveries of loans and advances
—	—	1,0	123,3	139,0	168,8	456,0	13)	Grants received (RDP Fund)
-2 984,1	-3 089,4	-3 248,8	-3 890,1	-4 362,7	-5 237,2	-5 576,7	14)	Less: SACU payments

82 876,1	96 674,0	112 327,9	126 002,7	146 492,4	163 389,6	184 005,4		TOTAL BUDGET REVENUE

82 665,3	96 486,6	112 112,0	125 848,0	146 323,4	163 247,9	182 920,1		Current revenue
47 662,3	51 091,0	61 234,4	69 126,1	83 104,6	95 323,9	108 287,0		Direct taxes
36 041,2	46 386,4	52 464,5	58 067,7	64 106,6	70 039,5	76 098,9		Indirect taxes
25,8	10,3	75,6	84,1	121,2	-36,0	179,3		State Miscellaneous Revenue (SMR)
1 920,2	2 088,3	1 586,2	2 460,2	3 353,8	3 157,7	3 931,6		Departmental revenue (including grants)
-2 984,1	-3 089,4	-3 248,8	-3 890,1	-4 362,7	-5 237,2	-5 576,7		Less: SACU payments
68,8	28,8	15,5	23,4	14,7	18,4	26,9		Sales of assets
142,0	158,6	200,5	131,3	154,2	123,3	780,0		Recoveries of loans and advances

1 222,3	1 583,7	1 352,0	1 632,0	2 683,8	3 047,9	2 757,6	15)	Receipts not regarded as revenue

8)	Including the former fuel levy directed to Regional Services Councils and the levy allocated to the National Road Fund for the period 1983/84 to 1986/87.
9)	Including various levies, mining leases and ownership, cinematographic tax and other special levies imposed since 1974/75, as well as receipts of the Universal Service Fund since 1998/99 and the Human resources fund for 1998/99 and 1999/00.
10)	Including diamond export duties, miscellaneous customs and excise income, as well as ordinary levy collections.
11)	Revenue received by SARS in respect of taxation which could not be allocated to specific revenue types. Previously shown as part of other non-tax revenue: Unspecified.
12)	Premiums received on destination bonds on switch options, previously included in revenue, are now reflected under extraordinary receipts
13)	Domestic and foreign grants, transferred from the RDP Fund to finance RDP-related expenditure, and grants received from other spheres of government.
14)	South African Custom Union payments (excluding payments to the former TBVC states and self-governing territories). Payments to the Central Revenue Fund of Namibia up to independence are included.
15)	Sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund, but are not regarded as revenue.

2003 Budget Review

Table 2

Main Budget:

Summary of revenue 1)

		1999/00 2)	2000/01	2001/02	2002/03		2003/04
		Actual collection			Revised estimates	% change on actual 2001/02	Budget estimates
R million							Before tax proposals	After tax proposals
Taxes on income and profits		116 148,9	126 145,2	147 310,4	162 500,0	10,3%	193 350,0	177 864,0
Persons and individuals		85 883,8	86 478,0	90 389,5	93 200,0	3,1%	110 140,0	96 714,0
Companies	3)	20 971,6	29 491,8	42 354,5	54 850,0	29,5%	66 030,0	65 820,0
Secondary tax on companies		3 149,9	4 031,3	7 162,7	6 300,0	-12,0%	8 000,0	8 000,0
Tax on retirement funds		5 330,4	5 219,8	6 190,6	6 900,0	11,5%	7 800,0	5 950,0
Other	4)	813,1	924,3	1 213,1	1 250,0	3,0%	1 380,0	1 380,0
Taxes on payroll and workforce		0,1	1 257,4	2 717,3	3 300,0	21,4%	3 600,0	3 600,0
Skills development levy	5)	0,1	1 257,4	2 717,3	3 300,0	21,4%	3 600,0	3 600,0

Taxes on property		3 808,4	3 978,8	4 628,3	5 335,0	15,3%	6 325,0	5 890,0
Donations tax		15,2	32,1	20,6	25,0	21,3%	25,0	25,0
Estate duty		304,2	442,7	481,9	460,0	-4,5%	550,0	550,0
Marketable securities tax		1 090,4	1 102,1	1 212,8	1 350,0	11,3%	1 500,0	1 500,0
Transfer duties		1 821,6	2 401,9	2 913,0	3 500,0	20,2%	4 250,0	3 815,0
Demutualisation charge	6)	577,0	—	—	—	—	—	—

Domestic taxes on goods and services		72 304,7	79 092,5	86 888,4	97 554,4	12,3%	108 550,2	109 614,2
Value-added tax/sales tax	7)	48 376,8	54 455,2	61 056,6	70 600,0	15,6%	80 700,0	81 000,0
Specific excise duties		8 886,1	9 126,6	9 797,2	10 282,0	4,9%	10 457,0	11 364,0
Ad valorem excise duties		584,3	693,9	776,1	1 020,0	31,4%	1 150,0	335,0
Levies on fuel	8)	14 289,8	14 495,3	14 923,2	15 200,0	1,9%	15 700,0	16 342,0
Levy on financial services		1,1	0,9	0,3	0,2	-54,2%	0,2	0,2
Air departure tax		—	85,8	296,4	350,0	18,1%	400,0	430,0
Other	9)	166,6	234,9	38,5	102,3	165,8%	143,0	143,0

Taxes on international trade and transactions		6 778,1	8 226,6	8 680,1	9 805,3	13,0%	11 307,2	11 307,2
Customs duties		6 517,8	7 853,6	8 632,2	9 500,0	10,1%	11 000,0	11 000,0
Import surcharges		0,4	0,0	0,5	0,7	—	0,7	0,7
Other	10)	259,9	372,9	47,5	304,6	541,8%	306,5	306,5

Stamp duties and fees		1 618,9	1 561,6	1 767,2	1 600,0	-9,5%	1 950,0	1 750,0

State Miscellaneous Revenue (SMR)	11)	727,0	72,0	306,7	—	—	—	—

TOTAL TAX REVENUE (gross)		201 386,0	220 334,2	252 298,3	280 094,7	11,0%	325 082,3	310 025,3
Departmental revenue	12)	3 824,9	3 498,0	4 087,6	3 588,7	-12,2%	4 031,4	4 031,4
Sales of assets		74,7	43,5	4,2	40,0	855,6%	50,0	50,0
Recoveries of loans and advances		74,1	112,3	77,2	164,0	112,5%	75,0	75,0
Grants received (RDP Fund)	13)	—	—	—	117,5	—	—	—
Less: SACU payments	14)	-7 197,3	-8 396,1	-8 204,8	-8 259,4	0,7%	-9 722,7	-9 722,7

TOTAL BUDGET REVENUE		198 162,4	215 591,9	248 262,4	275 745,5	11,1%	319 516,0	304 459,0

Current revenue		197 436,6	215 436,1	248 181,1	275 541,5	11,0%	319 391,0	304 334,0
Direct taxes		116 468,3	127 877,5	150 530,1	166 285,0	10,5%	197 525,0	182 039,0
Indirect taxes		83 613,8	92 384,7	101 461,5	113 809,7	12,2%	127 557,3	127 986,3
State Miscellaneous Revenue (SMR)		727,0	72,0	306,7	—	—	—	—
Departmental revenue (including grants)		3 824,9	3 498,0	4 087,6	3 706,2	-9,3%	4 031,4	4 031,4
Less: SACU payments		-7 197,3	-8 396,1	-8 204,8	-8 259,4	0,7%	-9 722,7	-9 722,7
Sales of assets		74,7	43,5	4,2	40,0	855,6%	50,0	50,0
Recoveries of loans and advances		74,1	112,3	77,2	164,0	112,5%	75,0	75,0

Receipts not regarded as revenue	15)	7 381,6	3 452,6	5 784,1	9 619,0	66,3%	6 341,0	6 341,0

1)	Figures prior to 1994/95 (representing the former State Revenue Account) are adjusted to be comparable to the current National Revenue Fund (see introductory notes to this statistical annexure). Figures prior to 1995/96 include collections by the former TBVC states and self-governing territories.
2)	Figures restated to be comparable to the cash basis of accounting.
3)	Figures prior to 1999/00 exclude receipts from mining companies. Figures from 1999/00 onwards include receipts from all companies.
4)	Including interest on overdue tax, non-resident shareholders’ tax, non-residents’ tax on interest and tax on undistributed profits.
5)	Levy on payroll dedicated to skills development.
6)	The 1998/99 and the 1999/00 figures include receipts of the demutualisation charge amounting to R279 million and R577 million respectively, which were not included in the budget estimates.
7)	Including sales duty, which was replaced by a general sales tax in July 1978. The value added tax replaced the general sales tax in September 1991.

Annexure B: Statistical Tables

							Table 2 Main Budget: Summary of revenue 1)
2003/04		2004/05		2005/06
% change on revised 2002/03	% of total budget revenue	Estimates	% change on after tax proposals 2003/04	Estimates	% change on 2004/05		R million
9,5%	58,4%	196 030,0	10,2%	216 000,0	10,2%		Taxes on income and profits
3,8%	31,8%	109 910,0	13,6%	122 600,0	11,5%		Persons and individuals
20,0%	21,6%	69 620,0	5,8%	75 750,0	8,8%	3)	Companies
27,0%	2,6%	8 500,0	6,3%	9 000,0	5,9%		Secondary tax on companies
-13,8%	2,0%	6 500,0	9,2%	7 000,0	7,7%		Tax on retirem ent funds
10,4%	0,5%	1 500,0	8,7%	1 650,0	10,0%	4)	Other
9,1%	1,2%	3 900,0	8,3%	4 300,0	10,3%		Taxes on payroll and workforce
9,1%	1,2%	3 900,0	8,3%	4 300,0	10,3%	5)	Skills development levy

10,4%	1,9%	6 477,0	10,0%	7 030,0	8,5%		Taxes on property
0,0%	0,0%	27,0	8,0%	30,0	11,1%		Donations tax
19,6%	0,2%	600,0	9,1%	650,0	8,3%		Estate duty
11,1%	0,5%	1 650,0	10,0%	1 800,0	9,1%		Marketable securities tax
9,0%	1,3%	4 200,0	10,1%	4 550,0	8,3%		Transfer duties

—	—	—	—	—	—	6)	Demutualisation charge
12,4%	36,0%	117 639,0	7,3%	126 340,0	7,4%		Domestic taxes on goods and services
14,7%	26,6%	88 300,0	9,0%	96 250,0	9,0%	7)	Value-added tax/ sales tax
10,5%	3,7%	11 643,0	2,5%	11 922,0	2,4%		Specific excise duties
-67,2%	0,1%	400,0	19,4%	450,0	12,5%		Ad valorem excise duties
7,5%	5,4%	16 700,0	2,2%	17 100,0	2,4%	8)	Levies on fuel
0,0%	—	—	—	—	—		Levy on financial services
22,9%	0,1%	445,0	3,5%	460,0	3,4%		Air departure tax
39,8%	0,0%	151,0	5,6%	158,0	4,6%	9)	Other levies

15,3%	3,7%	12 100,0	7,0%	13 000,0	7,4%		Taxes on international trade and transactions
15,8%	3,6%	11 800	7,3%	12 700,0	7,6%		Customs duties
0,0%	—	—	—	—	—		Import surcharges
0,6%	0,1%	300,0	-2,1%	300,0	0,0%	10)	Other

9,4%	0,6%	1 900,0	8,6%	2 050,0	7,9%		Stamp duties and fees

—	—	—	—	—	—	11)	State Miscellaneous Revenue (SMR)

10,7%	101,8%	338 046,0	9,0%	368 720,0	9,1%		TOTAL TAX REVENUE (gross)
12,3%	1,3%	4 014,0	-0,4%	4 350,0	8,4%	12)	Departmental revenue
25,0%	0,0%	55,0	10,0%	60,0	9,1%		Sales of assets
-54,3%	0,0%	425,1	466,8%	440,5	3,6%		Recoveries of loans and advances
—	—	—	—	—	—	13)	Grants received (RDP Fund)
17,7%	-3,2%	-11 585,0	19,2%	-12 361,0	6,7%	14)	Less: SACU payments

10,4%	100,0%	330 955,1	8,7%	361 209,5	9,1%		TOTAL BUDGET REVENUE

10,4%	100,0%	330 475,0	8,6%	360 709,0	9,1%		Current revenue
9,5%	59,8%	200 557,0	10,2%	220 980,0	10,2%		Direct taxes
12,5%	42,0%	137 489,0	7,4%	147 740,0	7,5%		Indirect taxes
—	—	—	—	—	—		State Miscellaneous Revenue (SMR)
8,8%	1,3%	4 014,0	-0,4%	4 350,0	8,4%		Departmental revenue (including grants)
17,7%	-3,2%	-11 585,0	19,2%	-12 361,0	6,7%		Less: SACU payments
25,0%	—	55,0	10,0%	60,0	9,1%		Sales of assets
-54,3%	0,0%	425,1	466,8%	440,5	3,6%		Recoveries of loans and advances

-34,1%	—	6 249,0	-1,5%	4 626,0	-26,0%	15)	Receipts not regarded as revenue

8)	Including the former fuel levy directed to Regional Services Councils and the levy allocated to the National Road Fund for the period 1983/84 to 1986/87.
9)	Including various levies, mining leases and ownership, cinematographic tax and other special levies imposed since 1974/75, as well as receipts of the Universal Service Fund since 1998/99 and the Human resources fund for 1998/99 and 1999/00.
10)	Including diamond export duties, miscellaneous customs and excise income, as well as ordinary levy collections.
11)	Revenue received by SARS in respect of taxation which could not be allocated to specific revenue types. Previously shown as part of other non-tax revenue: Unspecified.
12)	Premiums received on destination bonds on switch options, previously included in revenue, are now reflected under extraordinary receipts.
13)	Domestic and foreign grants, transferred from the RDP Fund to finance RDP-related expenditure, and grants received from other spheres of government.
14)	South African Custom Union payments (excluding payments to the former TBVC states and self-governing territories). Payments to the Central Revenue Fund of Namibia up to independence are included.
15)	Sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund, but are not regarded as revenue.

2003 Budget Review

Table 3

Main Budget:

Revenue – detailed classification 1)

		1999/00	2000/01	2001/02
Budget estimates
R’000		Actual 2)	Actual	Before tax proposals	After tax proposals	Revised estimate	Actual collection
Taxes on income and profits		116 148 856	126 145 215	139 600 000	131 582 000	149 600 000	147 310 360
Income tax on persons and individuals		85 883 787	86 477 998	99 000 000	90 122 000	91 000 000	90 389 505
Tax on corporate income
Companies	3)	20 971 607	29 491 826	29 100 000	29 960 000	44 000 000	42 354 472
Secondary tax on companies		3 149 932	4 031 348	4 200 000	4 200 000	6 700 000	7 162 722
Tax on retirement funds		5 330 429	5 219 756	6 300 000	6 300 000	6 500 000	6 190 605
Other
Non-resident shareholders’ tax		84	-24	—	—	—	—
Interest on overdue income tax		813 017	924 311	1 000 000	1 000 000	1 400 000	1 213 056

Taxes on payroll and workforce		51	1 257 432	2 800 000	2 800 000	2 750 000	2 717 255
Skills development levy		51	1 257 432	2 800 000	2 800 000	2 750 000	2 717 255

Taxes on property		3 808 405	3 978 830	4 760 000	4 709 000	4 452 000	4 628 271
Estate, inheritance and gift taxes
Donations tax		15 248	32 091	20 000	20 000	12 000	20 608
Estate duty		304 154	442 696	520 000	469 000	440 000	481 851
Taxes on financial and capital transactions
Marketable securities tax		1 090 404	1 102 149	1 320 000	1 320 000	1 200 000	1 212 825
Transfer duties		1 821 635	2 401 894	2 900 000	2 900 000	2 800 000	2 912 987
Demutualisation charge		576 964	—	—	—	—	—

Domestic taxes on goods and services		72 304 742	79 092 524	84 448 240	86 740 240	84 342 491	86 888 384
Value-added tax		48 376 840	54 455 193	59 000 000	60 350 000	58 600 000	61 056 609
Specific excise duties	4)	8 886 142	9 126 589	9 023 000	9 802 000	9 561 000	9 797 226
Beer		2 724 499	2 586 313	2 780 000	2 942 700	2 751 000	2 762 189
Sorghum beer and sorghum flour		47 699	48 772	53 000	53 600	30 000	41 275
Wine and other fermented beverages		418 202	434 078	470 000	508 260	510 000	461 339
Mineral water		236 632	151 565	180 000	138 100	120 000	120 682
Spirits		829 470	850 917	830 000	959 200	900 000	968 229
Cigarettes and cigarette tobacco		3 313 840	3 641 547	3 420 000	3 837 990	3 900 000	3 949 575
Pipe tobacco and cigars		199 379	289 067	290 000	362 150	350 000	333 872
Petroleum products	5)	649 688	627 685	680 000	680 000	650 000	656 563
Motor cars		-5 320	—	—	—	—	—
Revenue from neighbouring countries	6)	472 053	496 645	320 000	320 000	350 000	503 502
Ad valorem excise duties		584 258	693 889	770 000	823 000	800 000	776 128
Levies on fuel		14 289 798	14 495 289	15 200 000	15 310 000	14 988 000	14 923 196
Taxes on specific services
Levy on financial services		1 067	884	—	—	—	349
Taxes on use of goods or permission to use goods or to perform activities
Air departure tax		—	85 780	300 000	300 000	270 000	296 395
Licences		18 176	-4 495	—	—	800	1 591
Mining leases and ownership
Gold mines		1 137	295	—	—	—	—
Diamond mines		53 671	149 602	—	—	—	—
Other mines		65 276	65 149	130 000	130 000	90 000	3 315
Other
Human Resources Fund		8 869	—	—	—	—	—
Universal Service Fund		19 508	24 349	25 240	25 240	32 691	33 575

Taxes on international trade and transactions		6 778 069	8 226 577	9 690 000	9 427 000	9 211 000	8 680 129
Import duties
Customs duties		6 517 797	7 853 604	9 500 000	9 237 000	9 000 000	8 632 203
Import surcharges		369	46	—	—	—	460
Other
Ordinary levy		12 979	10 387	15 000	15 000	6 000	18 671
Miscellaneous customs and excise receipts		246 924	362 540	175 000	175 000	205 000	28 795

1)	Figures prior to 1994/95 (representing the former State Revenue Account) are adjusted to be comparable to the current National Revenue Fund (see introductory notes to this statistical annexure). Figures prior to 1995/96 include collections by the former TBVC states and self-governing territories.
2)	Figures restated to be comparable to the cash basis of accounting.
3)	Figures prior to 1999/00 exclude receipts from mining companies. Figures from 1999/00 onwards include receipts from all companies.
4)	Excluding ad valorem excise duties and the general fuel levy.
5)	Specific excise duties on petrol, distillate fuel, residual fuel and base oil.

Annexure B: Statistical Tables

Table 3

Main Budget:

Revenue—detailed classification 1)

2002/03				2003/04
Budget estimates				Budget estimates
Before tax proposals	After tax proposals	Revised estimate	% change on 2001/02 actual	Before tax proposals	After tax proposals	R’000
171 104 000	155 740 000	162 500 000	18,6%	193 350 000	177 864 000		Taxes on income and profits
105 000 000	89 982 000	93 200 000	3,1%	110 140 000	96 714 000		Income tax on persons and individuals
							Tax on corporate income
51 204 000	50 858 000	54 850 000	29,5%	66 030 000	65 820 000	3)	Companies
6 500 000	6 500 000	6 300 000	-12,0%	8 000 000	8 000 000		Secondary tax on companies
6 900 000	6 900 000	6 900 000	11,5%	7 800 000	5 950 000		Tax on retirement funds
							Other
—	—	—	—	—	—		Non-resident shareholders’ tax
1 500 000	1 500 000	1 250 000	3,0%	1 380 000	1 380 000		Interest on overdue income tax

2 950 000	2 950 000	3 300 000	21,4%	3 600 000	3 600 000		Taxes on payroll and workforce
2 950 000	2 950 000	3 300 000	21,4%	3 600 000	3 600 000		Skills development levy

4 915 000	4 585 000	5 335 000	15,3%	6 325 000	5 890 000		Taxes on property
							Estate, inheritance and gift taxes
15 000	15 000	25 000	21,3%	25 000	25 000		Donations tax
500 000	470 000	460 000	-4,5%	550 000	550 000		Estate duty
							Taxes on financial and capital transactions
1 300 000	1 300 000	1 350 000	11,3%	1 500 000	1 500 000		Marketable securities tax
3 100 000	2 800 000	3 500 000	20,2%	4 250 000	3 815 000		Transfer duties
—	—	—	—	—	—		Demutualisation charge

92 189 090	92 848 090	97 554 424	12,3%	108 550 160	109 614 160		Domestic taxes on goods and services
66 200 000	66 200 000	70 600 000	15,6%	80 700 000	81 000 000		Value-added tax
9 529 000	10 192 000	10 282 000	4,9%	10 457 000	11 364 000	4)	Specific excise duties
2 783 000	3 005 000	3 100 000	12,2%	3 200 000	3 499 000		Beer
28 000	28 000	37 000	-10,4%	37 000	37 000		Sorghum beer and sorghum flour
523 000	566 000	580 000	25,7%	600 000	657 000		Wine and other fermented beverages
135 000	—	15 000	-87,6%	—	—		Mineral water
894 000	984 000	1 100 000	13,6%	1 130 000	1 234 000		Spirits
3 732 000	4 132 000	4 200 000	6,3%	4 200 000	4 610 000		Cigarettes and cigarette tobacco
349 000	392 000	320 000	-4,2%	330 000	367 000		Pipe tobacco and cigars
685 000	685 000	680 000	3,6%	700 000	700 000	5)	Petroleum products
—	—	—	—	—	—		Motor cars
400 000	400 000	250 000	-50,3%	260 000	260 000	6)	Revenue from neighbouring countries
875 000	875 000	1 020 000	31,4%	1 150 000	335 000		Ad valorem excise duties
15 170 000	15 166 000	15 200 000	1,9%	15 700 000	16 342 000		Levies on fuel
							Taxes on specific services
—	—	160	-54,2%	160	160		Levy on financial services
							Taxes on use of goods or permission to use goods or to perform activities
290 000	290 000	350 000	18,1%	400 000	430 000		Air departure tax
700	700	—	—	—	—		Licences
							Mining leases and ownership
—	—	—	—	—	—		Gold mines
—	—	—	—	—	—		Diamond mines
90 000	90 000	95 000	2765,8%	100 000	100 000		Other mines
							Other
—	—	—	—	—	—		Human Resources Fund
34 390	34 390	7 264	—	43 000	43 000		Universal Service Fund

10 613 310	10 613 310	9 805 265	13,0%	11 307 150	11 307 150		Taxes on international trade and transactions
							Import duties
10 500 000	10 500 000	9 500 000	10,1%	11 000 000	11 000 000		Customs duties
—	—	650	41,3%	650	650		Import surcharges
							Other
7 000	7 000	4 615	-75,3%	6 500	6 500		Ordinary levy
106 310	106 310	300 000	941,8%	300 000	300 000		Miscellaneous customs and excise receipts

6)	Excise duties which are collected by the BLNS countries, former self-governing territories and TBVC states.
7)	Revenue received by SARS in respect of taxation which could not be allocated to specific revenue types. Previously shown as part of other Non-tax revenue: Unspecified
8)	South African Custom Union payments (excluding payments to the former TBVC states and self-governing territories). Payments to the Central Revenue Fund of Namibia up to independence are included.
9)	Unallocated departmental revenue previously classified by departments as miscellaneous revenue.
10)	Domestic and foreign grants, transferred from the RDP Fund to finance RDP-related expenditure, and grants received from other spheres of government.
11)	Sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund, but are not regarded as revenue.

2003 Budget Review

Table 3

Main Budget:

Revenue – detailed classification 1)

		1999/00	2000/01	2001/02
Budget estimates
R’000		Actual 2)	Actual	Before tax proposals	After tax proposals	Revised estimate	Actual collection
Other taxes		1 618 904	1 561 568	1 600 000	1 585 000	1 850 000	1 767 211
Stamp duties and fees		1 618 904	1 561 568	1 600 000	1 585 000	1 850 000	1 767 211

State Miscellaneous Revenue (SMR)	7)	726 956	72 007	—	—	—	306 689

TOTAL TAX REVENUE (gross)		201 385 983	220 334 153	242 898 240	236 843 240	252 205 491	252 298 299

Less:
SACU payments	8)	-7 197 298	-8 396 058	-8 205 000	-8 205 000	-8 205 000	-8 204 820
Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)		-7 197 298	-8 396 058	-8 205 000	-8 205 000	-8 205 000	-8 204 820

TOTAL TAX REVENUE (net of SACU payments)		194 188 685	211 938 095	234 693 240	228 638 240	244 000 491	244 093 479

Interest, dividends and rent on land		1 819 900	1 378 028	2 515 094	2 515 094	1 787 677	1 475 548
Interest
Cash balances		9 000	9 000	9 333	9 333	9 500	9 500
Corporation for Public Deposits		10 576	7 408	7 682	7 682	7 600	5 000
Exchequer deposits		566 473	607 922	480 000	480 000	650 000	968 688
Other		75 000	90 000	93 330	93 330	90 000	—
Dividends
ACSA		—	47 000	49 350	49 350	120 000	78 329
Central Energy Fund		210 525	246 714	247 000	247 000	10 000	247 000
Eskom		—	—	623 000	623 000	—	—
Industrial Development Corporation		63 000	50 059	52 562	52 562	50 000	50 000
Operating surpluses of accounts and enterprise		25 000	27 000	27 998	27 998	28 000	28 000
Reserve Bank		311 956	291 145	358 469	358 469	300 000	—
SA Broadcasting Corporation		1 780	1 780	1 780	1 780	1 780	1 780
Telkom		546 590	—	564 590	564 590	520 797	—
Rent on land		—	—	—	—	—	87 251

Sales of goods and services		592 264	255 020	705 379	705 379	719 525	224 671
Administrative fees		512 158	241 020	623 456	623 456	625 500	224 671
Other sales		80 106	14 000	81 923	81 923	94 025	—

Fines, penalties and forfeits		110 978	113 807	128 588	128 588	130 000	162 757

Sales of scrap, waste, arms and other used goods		—	—	—	—	—	—

Other revenue		1 301 733	1 751 181	1 307 666	1 307 666	1 636 869	2 224 589
Unspecified	9)	1 301 733	1 751 181	1 307 666	1 307 666	1 636 869	2 224 589

TOTAL DEPARTMENTAL REVENUE		3 824 875	3 498 036	4 656 727	4 656 727	4 274 071	4 087 565

TOTAL CURRENT REVENUE		198 013 560	215 436 131	239 349 967	233 294 967	248 274 562	248 181 044

Flows due to transactions in assets and liabilities		148 817	155 743	143 033	143 033	172 643	81 354
Sales of assets		74 729	43 469	49 703	49 703	79 313	4 186
Recoveries of loans and advances		74 088	112 274	93 330	93 330	93 330	77 168
Grants received (RDP Fund)	10)	—	—	—	—	—	—
Foreign grants		—	—	—	—	—	—
TOTAL BUDGET REVENUE		198 162 377	215 591 874	239 493 000	233 438 000	248 447 205	248 262 398
Receipts not regarded as revenue	11)	7 381 571	3 452 595	18 000 000	18 000 000	5 784 062	5 222 966
Proceeds from state asset restructuring		7 144 861	2 706 429	18 000 000	18 000 000	4 297 987	3 735 881
Adjustments due to transactions in government stock		236 710	746 166	—	—	1 486 075	1 487 085

1)	Figures prior to 1994/95 (representing the former State Revenue Account) are adjusted to be comparable to the current National Revenue Fund (see introductory notes to this statistical annexure). Figures prior to 1995/96 include collections by the former TBVC states and self-governing territories.
2)	Figures restated to be comparable to the cash basis of accounting.
3)	Figures prior to 1999/00 exclude receipts from mining companies. Figures from 1999/00 onwards include receipts from all companies.
4)	Excluding ad valorem excise duties and the general fuel levy.
5)	Specific excise duties on petrol, distillate fuel, residual fuel and base oil.

Annexure B: Statistical Tables

Table 3

Main Budget:

Revenue—detailed classification 1)

2002/03				2003/04
Budget estimates			% change on 2001/02 actual	Budget estimates
Before tax proposals	After tax proposals	Revised estimate		Before tax proposals	After tax proposals	R’000
1 900 000	1 770 000	1 600 000	-9,5%	1 950 000	1 750 000	Other taxes
1 900 000	1 770 000	1 600 000	-9,5%	1 950 000	1 750 000	Stamp duties and fees
—	—	—	—	—	—	7) State Miscellaneous Revenue (SMR)
283 671 400	268 506 400	280 094 689	11,0%	325 082 310	310 025 310	TOTAL TAX REVENUE (gross)
-8 259 425	-8 259 425	-8 259 425	0,7%	-9 722 697	-9 722 697	Less: 8) SACU payments
-8 259 425	-8 259 425	-8 259 425	0,7%	-9 722 697	-9 722 697	Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)
275 411 975	260 246 975	271 835 264	11,4%	315 359 613	300 302 613	TOTAL TAX REVENUE (net of SACU payments)
2 925 825	2 925 825	2 522 631	71,0%	2 864 387	2 864 387	Interest, dividends and rent on land
						Interest
10 000	10 000	10 000	—	10 000	10 000	Cash balances
8 000	8 000	60 000	1100,0%	50 000	50 000	Corporation for Public Deposits
700 000	700 000	1 250 000	29,0%	1 240 000	1 240 000	Exchequer deposits
90 000	90 000	—	—	—	—	Other
						Dividends
129 000	129 000	119 000	51,9%	130 000	130 000	ACSA
290 000	290 000	290 000	—	319 000	319 000	Central Energy Fund
560 000	560 000	560 000	—	616 000	616 000	Eskom
55 000	55 000	55 000	—	60 500	60 500	Industrial Development Corporation
30 000	30 000	24 715	—	10 000	10 000	Operating surpluses of accounts and enterprise
300 000	300 000	7 136	—	267 107	267 107	Reserve Bank
1 780	1 780	1 780	—	1 780	1 780	SA Broadcasting Corporation
552 045	552 045	—	—	—	—	Telkom
200 000	200 000	145 000	66,2%	160 000	160 000	Rent on land
839 175	839 175	873 105	288,6%	957 000	957 000	Sales of goods and services
655 000	655 000	688 105	206,3%	757 000	757 000	Administrative fees
184 175	184 175	185 000	—	200 000	200 000	Other sales
120 000	120 000	170 000	4,5%	180 000	180 000	Fines, penalties and forfeits
25 000	25 000	23 000	—	30 000	30 000	Sales of scrap, waste, arms and other used goods
—	—	—	—	—	—	Other revenue
—	—	—	—	—	—	9) Unspecified
3 910 000	3 910 000	3 588 736	-12,2%	4 031 387	4 031 387	TOTAL DEPARTMENTAL REVENUE
279 321 975	264 156 975	275 424 000	11,0%	319 391 000	304 334 000	TOTAL CURRENT REVENUE
930 000	930 000	204 000	150,8%	125 000	125 000	Flows due to transactions in assets and liabilities
30 000	30 000	40 000	855,6%	50 000	50 000	Sales of assets
900 000	900 000	164 000	112,5%	75 000	75 000	Recoveries of loans and advances
130 000	130 000	117 495	—	—	—	10) Grants received (RDP Fund)
130 000	130 000	117 495	—	—	—	Foreign grants
280 381 975	265 216 975	275 745 495	11,1%	319 516 000	304 459 000	TOTAL BUDGET REVENUE
12 000 000	12 000 000	10 299 789	—	6 341 000	6 341 000	11) Receipts not regarded as revenue
12 000 000	12 000 000	10 140 667	—	5 000 000	5 000 000	Proceeds from state asset restructuring
—	—	159 122	—	1 341 000	1 341 000	Adjustments due to transactions in government stock.

6)	Excise duties which are collected by the BLNS countries, former self-governing territories and TBVC states.
7)	Revenue received by SARS in respect of taxation which could not be allocated to specific revenue types. Previously shown as part of other Non-tax revenue: Unspecified
8)	South African Custom Union payments (excluding payments to the former TBVC states and self-governing territories). Payments to the Central Revenue Fund of Namibia up to independence are included.
9)	Unallocated departmental revenue previously classified by departments as miscellaneous revenue.
10)	Domestic and foreign grants, transferred from the RDP Fund to finance RDP-related expenditure, and grants received from other spheres of government.
11)	Sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund, but are not regarded as revenue.

2003 Budget Review

Table 4

Main Budget: Expenditure defrayed from the

National Revenue Fund by vote

		1998/99	1999/00			2000/01
				of which
R million		Expenditure on budget vote Audited 4)	Expenditure on budget vote Audited 4)	transfers to provinces 2)	local government transfers 3)	Expenditure on budget vote Audited 4)	of which transfers to provinces 2)

Central Government Administration
The Presidency		65,4	77,5	—	—	91,4	—
Parliament		209,1	203,4	—	—	266,7	—
Foreign Affairs		1 307,2	1 374,9	—	—	1 435,2	—
Home Affairs		1 189,7	1 316,4	—	—	1 645,7	—
Provincial and Local Government		3 084,2	3 301,5	217,0	2 868,8	3 647,7	150,0
of which: Local government equitable share		1 963,0	2 162,8	—	2 162,8	2 315,0	—
Public Works		2 869,3	3 159,2	—	356,1	3 569,9	—

Financial and Administrative Services
Gov. Communication & Information Systems		48,7	60,3	—	—	65,6	—
National Treasury		5 489,8	6 612,1	1 520,0	—	6 697,7	970,0
Public Enterprises		26,6	36,2	—	—	34,3	—
Public Service and Administration		152,3	156,4	—	—	84,7	—
Public Service Commission		19,4	34,4	—	—	42,9	—
SA Management Development Institute		24,6	14,5	—	—	18,6	—
Statistics South Africa		94,6	100,5	—	—	205,3	—

Social Services
Arts and Culture		366,0	392,7	—	—	411,3	—
Education		6 469,5	7 111,6	192,0	—	7 558,0	231,0
Health		5 119,2	5 858,8	5 342,2	—	6 667,4	6 030,5
Labour		730,3	865,5	56,0	—	731,7	—
Science and Technology		433,1	465,4	—	—	567,1	—
Social Development		146,8	499,7	72,2	—	472,0	54,8
Sport and Recreation South Africa		85,8	128,1	—	—	70,5	—

Justice and Protection Services
Correctional Services		5 036,1	5 145,4	—	—	5 474,9	—
Defence		10 561,4	10 717,3	—	—	13 932,1	—
Independent Complaints Directorate		21,2	23,7	—	—	25,5	—
Justice and Constitutional Development		2 325,3	2 654,4	—	—	2 737,7	—
Safety and Security		13 934,7	14 572,5	—	—	15 597,4	—

Economic Services and Infrastructure Development
Agriculture		737,0	675,7	18,8	—	723,3	18,0
Communications		842,3	766,9	—	—	455,8	—
Environmental Affairs and Tourism		414,0	506,0	—	—	750,6	—
Housing		3 747,6	3 494,4	2 952,2	—	3 329,5	3 046,5
Land Affairs		722,5	684,9	—	13,1	770,1	—
Minerals and Energy		672,1	611,5	—	—	592,1	—
Trade and Industry		1 913,9	1 827,0	—	—	2 159,8	—
Transport		3 553,1	4 061,6	—	30,1	4 099,5	—
Water Affairs and Forestry		2 864,7	2 676,3	—	1 341,7	3 041,6	—
		75 277,3	80 186,7	10 370,4	4 609,9	87 973,7	10 500,7

Plus:
Unallocated funds		—	—	—	—	—	—
Contingency reserve		—	—	—	—	—	—

Subtotal: Appropriations by vote		75 277,3	80 186,7	10 370,4	4 609,9	87 973,7	10 500,7

Plus:
Direct charges on the National Revenue Fund
State debt cost		42 669,3	44 289,7	—	—	46 320,9	—
Provincial equitable share	1)	84 342,0	89 094,6	89 094,6	—	98 397,8	98 397,8
Labour (Skills development funds)		—	—	—	—	901,7	—
Parliament (Members remuneration)		141,4	142,1	—	—	149,8	—
Justice and Const. Development (Judges salaries)		113,8	138,1	—	—	149,6	—
The Presidency (President & Deputy President salaries)		1,3	1,2	—	—	1,4	—
Standing appropriations		29,1	42,6	—	—	39,2	—

Umsobomvu Fund		—	855,0	—	—	—	—
Recoveries from pension fund		-1 158,0	—	—	—	—	—

Main budget expenditure		201 416,2	214 749,9	99 465,0	4 609,9	233 934,0	108 898,6

1)	Provincial equitable share, excluding conditional grants to local government.
2)	Expenditure on departmental votes for conditional grants allocated to provinces.
3)	Expenditure on departmental votes for conditional grants allocated to local government and local government equitable share.

Annexure B: Statistical Tables

Table 4

Main Budget: Expenditure defrayed from the

National Revenue Fund by vote

2000/01	2001/02			2002/03
		of which
of which local government transfers 3)	Preliminary outcome 5)	transfers to provinces 2)	local government transfers 3)	Budget estimate	Adjustments estimate	R million
						Central Government Administration
—	101,2	—	—	125,8	136,7	The Presidency
—	269,6	—	—	301,2	312,1	Parliament
—	1 994,6	—	—	2 079,3	2 479,6	Foreign Affairs
—	1 119,5	—	—	1 251,2	1 486,8	Home Affairs
3 344,0	4 653,1	162,5	4 344,0	6 385,0	6 579,6	Provincial and Local Government
2 315,0	2 607,3	—	2 607,3	3 852,5	3 963,6	of which: Local government equitable share
374,0	3 705,2	—	353,3	3 730,7	3 975,1	Public Works

						Financial and Administrative Services
—	122,7	—	—	144,9	153,7	Gov. Communication & Information Systems
275,0	8 164,6	1 824,0	290,3	9 993,2	10 356,7	National Treasury
—	196,4	—	—	55,3	249,1	Public Enterprises
—	99,1	—	—	137,3	148,7	Public Service and Administration
—	52,7	—	—	55,7	58,0	Public Service Commission
—	22,8	—	—	20,6	26,4	SA Management Development Institute
—	897,9	—	—	272,2	360,2	Statistics South Africa

						Social Services
—	457,5	—	—	608,0	649,3	Arts and Culture
—	8 103,8	296,9	—	8 803,6	8 876,5	Education
—	6 736,4	5 984,3	—	7 185,1	7 654,0	Health
—	1 396,8	—	—	1 216,9	1 296,2	Labour
—	683,4	—	—	755,6	780,2	Science and Technology
—	2 328,0	2 020,0	—	409,3	650,3	Social Development
—	101,1	—	36,1	160,3	175,9	Sport and Recreation South Africa

						Justice and Protection Services
—	6 549,2	—	—	6 884,9	7 026,8	Correctional Services
—	16 044,6	—	—	18 414,4	18 844,7	Defence
—	26,7	—	—	31,4	31,9	Independent Complaints Directorate
—	3 762,4	—	—	4 092,9	4 251,8	Justice and Constitutional Development
—	17 670,4	—	—	19 203,7	19 713,5	Safety and Security

						Economic Services and Infrastructure
—	871,1	28,4	—	916,7	944,6	Agriculture
—	1 128,3	—	—	823,5	887,7	Communications
—	1 067,6	—	—	1 150,6	1 400,6	Environmental Affairs and Tourism
—	3 721,2	3 322,3	—	4 244,8	4 299,5	Housing
6,3	976,2	—	—	964,2	1 091,9	Land Affairs
—	1 233,4	—	—	1 825,9	1 872,6	Minerals and Energy
—	2 015,9	—	—	2 468,6	2 554,8	Trade and Industry
22,1	4 936,9	—	38,2	5 343,7	5 832,2	Transport
1 515,1	3 483,1	—	1 454,2	3 558,5	3 762,7	Water Affairs and Forestry
5 536,4	104 693,5	13 638,4	6 516,1	113 615,0	118 920,4
						Plus:
—	—	—	—	—	—	Unallocated funds
—	—	—	—	—	—	Contingency reserve

5 536,4	104 693,5	13 638,4	6 516,1	113 615,0	118 920,4	Subtotal: Appropriations by vote

						Plus:
						Direct charges on the National Revenue Fund
—	47 580,7	—	—	47 502,9	47 235,9	State debt cost
—	107 460,3	107 460,3	—	119 452,1	123 456,8	1) Provincial equitable share
—	2 541,0	—	—	2 950,0	2 950,0	Labour (Skills development funds)
—	162,3	—	—	168,1	168,1	Parliament (Members remuneration
—	171,1	—	—	154,3	154,3	Justice and Const. Development (Judges salaries)
—	1,6	—	—	1,6	1,7	The Presidency (President & Deputy President salaries)
—	294,0	—	—	65,0	65,0	Standing appropriations
—	—	—	—	—	—	Umsobomvu Fund
—	—	—	—	—	—	Recoveries from pension fund

5 536,4	262 904,5	121 098,7	6 516,1	283 909,1	292 952,3	Main budget expenditure

4)	Expenditure on the Public Works vote on capital works is distributed here to the departments on whose behalf it is incurred.
5)	Budget estimate including capital works in departmental votes and adjustment for revaluation of foreign loans.

2003 Budget Review

Table 4

Main Budget: Expenditure defrayed from the

National Revenue Fund by vote

	2002/03			2003/04
		of which			of which
R million	Projected vote outturn	transfers to provinces 2)	local government transfers 3)	Budget estimate	transfers to provinces 2)	local government transfers 3)

Central Government Administration
The Presidency	130,0	—	—	149,8	—	—
Parliament	312,1	—	—	444,5	—	—
Foreign Affairs	2 429,6	—	—	2 243,6	—	—
Home Affairs	1 431,8	—	—	1 971,1	—	—
Provincial and Local Government	6 567,9	293,1	6 094,2	9 399,0	270,7	8 904,1
of which: Local government equitable share	3 963,6	—	3 963,6	6 343,5	—	6 343,5
Public Works	3 975,1	—	259,8	4 466,7	—	259,8

Financial and Administrative Services
Gov. Communication & Information Systems	151,7	—	—	176,5	—	—
National Treasury	10 101,7	1 950,0	404,2	11 772,3	2 534,5	526,9
Public Enterprises	231,2	—	—	60,2	—	—
Public Service and Administration	142,7	—	—	157,7	—	—
Public Service Commission	57,4	—	—	64,2	—	—
SA Management Development Institute	26,4	—	—	42,3	—	—
Statistics South Africa	355,2	—	—	293,2	—	—

Social Services
Arts and Culture	619,1	—	—	926,5	—	—
Education	8 821,4	408,8	—	9 882,8	442,9	—
Health	7 609,0	6 820,9	—	8 386,5	7 413,9	—
Labour	1 296,2	—	—	1 291,1	—	—
Science and Technology	780,2	—	—	1 030,5	—	—
Social Development	644,1	58,3	—	1 952,5	1 553,9	—
Sport and Recreation South Africa	167,3	—	76,3	225,8	—	123,1

Justice and Protection Services
Correctional Services	7 026,8	—	—	7 677,0	—	—
Defence	18 844,7	—	—	20 050,1	—	—
Independent Complaints Directorate	31,9	—	—	36,8	—	—
Justice and Constitutional Development	4 211,8	—	—	4 547,9	—	—
Safety and Security	19 633,5	—	—	21 884,5	—	—

Economic Services and Infrastructure Development
Agriculture	918,8	24,0	—	1 072,2	38,0	—
Communications	887,7	—	—	842,5	—	—
Environmental Affairs and Tourism	1 367,3	—	—	1 413,3	—	—
Housing	4 235,5	3 906,7	—	4 778,8	4 355,2	—
Land Affairs	1 091,9	—	—	1 639,1	—	—
Minerals and Energy	1 867,6	—	228,0	1 807,8	—	240,0
Trade and Industry	2 336,9	—	—	2 675,0	—	—
Transport	5 774,2	—	39,7	6 158,7	—	9,1
Water Affairs and Forestry	3 732,7	—	1 698,8	4 086,5	—	1 938,2
	117 811,6	13 461,8	8 801,1	133 606,9	16 609,2	12 001,3

Plus:
Unallocated funds	—	—	—	—	—	—
Contingency reserve	—	—	—	3 000,0	—	—

Subtotal: Appropriations by vote	117 811,6	13 461,8	8 801,1	136 606,9	16 609,2	12 001,3

Plus:
Direct charges on the National Revenue Fund
State debt cost	47 250,0	—	—	50 986,0	—	—
Provincial equitable share 1)	123 456,8	123 456,8	—	142 386,0	142 386,0	—
Labour (Skills development funds)	2 950,0	—	—	3 600,0	—	—
Parliament (Members remuneration)	168,1	—	—	183,4	—	—
Justice and Const. Development (Judges salaries)	154,3	—	—	166,3	—	—
The Presidency (President & Deputy President salaries)	1,7	—	—	1,8	—	—
Standing appropriations	30,4	—	—	35,0	—	—

Umsobomvu Fund	—	—	—	—	—	—
Recoveries from pension fund	—	—	—	—	—	—

Main budget expenditure	291 822,9	136 918,7	8 801,1	333 965,4	158 995,2	12 001,3

1)	Provincial equitable share, excluding conditional grants to local government.
2)	Expenditure on departmental votes for conditional grants allocated to provinces.
3)	Expenditure on departmental votes for conditional grants allocated to local government and local government equitable share.

Annexure B: Statistical Tables

Table 4

Main Budget:

Expenditure defrayed from the National Revenue Fund by vote

2004/05			2005/06
	of which			of which
Budget estimate	transfer to provinces 2)	local government transfers 3)	Budget estimate	transfers to provinces 2)	local government transfers 3)	R million
						Central Government Administration
165,1	—	—	175,5	—	—	The Presidency
475,9	—	—	512,5	—	—	Parliament
2 496,7	—	—	2 689,1	—	—	Foreign Affairs
2 119,1	—	—	2 385,4	—	—	Home Affairs
10 600,0	261,2	10 100,8	11 529,4	43,6	11 235,1	Provincial and Local Government
7 077,5	—	7 077,5	7 698,2	—	7 698,2	of which: Local government equitable share
4 444,6	—	—	4 718,2	—	—	Public Works
						Financial and Administrative Services
191,8	—	—	206,9	—	—	Gov. Communication & Information Systems
13 415,7	2 876,4	542,1	13 836,8	3 055,8	571,7	National Treasury
64,2	—	—	68,1	—	—	Public Enterprises
126,4	—	—	143,5	—	—	Public Service and Administration
69,4	—	—	74,3	—	—	Public Service Commission
38,8	—	—	35,2	—	—	SA Management Development Institute
436,2	—	—	581,2	—	—	Statistics South Africa
						Social Services
1 070,9	—	—	1 121,5	—	—	Arts and Culture
10 484,5	377,1	—	11 161,5	399,7	—	Education
9 240,1	8 192,9	—	9 904,8	8 804,0	—	Health
1 291,6	—	—	1 218,3	—	—	Labour
1 153,4	—	—	1 364,0	—	—	Science and Technology
4 225,8	3 858,2	—	7 269,3	6 862,4	—	Social Development
106,9	—	—	113,6	—	—	Sport and Recreation South Africa
						Justice and Protection Services
8 445,2	—	—	9 058,4	—	—	Correctional Services
20 489,3	—	—	22 532,4	—	—	Defence
41,0	—	—	44,4	—	—	Independent Complaints Directorate
4 945,8	—	—	5 262,2	—	—	Justice and Constitutional Development
24 160,3	—	—	26 231,7	—	—	Safety and Security
						Economic Services and Infrastructure
1 015,7	—	—	1 120,0	—	—	Agriculture
866,8	—	—	907,1	—	—	Communications
1 136,5	—	—	1 116,0	—	—	Environmental Affairs and Tourism
5 039,7	4 589,1	—	5 346,2	4 867,9	—	Housing
1 788,2	—	—	1 979,6	—	—	Land Affairs
1 886,7	—	245,0	2 004,1	—	258,0	Minerals and Energy
2 844,3	—	—	3 016,4	—	—	Trade and Industry
6 451,2	—	—	6 817,5	—	—	Transport
3 654,4	—	1 805,9	3 953,5	—	1 971,0	Water Affairs and Forestry
144 982,0	20 154,8	12 693,9	158 498,4	24 033,3	14 035,9
						Plus:
1 661,6	—	554,9	1 761,2	—	588,2	Unallocated funds
4 000,0	—	—	8 000,0	—	—	Contingency reserve
150 643,5	20 154,8	13 248,8	168 259,7	24 033,3	14 624,1	Subtotal: Appropriations by vote
						Plus:
						Direct charges on the National Revenue Fund
53 079,0	—	—	55 070,0	—	—	State debt cost
155 313,1	155 313,1	—	167 556,4	167 556,4	—	1) Provincial equitable share
3 900,0	—	—	4 300,0	—	—	Labour (Skills development funds)
196,5	—	—	208,3	—	—	Parliament (Members remuneration)
177,1	—	—	187,9	—	—	Justice and Const. Development (Judges salaries)
1,9	—	—	2,0	—	—	The Presidency (President & Deputy President salaries)
34,0	—	—	22,0	—	—	Standing appropriations
—	—	—	—	—	—	Umsobomvu Fund
—	—	—	—	—	—	Recoveries from pension fund

363 345,1	175 467,9	13 248,8	395 606,3	191 589,7	14 624,1	Main budget expenditure

4)	Expenditure on the Public Works vote on capital works is distributed here to the departments on whose behalf it is incurred.
5)	Budget estimate including capital works in departmental votes and adjustment for revaluation of foreign loans.

2003 Budget Review

Table 5

Consolidated national, provincial and social security funds

expenditure: Economic classification 1)

		1999/00		2000/01		2001/02		2002/03
R million		Estimated outcome	% of total	Estimated outcome	% of total	Estimated outcome	% of total	Revised estimate
Current expenditure
Goods and services		113 122,3	50,8%	123 016,8	50,6%	135 204,9	49,6%	153 352,1
Remuneration of employees		87 300,1	39,2%	93 153,5	38,3%	100 870,8	37,0%	111 387,8
Other goods and services		25 822,2	11,6%	29 863,3	12,3%	34 334,1	12,6%	41 964,4
Interest		44 289,7	19,9%	46 320,9	19,1%	47 580,7	17,5%	47 250,0
Current transfers		31 577,0	14,2%	34 240,6	14,1%	37 822,4	13,9%	48 022,8
Subsidies to business enterprises		4 441,9	2,0%	4 318,7	1,8%	4 665,7	1,7%	5 431,0
Non-financial public enterprises		2 939,3	1,3%	2 697,9	1,1%	2 956,2	1,1%	3 063,5
Public financial institutions		240,8	0,1%	255,7	0,1%	144,5	0,1%	102,9
Government departmental enterprises		1 056,9	0,5%	1 202,5	0,5%	1 379,2	0,5%	2 016,8
Private business		205,0	0,1%	162,6	0,1%	185,8	0,1%	247,8
Transfers to households and non-profit institutions		26 875,7	12,1%	29 599,6	12,2%	33 024,7	12,1%	41 923,6
Transfer to foreign countries and international credit institutions		259,4	0,1%	322,2	0,1%	132,0	0,0%	668,2
Current transfers to other general government institutions and funds		21 744,5	9,8%	25 820,8	10,6%	30 322,9	11,1%	36 594,3
Transfer to universities and technikons		5 998,1	2,7%	6 424,4	2,6%	6 887,5	2,5%	7 357,9
Transfer to extra-budgetary institutions		12 853,7	5,8%	15 916,5	6,5%	19 186,5	7,0%	23 819,9
Transfer to local authorities		2 892,7	1,3%	3 479,8	1,4%	4 248,9	1,6%	5 416,6
Total current expenditure		210 733,5	94,7%	229 399,0	94,3%	250 931,0	92,1%	285 219,3
Capital expenditure
Acquisition of fixed capital assets, stock, land and other intangible assets		5 597,8	2,5%	6 659,5	2,7%	10 785,5	4,0%	12 064,8
Capital transfers, purchace of shares, loans and advances		6 184,6	2,8%	7 084,6	2,9%	10 656,0	3,9%	12 945,7
of which
Transfer to local authorities	2)	1 717,1	0,8%	2 056,7	0,8%	2 267,2	0,8%	3 384,5
Total capital expenditure		11 782,5	5,3%	13 744,1	5,7%	21 441,5	7,9%	25 010,5
Subtotal: Votes and statutory amounts		222 516,0	100,0%	243 143,1	100,0%	272 372,4	100,0%	310 229,8
Plus:
Contingency reserve		—	—	—	—	—	—	—

Total consolidated expenditure		222 516,0	100,0%	243 143,1	100,0%	272 372,4	100,0%	310 229,8

1)	These figures were estimated by the National Treasury and may differ from data published by Statistics SA and the SARB. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the history years have been adjusted accordingly.

Annexure B: Statistical Tables

Table 5

Consolidated national, provincial and social security funds

expanditure: Economic classification 1)

2002/03	2003/04		2004/05		2004/06			R million
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total
								Current expenditure
49,4%	166 910,6	47,5%	180 853,7	47,5%	193 238,5	46,6%		Goods and services
35,9%	122 543,9	34,9%	131 472,7	34,5%	140 150,3	33,8%		Remuneration of employees
13,5%	44 366,7	12,6%	49 381,0	13,0%	53 088,2	12,8%		Other goods and services
15,2%	50 986,0	14,5%	53 079,0	13,9%	55 070,0	13,3%		Interest
15,5%	54 900,5	15,6%	62 666,2	16,5%	70 729,5	17,0%		Current transfers
1,8%	5 713,8	1,6%	6 379,3	1,7%	6 960,5	1,7%		Subsidies to business enterprises
1,0%	3 226,6	0,9%	3 571,3	0,9%	3 851,3	0,9%		Non-financial public enterprises
0,0%	268,6	0,1%	251,7	0,1%	247,2	0,1%		Public financial institutions
0,7%	1 934,9	0,6%	2 230,1	0,6%	2 487,2	0,6%		Government departmental enterprises
0,1%	283,8	0,1%	326,2	0,1%	374,8	0,1%		Private business
13,5%	48 799,7	13,9%	55 878,5	14,7%	63 335,2	15,3%		Transfers to households and non-profit institutions
0,2%	387,0	0,1%	408,4	0,1%	433,8	0,1%		Transfer to foreign countries and international credit institutions
11,8%	42 832,8	12,2%	45 322,7	11,9%	49 717,6	12,0%		Current transfers to other general government institutions and funds
2,4%	8 222,3	2,3%	8 955,9	2,4%	9 527,3	2,3%		Transfer to universities and technikons
7,7%	26 753,3	7,6%	27 706,6	7,3%	30 562,6	7,4%		Transfer to extra-budgetary institutions
1,7%	7 857,2	2,2%	8 660,3	2,3%	9 627,8	2,3%		Transfer to local authorities
91,9%	315 630,0	89,8%	341 921,6	89,8%	368 755,7	88,9%		Total current expenditure
								Capital expenditure
3,9%	17 235,6	4,9%	19 372,4	5,1%	22 033,0	5,3%		Acquisition of fixed capital assets, stock, land and other intangible assets
4,2%	15 472,8	4,4%	15 484,5	4,1%	16 223,1	3,9%		Capital transfers, purchace of shares, loans and advances of which
1,1%	4 144,1	1,2%	4 588,5	1,2%	4 996,3	1,2	% 2)	Transfer to local authorities
8,1%	32 708,5	9,3%	34 856,8	9,2%	38 256,1	9,2%		Total capital expenditure
100,0%	348 338,5	99,1%	376 778,4	98,9%	407 011,7	98,1%		Subtotal: Votes and statutory amounts
								Plus:
—	3 000,0	0,9%	4 000,0	1,1%	8 000,0	1,9%		Contingency reserve

100,0%	351 338,5	100,0%	380 778,4	100,0%	415 011,7	100,0%		Total consolidated expenditure

2) Capital conditional grant transfers to Local Government.

2003 Budget Review

Table 6

Consolidated national, provincial and social security

funds expenditure: Functional classification 1)

		1999/00		2000/01		2001/02		2002/03
R million		Estimated outcome	% of total	Estimated outcome	% of total	Estimated outcome	% of total	Revised estimate
General government services and unallocable expenditure	2)	13 290,5	7,5%	15 440,5	7,8%	17 742,6	7,9%	20 062,8
Protection services		35 669,1	20,0%	40 614,2	20,6%	47 133,5	21,0%	53 334,8
Defence and intelligence		12 021,2	6,7%	15 351,4	7,8%	17 577,3	7,8%	20 762,8
Police		15 164,9	8,5%	16 277,5	8,3%	18 398,0	8,2%	20 528,6
Prisons		5 418,8	3,0%	5 787,5	2,9%	6 888,0	3,1%	7 313,2
Justice		3 064,1	1,7%	3 197,8	1,6%	4 270,2	1,9%	4 730,2
Social services		107 843,4	60,5%	117 248,8	59,6%	130 019,2	57,8%	153 340,6
Education		47 323,4	26,6%	51 256,1	26,0%	55 422,5	24,7%	62 756,6
Health		25 472,7	14,3%	28 060,9	14,3%	31 579,9	14,0%	34 940,3
Social security and welfare		26 494,3	14,9%	28 654,1	14,6%	32 608,3	14,5%	41 966,4
Housing		3 797,8	2,1%	4 073,6	2,1%	4 636,4	2,1%	5 552,6
Community development	3)	4 755,2	2,7%	5 204,1	2,6%	5 772,0	2,6%	8 124,8
Economic services		21 423,3	12,0%	23 518,7	11,9%	29 896,4	13,3%	36 241,7
Water schemes and related services		2 859,8	1,6%	3 354,5	1,7%	3 855,2	1,7%	4 540,0
Fuel and energy		339,8	0,2%	310,9	0,2%	919,6	0,4%	1 507,8
Agriculture, forestry and fishing		3 930,2	2,2%	4 443,5	2,3%	5 191,7	2,3%	5 729,0
Mining, manufacturing and construction		1 175,7	0,7%	1 223,3	0,6%	1 258,9	0,6%	1 503,3
Transport and communication		8 679,1	4,9%	9 125,2	4,6%	11 711,5	5,2%	13 824,8
Other economic services	4)	4 438,8	2,5%	5 061,2	2,6%	6 959,5	3,1%	9 136,9

Subtotal: Votes and statutory amounts		178 226,3	100,0%	196 822,2	100,0%	224 791,7	100,0%	262 979,8
Plus: Contingency reserve		—	—	—	—	—	—	—

Total non-interest expenditure		178 226,3	—	196 822,2	—	224 791,7	—	262 979,8
Interest		44 289,7	—	46 320,9	—	47 580,7	—	47 250,0

Total consolidated expenditure		222 516,0	—	243 143,1	—	272 372,4	—	310 229,8

1)	These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table is not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the history years has been adjusted accordingly.
2)	Mainly general administration, cost of raising loans and unallocable capital expenditure.

Annexure B: Statistical Tables

Table 6
Consolidated national, provincial and social security funds expenditure: Economic classification 1)

2002/03	2003/04		2004/05		2005/06			R million
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total
7,6%	21 733,1	7,3%	24 700,0	7,6%	27 019,0	7,7%	2)	General government services and unallocable expenditure

20,3%	58 474,9	19,7%	62 647,5	19,4%	67 771,1	19,3%		Protection services
7,9%	22 481,0	7,6%	23 203,5	7,2%	25 211,9	7,2%		Defence and intelligence
7,8%	22 806,2	7,7%	25 082,7	7,7%	27 216,8	7,7%		Police
2,8%	8 076,6	2,7%	8 843,1	2,7%	9 476,8	2,7%		Prisons
1,8%	5 111,1	1,7%	5 518,3	1,7%	5 865,8	1,7%		Justice

58,3%	173 495,7	58,3%	190 766,5	58,9%	207 498,3	59,0%		Social services
23,9%	69 062,8	23,2%	74 329,1	23,0%	79 003,1	22,4%		Education
13,3%	39 077,3	13,1%	42 543,4	13,1%	45 683,8	13,0%		Health
16,0%	48 652,2	16,4%	55 313,6	17,1%	63 004,0	17,9%		Social security and welfare
2,1%	6 547,7	2,2%	7 320,0	2,3%	8 061,7	2,3%		Housing
3,1%	10 155,7	3,4%	11 260,5	3,5%	11 745,7	3,3%	3)	Community development

13,8%	43 648,7	14,7%	45 585,4	14,1%	49 653,2	14,1%		Economic services
1,7%	6 028,6	2,0%	6 169,0	1,9%	6 752,6	1,9%		Water schemes and related services
0,6%	1 695,5	0,6%	1 960,5	0,6%	2 143,0	0,6%		Fuel and energy
2,2%	6 709,7	2,3%	7 067,9	2,2%	7 545,4	2,1%		Agriculture, forestry and fishing
0,6%	1 821,0	0,6%	1 976,8	0,6%	2 105,9	0,6%		Mining, manufacturing and construction
5,3%	15 537,3	5,2%	16 655,8	5,1%	19 090,0	5,4%		Transport and communication
3,5%	11 856,6	4,0%	11 755,4	3,6%	12 016,4	3,4%	4)	Other economic services

100,0%	297 352,5	100,0%	323 699,4	100,0%	351 941,7	100,0%		Subtotal: Votes and statutory amounts

—	3 000,0	—	4 000,0	—	8 000,0	—		Plus: Contingency reserve

—	300 352,5	—	327 699,4	—	359 941,7	—

—	50 986,0	—	53 079,0	—	55 070,0	—		Interest

—	351 338,5	—	380 778,4	—	415 011,7	—		Total consolidated expenditure

3)	Including cultural, recreational and sport services.
4)	Including tourism, labour and multi-purpose projects.

2003 Budget Review

Table 7

Total debt of government 1)

Year ending 31 March
R million		1979	1980	1981	1982	1983	1984	1985

Marketable domestic debt		12 550	13 424	14 897	17 405	20 980	23 894	28 651
Government bonds		11 897	12 776	14 502	16 710	20 199	23 463	27 797
Treasury bills		653	648	395	695	781	431	854
Bridging bonds		—	—	—	—	—	—	—
Non-marketable domestic debt	3)	2 934	3 997	4 326	3 416	3 320	4 183	4 187

Total domestic debt		15 484	17 421	19 223	20 821	24 300	28 077	32 838
Total foreign debt	4)	811	730	630	1 118	1 229	1 441	2 201

Total loan debt gross		16 295	18 151	19 853	21 939	25 529	29 518	35 039
Cash balances		1 312	1 288	2 249	2 099	3 336	2 818	893
Total loan debt net		14 983	16 863	17 604	19 840	22 193	26 700	34 146

Gold and Foreign Exchange
Contingency Reserve Account	5)	—	—	—	174	892	655	2 033

Composition of debt (excluding cash balances) :
Marketable domestic debt		77,0%	74,0%	75,0%	79,3%	82,2%	80,9%	81,8%
Government bonds		73,0%	70,4%	73,0%	76,2%	79,1%	79,5%	79,3%
Treasury bills		4,0%	3,6%	2,0%	3,2%	3,1%	1,5%	2,4%
Bridging bonds		0,0%	0,0%	0,0%	0,0%	0,0%	0,0%	0,0%
Non-marketable domestic debt	3)	18,0%	22,0%	21,8%	15,6%	13,0%	14,2%	11,9%

Total domestic debt		95,0%	96,0%	96,8%	94,9%	95,2%	95,1%	93,7%
Total foreign debt	4)	5,0%	4,0%	3,2%	5,1%	4,8%	4,9%	6,3%

Total loan debt gross		100,0%	100,0%	100,0%	100,0%	100,0%	100,0%	100,0%

Percentages of GDP:
Total domestic debt		37,4%	34,4%	29,4%	27,9%	28,5%	28,6%	28,7%
Total foreign debt		2,0%	1,4%	1,0%	1,5%	1,4%	1,5%	1,9%
Total loan debt gross		39,4%	35,9%	30,4%	29,4%	29,9%	30,1%	30,6%
Total loan debt net		36,2%	33,3%	27,0%	26,6%	26,0%	27,2%	29,8%

Sources: South African Reserve Bank and National Treasury.

1)	Debt of the Central Government, excluding extra-budgetary institutions and social security funds. Figures prior to 1994/95 exclude the converted debt of the former regional authorities in terms of section 239 of the 1993 Constitution and are, therefore, not comparable with those thereafter.
2)	As projected at the end of December 2002.
3)	Includes non-marketable bills and loan levies, floating rate bonds and debentures.

Annexure B: Statistical Tables

Table 7

Total debt of government 1)

1986	1987	1988	1989	1990	1991	1992		Year ending 31 March R million

33544	39956	47385	61124	72923	85546	104646		Marketable domestic debt
32808	39195	47173	60860	71026	82824	100662		Government bonds
736	761	212	264	1 897	2 722	3 984		Treasury bills
—	—	—	—	—	—	—		Bridging bonds
3646	4 443	7 675	5 386	6 883	7 989	6 520	3)	Non-marketable domestic debt

37190	44399	55060	66510	79806	93535	111166		Total domestic debt
2295	2 446	2 442	2 227	2 090	1 770	2 940	4)	Total foreign debt

39485	46845	57502	68737	81896	95305	114107		Total loan debt gross
1081	1 573	1 588	3 785	11181	8 524	9 762		Cash balances
38404	45272	55914	64952	70715	86781	104345		Total loan debt net

1940	3 469	2 554	11158	14140	10351	12 508	5)	Gold and Foreign Exchange Contingency Reserve Account

								Composition of debt (excluding cash balances):
85,0%	85,3%	82,4%	88,9%	89,0%	89,8%	91,7%		Marketable domestic debt
83,1%	83,7%	82,0%	88,5%	86,7%	86,9%	88,2%		Government bonds
1,9%	1,6%	0,4%	0,4%	2,3%	2,9%	3,5%		Treasury bills
0,0%	0,0%	0,0%	0,0%	0,0%	0,0%	0,0%		Bridging bonds
9,2%	9,5%	13,3%	7,8%	8,4%	8,4%	5,7%	3)	Non-marketable domestic debt

94,2%	94,8%	95,8%	96,8%	97,4%	98,1%	97,4%		Total domestic debt
5,8%	5,2%	4,2%	3,2%	2,6%	1,9%	2,6%	4)	Total foreign debt

100,0%	100,0%	100,0%	100,0%	100,0%	100,0%	100,0%		Total loan debt gross

								Percentages of GDP:
28,3%	28,5%	30,3%	30,3%	30,6%	31,2%	32,3%		Total domestic debt
1,7%	1,6%	1,3%	1,0%	0,8%	0,6%	0,9%		Total foreign debt
30,1%	30,1%	31,6%	31,3%	31,4%	31,8%	33,2%		Total loan debt gross
29,3%	29,1%	30,7%	29,6%	27,1%	29,0%	30,3%		Total loan debt net

Sources: South African Reserve Bank and National Treasury.

4)	Valued at appropriate foreign exchange rates up to 31 March 2001 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 December 2002, projected to depreciate in line with inflation differentials.
5)	Forward cover losses on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2003 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years.

2003 Budget Review

Table 7

Total debt of government 1)

Year ending 31 March
R million		1993	1994	1995	1996	1997	1998	1999

Marketable domestic debt		138 681	181 460	225 662	263 844	290 424	318 773	344 938
Government bonds		132 853	174 892	210 191	248 877	276 124	301 488	325 938
Treasury bills		5 828	6 568	7 018	10 700	14 300	17 285	19 000
Bridging bonds		—	—	8 453	4 267	—	—	—
Non-marketable domestic debt	3)	4 703	3 310	5 705	4 700	6 421	2 778	2 013

Total domestic debt		143 384	184 770	231 367	268 544	296 845	321 551	346 951
Total foreign debt	4)	2 348	5 201	8 784	10 944	11 394	14 560	16 276

Total loan debt gross		145 731	189 970	240 151	279 488	308 239	336 111	363 227
Cash balances		4 750	1 283	6 665	8 630	2 757	4 798	5 166
Total loan debt net		140 981	188 687	233 486	270 858	305 482	331 313	358 061

Gold and Foreign Exchange
Contingency Reserve Account	5)	8 934	2 190	4 147	—	2 169	73	14 431

Composition of debt (excluding cash balances):
Marketable domestic debt		95,2%	95,5%	94,0%	94,4%	94,2%	94,8%	95,0%
Government bonds		91,2%	92,1%	87,5%	89,0%	89,6%	89,7%	89,7%
Treasury bills		4,0%	3,5%	2,9%	3,8%	4,6%	5,1%	5,2%
Bridging bonds		0,0%	0,0%	3,5%	1,5%	0,0%	0,0%	0,0%
Non-marketable domestic debt	3)	3,2%	1,7%	2,4%	1,7%	2,1%	0,8%	0,6%

Total domestic debt		98,4%	97,3%	96,3%	96,1%	96,3%	95,7%	95,5%
Total foreign debt	4)	1,6%	2,7%	3,7%	3,9%	3,7%	4,3%	4,5%

Total loan debt gross		100,0%	100,0%	100,0%	100,0%	100,0%	100,0%	100,0%

Percentages of GDP:
Total domestic debt		37,5%	41,8%	46,5%	47,6%	46,7%	46,0%	46,1%
Total foreign debt		0,6%	1,2%	1,8%	1,9%	1,8%	2,1%	2,2%
Total loan debt gross		38,1%	43,0%	48,3%	49,5%	48,5%	48,0%	48,3%
Total loan debt net		36,8%	42,7%	47,0%	48,0%	48,1%	47,4%	47,6%

Sources: South African Reserve Bank and National Treasury.

1)	Debt of the Central Government, excluding extra-budgetary institutions and social security funds. Figures prior to 1994/95 exclude the converted debt of the former regional authorities in terms of section 239 of the 1993 Constitution and are, therefore, not comparable with those thereafter.
2)	As projected at the end of December 2002.
3)	Includes non-marketable bills and loan levies, floating rate bonds and debentures.

Annexure B: Statistical Tables

								Table 7 Total debt of government 1)

2000	2001	2002	2003 2)	2004	2005	2006		Year ending 31 March R million

354 705	365 141	348 455	350 239	366 133	387 352	417 530		Marketable domestic debt
332 705	339 641	330 545	328 329	338 223	353 442	375 620		Government bonds
22 000	25 500	17 910	21 910	27 910	33 910	41 910		Treasury bills
—	—	—	—	—	—	—		Bridging bonds

998	2 382	2 030	1 939	1 887	1 748	1 648	3)	Non-marketable domestic debt

355 703	367 523	350 485	352 178	368 020	389 100	419 178		Total domestic debt
25 799	31 938	82 009	88 712	98 310	115 836	127 613	4)	Total foreign debt

381 502	399 461	432 494	440 891	466 330	504 936	546 791		Total loan debt gross
7 285	2 650	6 549	9 600	6 500	6 500	6 500		Cash balances
374 217	396 811	425 945	431 291	459 830	498 436	540 291		Total loan debt net

9 200	18 170	28 024	34 800	27 800	20 800	13 800	5)	Gold and Foreign Exchange Contingency Reserve Account

								Composition of debt (excluding cash balances):
93,0%	91,4%	80,6%	79,4%	78,5%	76,7%	76,4%		Marketable domestic debt
87,2%	85,0%	76,4%	74,5%	72,5%	70,0%	68,7%		Government bonds
5,8%	6,4%	4,1%	5,0%	6,0%	6,7%	7,7%		Treasury bills
0,0%	0,0%	0,0%	0,0%	0,0%	0,0%	0,0%		Bridging bonds
0,3%	0,6%	0,5%	0,4%	0,4%	0,3%	0,3%	3)	Non-marketable domestic debt

93,2%	92,0%	81,0%	79,9%	78,9%	77,1%	76,7%		Total domestic debt
6,8%	8,0%	19,0%	20,1%	21,1%	22,9%	23,3%	4)	Total foreign debt

100,0%	100,0%	100,0%	100,0%	100,0%	100,0%	100,0%		Total loan debt gross

								Percentages of GDP:
43,4%	40,2%	34,8%	31,4%	29,8%	28,9%	28,6%		Total domestic debt
3,1%	3,5%	8,1%	7,9%	8,0%	8,6%	8,7%		Total foreign debt
46,6%	43,7%	42,9%	39,4%	37,8%	37,6%	37,3%		Total loan debt gross
45,7%	43,5%	42,3%	38,5%	37,2%	37,1%	36,8%		Total loan debt net

Sources: South African Reserve Bank and National Treasury.

4)	Valued at appropriate foreign exchange rates up to 31 March 2001 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 December 2002, projected to depreciate in line with inflation differentials.

5)	Forward cover losses on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2003 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years.

2003 Budget Review

Table 8

Financial guarantees

Furnished by the National Government

	As at 31 March 1999			As at 31 March 2000
R million	Domestic	Foreign	Total	Domestic	Foreign	Total
General government sector	7 318	—	7 318	6 427	—	6 427
National Government	7 317	—	7 317	6 427	—	6 427
National Parks Board	18	—	18	7	—	7
South African National Roads Agency Ltd.	4 484	—	4 484	3 567	—	3 567
Universities, technikons and schools	1 212	—	1 212	1 181	—	1 181
Former TBVC states and self-governing territories	930	—	930	950	—	950
Departments: Guarantee scheme for housing loans to employees	655	—	655	687	—	687
Departments: Guarantee scheme for motor vehicles i.r.o. Senior Officials	18	—	18	35	—	35
Local government	1	—	1	—	—	—
City Council of Johannesburg	1	—	1	—	—	—
Public enterprises	41 521	29 005	70 526	40 905	29 561	70 466
Non-financial	38 937	14 981	53 918	39 465	13 812	53 277
Armscor	126	—	126	122	—	122
Atomic Energy Corporation of South Africa	313	—	313	285	—	285
Bank Note Company	12	—	12	12	—	12
Eskom	—	3 717	3 717	—	3 150	3 150
Kalahari East Water Board	48	—	48	54	—	54
Komati Basin Water Authority	1 043	—	1 043	1 104	—	1 104
Lesotho Highlands Development Authority	792	2 707	3 499	511	2 462	2 973
South African Rail Commuter Corporation	1 611	—	1 611	1 600	—	1 600
South African Mint Company	18	—	18	—	—	—
Telkom South Africa	4 631	611	5 242	4 928	360	5 288
Trans-Caledon Tunnel Authority	7 412	841	8 253	8 990	836	9 826
Transnet	22 718	7 105	29 823	21 607	7 004	28 611
Irrigation Board	213	—	213	252	—	252
Aventura	—	—	—	—	—	—
Financial	2 584	14 024	16 608	1 440	15 749	17 189
Development Bank of Southern Africa	—	10 125	10 125	—	11 571	11 571
Industrial Development Corporation of South Africa	—	3 899	3 899	—	4 178	4 178
South African Housing Trust	2 300	—	2 300	1 156	—	1 156
National Housing Board	284	—	284	284	—	284
Land Bank	—	—	—	—	—	—
Private sector	161	—	161	142	—	142
Agricultural Co-operatives	161	—	161	142	—	142
Foreign sector	407	2 880	3 287	326	1 655	1 981
South African Reserve Bank (foreign central banks and governments)	407	—	407	326	—	326
Debt Standstill Agreement funds	—	2 880	2 880	—	1 655	1 655

Total	49 407	31 885	81 292	47 800	31 216	79 016

Annexure B: Statistical Tables

Table 8

Financial guarantees

Furnished by the National Government

As at 31 March 2001			As at 31 March 2002 Unaudited
Domestic	Foreign	Total	Domestic	Foreign	Total	R million
7360	—	7360	7966	—	7966	General government sector

7360	—	7360	7966	—	7966	National Government

7	—	7	—	—	—	National Parks Board
4581	—	4 581	5 608	—	5 608	South African National Roads Agency Ltd.
1085	—	1085	1014	—	1014	Universities, technikons and schools
972	—	972	562	—	562	Former TBVC states and self-governing territories
686	—	686	743	—	743	Departments: Guarantee scheme for housing loans to employees
29	—	29	39	—	39	Departments: Guarantee scheme for motor vehicles i.r.o. Senior Officials

—	—	—	—	—	—	Local government

—	—	—	—	—	—	City Council of Johannesburg

34 155	27 871	62 026	34 233	27 167	61 400	Public enterprises

32 870	12 128	44 998	32 961	10 747	43 708	Non-financial

1	—	1	—	—	—	Armscor
280	—	280	277	—	277	Atomic Energy Corporation of South Africa
12	—	12	12	—	12	Bank Note Company
—	2 509	2 509	—	2 406	2 406	Eskom
50	—	50	53	—	53	Kalahari East Water Board
1 224	—	1 224	881	—	881	Komati Basin Water Authority
303	2 596	2 899	74	3 420	3 494	Lesotho Highlands Development Authority
—	—	—	—	—	—	South African Rail Commuter Corporation
—	—	—	—	—	—	South African Mint Company
5 372	136	5 508	4 615	65	4 680	Telkom South Africa
11 094	270	11 364	13 150	478	13 628	Trans-Caledon Tunnel Authority
14 254	6 617	20 871	13 556	4 378	17 934	Transnet
280	—	280	305	—	305	Irrigation Board
—	—	—	38	—	38	Aventura

1 285	15 743	17 028	1 272	16 420	17 692	Financial

—	11 438	11 438	—	12 010	12 010	Development Bank of Southern Africa
—	4 305	4 305	—	4 410	4 410	Industrial Development Corporation of South Africa
1 001	—	1 001	935	—	935	South African Housing Trust
284	—	284	283	—	283	National Housing Board
—	—	—	54	—	54	Land Bank

147	—	147	147	—	147	Private sector

147	—	147	147	—	147	Agricultural Co-operatives

254	560	814	11 191	—	11 191	Foreign sector

254	—	254	11 191	—	11 191	South African Reserve Bank (foreign central banks and governments)
—	560	560	—	—	—	Debt Standstill Agreement funds

41 916	28 431	70 347	53 537	27 167	80 704	Total

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C

Summary of tax proposals

Direct tax proposals

Personal income tax rate and bracket structure

It is proposed to retain the single rate scale for individuals. The primary rebate is increased to R5 400 a year for all individuals. The secondary rebate is increased to R3 100 a year for individuals aged 65 years or older. The rates of tax in respect of the 2002/03 tax year and those proposed for the 2003/04 tax year are set out in Table C1.

Table C.1: Personal income tax rate and bracket adjustments

2002/03		2003/04
Taxable income (R)	Rates of tax	Taxable income (R)	Rates of tax

0 – 40 000	18% of each R1	0 – 70 000	18% of each R1
40 001 – 80 000	R7 200 + 25% of the amount above R40 000	70 001 – 110 000	R12 600 + 25% of the amount above R70 000
80 001 – 110 000	R17 200 + 30% of the amount above R80 000	110 001 – 140 000	R22 600 + 30% of the amount above R110 000
110 001 – 170 000	R26 200 + 35% of the amount above R110 000	140 001 – 180 000	R31 600 + 35% of the amount above R140 000
170 001 – 240 000	R47 200 + 38% of the amount above R170 000	180 001 – 255 000	R45 600 + 38% of the amount above R180 000
240 001 and above	R73 800 + 40% of the amount above R240 000	255 001 and above	R74 100 + 40% of the amount above R255 000

Rebates		Rebates
Primary	R4 860	Primary	R5 400
Secondary	R3 000	Secondary	R3 100
Tax threshold		Tax threshold
Below age 65	R27 000	Below age 65	R30 000
Age 65 and over	R42 640	Age 65 and over	R47 222

The proposed tax schedule eliminates the effects of inflation on income tax liabilities and results in a reduced tax liability for taxpayers at all income levels. These tax reductions are set out in Tables C2 and C3.

2003 Budget Review

Table C2: Income tax payable, 2003/04 (taxpayers younger than 65)

Taxable income (R)	2002 rates (R)	Proposed rates (R)	Tax reductions (R)
30 000	540	—	540
35 000	1 440	900	540
40 000	2 340	1 800	540
45 000	3 590	2 700	890
50 000	4 840	3 600	1 240
55 000	6 090	4 500	1 590
60 000	7 340	5 400	1 940
65 000	8 590	6 300	2 290
70 000	9 840	7 200	2 640
75 000	11 090	8 450	2 640
80 000	12 340	9 700	2 640
85 000	13 840	10 950	2 890
90 000	15 340	12 200	3 140
100 000	18 340	14 700	3 640
120 000	24 840	20 200	4 640
150 000	35 340	29 700	5 640
180 000	46 140	40 200	5 940
200 000	53 740	47 800	5 940
500 000	172 940	166 700	6 240
800 000	292 940	286 700	6 240
1 000 000	372 940	366 700	6 240

Table C3: Income tax payable, 2003/04 (taxpayers age 65 and older)

Taxable income (R)	2002 rates (R)	Proposed rates (R)	Tax reductions (R)
47 000	1 090	—	1 090
50 000	1 840	500	1 340
55 000	3 090	1 400	1 690
60 000	4 340	2 300	2 040
65 000	5 590	3 200	2 390
70 000	6 840	4 100	2 740
75 000	8 090	5 350	2 740
80 000	9 340	6 600	2 740
85 000	10 840	7 850	2 990
90 000	12 340	9 100	3 240
100 000	15 340	11 600	3 740
120 000	21 840	17 100	4 740
150 000	32 340	26 600	5 740
180 000	43 140	37 100	6 040
200 000	50 740	44 700	6 040
500 000	169 940	163 600	6 340
1 000 000	369 940	363 600	6 340

Annexure C: Summary of tax proposals

Figure C1: Average tax rates under age 65

Figure C2: Average tax rates age 65 and older

Figure C3: Nominal declines in average tax rates

2003 Budget Review

The average tax rates (tax as a percentage of taxable income) for individuals are illustrated in Figures C1 and C2. Average tax rates decline for all income groups under the proposed tax rate structure. Figure C3 illustrates the decline in average tax rates for individuals at different income levels.

International tax agreements

International tax agreements are important for encouraging investment and trade flows between nations. By reaching agreement on the allocation of taxing rights between residence and source countries of international investors, double taxation agreements provide a solid platform for the growth in international trade and investment by providing a certain tax framework.

In the 2002/03 fiscal year, considerable progress was once again made in reaching agreements with other countries for the avoidance of double taxation in respect of income accruing to South African taxpayers from foreign sources or to foreign taxpayers from South African sources. The present position is as follows:

•	Comprehensive agreements are in place with Algeria, Australia, Austria, Belgium, Botswana, Canada, Croatia, Cyprus, the Czech Republic, Denmark, Egypt, Finland, France, Germany, Greece, Hungary, India, Indonesia, Iran, Ireland, Israel, Italy, Japan, Korea, Lesotho, Luxembourg, Malawi, Malta, Mauritius, Namibia, the Netherlands, Norway, Pakistan, the People’s Republic of China, Poland, Romania, the Russian Federation, the Seychelles, Singapore, the Slovak Republic, Swaziland, Sweden, Switzerland, Thailand, Tunisia, Uganda, the United Kingdom, the United States of America, Zambia and Zimbabwe. An agreement with the United Kingdom, signed in October 1946, extends also to Grenada and Sierra Leone.

•	Limited sea and air transport agreements exist with Brazil, Portugal and Spain.

•	Comprehensive agreements have been ratified in South Africa with New Zealand and Nigeria.

•	Comprehensive agreements have been signed but not ratified with Belarus, Rwanda and the Sultanate of Oman.

•	Comprehensive agreements have been negotiated or renegotiated, but not signed, with Botswana, Bulgaria, Estonia, Ethiopia, Gabon, Germany, Ghana, Kuwait, Latvia, Lithuania, Malawi, Malaysia, Morocco, Mozambique, the Netherlands, Portugal, Qatar, Spain, Swaziland, Tanzania, Turkey, Ukraine, the United Arab Emirates, Zambia and Zimbabwe. Where treaties are being renegotiated, the existing treaties remain effective until a new agreement is finalised.

•	Comprehensive agreements are being negotiated or renegotiated but have not been finalised with Bangladesh, Brazil, Saudi Arabia and Sri Lanka.

•	A number of other countries have expressed the desire to negotiate double taxation agreements with South Africa.

Agreements for mutual administrative assistance between customs administrations

These agreements cover all aspects of assistance, including exchange of information, technical assistance, surveillance, investigations and visits by officials.

•	Agreements are in place with France, the United Kingdom and the United States of America.

•	Agreements have been ratified in South Africa with Algeria, the Czech Republic, Mozambique, the Netherlands and Zambia.

•	Agreements have been negotiated but not signed with Angola, Iran and Norway.

•	A number of other countries have expressed the desire to negotiate similar agreements.

Indirect tax proposals

Specific excise duties

It is proposed that the excise and customs duties in Section A of Part 2 of Schedule No.1 of the Customs and Excise Act, 1964, on the goods described below and classified under the tariff items or sub-items set out below, be amended with immediate effect (26 February 2003) to the extent shown in Table C6.

Annexure C: Summary of tax proposals

Table C4: Specific excise duties

Tariff item	Tariff heading	Description	Present rate of duty		Proposed rate of duty
			Excise	Customs	Excise	Customs
104.00		Prepared foodstuffs; beverages, spirits and vinegar; tobacco
104.01	19.01

Malt extract; food preparations of flour,

meal, starch or malt extract, not containing cocoa powder or containing cocoa powder in a proportion, by mass, of less than 50 per cent, not elsewhere specified or included; food preparations of goods of headings nos. 04.01 to 04.04, not containing cocoa powder or containing cocoa powder in a proportion, by mass, of less than 10 per cent, not elsewhere specified or included:

.10		Preparations, based on sorghum flour, put up for making beverages	34.7c/kg	34.7c/kg	34.7c/kg	34.7c/kg
104.10	22.03	Beer made from malt	2563c/l of absolute alcohol	2563c/l of absolute alcohol	2819.3c/l of absolute alcohol	2819.3c/l of absolute alcohol
104.15	22.04	Wine of fresh grapes, including fortified wines; grape must, other than that of heading no. 20.09
	22.05	Vermouths and other wine of fresh grapes flavoured with plants or aromatic substances
	22.06	Other fermented beverages (for example, cider, perry and mead: such as mixtures of wine and water, etc.)
.05		Sorghum beer (excluding beer made from preparations based on sorghum flour)	7.82c/l	7.82c/l	7.82c/l	7.82c/l
.10		Unfortified still wine	80.7c/l	80.7c/l	89.6c/l	89.6c/l
.40		Fortified still wine	182.5c/l	182.5c/l	200.75c/l	200.75c/l
.50		Other still fermented beverages, unfortified	130.5c/l	130.5c/l	143.55c/l	143.55c/l
.60		Other still fermented beverages, fortified	231.4c/l	231.4c/l	254.54c/l	254.54c/l
.70		Sparkling wine	227.6c/l	227.6c/l	252.6c/l	252.6c/l
.80		Other fermented beverages (excluding sorghum beer)	275.2c/l	275.2c/l	302.72c/l	302.72c/l
104.20	22.07	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent volume or higher; ethyl alcohol and other spirits, denatured, of any strength
	22.08	Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent volume; spirits, liqueurs and other spirituous beverages:
.10		Wine spirits, manufactured in the Republic by the distillation of wine	3 671c/l of absolute alcohol	—	4 038.1c/l of absolute alcohol	—
.15		Spirits, manufactured in the Republic by the distillation of any sugar cane product	3 671c/l of absolute alcohol	—	4 038.1c/l of absolute alcohol	—
.25		Spirits, manufactured in the Republic by the distillation of any grain product	3 671c/l of absolute alcohol	—	4 038.1c/l of absolute alcohol	—
.29		Other spirits, manufactured in the Republic	3 671c/l of absolute alcohol		4 038.1c/l of absolute alcohol
.60

Imported spirits of any nature, including spirits in imported spirituous beverages(excluding liqueurs, cordials and similar spirituous beverages containing added sugar) and in compound alcoholic preparations of an alcoholic strength exceeding 1,713 per cent alcohol by volume

				3 575c/l of absolute alcohol or 1 537c/l		3 942.1c/l of absolute alcohol or 1 695c/l
.70		Spirits of any nature in imported liqueurs, cordials and similar spirituous beverages containing added sugar, with or without flavouring substances		3 575c/l of absolute alcohol		3 942.1c/l of absolute alcohol
104.30	24.02	Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes

2003 Budget Review

Tariff item	Tariff heading	Description	Present rate of duty		Proposed rate of duty
			Excise	Customs	Excise	Customs
.10		Cigars	76 670c/kg net	76 670c/kg net	106 600c/kg net	106 600c/kg net
.20		Cigarettes	175.40c/10 cigarettes	175.40c/10 cigarettes	194.25c/10 cigarettes	194.25c/10 cigarettes
104.35	24.03	Other manufactured tobacco and manufactured tobacco substitutes, “homogenised” or “reconstituted” tobacco extracts and essences
.10		Cigarette tobacco	10 297c/kg	10 297c/kg	12 447c/kg	12 447c/kg
.20		Pipe tobacco	5 251c/kg net	5 251c/kg net	5 824c/kg net	5 824c/kg net

Miscellaneous amendments

In addition to the Budget Proposals described in Chapter 4 of this Budget Review, the 2003 Revenue Laws Amendment Bill will contain a number of miscellaneous amendments to the various tax acts. These amendments stem from various problem areas identified with current legislation as detected over the course of the year through internal review and public comment. Some of these areas eliminate perceived loopholes while others ensure that tax legislation does not inadvertently hinder legitimate non-tax motivated transactions. These amendments are expected only to have a small revenue impact for the fiscus and are accordingly not listed in Chapter 4. The purpose of this full listing of lesser amendments is to provide taxpayers with certainty with regard to expected legislative changes during the upcoming year.

Miscellaneous amendments to the Income Tax Act

•	Conversion of share block interests to sectional title: Current law will be modified to ensure that homeowners can convert their share block interests to sectional title interests. This change may also involve changes to the Stamp Duty Act.

•	Clarification of the law involving insolvent estates: Current law will be clarified as to when an insolvent estate will be deemed to be one and the same with respect to a person before insolvency (or when the insolvency order of sequestration has been set aside)

•	Clarification of the law involving mineral environmental reclamation trusts: Under current law, an entity (usually a trust ) established to satisfy certain regulatory mining obligations is exempt from income tax and eligible to receive deductible contributions from the mining company. Current law will be clarified to ensure that this entity can only be dedicated for environmental reclamation purposes as originally intended by the legislature.

•	Clarification of the interaction between actual and deemed dividends: The interaction between actual and deemed dividends triggering Secondary Tax on Companies (STC) may currently result in double taxation with respect to the same profits available for distribution. Other coordination problems also exist between the actual and deemed dividend regimes. These matters will accordingly be clarified.

•	Provide parity for indebted importers in respect of foreign currency exchange differences: Under current law, an importer borrowing foreign funds to acquire merchandise for sale within South Africa is subject to inconsistent foreign currency treatment. The currency exchange differences on the borrowed funds are disregarded while the profit (including any currency gain) on the merchandise is fully taken into account. This unintended consequence of the 2002 tax legislation will be corrected.

Annexure C: Summary of tax proposals

•	Administration – penalties/interest on withholding of royalties paid to foreign residents: Penalty and interest provisions for the failure to withhold tax on royalties will be aligned with the main Act.

•	Use of unutilised farm development expenditures as an offset: Current law will be modified so that farmers can claim unutilised development expenditures as an offset against capital gains upon sale or cessation of farm activities.

•	Clarification of the law in respect of part disposals: The 2002 legislation contained a number of adjustments on the part disposals rules that are still in need of further adjustment.

•	Administration – electronic issue of notices and assessments: As part of the detail of the e-filing legislation introduced in prior years, current law will be modified to allow for electronic notices and assessments

•	Administration – place of filing: Current law will be clarified to explicitly state that the Commissioner will have authority to prescribe the required place of filing of returns and other required forms.

•	Exemption of section 10(1)(d) – entities: Propose that the period within which these entities may apply for exemption be extended.

Residual capital gains tax implementation issues

The tax on Capital Gains was implemented with effect from 1 October 2001, applying to capital gains/losses economically accruing on or after that date. This regime contains three basic methods for addressing these implementation date issues (the valuation method, the time apportionment method, and the 20-per cent proceeds method). These methods and other implementation concerns continually raise issues that demand prompt Government response. It is accordingly proposed that the Minister be provided with regulatory authority to remedy these concerns.

Residual corporate reorganisation issues

A new comprehensive corporate reorganisation regime was introduced in late 2001. In response to taxpayer comments in 2002, this regime was modified and clarified. In order to remedy any remaining minor issues, the National Treasury and SARS will request public comments with respect to the corporate reorganisation regime (and collateral related amendments). This request will occur via the website with the closing date for comments ending 30 June 2003. Comments requested are those that involve clarification of ambiguities, removal of inconsistencies, and changes to reflect the corporate reorganisation regime’s initial intent. It is not the intent of Government to allow this opportunity to be used as mechanism for reversing prior policy decisions or for addressing new policy directions. Any changes in this regard will only be made during the upcoming year and only if time permits.

Miscellaneous amendments to the Value-Added Tax (VAT)

•	Approvals by the Sectoral Education and Training Authorities (SETAs): The services of educational institutions are exempt from VAT if constituted under an Act of Parliament and/or approved by the Department of Education. The Department of Education has recently delegated the approval of certain educational institutions to the SETAs. The proposal will accordingly accommodate this delegation.

•	Goods imported into licensed warehouses for re-export: VAT is payable on the importation of goods. However, goods placed in a licensed South African warehouse and subsequently exported are wholly disregarded. In order to promote the use of licensed South African

2003 Budget Review

warehouses for export, it is proposed that these re-exported goods be zero-rated like other exports. This zero-rating will allow exporters credits for related input costs.

•	Transfers outside South Africa without sale: The supply of goods to legally independent entities outside the Republic of South Africa is zero-rated, and the South African “export” of goods to foreign operations of the same company are similarly zero-rated. It has come to Government’s attention that certain taxpayers are attempting to interpret the word “export” as a transfer of legal title without an actual physical transfer of goods. It is accordingly proposed to eliminate any perceived definition of “export” as relating solely to the transfer of legal title.

•	Fixed properties acquired by financial institutions upon foreclosure: The VAT Act allows for notional input tax credits with respect to second-hand goods, but anti-avoidance rules generally apply to the acquisition of previously used fixed property from non-vendors that limits these notional input tax credits to the Transfer Duty paid upon acquisition. These anti-avoidance rules create an unintentional disparity for financial institutions acquiring properties on auction (with the extra cost being passed on to the defaulting debtor). It is accordingly proposed that the Transfer Duty limitation be eliminated for financial institutions in the case of fixed property foreclosures.

•	Hospital care: Under current law, the definition of entertainment is wide enough to cover hospital care (including hospital accommodation and meals), thereby creating a VAT charge. It is accordingly proposed that the definition of entertainment be modified to eliminate this inadvertent result.

•	Foreign educational institutions: Under current law, the services provided by foreign educational institutions could conceivably give rise to a VAT charge as an imported service. It is proposed that these services be exempted to bring them in line with local educational institutions.

•	Capital expenditures and conversion to VAT vendor status (or increase of taxable supplies): Certain expenditures incurred by vendors in acquiring a capital asset do not attract VAT input credits. However, a taxpayer incurring capital expenditures and subsequently obtaining VAT registration status (or increase of taxable supplies), receives VAT input credits for capital expenditures under the conversion formula. It is accordingly proposed that the conversion formula be modified to eliminate this anomaly.

•	Administration - Rounding fractional payments: Under current law, VAT payments are rounded to the nearest 1 cent. This rounding is no longer feasible with the possible discontinuance of 1 and 2 cent coins in the near future. It is accordingly proposed that rounding to the nearest 5 cents be permitted.

•	Administration - Penalties for unauthorised use of invoices with respect to the VAT export incentive schemes: Under current law, it is a criminal offence for parties to make unauthorised use of tax invoices with respect to the VAT export incentive schemes. It is proposed that civil penalty provisions be added in this regard in order to provide the Commissioner with a less burdensome alternative for remedying this abusive practice.

•	Administration - Processing errors: Recent changes have been made to the Income Tax Act in order to allow for quick and easy correction of administrative processing errors. It is proposed that these changes be added to the VAT Act.

Miscellaneous amendments to the Customs and Excise Act

•	Duty at source: With the implementation of Duty at Source being extended during the first quarter of 2003, provision is being made for possible amendments of sections dealing with the implementation of Duty at Source as a result of feedback from industry and officials.

Annexure C: Summary of tax proposals

•	Industrial development zones: The gradual implementation of Industrial Development Zones in South Africa may necessitate legislative changes to facilitate the smooth implementation of policy objectives.

•	Biofuels: Possible provisions to allow for the mixing of diesel and biodiesel to encourage the production and use of environmentally friendly transport fuels.

•	Time periods of extinctive prescription: Time periods to be reviewed.

•	Entering premises in terms of the Act and procedures to detain goods under customs control: Provide clear guidelines that will be in line with the Constitution and other legislation to regulate the said activities.

•	Protection of customs and excise officers: To introduce measures to ensure the safety of custom officers.

•	Determination of the value of exported goods: Clarify circumstances under which the Commissioner may determine a value for exported goods if an exporter incorrectly declared the value or the value cannot be ascertained by the exporter.

•	Procedure to levy a penalty: Amend section 91 to promote fairness when penalties are to be imposed.

•	Release of goods detained or seized: To allow the Commissioner to release goods without payment of a penalty in terms of section 93 in instances where there was no criminal intent to evade duties.

•	Disputed ownership of goods: To allow the Courts, as opposed to the Commissioner, to settle disputes between two or more persons regarding ownership of goods.

•	Administrative appeals: Following the amendment of section 3(3), consequential amendments to section 95A will be provided to allow for an appeal of a decision of a committee.

•	Electronic communication: The introduction of the Electronic Communications and Transaction Act necessitates a review of the provisions of section 101A.

•	Siyakha initiatives: Consequential amendments.

•	Recovery of debts: Amend section 114 to incorporate provisions of the VAT Act to facilitate the recovery of debts due in respect of duties and other monies.

•	SACU agreement: Consider possible amendments to the Customs and Excise Act in light of the new SACU agreement.

Miscellaneous amendments to the Stamp Duties Act

•	Removal of miscellaneous unlisted company debts: Stamp duties (as well as UST and MST) no longer apply to most forms of company issued debt. However, certain interest-bearing debentures, debenture stock, debenture bonds, linked units and other securities of a company have inadvertently remained within the financial transaction tax net. It is accordingly proposed that these items be removed from the financial transaction tax net to the extent these instruments are not convertible into shares.

•	Debtors and mortgage bonds: In order to facilitate the mortgage bond market, the 2002 legislation removed all Stamp Duties when creditors cede their interests in bonds. Subject to anti-avoidance concerns, consideration is being given to whether the substitution of debtors should also be exempt from Stamp Duty as a matter of parity in all or certain situations.

•	Administration – penalty stamps: Taxpayers who violate the Stamp Duty regime will be subject to an additional stamp duty penalty in lieu of the current penalty stamp duty.

2003 Budget Review

Miscellaneous amendments to the Skills Development Levy

•	Clarification of levy base: Application of the Skills Development Levy has proven problematic for certain industries as the application of the levy base is not practical. Consideration will be given toward remedying these concerns.

•	Approval required for certain public benefit organisations: Consider an amendment to ensure that public benefit organisations that provide funds to other public benefit organisations must also be approved by the Commissioner before the exemption from Skills Levy will apply.

Miscellaneous amendments to the Unemployment Insurance Contributions Act

•	Conforming legislation for expected amendments to the Unemployment Insurance Act: The Unemployment Insurance Contributions Act will be aligned with amendments to the Unemployment Insurance Act (for example, in respect of domestic servants).

Miscellaneous amendments for General Administration

•	Tax court rules: Minor procedural adjustments to the tax court rules will be made during the course of the year.

Technical corrections

In addition to the miscellaneous amendments above, the 2003 Revenue Laws Amendment Bill will contain ongoing technical corrections of various kinds. These technical corrections will address typing and grammatical issues, incorrect headings, misplaced cross-references, differences between the English and Afrikaans text, obsolete provisions and cross references, legislation clearly at odds with legislative intent, obvious ambiguities and omissions, incorporating regulations into law, and problems relating to the effective date of prior tax acts. Other than possible issues surrounding effective dates, changes of these kinds are not intended to have any policy or revenue impact. Any changes made in this regard will be made during the upcoming year only if time permits.

Tax expenditures in South Africa

The IMF visited the country in March 2002 and issued the Observance of Standards and Codes: Fiscal Transparency Report. In terms of this review process, South Africa has given an undertaking to introduce a basic tax expenditure statement with further development towards a comprehensive quantitative statement on revenues foregone once the information management systems at SARS are fully developed.

Tax expenditures can be defined as any tax preference, including exemptions that exclude income from the tax base or allowances that are deductions from gross income or a reduction in a rate of tax or tax deferrals that delay the payment of tax. The statement covers all national government taxes. The detail of the main tax expenditures with the policy rationale and intended beneficiaries is provided in Table C5.

Annexure C: Summary of tax proposals

Table C5: Tax expenditures in South Africa

Source		Rationale for tax expenditure and intended beneficiaries
Personal income tax expenditures

•	Rating formula on lump sum benefits	The rating formula is aimed at giving relief to taxpayers whose income in any tax year is inflated by
•	Exemption of R30 000 in respect of certain lump sum payments	extraordinary amounts by applying an average rate of tax.

•	Exemption of war pensions	The exemption of R30 000 applies to persons
who have reached the age of 55 years or the
•	Exemption of disability pensions	termination of the person’s services in specific circumstances.
•	Exemption of any capital annuity amount payable to a purchaser or the deceased estate or insolvent estate or spouse

•	Exemption of compensations paid in terms of the Workmen’s Compensation Act or the Compensation for Occupational Injuries and Diseases Act	Compensations paid for injuries at work and to the unemployed are exempt from income tax.

•	Exemption of allowances payable in terms of the Unemployment Insurance Act

•	Exemption of interest and certain dividends below prescribed limits

Incentivising the propensity to save, interest and taxable dividends in total up to R10 000 are exempted for individuals below 65 years and R15 000 for individuals 65 years and older. Foreign dividends and interest limited to R1 000.

•	Exemption of dividends received by any person	Dividends received by any person are exempt from tax to avoid tax at both the company and shareholder level.

•	Exemption of a bona fide scholarship or bursary	Bona fide scholarships and bursaries to enable any person to study at a recognised educational or research institution are exempt.

•	Deduction for current contributions to a pension fund limited to the greater of R1 750 or 7,5 per cent of remuneration or retirement-funding employment

The deduction is granted to employees and self-employed persons within certain limits to encourage saving for retirement, in order to provide for their retirement needs thereby reducing the need for State assistance.

•	Deduction for arrear contributions to a pension fund limited to R1 800 per person per annum

•

Deduction for current contributions to Retirement Annuity Funds limited to the greatest of 15 per cent of income from non-retirement-funding income or R3 500 less any amount allowed in terms of current contributions to a pension fund or R1 750

•

Deductions for medical, dental and physical disability expenses to the extent that it exceeds the greater of 5 per cent of the taxpayer’s taxable income for persons under 65 years and no limit for persons 65 years and older. Handicapped persons may deduct all qualifying medical expenditure to the extent that it exceeds R500 for the year

Individual taxpayers 65 years and older may claim all medical expenses while taxpayers under 65 years may claim all medical expenses above 5 per cent of their taxable income to ensure that the ability to pay principle is upheld when taxpayers incur unavoidable expenses.

2003 Budget Review

Source		Rationale for tax expenditure and intended beneficiaries

•	Deductions for donations made to public benefit organisations are limited to the greater of 5 per cent of the taxable income of the taxpayer or R1 000

Bona fide donations in cash or in kind to a public benefit organization or institution which carriers on any approved public benefit activity are allowed as a deduction in respect of welfare and humanitarian or health care or education and development purposes.

•	Individuals, ‘special trusts’, deceased and insolvent estates pay normal income tax on 25 per cent of the capital profits made

Individuals, ‘special trusts’, deceased and insolvent estates pay normal income tax on 25 per cent of the capital gains realised. The relatively low inclusion rate for capital gains was intended to inter alia compensate for the lack of inflationary indexing and to be used as a proxy to tax real gains in assets. As a general tax relief measure certain private use assets are excluded from capital gain tax for individuals. Other windfalls, such as domestic gambling proceeds are also excluded from capital gains tax because they are subject to other taxes such as VAT and provincial gambling tax.

•

Exclusions from capital gains tax are primary residences, personal use assets, retirement benefits, long-term insurance, debt defeasance, disposal of small business assets, exercise of options, compensation for personal injury, illness or defamation, gambling, games, and competitions, unit trusts funds, donations and bequests to public benefit organisations, exempt persons and assets used to produce exempt income

Corporate income tax expenditures

•	Contributions by an employer to pension, provident and benefit funds up to 20 per cent of the approved remuneration of employees	An employer may deduct contributions made on behalf of employees to pension, provident and benefit fund to encourage saving for retirement.

•	Deduction of a housing allowance by the employer for the employee of 50 per cent of the expenditure, limited to R6 000 per dwelling	An employer that lends money to any person or incurs expenditure in connection with the construction of a dwelling to be occupied by his employees is granted a deduction.

•	Deduction of premiums paid on Key-Man insurance policies	An employer may deduct premiums paid on an insurance policy taken out over the life of an employee or director of that employer or company.

•	Special depreciation allowances for machinery or plant used directly in a process of manufacture or a similar process

Accelerated depreciation for assets encourage fixed investment and economic growth. The special deduction for small business corporations is to enable investment from own sustainable cash flow resources.

•	Special depreciation allowances allowances for machinery, implements, utensils for the purpose of the lessee’s trade as hotelkeeper

•	Special depreciation for machinery or plant used by agricultural co-operative for storing or packing pastoral, agricultural or other farm products of its members

•	Special depreciation allowances for aircraft brought into use for the purpose of trade

•	Five year write-off of new machinery not qualifying for three year write-off

•	Special deduction of 100 per cent of the cost of plant and machinery brought into use by a small business corporation

Annexure C: Summary of tax proposals

	Source	Rationale for tax expenditure and intended beneficiaries
•

Deduction for a strategic industrial project – preferred status 100 per cent of the cost of its industrial assets limited to R600 million or non-preferred status 50 per cent of the cost of industrial assets limited to R300 million

An incentive package to stimulate industrial investment by granting additional allowances. A total amount of R3 billion has been set aside for this tax expenditure.

•	Companies, close corporations, and ordinary trusts pay normal income tax on 50 per cent of the capital profits made	The relatively low inclusion rate for capital gains was intended to compensate for the lack of inflationary indexing and to be used as a proxy to tax real gains in assets.

•	Deduction for learnership agreements	To encourage job creation with lowering the cost of hiring new employees. Additional tax allowance of up to R50 000 per learner will be allowed to employers that offer approved learnership programmes.
Value-added tax
Exempt supplies include:

•	The supply of financial services	No input credit can be claimed in relation to the
making of exempt supplies.
•	The supply of residential accommodation
Enterprises that make only exempt supplies do
•	The supply of road transport	not make taxable supplies and therefore cannot
register as a vendor for VAT purposes and
•	The supply of rail transport	therefore cannot reclaim input tax on any input
costs (supplies received).
•	Trade union subscriptions
Exemptions from VAT are generally applied to
•	The sale or letting of land outside the Republic	financial services as it is difficult to determine
the value added.
•	The supply of services to members in the
	course of management of a sectional title body	Also, in South Africa exemptions are broadly
	corporate, a share block company and any	applied to essential services to the public that
	housing development scheme for the aged	with a few exceptions, are non-profit making or
are Government subsidised.
•	The supply by the State or any institution of a
	public character of certain education services	The exclusion of an enterprise from the VAT
regime is partially beneficial, insofar as VAT is
•	The supply of crèche or after-school for children	not charged on supplies made, but as no VAT
can be reclaimed on input costs, such
•	The letting of leasehold land for the purpose of	unclaimed VAT is necessarily included in
	constructing a residential dwelling	the charge for supplies made.

•	The supply by an association not for gain of any donated goods.

2003 Budget Review

Source		Rationale for tax expenditure and intended beneficiaries
Zero-rated supplies of goods:

•	The supply of animal feed, animal remedy, fertilizer, pesticide, plants and seed for farming purposes	Zero is a rate of tax and supplies of zero-rate goods are taxable supplies. An enterprise that makes only zero-rate supplies may register as a VAT vendor and may reclaim VAT on input
•	The supply of basic foodstuffs: brown bread, maize meal, samp, mealie rice, dried mealies,	costs (supplies received). Consequently vendors that make only zero-rated supplies do
	dried beans, lentils, pilchards or sardinella, milk powder, rice, vegetables, fruit, vegetable oil,	not charge VAT on supplies made and normally receive VAT refunds.
cultured milk, brown wheaten meal, eggs,
	edible legumes	The zero-rating of primary agriculture, basic
foodstuffs and illuminating paraffin is intended
to provide relief to the poor.
•	The supply of illuminating paraffin
The zero-rating of petrol and diesel fuel is in
•	The supply of petrol and diesel fuel	place as these products are subject to fuel levies. The zero-rating of exports is in line with
•	The supply of goods that are exported	international practice of the “destination principle” – where VAT is intended to be levied in the jurisdiction where consumption occurs.
Zero-rated supplies of services include:
•	The supply of transport of passengers and goods to and from an export country	Zero is a rate of tax and supplies of zero-rate services are taxable supplies. An enterprise that makes only zero-rate supplies may register
•	The supply of certain services rendered to non-residents who are outside the country	as a VAT vendor and may reclaim VAT on input costs (supplies received). Consequently vendors that make only zero-rated supplies do not
•	The insuring of passengers and goods for export	charge VAT on supplies made and normally receive VAT refunds.

•	The arranging of international transport
Consistent with the principles behind the zero-
•	The supply of services rendered outside the Republic to a user in the Republic – excluding telecommunication services	rating of the export of goods, certain exported services are also zero-rated.

The zero-rating of supplies by welfare
•	The supply of welfare activities, such as the	organisations are intended to provide relief to
	provision of food, meals, board, lodging, clothing, or other necessaries, comforts or amenities to aged or indigent persons, children, or physically or mentally handicapped persons	the poor.

Estate duty and Donation tax
Estate duty:
•	Deduction of R1,5 million of the dutiable value of an estate for individuals

To maintain progressivity of the tax and the general commitment by Government to alleviate the overall tax burden for the average person, the abatement amount for estate duty has been fixed at R1,5 million.

Donation tax
In general, Donations tax is an essential
•	Donations tax is not payable on the value of casual gifts that does not exceed R5 000 in total per annum element in maintaining the integrity of the overall

tax system. A small concession is therefore appropriate for taxpayers that wish to dispose of assets from time to time, without undermining the broader tax base.

•	Donation tax is not payable on the value of all property donated by a natural person as does not during any year of assessment exceed R30 000

D

Government accounts

Introduction

South Africa’s national government accounts are presented in Annexure B. The structure is based on the version of Government Finance Statistics1 (GFS) that was published in 1986. The GFS methodology differs in several respects from that prescribed in System of National Accounts (SNA)2 which is used in Chapter Two of the Budget Review.

The latest version of the GFS, published in December 2001, has been harmonised with the SNA. The South African Government intends to implement the new recommendations in the medium term, which will, by the same token, bring the South African Government accounting system in line with SNA standards.

The main purpose of the GFS is to serve as guideline for the compilation of fiscal data. This annex describes the GFS system, and explains deviations between GFS recommendations and the way national budget data have been compiled. The main characteristics of the SNA system are also summarised below.

Government finance statistics

The 1986 GFS recommends that items be recorded on a cash basis, implying that all government transactions that do not give rise to an actual cash flow are excluded from the government accounts. The system organises the multitude of government transactions into the following main categories: revenue, expenditure, lending minus repayments, and financing. The budget deficit or surplus is calculated as revenue less expenditure plus lending minus repayments. It is, by definition, equal to total financing, but with the opposite sign.

Revenue

Revenue collected by the government is divided into current revenue, capital revenue and grants. Current revenue is disaggregated into two main components: taxes and non-taxes. Taxes are classified according to the type of activity on which they are levied, including income, profits, consumption of domestic goods and services, and international trade. Current non-tax revenue is classified by the nature of the receipt, such as property income, proceeds from sales of non-capital products and fines. National Treasury is in the process of changing the reporting system of government non-tax revenue to be in line with the new 2001 GFS. The changes are discussed in more detail in the introduction to Annexure B and the summary section of the 2003 Estimates of National Expenditure. Capital revenue includes proceeds from sale of capital assets, as well as capital transfers from non-governmental sources. Grants are divided into grants from abroad and from other levels of government. Under these two categories, an additional distinction between current and capital grants is made.

1 International Monetary Fund, 1986, Government Financial Statistics. Washington, D.C.: IMF.

2 United Nations, 1993, System of National Accounts 1993. Brussels/Luxembourg, New York, Paris, Washington, D.C.: Inter-Secretariat Working Group on National Accounts.

2003 Budget Review

Expenditure

The GFS recommends that all government transactions be classified according to function and economic characteristic. The functional classification serves to distinguish transactions by policy purpose or type of outlay. This is also referred to as expense by output. Its main purpose is to facilitate understanding of how funds available to government have been spent. Examples would be health, education, administration, judicial services, etc.

The broad categories in the functional classification are listed below:

•	General government services refer to those indispensable activities performed by the state, the benefits of which cannot be allocated to specific groups, businesses or individuals. These include fiscal management, general personnel management, the conduct of external affairs, defence activities and public order and safety.

•	Community and social services are supplied directly to the community, households or individuals, and include education, health care, social security and welfare, housing, community development and recreational and cultural activities.

•	Economic services cover government expenditure associated with the regulation and more efficient operation of the business sector. This category incorporates government objectives such as economic development, the redressing of regional imbalances and employment creation. Economic services provided to industries include trade promotion, geological surveys and the inspection and regulation of particular industries.

•	Other expenditure includes interest payments, the underwriting costs of public debt and transfers of a general nature to other parts of government.

Expenditure in a particular budget vote may cover more than one function; for example, spending in the health vote may include spending on education (medical training), and on medical functions.

The economic classification is the transaction classification appearing in System of National Accounts, 1993 (SNA). Its main function is to categorise transactions according to type of object, or input, for example, compensation of employees, interest payment, tax revenue, etc. This is crucial, as data must be classified this way for calculation of the surplus or deficit, as well as government contribution to the economy in the form of output, value added and final consumption.

In the economic classification, expenditure is divided into current and capital components. Current expenditure is divided into the following categories:

•	The first category, expenditure on goods and services, refers to all government payments in exchange for goods and services, but excluding those used by government for construction of and improvements to capital assets. In the 1986 GFS, the item goods and services includes compensation of employees and purchases of goods and services. In the new version of the GFS of 2001, however, a clear distinction has been made between compensation of employees and purchases of goods and services. This is in line with internationally accepted standards laid out in the SNA.

•	The item, interest payments, is defined as payment for the use of borrowed money and is distinguished from the repayment of borrowed money, which is classified under financing.

•	The last category, subsidies and other current transfers, includes all unrequited, non-repayable payments by government for current purposes, i.e. payments for which no goods or services are received in return. This category includes subsidies and transfers to other levels of general government, households, non-profit institutions, and transfers abroad.

The second expenditure component in the economic classification, capital expenditure, is divided into four categories in the 1986 GFS:

Annexure D: Government accounts

•	Acquisition of fixed capital assets refers to payments for the production of new or existing goods, which can be used continuously or repeatedly in production for at least one year. Acquisition of valuables i.e. goods which represent a significant value, do not depreciate over time and are held as store of value – are also included in this category. Fixed capital assets may be acquired domestically or from non-residents. This expenditure component also includes the cost incurred for improvements to land and natural resources, as well as improvements to any fixed capital asset, but excludes the value of purchases of land and other non-produced assets (see below).

•	Purchases of stocks cover payments for the purchase of strategic and emergency stocks, stocks purchased by market regulatory organisations within government, and purchases of stocks of grain and other commodities of special importance to the nation.

•	Acquisition of land and intangible assets includes payment for the purchase of land, forests, inland waters, subsoil deposits, patents and leases.

•	Capital transfers refer to unrequited government payments (or transfers), made to enable recipients to acquire capital assets, to compensate recipients for damage or destruction of capital assets or to increase their financial capital. Capital transfers can be divided between transfers to other spheres of government, non-financial public enterprises, financial institutions, private enterprises, non-profit institutions and households, and transfers abroad.

Lending minus repayments

Lending minus repayments (sometimes referred to as net lending) covers loans made and equities purchased by government units whose funds come entirely from government, minus government receipts from the repayment of these loans, equities sold (for example, privatization) or equity capital refunded to government. Lending minus repayments only includes transactions for public policy purposes and not for managing government liquidity or earning a return, and excludes amounts classified as pure capital expenditure.

Financing

The broad classification category, financing, encompasses all financial transactions other than those included under lending minus repayments. Its main purpose is to show the sources of funds obtained to cover a government deficit or the use of funds available from a government surplus. Financing includes government borrowing (net of repayments of the principal component of previous borrowing) and changes in government deposits or cash balances. At the highest level, a distinction is always made according to residency of debt holder, i.e. between financing originating from domestic and foreign sources. These two components are then disaggregated, first by debt holder, and, subsequently, by debt instrument. Alternatively, instead of breaking down financing by debt holder, data may be presented according to debt instrument.

National budget data versus GFS

Even though national budget data published in Annexure B of this Review, on the whole, are compiled in conformity with GFS guidelines, discrepancies between GFS recommendations and national budget data presentation do occur. This also explains why there are differences between the government account in this publication and that published in the Quarterly Bulletin of the South African Reserve Bank, which is compiled according to the GFS. These differences relate, on the one hand, to the time at which transactions are recorded and, on the other, to the way certain transactions have been classified.

2003 Budget Review

Unlike the GFS system, which recommends that a transaction be recorded in the period in which the corresponding cash flow occurs, entries for the national budget data are made in the time period in which transactions have been authorised or budgeted. For auditing and budgeting control purposes, the national budget system allows for a complementary period for each transaction. This is a period after the financial year-end during which books remain open so that all transactions relating to that specific year can be finalised. These transactions may be summarised as follows:

•	Tax payments made during the financial year but not recorded by the South African Revenue Services until after the end of the financial year

•	Late requests for funds by government departments to settle obligations relating to the specific financial year

•	Surrenders of unspent funds by government departments, i.e. funds requested by the departments but not used

•	Corrections to revenue, expenditure or financing transactions that were, for example, erroneously classified

•	Adjustments to the expenditure data, for auditing and Parliamentary purposes, to show only authorised expenditure for the particular financial year (i.e. excluding all unauthorised spending).

Although most of the national budget data are classified according to GFS methodology, certain transactions are treated differently:

•	In the GFS system, payments for government equity and proceeds from the same are shown as repayments under the heading lending minus repayments. In the national budget data, these transactions are treated as financing items. As a result, the government deficit or surplus is not affected by these receipts.

•	Lending by the government for policy purposes is recorded under the category lending minus repayments in the GFS system, but is included as expenditure in the national budget data.

•	Repayments of loans previously extended by the government for policy purposes are recorded as repayments under the lending minus repayments category of the GFS system, but are recorded as revenue in the national budget data.

•	Sales of strategic oil supplies by the Strategic Fuel Fund are shown as repayments of loans in the GFS system. In the national budget data, these receipts are shown as sources of financing. As a result, the government deficit or surplus is not affected by these receipts.

•	In the national budget data, the principal and interest payments on zero-coupon bonds are treated on accrual basis. Stated differently, the interest payments and amortisation of the principal are accrued over the maturity of the bond. According to the 1986 GFS, which is cash-based, the discount is shown as an interest payment when the bond is redeemed and the remainder of the face value redemption payment is shown as a loan redemption. However, according to the 2001 GFS, accounts should be compiled on accrual basis, implying that this discrepancy will disappear in future.

1999 revision of South Africa’s national accounts

In June 1999, Statistics SA and the Reserve Bank published revised estimates of South Africa’s national accounts for the period 1946 to 1999. These revisions led to improved quality of data, inclusion of previously uncovered areas of economic activity, and a set of rebated estimates at constant prices from 1990 to 1995. The revisions were based on methodological improvements recommended in the new and latest version of the SNA, published in 1993. The nature and effects of these revisions are summarised below, but more comprehensive information is contained in the Supplement to the South African Reserve Bank Quarterly Bulletin, June 1999.

Annexure D: Government accounts

The revisions to South Africa’s national accounts draw on findings obtained from household surveys, as well as industrial and agricultural censuses between 1993 and 1999. In addition, specific research projects have been used to obtain information on sectors for which no data had previously been available, mainly the taxi industry, the private security sector, microlenders and cellular phone networks.

System of national accounts

The SNA is a coherent, consistent and integrated set of macroeconomic accounts, balance sheets and tables based on a set of internationally agreed concepts, definitions, classifications and accounting rules. It provides a comprehensive accounting framework within which economic data can be compiled and presented in a format designed for economic analysis, decision-taking and policy-making. The accounts are compiled for a succession of periods, thus providing a continuous flow of information for monitoring, analysis and evaluation of economic performance. The SNA relates to the economy as a whole, of which the general government is but one sector.

As mentioned above, the SNA recommends that all transactions be measured on accrual basis, whereas the 1986 GFS, which still serves as guideline for fiscal data compilation in South Africa, recommends cash flow accounting. The new version of the GFS, which was published in 2001, is harmonised with the SNA, and has adopted the principle that all macroeconomic data, including fiscal statistics, be compiled on accrual basis. It is the intention of the National Treasury to convert to the new accrual method of reporting as soon as the financial systems of government can accommodate these changes.

The South African national budget data are mainly compiled on cash basis and are broadly compatible with 1986 GFS standards, whereas the national accounts data used in Chapter 2 are prepared according to the SNA system. The table below shows the main differences between the 1993 SNA and 1986 GFS methodologies in the measurement of the government’s activities. The 2001 GFS is identical to the 1993 SNA unless specific mention is made.

2003 Budget Review

Table D1 Differences between 1993 SNA and 1986 GFS methods of recording government transactions

	GFS	SNA

Basis of reporting	Cash flow.	Accrual, i.e. including all non-cash transactions, for example remuneration-in-kind, consumption of fixed capital and accrued interest.

Institutional classification of government sector

Coverage of the government sector is based on functional rather than unit basis principles This implies that all agencies. carrying out a function of government are included in the government sector. In practice, coverage is almost identical to that in the SNA.

Coverage of the government sector is based on unit basis principles, i.e. all agencies which are part of central, provincial and local government as well as government-owned social security funds are included in the government sector. The government sector also includes all non-profit institutions that are controlled and mainly financed by government. However, all financial and non-financial corporations and quasi-corporations charging economically significant prices and maintaining a complete set of separate accounts from those of government are not included in the government sector.

Compensation of employees	Recorded when amount is actually disbursed to employees.	Recorded when amount is earned, irrespectively of when it is disbursed.

	In addition, compensation of employees is a sub-category appearing under purchases of, goods and services.	In addition, compensation of employees is a separate category under expense.

Purchases of goods and services	Recorded when payments are made.	Recorded when transfer of ownership takes place, irrespectively of when payment is made.

	In addition, this item includes compensation of employees.	In addition, this item does not include compensation of employees.

Taxes and subsidies	Recorded when payments are received.	Recorded when transaction giving rise to the tax or subsidy payment took place, i.e. for example, when goods upon which sales taxes were levied were sold.

	In addition, tax revenue includes all taxes, whether of a capital or current nature. This holds for both the 1986 and 2001 GFS.	In addition, taxes of a capital nature, for example estate, inheritance and donations taxes, are recorded as capital transfers. Goods were sold or profit/income earned.

Consumption of fixed capital(depreciation), arrears, barter and in-kind remuneration to employees	No estimates are made for these variables, because they do not give rise to cash flows.

Consumption of fixed capital is estimated for all capital assets, for example, buildings, transport equipment, machinery and other equipment. Arrears, barter and in-kind remuneration are also recorded.

E

EXPLANATORY MEMORANDUM TO

THE DIVISION OF REVENUE

Background

The allocation of resources to the three spheres of government is a critical step in the budget process, required before National Government, nine provinces and 284 municipalities can determine their own budgets. The process for making this decision is at the heart of co-operative governance as envisaged in the Constitution of South Africa.

It is a Constitutional requirement (Section 214(1)) that an annual Act of Parliament must determine the equitable division of nationally raised revenue between the national, provincial and local spheres, the equitable division among the nine provinces of the provincial allocation, and any other allocation from the national sphere to provincial and local governments. Section 214(2) details criteria to be taken into account in determining the division of revenue and indicates the consultation process necessary before enactment of the Division of Revenue Bill.

The Intergovernmental Fiscal Relations Act (Act 97 of 1997) gives effect to section 214 of the Constitution by establishing the forums and processes for consultation. It establishes the Budget Council and Budget Forum as consultative intergovernmental forums with provincial and local governments respectively. The Act outlines various consultation processes (sections 9, 10(3) and 10(4)) that should precede the tabling of the Division of Revenue Bill, including the consideration of recommendations of the Financial and Fiscal Commission (FFC).

Section 10(5) of the Intergovernmental Fiscal Relations Act requires that when the Division of Revenue Bill is introduced to Parliament, an explanatory memorandum should accompany it. It must explain how the Division of Revenue Bill takes into account the considerations listed in Section 214(2)(a) to (j) of the Constitution, government’s response to the recommendations of the FFC (on the vertical division, equitable share and other allocations), and the assumptions and formulae used to effect divisions among provinces and municipalities.

This document is the explanatory memorandum to the 2003 Division of Revenue Bill. It expands on the Division of Revenue Bill and Budget as tabled on 26 February 2003.

It has five parts:

•	Part 1 is a summary of how the Bill and the division of revenue take account of Section 214(2)(a) to (j) of the Constitution.

•	Part 2 sets out how the FFC’s recommendations on the 2003 Division of Revenue have been taken into account.

•	Part 3 outlines the fiscal framework that informs the division of revenue between the three spheres of government.

•	Part 4 expands on all provincial grants, providing an explanation of the formulae and criteria for the equitable division between provinces of the provincial equitable share and conditional grants.

•	Part 5 expands on all local government grants, providing an explanation of the formulae and criteria for dividing the local government equitable share and conditional grants among municipalities.

2003 Budget Review

The Division of Revenue Bill and its underlying allocations are the culmination of extended consultation processes. The Budget Council, made up of the Minister of Finance and the nine provincial Members of Executive Council (MECs) responsible for Finance, deliberated on the issues discussed in this memorandum at its annual Lekgotla on 22 to 24 August 2002 and at meetings of 3 and 10 October 2002. Consultations over the local government share allocation involved a Joint MinMEC with local government held on 12 August 2002, and several technical meetings that included the South African Local Government Association (SALGA) and provincial associations. All these consultations culminated in a meeting of the Budget Forum (Budget Council plus SALGA) on 3 October 2002. Representations by the FFC were made at these meetings of the Budget Council and Budget Forum. The Ministers’ Committee on the Budget, composed of National Government Ministers, deliberated on the division of revenue before forwarding recommendations to Cabinet for consideration. An Extended Cabinet, involving Cabinet Ministers, Premiers of provinces and the chairperson of SALGA, was held on the 16 October 2002 and agreed on the final budget priorities and the division of revenue consistent with these priorities.

The 2003 Division of Revenue Bill sets out the division of revenue as agreed through the consultative processes explained above, while this memorandum elaborates on the policy priorities and legal and economic criteria which inform the division.

This memorandum does not discuss the utilisation of this revenue by provincial and local government. This information will only be available after they have tabled their budgets. The 2003 Intergovernmental Fiscal Review (published in the first week of April), will examine budget trends in the 2003 provincial budgets, as well as the 2002 municipal budgets. It will also provide sectoral information for key concurrent functions like school education, health, social development, housing, roads, water and electricity.

The 2003 Intergovernmental Fiscal Review (IGFR) is being printed earlier to assist Parliament and provincial legislatures to conduct more comprehensive budget hearings for key concurrent sectors. Apart from the many hard copies to be printed, the IGFR will be available on the National Treasury website www.treasury.gov.za. Other relevant documents to this memorandum, including the Budget Review 2003 (particularly chapters 6 and 7), the 2003 Division of Revenue Bill and all its Schedules, allocations per province and per municipality for all grants, and the frameworks for all conditional grants, will also be available on the National Treasury website.

Part 1: Taking account of factors set out in the Constitution

Section 214 of the Constitution requires that the annual Division of Revenue Act be enacted only after account is taken of factors in sub-section 214(2) (a) to (j) of the Constitution. These include national interest, provision for debt, needs of National Government and emergencies, the allocation of resources to provide basic services and meet developmental needs, fiscal capacity and efficiency of the provincial and local spheres, reduction of economic disparities, and promotion of stability and predictability.

Chapters 2 to 6 of the 2003 Budget Review set out in detail the economic and fiscal policy considerations, revenue issues, debt and financing considerations and expenditure plans of government. Aspects of provincial and local government financing are discussed in chapter 7. The constitutional principles taken into account in deciding on the division of revenue are briefly noted below.

National interest and the division of resources

The national interest is encapsulated by those governance goals that benefit the nation as a whole. The policies and programmes that give effect to these goals include the development of a stable

Annexure E: Explanatory memorandum to the division of revenue macroeconomic environment, strong economic growth, and an efficient public service. It also encompasses policy objectives such as reducing inequality, unemployment, crime, poverty and vulnerability, thus contributing to a better quality of life for all South Africans. Programmes directed towards these purposes cut across all spheres of Government and are largely coordinated by National Government.

Provision for debt costs

The resources shared among the three spheres of Government include proceeds from National Government borrowing used to fund spending by all spheres. National Government provides for the resulting debt costs as a first obligation, to protect the integrity and credit reputation of the country.

National Government needs and interests

The Constitution assigns exclusive and concurrent powers and functions to each sphere of government. National Government is exclusively responsible for functions that serve the national interest and are best centralised, like national defence, foreign affairs, the criminal justice system, home affairs, higher education, national tax collections and certain economic services. For the division of revenue, national government priorities were taken into account. These include crime prevention, improved court administration, security infrastructure and increased international commitments, particularly related to the New Partnership for Africa’s Development (NEPAD) and the African Union (AU), land restitution and reform, higher education, promoting infrastructure investment and industrial development, and improved services to citizens.

Provincial and local government basic services

Provinces and municipalities are assigned key delivery functions such as school education, health, social development, housing, roads, provision of electricity, water and municipal infrastructure. They have significant autonomy to allocate resources to meet basic needs and respond to provincial and local priorities, whilst at the same time giving effect to nationally agreed priorities.

The division of revenue provides equitable shares to provinces and local government. This year’s division of revenue takes explicit account of cost pressures relating to extending social security grants, increasing spending on professional personnel with scarce skills (for example doctors, pharmacist in health sector) and stepping up provision of critical inputs such as textbooks, stationery and medicines in education and health. Further, the division of revenue allows for the phased extension over the next three years of the child support grant to children up to their 14th birthday. This is done through a conditional grant to provinces to fund expenditure relating to the extension of the Child Support Grant. The division of revenue also reinforces government’s commitment to the expansion of free basic services at the municipal level. In this regard it introduces a further supplementary free basic services component in the local government equitable share allocation, for provision of free basic electricity and water to poor households.

Fiscal capacity and efficiency

The Constitution assigns the primary government revenue power to the national sphere. Despite the promulgation of the Provincial Tax Regulation Process Act (no 53 of 2001), provinces still have limited revenue raising capacity relative to the resources required to deliver provincial functions that do not lend themselves to self-funding or cost recovery. To compensate for this, provinces receive the largest share of nationally raised revenue. Local governments finance most of their expenditure through property rates, user charges and fees. It is recognised, however, that rural municipalities raise significantly less revenue than the urban metro municipalities.

2003 Budget Review

Fiscal efficiency indicators are still being developed, as budget and expenditure classifications are standardised to allow for comparisons between various governments. The implementation of the Public Finance Management Act has improved the fiscal efficiency of provincial governments, and the pending promulgation of the Municipal Finance Management Bill is expected to do the same for municipalities over the next few years. Once more accurate data on these indicators become available it will be possible to take more explicit account of these in the determination of the division of revenue.

Developmental needs

Developmental needs are encapsulated in the equitable share formulae for provincial and local government and in specific conditional grants. In particular, the various infrastructure grants and growing capital budgets aim to boost the economic and social development of provinces and municipalities. Developmental needs are accounted for at two levels: firstly, in the determination of the division between the three spheres, which explains the strong growth in the provincial and local government shares of nationally raised revenue, and secondly, in the determination of the division within each sphere, through the formulae used for dividing the grants among municipalities and provinces.

Economic disparities

Both the equitable share and infrastructure grant formulae are redistributive towards poorer provinces and municipalities because of the economic and demographic disparities between and within provinces and municipalities. In particular, Government has increased allocations to invest in economic infrastructure like roads, and social infrastructure like schools, hospitals and clinics, in order to stimulate economic development and job creation. Further, the extension of the child support grant to children up to 14 years will greatly assist in alleviating poverty. The prioritisation of nodal areas in the allocation of local government grants seeks to address disparities among local authorities.

Obligations in terms of national legislation

While the Constitution confers autonomy on provincial governments to determine priorities and allocate budgets, National Government retains responsibility for policy development, national mandates and the monitoring of implementation for concurrent functions. New national mandates and priorities result in increased allocations to provincial and local government over the 2002 MTEF baseline allocations. In particular, the 2003 MTEF and division of revenue provides funding for statutory obligations relating to social security grants – both increases in grant values and the phased extension of the age limit for the child support grant to children until they turn fourteen.

Predictability and stability

Provincial equitable share allocations are based on estimates of nationally raised revenues. These allocations are protected. In the event that nationally raised revenue falls short of the estimates, the equitable share will not be adjusted downwards. Allocations are assured (voted, legislated and guaranteed) for the first year and are transferred according to a payment schedule. In order to contribute to longer term predictability and stability, forward estimates for a further two years are published alongside the annual proposal for appropriations. For the first time, the allocations per municipality are also published with the Division of Revenue Bill. The Bill also requires provincial governments to publish all their grants to local government per municipality. This will enable municipalities to incorporate all national and provincial grants in their budgets.

Annexure E: Explanatory memorandum to the division of revenue

Need for flexibility in responding to emergencies

Government has flexibility to respond to emergencies through a contingency reserve that provides a cushion for “unforeseeable and unavoidable” expenditure. Sections 16 and 25 of the Public Finance Management Act make specific provision in relation to allocation of funds to deal with emergency situations while section 30(7) deals with adjustment allocations in respect of unforeseeable and unavoidable expenditure.

Part 2: Response to the Financial and Fiscal Commission recommendations

Section 214 of the Constitution and Section 9 of the Intergovernmental Fiscal Relations Act (Act 97 of 1997) require the Financial and Fiscal Commission (FFC) to make recommendations on the division of revenue. Under the Act, the FFC submits its recommendations to the Minister of Finance, Parliament and provincial legislatures ten months ahead of the financial year, or later as may be agreed between the Minister of Finance and the FFC.

The FFC tabled proposals for this year in Parliament on 30 April 2002 in Financial and Fiscal Commission Submission: Division of Revenue 2003 – 2004. The provincial proposals were presented to the Budget Council meeting of 17 May by the FFC, and discussed at the Budget Council meetings of the 19 July, 22-24 August and 3 October. The local government proposals were discussed at the joint Finance and Local Government MinMEC of 12 August 2002 and the Budget Forum of 3 October 2002. The extended Cabinet meeting of 16 October also considered national Government’s response.

The FFC presented 12 proposals: four proposals on provincial government, five proposals on local government, and three proposals on crosscutting equitable share issues. Most of these do not have immediate implications for 2003 Budget, as they are either of a general nature or require more research or time to investigate or implement. Some of the proposals are summaries of, and work in progress arising from proposals made to Parliament during 2001/02.

The proposals can be divided into the following categories:

Provincial government proposals:

•	Provincial Own Revenue Sources

•	Provincial Tax Regulation Process Bill (2001)

•	Early childhood development funding

•	Implications of HIV/Aids for Health, Welfare and Education sectors

•	Primary Health Care

•	Framework for Comprehensive Social Security Reform

Local government proposals:

•	Division of powers and functions between district and local municipalities (July 2001)

•	Restructuring of the electricity distribution industry

•	Municipal borrowing and municipal finance markets

•	Municipal Finance Management Bill

•	Remuneration of municipal councillors (July 2001)

•	Measurement of Revenue Raising Capacity.

2003 Budget Review

Cross-cutting proposals:

•	Review of the Intergovernmental System

•	Central Contingency Reserve

•	Assessment of Disaster Management Funding.

Summary of each proposal and Government’s response

Provincial government proposals

FFC proposals on Provincial Own Revenue Sources and the Provincial Tax Regulation Process Bill

The FFC makes two proposals on provincial own revenue. Firstly, it notes the relative decline in provincial own revenue has, to a certain extent, been the result of management and technical-capacity problems. It identifies some of the obstacles, and notes that the possibility of improvement exists, particularly if reforms already implemented in some provinces spread to others. The reforms include better data-management systems, financial management, regular review of fees, tariffs and fines, incentives and monitoring.

Secondly, in a 2001 submission, the FFC recommends that the provincial Tax Regulation Process Bill ought to have:

•	Specified criteria against which the Minister of Finance would assess provincial tax proposals

•	Clarified the implications and procedures relating to capacity limitations of the South African Revenue Service (SARS) in advance

•	Allowed provinces maximum flexibility in determining tax rates within tax rate bands

•	Included guidelines with regard to tax room and equalisation measures, where certain taxes have implications for the equitable share revenue pool

•	Specified regulations for dispute resolution, especially where a province may fail to reach an agreement with SARS on certain tax proposals

•	Included a clause for dealing with the impact on local government finances of a proposed provincial tax or surcharge.

National government’s response to the FFC proposals on Provincial Own Revenue and the Provincial Tax Regulation Process Act

National Government notes the problems identified by the FFC on the collection of revenue by provinces. Many of these problems have been raised in the 2001 Intergovernmental Fiscal Review and Budget Council. A revenue task team was formed, and resulted in the implementation of some of the proposals made by the FFC. All provinces now regularly review their fees and tariffs. However, National Government recognises the need for more improvements, particularly in the area of motor license fees and road traffic enforcement. This includes the better use of Natis and its interface with the financial management system (BAS), and the need for proper contracts with municipalities registering motor vehicles and enforcing traffic laws. A revenue classification project has also been initiated to ensure that all revenue collected is properly classified, and reconciled, with the financial management system. A further area of improvement is in revenue projections for own revenue. Further improvements will be effected on an on-going basis, as provinces improve their monitoring and collecting capacity.

The second proposal of the FFC on the Provincial Tax Regulation Bill relates to a 2001 submission. The Bill was passed by Parliament in that year, and proclaimed into law on 10 December 2001. Before, and during, the hearings in Parliament to adopt the Bill, proposals by the

Annexure E: Explanatory memorandum to the division of revenue

FFC were considered by National Government. Many of the recommendations were accepted, and implemented, including the proposals on the role of the Minister of Finance and SARS with regard to a provincial tax, and procedures for dealing with disputes.

Some of the recommendations could not be taken into account in the Act because it does not deal with specific provincial taxes, but with the process to approve tax proposals by provinces. These recommendations (for example to what extent a province has tax discretion to determine tax rates, the impact of a tax on local government) will be considered for specific provincial taxes, as and when they are proposed, and considered, by the Minister of Finance. Further, the comments of the FFC will also be taken into account when any specific tax proposal is considered.

The Act does not stipulate which taxes provinces can or cannot impose, as provisions on this matter are contained in the Constitution. In deciding on the feasibility of a tax, the Minister of Finance will examine the anticipated impact of a specific tax on government’s macroeconomic policy objectives and the implementation mechanisms contained in the proposal. Decisions on the administrative feasibility, or otherwise, of a specific tax would also be informed by an assessment of the capacity of SARS. The assessment of the anticipated macroeconomic impact and appropriateness of implementation mechanisms can only be done once a proposal is made, and cannot be stipulated in advance. Similarly, the administrative feasibility (largely a matter between SARS and the province(s) concerned) can only be determined after a tax proposal is made.

FFC proposal on Early Childhood Development Funding

The FFC proposes that the current conditional grant funding arrangements for Early Childhood Development (ECD) continue until ECD can be fully incorporated into the provincial equitable share formula. The FFC will consider ECD funding issues in its review of the provincial equitable share formula.

National government’s response to the FFC proposal on Early Childhood Development Funding

As indicted in the 2002 Budget, conditional grant funding for ECD will cease at the end of 2003/04, and the programme will become part of the equitable share to provinces. Government agrees that, in future, the equitable share formula should attempt to capture funding for ECD more explicitly. The increase in the baseline provincial equitable share of the forthcoming MTEF period takes account of the phased roll out of ECD.

FFC proposals on implications of HIV/Aids for Health, Welfare and Education Sectors

The FFC reiterates its previous recommendation that conditional grants remain the most appropriate mechanism for targeting spending on HIV/Aids. It proposes that the development of a suitable data and information base for long-term projections on HIV/Aids be prioritised.

National government’s response to the FFC proposals on implications of HIV/Aids for Health, Welfare and Education Sectors

Whilst agreeing with the thrust of the proposal, including the impact on provincial health budgets and the problem of hidden costs. Government, however, is of the opinion that earmarked funding for HIV/Aids is only appropriate for limited aspects of HIV/Aids related spending, such as the prevention of mother to child transmission, Home based care and awareness programmes. Other aspects of HIV/Aids expenditure such as treatment of opportunistic infections, cost of hospitalisation, which are hard to isolate are better funded through the equitable share. The problem of poor information identified by the FFC makes the task of separating conditional grant funding from the equitable share an even harder task. While supporting the view that conditional

2003 Budget Review

grant funding for conditional grant-funded HIV/Aids programmes be increased, Government is also of the view that unconditional funding to provinces should be increased to reinforce relevant HIV/Aids programmes funded from own provincial revenue. National Government also agrees that a strong information base is necessary to design and implement more effective programmes to treat, and contain, HIV/Aids.

FFC proposals on Primary Health Care

On the primary health care package the FFC lists the following issues for investigation:

•	the need for reliable data on spending for primary health care

•	the role of the private sector and local government

•	a thorough analysis of the implications of any decentralisation to local government

•	the extent to which primary health care services correspond with constitutionally mandated basic health services.

National government’s response to the FFC proposal on Primary Health Care

Since there are no specific proposals on primary health care, National Government notes the area for further work identified, which will be taken into account for further investigation and consultation with key stakeholders.

FFC proposals on the Framework for Comprehensive Social Security Reform

The FFC proposes that the following guidelines be used to assist interested stakeholders in reviewing the Comprehensive Social Security Review Report :

•	principles and criteria that may be used

•	background and contextual information requirements

•	range of services that might be encompassed

•	financial and administrative frameworks for implementation of social security policy.

For the interim the FFC reiterates its proposals that old age and veteran pensions be budgeted and administered by National Government. In the medium- to long-term, it believes that social security should be a national responsibility administered through the establishment of a national social security agency. Among other functions, the core business of the agency would be the payment of old age and child support grants.

National government’s response to the FFC proposal on the Framework for Comprehensive Social Security Reform

Building on the Comprehensive Social Security Review, Cabinet has in principle approved the establishment of a public entity in the national sphere to administer and pay social grants. A Transition Committee under the leadership of the Department of Social Development is currently working to advise Cabinet further on the implications of such a step. Final approval of such an entity may entail the complete shift of responsibility for social grants to the national sphere.

In the interim, while institutional arrangements are being finalised, the bulk of social grants will continue to be funded through the provincial equitable shares for the 2003 Budget. The review of the equitable share formula next year will consider funding social grants separately, either as a conditional grant or transfer on the budget of the National Government, depending on the final decision on the role of the national public entity.

Annexure E: Explanatory memorandum to the division of revenue

Government also recognises the significant pressure on provincial budgets due to the child support grant, and has therefore significantly increased the equitable share allocation to provinces over the MTEF. These increases also take into account the grant increases announced by the Minister of Finance in the Budget. Further, a new conditional grant, the child support extension grant, has been created to fund the extension of the child support grant from 2003/04 to children between the ages of seven and fourteen years. The funding for children less than seven years is included in the equitable share grant.

Local government proposals

Two of the FFC proposals deal with significant restructuring of local government. These relate to the division of functions between local and district municipalities (made in 2001, but to which National Government was not in a position to respond in time for the 2002/03 Budget) and the restructuring of the electrification industry (EDI). Both these reforms will have significant fiscal implications for the local sphere. However, work on revising the fiscal framework can only commence now that the division of functions of category B (local) and C (district) municipalities have been finalised. Much of this work will require additional information on municipal budgets and actual spending for key functions in electricity, water, sanitation and municipal health, as well as for all other local government functions. National Government is therefore not in a position to respond to any proposals on the fiscal framework.

Given the impending restructuring of the electrification industry, the finalisation of the reconfigurations of functions of category B and C municipalities, and the imminent publication of Census 2001 results, National Government is proposing a comprehensive review of the local government fiscal system. This would include a review assessing whether current revenue raising powers match the functions of various categories and types of municipalities, the tax-raising powers of local government and their assignment within the local sphere, the future of the RSC levies, the feasibility of implicit or explicit municipal levies on key municipal services like electricity and water, and the division of fiscal powers between category B and C municipalities. The review will also include the formulae for the equitable share, and conditional, grants. It is anticipated that this review will be completed in time for the 2004 Budget.

The National Treasury will consult key stakeholders for the review, including national departments (Departments of Provincial and Local Government, Mineral and Energy, Water Affairs and Forestry), SALGA and the FFC. The Budget Forum and Cabinet will consider the proposals for implementation in the 2004 Budget.

The response of National Government to the 2003/04 proposals of the FFC on local government is therefore an interim measure, taking account of urgent revisions on current grants. Some major proposals are also being implemented, including the creation of a consolidated municipal infrastructure grant (MIG). National Government is finalising the governance arrangements for the MIG grant, which is expected to take effect around October 2003.

FFC proposal on the Division of Municipal Powers and Functions

The FFC proposes that the following two principles inform the division of powers and functions between district and local municipalities:

•	Existing local government policy should inform the division of powers and functions. Hence local municipalities should be responsible for the delivery of municipal services, and district municipalities should be responsible for district-wide and support functions.

•	Issues of redistribution should not determine the division of powers and functions between local and district municipalities, given the primary role that National Government should play in funding redistribution.

2003 Budget Review

The FFC further proposes that:

•	District municipalities should be the service authorities for municipal health services, except where efficiency considerations dictate otherwise

•	District municipalities play no role in the distribution of electricity

•	Local municipalities should be the service authorities for water and sanitation services, and district municipalities should be responsible for sanitation promotion (as part of their municipal health function)

•	Both district and local municipalities be empowered to operate municipal enterprises such as abattoirs and fresh produce markets. District municipalities should bear responsibility for regulating the public health aspect of these enterprises.

National government’s response to the FFC proposal on the Division of Municipal Powers and Functions

Government agrees with the FFC that local municipalities should be responsible for the delivery of municipal services and that district municipalities should be responsible for district-wide functions. Government also agrees that redistribution issues should not be a factor in determining the division of functions between category B and C municipalities, as this is primarily the role of National Government when determining the grants framework for local government.

The proposals on the responsibilities for local municipalities for water, sanitation and electricity, and the proposal that districts should not play any role in electricity distribution, are supported by National Government. Government also supports the proposal that district municipalities be responsible for municipal health services, as these mainly comprise environmental health services and not primary health care (which is the responsibility of provincial governments).

The national executive (Cabinet) approved the division of the above four functions, after the Minister for Provincial and Local Government completed his consultations with provincial Local Government MECs and SALGA. As a result, the Minister gazetted the new division of the four “national” functions (electricity, water, sanitation, health) on 3 January 2003 Gazette number 24228. The gazetted functions differ from the general approach of the FFC, as provincial and local government comments have been taken into account. As a result, the functions that will be performed differ from region to region. An asymmetrical approach has been adopted for water and sanitation. Where there are marked district-wide service delivery backlogs and inequities, the approach is for the district to retain the service authority function. In these instances, local municipalities (category B) will be regarded as potential service providers only, and (where agreed with the district municipality) will receive funding to perform such function from the district municipality. The national Department of Provincial and Local Government (DPLG) is also holding workshops in all provinces to explain how the newly-gazetted division of functions are to be implemented.

The implications of Gazette 24228 require adjustments in 2003/04 in the equitable share allocations to category B and C municipalities to ensure appropriate alignment with the revised division of functions. The allocations in Schedule 4 of the Division of Revenue Bill have taken the new division of functions into account.

FFC proposal on Restructuring of the Electricity Distribution Industry (EDI)

The FFC makes detailed proposals on the restructuring of the electricity redistribution industry. Their proposals are mainly centred on funding proposals, efficiency gains and consolidated billing systems for municipalities.

The funding issues raised by the FFC include that:

Annexure E: Explanatory memorandum to the division of revenue

•	No stakeholder should experience deterioration in its circumstances owing to the restructuring process, unless this is an explicit policy decision

•	Tariff support to low-income consumers be financed primarily by a national grant to Regional Electricity Distributors (REDs) for the provision of free electricity, and to a lesser extent by a consumer cross-subsidy

•	Capital electrification for low-income consumers be financed by National Government, and provision for this should be made in the MTEF estimates

•	The local government levy be made available to all municipalities:

-	Municipalities be allowed to set the levy up to a maximum level

-	The possibility of allowing a higher cap for distributing municipalities should be investigated, so as to take account of the net loss experienced by some municipalities.

-	The local government levy should not be phased out unless fiscal mechanisms are in place to fully compensate for the loss of revenue.

•	The cap of R2,4 billion placed on local government revenue be re-examined, and given the increasing loss in receipts to local government implied by the restructuring process, consideration should be given to regular increases to the absolute cap on local government revenue.

•	Consideration be given to introducing a “local government levy” for large customers imposed by National Government and disbursed through the local government equitable share.

•	The restructuring process focuses on compensation to municipalities through the local government levy and not through dividend income.

•	The REDs structure ensure that accountability for efficient service delivery is promoted in a simple and effective way.

•	Municipalities be compensated for all losses related to the transfer of electricity distribution to REDs.

•	The advantages and disadvantages of retaining consolidated billing systems with municipalities be carefully weighed, and measures should be implemented to retain the advantages.

•	RED boundaries be co-terminus with municipal boundaries to ensure that residents of a given municipality do not fall within different REDs and hence under different tariff structures.

•	Implementation of any proposal be carefully phased-in owing to the integral role played by electricity provision in the system of local government finance.

National government’s response to the FFC proposal on the Restructuring of the Electricity Distribution Industry (EDI)

National Government agrees that restructuring of the electricity distribution industry and the creation of REDs will have a major impact on local government finances. Government has committed itself to more work in this area and put forward detailed proposals regarding both the funding requirements and financial impact of the restructuring. The financial and fiscal implications for each municipality will be considered. Government is therefore not in a position to comment in detail on the FFC proposals until negotiations between key stakeholders are completed, and more detailed proposals put forward. The allocations for the 2003 Budget do not take into account the impact on municipalities of electricity distribution restructuring.

Government supports a broad and comprehensive approach to the funding of the restructuring of electricity distribution industry. It agrees that municipalities need to be compensated for any significant loss in their revenue stream, and that this should be done in a fair and consistent manner.

2003 Budget Review

National Government notes the proposal on an imposition of a local government levy, and believes that such new funding mechanisms need to be investigated further, including the impact of a levy on large industrial customers. These proposals will be considered as part of the comprehensive review of local government fiscal framework, and the impact of such local taxes on economic activity will be assessed.

Cross subsidies also need careful consideration, and should not be the automatic first choice for funding lifeline tariffs. The national grants system will be designed to subsidise poorer households in this respect. Any cross subsidies should not place an excessive burden on those paying for the cross subsidy, and should not vary significantly across the REDs.

National Government is also mindful that the advantages and disadvantages of retaining consolidated billing systems with municipalities should be carefully weighed, and measures should be implemented to retain current advantages. It agrees that a key operational issue is the impact on municipal billing of the restructuring of electricity. The Department of Minerals and Energy has agreed this should be looked at in greater depth. Government does not, however, want to impose a uniform solution on municipalities, and it believes that a range of options may be needed to ensure that each municipality can implement a solution that suits its needs.

Lastly, the FFC proposes that the implementation of any proposals should be sequenced owing to the integral role played by electricity provision in the system of local government finance and the somewhat precarious financial state and transitional nature of the local government sphere. Government agrees that the EDI restructuring process needs to be carried out in a careful and phased manner. The timetable for the EDI will ensure that the restructuring process does not cause any significant disruption to the finances or operations of municipalities.

In the interim for the 2003 Budget, National Government has allocated funds for a minimum level of electricity into the equitable share allocation to local government.

FFC proposals on Municipal Borrowing and Municipal Finance Markets

The FFC:

•	Reiterates its proposal of last year that there be a combination of market discipline and the rules-based approach applied to the municipal borrowing market

•	Is of the view that there be a differentiated approach to the borrowing market, with classes of municipalities being treated differently according to objective criteria

•	Is of the view that those municipalities that are able, should continue to issue bonds and access other forms of loan finance

•	Advises that municipalities that have no capacity to access debt should be assisted through deliberate policy measures to build their creditworthiness. This objective should be supported through the capital grants system and other appropriate forms of funding and capacity building.

National Government’s response to the FFC proposal on Municipal Borrowing and Municipal Finance Markets

Government supports the FFC’s proposals on municipal borrowing. Given that the municipal borrowing market is no longer as active as it was previously, a combination of market discipline and a rules-based approach is supported. This approach is appropriate as not all municipalities are able to borrow from the private sector presently and in the foreseeable future.

There are two potential issues of concern in relation to poor municipalities and borrowing.

Firstly, poor municipalities may not be able to access credit. National government’s view is that, over time, all municipalities should be able to borrow for capital infrastructure delivery. Borrowing

Annexure E: Explanatory memorandum to the division of revenue is not appropriate for municipalities that lack the management capacity to plan and borrow wisely, neither is it appropriate for municipalities that lack stable and adequate revenues with which to repay loans. In order to help these municipalities, Government has a two-fold strategy: (1) as more creditworthy municipalities increasingly draw capital from the private sector, national grant programmes can become more targeted at municipalities that are not able to attract private finance; and (2) as intergovernmental transfers are increasingly consolidated, and made predictable over time, these flows can be leveraged for borrowing.

Secondly, poor municipalities may take on more loans than they can really sustain. Government’s preference has been to rely on the discipline of the market to avoid over-borrowing by under-capacitated municipalities. The removal of explicit and implicit government guarantees means that lenders making risky or irresponsible loans to municipalities will not be compensated by national or provincial governments. This is expected to act as a powerful deterrent to irresponsible lending practices. Rules limiting borrowing could also be formulated, and such options were considered in the development of government policy. One option would be a rule limiting debt service to some measure of potential revenue.

Government would welcome specific proposals from the FFC as to how municipalities should be differentiated in a way that does not distort incentives, and clarification of the FFC’s view on what should be done to make credit available to non-creditworthy municipalities, without giving guarantees.

FFC proposal on the Municipal Finance Management Bill, 2001

The FFC proposes that the Bill should allow for classification of municipalities according to objective criteria, with different provisions and regulations applying to different categories of municipalities. It proposes clearer lines of accountability between national, provincial and local government, and the need for a careful balance between oversight and discretion, and inter sphere co-operation for the future. It also proposes that the Bill include procedures to be followed if municipalities default on their loans.

National Government’s response to the FFC proposal on the Municipal Finance Management Bill, 2001

The proposals of the FFC have been considered by both National Government, and the Portfolio Committee on Finance during its hearings on the Bill in Parliament. Since the Bill has already been tabled, any final decision on any recommendation resides with Parliament rather than with national Government.

National Government agrees with the FFC comments and has inserted new provisions in the Bill dealing with the strengthening of intergovernmental relations and co-operative governance between the spheres. The complex nature of the intergovernmental relations system in South Africa is acknowledged by the addition of a new chapter, and the Bill further defines the role of treasuries and local government departments in the national and provincial spheres. The revised Bill caters more strongly for monitoring, supervision, support and intervention in the event of financial emergencies, including municipal defaults. The approach to municipal defaults has also required constitutional amendments to section 139 of the Constitution. The Minister of finance and the Minister for Provincial and Local Government are also working closely on harmonisation of the Bill with the Municipal Systems Act and the Municipal Structures Act.

The Bill also offers a clear accountability regime and allows for phased implementation taking into account capacity differences within and between municipalities. New provisions dealing with capacity building by provincial and National Government have been added.

2003 Budget Review

FFC proposal on the Remuneration of Municipal Councillors

The FFC proposes that:

•	Resources for the remuneration of councillors be channeled through local government revenue which includes the municipality’s own revenue as well as the existing Institutional (I) Grant of the local government equitable share

•	The current Institutional Grant be reviewed in light of the most recent legislation and regulations concerning councillor remuneration

National government’s response to the FFC proposal on the Remuneration of Municipal Councillors

This proposal is not new, and was addressed last year. National Government supports the recommendation that councillor remuneration be paid from own budgets, as is the case with provinces and National Government. National Government also supports the need for the institutional I grant to support the costs of governance generally. The current I-grant includes a population component, so that higher-populated municipalities become eligible for larger institutional support, as recommended by the FFC. Nevertheless, the I-grant also has a fiscal capacity measure, so that wealthier municipalities get less support than poorer ones. The allocation to theI I grant has been revised upwards to take account of the most recent recommendations of the Goldstone Commission on the remuneration of political office-bearers.

FFC proposal on Measurement of Revenue Raising Capacity

Following its submission for 2002/03, the FFC has identified that it will conduct further research, in the coming year, on the following five methods for measuring the fiscal capacity for the local government equitable share formula:

•	Revenue collected

•	Per capita income

•	Gross Geographic Product

•	Total Taxable Resource

•	Representative tax system

National government’s response to FFC proposal on Measurement of Revenue Raising capacity

As noted in the response to last year’s FFC proposals (tabled with the 2002 Division of Revenue Bill and published in the 2002 Budget Review, Annexure E), National Government agrees with the FFC that it is desirable to include a fiscal capacity parameter in the local government equitable share formula. The response last year noted that the information required to do so is not available or reliable at this stage. The FFC suggestion on the five possible measures represents a step forward, and National Government welcomes the intention of the FFC to conduct further research with a view to identifying the most appropriate measure. Should it complete this research in time, it will be considered for the review of the local government equitable share formula. The desire to improve on the fiscal capacity measure is therefore supported, but cannot be taken into account for the 2003 Budget allocations to local government.

Annexure E: Explanatory memorandum to the division of revenue

Cross-cutting proposals:

FFC proposal for the Review of the Intergovernmental Fiscal System

The FFC present the following recommendations when reviewing current intergovernmental fiscal mechanisms and processes:

•	The possible incorporation of elements and parameters in the intergovernmental transfer formulae that will balance the need to provide Constitutionally mandated obligations with the considerations listed in Section 214(2)(a-j) of the Constitution

•	The need for substantial improvement in data collection to enhance the development of intergovernmental fiscal mechanisms

•	The development of specific intergovernmental fiscal capacity building programmes, both inside and outside of Government.

National government’s response to the FFC proposal for the Review of the Intergovernmental Fiscal System

Government intends to undertake a comprehensive and fundamental review of the equitable share formula, and all other allocations for both provincial and local government once the results of Census 2001 become available. It is expected that the results of the review will be implemented in the 2004 Budget. This review and assessment will involve the FFC and give careful consideration to its proposals, as well as the impact of possible provincial and local government tax proposals. It will explore mechanisms that would make the formulae more forward looking and policy-based. Government also notes the need to emphasise improved data collection by relevant agencies, and has convened a number of forums with key sectors to standardise and prioritise basic information. Further, the publication of the Census 2001 results will provide valuable new information to inform the review of the grants system.

National Government has also initiated a ‘Provincial Good Practice Programme’ that focuses on improving the quality of strategic departmental plans that are linked to budgets, uniform formats for budgets and strategic plans for provincial departments in the same sector, the development of non-financial performance systems, in-year financial management and sector-specific annual reports.

FFC proposal on the Central Contingency Reserve

The FFC proposes that:

•	A more defined legal basis be provided for the contingency reserve. This should ensure that the reserve is for emergency purposes

•	The contingency reserve for a relevant budget year be allocated for two emergency purposes, namely macroeconomic stability and response to natural or human-made disasters

•	The “new spending priorities” of the outer years of the MTEF be categorised separately as the “policy reserve”

•	The Municipal Finance Management Bill include a provision that empowers municipalities to make appropriations to defray expenditure of an exceptional nature (similar to the provisions of Sections 16 and 25 of the PFMA)

•	Provinces and municipalities should exercise their discretion in determining how to build flexibility into their budgets.

2003 Budget Review

National government’s response to the FFC proposal on the Central Contingency Reserve

Government is in agreement with the broad approach of the FFC, and believes that its current approach is in line with the recommendations of the FFC

In assessing the FFC’s recommendations, it is important to note that the budget framework provides for a contingency reserve for each of the three MTEF years. It is important to differentiate between the coming budget year (in year) contingency reserve, and that for the two outer years.

The contingency reserve for the budget year allows for the possibility that funds might be required for unforeseeable and unavoidable expenditure. These appropriations cover disaster and emergency funding and are in terms of sections 16 and 25 of the PFMA. It is set aside in the national Appropriation Act, and then allocated to the three spheres (and their departments) through the mid-year adjustments process, where Parliament and provincial legislatures enact Adjustments Appropriation Acts. The contingency funds are therefore allocated through several legal processes, and no funds are spent outside such legal appropriations by National and provincial governments.

The contingency reserve for the two outer years includes both a policy reserve and an emergency reserve for unforeseeable and unavoidable expenditure. In the next Budget these funds are then divided between new spending priorities and in-year emergency reserve. These funds are therefore allocated legally in the Division of Revenue and Appropriation and Adjustments Acts in the next year. Government does not see merit in dividing the contingency reserve into two parts in advance, as there does not appear to be any objective basis for such a division. It is unclear how an ex ante division of the contingency could be reconciled with the annual revision of the framework to take account of changes in the macro-economic forecasts and other policy considerations.

Government does not share the FFC’s view that the (in-year) contingency grant be confined to cover specific emergencies related to macroeconomic stability and natural or human-made disasters. Recent experience demonstrates that such a narrow approach would prevent Government in dealing with other valid pressures that may be unforeseeable and unavoidable but do not qualify as disasters. An example of this is the faster than anticipated take-up of social grants, which have tended to squeeze out other priorities in provincial budgets.

Government agrees that the adjustment process also be extended to the local sphere. This is covered in the coming Municipal Finance Management Bill, which makes provision for in year adjustment budgets (similar to sections 16 and 25 of the Public Finance Management Act).

Government also agrees, and respects, the right of municipalities and provinces to determine their own budgets, and believes that the current approach to intergovernmental budgeting allows them to exercise their discretion to determine how they can build flexibility in their budgets.

FFC proposal on Disaster Management Funding

The FFC proposes that:

•	Central funding mechanisms for disaster management be introduced, so as to ensure budget frameworks and that the delivery of Constitutionally mandated basic services are not compromised

•	Local municipalities be primarily responsible for the co-ordination and management of local disasters, unless they lack the necessary capacity

•	Start-up costs for emergency preparedness for local government be funded from a national conditional grant targeted primarily at municipalities with limited capacity

Annexure E: Explanatory memorandum to the division of revenue

•	On-going institutional costs for emergency preparedness be incorporated into the equitable share

•	Funding for prevention/mitigation projects be provided by National Government to provinces and municipalities on a matching-grant basis

•	A portion of the contingency reserve be used to fund emergency response activities once provinces and municipalities have exceeded a specified financial threshold of disaster response expenditure

•	National departments, provinces, and municipalities submit requests for reconstruction funding to National Government, a budget appropriations would be requested based upon the sum of the approved claims

•	The three relief funds administered by the Department of Social Development be combined and administered centrally. Where budgeted funds are exceeded, the contingency reserve could be drawn upon.

National government’s response to the FFC proposal on Disaster Management Funding

Major disasters and emergencies are, by their nature, unforeseeable and unavoidable, and hence cannot be budgeted for in advance. National Government accepts responsibility for emergencies and disasters that call for resources beyond the capacity of provinces or local authorities. This one of the key reasons for the contingency reserve.

Government agrees that the three relief funds (Disaster Relief Fund, the Social Relief Fund and the State President’s Fund) administered by the national Department of Social Development be combined and administered centrally. These funds also provide sources of funds available to assist relevant national departments, provinces and local governments in the event of a major disaster. Currently, these funds are administered by separate Boards and regulated by different legislation. The Department of Social Development has initiated a process to consolidate the various components of legislation and create a central Board to administer these funds centrally.

Infrastructure rehabilitation is funded through national grants. In-year, such grants are made through the Adjustments Budget and/or in terms of emergency funding in accordance with section 16 of the PFMA. Thereafter, they are funded through the normal budget process, through a conditional grant.

For minor disasters or emergencies, and where no national funds are deemed to be necessary, provincial and local government budgets have the discretion to fund such emergencies and disasters. The Public Finance Management Act and Municipal Finance Management Bill contain specific provisions to provide for appropriations to accommodate emergency-related spending at national, provincial and local levels.

Nothing in the current legal framework precludes a province or municipality from allocating funds to disaster related programmes (mitigation, relief, etc) to the extent that its resources allow. The current framework does not set predetermined ratios or proportions to be contributed by each sphere in the event of a disaster. There are both advantages and disadvantages with this approach. The advantage is that it leaves room for discretion among decision makers depending on circumstances. On the other hand, it creates uncertainty for the affected organ of state as to how much financial support it would receive from other sources.

Current funding arrangements for disasters and emergencies therefore take advantage of both centralised and decentralised mechanisms. National Government does not see the need for a separate conditional grant to enable municipalities and provinces to perform their emergency or disaster responsibilities. The current equitable share mechanism allows local governments to perform this function adequately for routine emergencies or disasters.

2003 Budget Review

The FFC is invited to provide more specific information on any other problems that it believes should be resolved, including the advantages of alternative funding proposals over current arrangements.

Part 3: Fiscal Framework for 2003 MTEF

Fiscal framework

Table E-1 presents medium-term macroeconomic forecasts for the 2003 Budget. It sets out the growth assumptions and fiscal projections on which the fiscal framework is based.

Cabinet determines the division of revenue between spheres of Government using the previous year’s baseline division as a point of departure and taking account of ongoing commitments, current and new policy priorities. For the 2003 Budget, the priorities are:

•	Extending social assistance through enhanced income support to the poor, and improvements in the social grant payment system

•	Improving the health capital infrastructure and increased spending on professional personnel with scarce skills, equipment and medicines

•	Improving capacity to deal with the impact of HIV/Aids

•	Enhanced spending on education programmes administered by provinces, specifically relating to the roll-out of the early childhood development programmes, supply of learner support material and reduction of classroom backlogs

Table E1 Medium-term macroeconomic assumptions

	2002/03		2003/04		2004/05		2005/06
R billion	2002 Budget	2003 Budget	2002 Budget	2003 Budget	2002 Budget	2003 Budget	2003 Budget
Gross domestic product	1 082,8	1 120,1	1 178,9	1 234,6	1 277,5	1 344,3	1 466,6
Real GDP growth	2,7%	3,2%	3,3%	3,4%	3,6%	3,8%	4,0%
GDP inflation	6,5%	7,7%	5,4%	6,6%	4,6%	4,9%	4,9%

National Budget Framework
Revenue	265,2	275,7	288,7	304,5	313,2	331,0	361,2
Percentage of GDP	24,5%	24,6%	24,5%	24,7%	24,5%	24,6%	24,6%
Expenditure	287,9	291,8	311,2	334,0	334,6	363,3	395,6
Percentage of GDP	26,6%	26,1%	26,4%	27,1%	26,2%	27,0%	27,0%
Budget deficit	-22,7	-16,1	-22,5	-29,5	-21,4	-32,4	-34,4
Percentage of GDP	-2,1%	-1,4%	-1,9%	-2,4%	-1,7%	-2,4%	-2,3%

•	Enhancing investment in municipal household service infrastructure, including the prioritisation of basic services in support of the rural development and urban renewal strategies and labour-intensive job creation projects

•	Accelerating the extension of free basic municipal services

•	Accelerating the land reform and restitution programmes

•	Improvements in the transport infrastructure at national, provincial and local level

•	Higher education restructuring, including support for institutional mergers and investment in infrastructure

•	Re-engineering services provided to citizens by the Department of Home Affairs

•	Expanding capacity in the safety and security sector to prevent and combat crime, including a particular focus on the functioning of the court system

•	A growing international role through increased regional representation and international commitments, in particular, support for the African Union and NEPAD.

Annexure E: Explanatory memorandum to the division of revenue

The new priorities, and expansions of previous year’s programmes, are accommodated through reprioritization and growth in the resource envelope. Growth in the resource envelope is due to robust tax collection, drawing down of the contingency reserve, unallocated infrastructure funds, and savings on debt service costs. In addition, higher inflation and revisions to the fiscal framework due to higher economic growth increases the amount of fiscal resources. Table E-2 reflects the additional resources available over last year’s baseline allocations, totalling R25billion in 2003/04 and R35 billion in 2004/05.

Table E2 Changes over baseline

	2003/04	2004/05	2005/06[1]
National	7 176	9 639	11 938
Provincial	16 150	23 105	30 085
Local	1 767	2 395	3 119

Allocated expenditure	25 093	35 139	45 142

1. The assumed baseline for 2005/06 is the 2004/05 baseline plus 6 per cent.

The additional funds are divided between the spheres depending on which sphere is responsible for the prioritised functions. The impact of the new policy priorities and additional funds on the total division of revenue is reflected in table E-3.The total division firstly makes provision for national commitments such as debt service costs as a direct charge on the National Revenue Fund, and the contingency reserve. Debt servicing obligations of R50,9 billion, R53,1 billion and R55,1 billion are projected for the three MTEF years, and the contingency reserve amounts to R3,0 billion, R4,0 billion and R8,0 billion. Once these commitments are taken into account, the revenue pool available for sharing between national, provincial and local spheres amounts to R279,9 billion, R306,2 billion and R332,5 billion over the three MTEF years.

Table E3 Division of revenue between spheres of government

	1999/00 Outcome	2000/01 Outcome	2001/02 Outcome	2002/03 Revised	2003/04	2004/05	2005/06
R million					Medium-term estimates
National departments[1]	66 385	73 178	87 709	98 853	108 983	117 549	126 323
Provinces	99 465	108 899	121 099	136 919	158 995	175 468	191 590
Equitable share	89 094	98 398	107 460	123 457	142 386	155 313	167 556
Conditional grants	10 370	10 501	13 638	13 462	16 609	20 155	24 033
Local government	4 610	5 536	6 516	8 801	12 001	13 249	14 624
Equitable share	2 163	2 315	2 607	3 964	6 343	7 078	7 698
Conditional grants	2 447	3 221	3 909	4 837	5 658	6 171	6 926

Non-interest allocations	170 460	187 613	215 324	244 573	279 979	306 266	332 536
Percentage increase	7,4%	10,1%	14,8%	13,6%	14,5%	9,4%	8,6%

State debt cost	44 290	46 321	47 581	47 250	50 986	53 079	55 070
Contingency reserve	—	—	—	—	3 000	4 000	8 000

Main budget expenditure	214 750	233 934	262 905	291 823	333 965	363 345	395 606
Percentage increase	6,6%	8,9%	12,4%	11,0%	14,4%	8,8%	8,9%
Percentage shares
National departments	38,9%	39,0%	40,7%	40,4%	38,9%	38,4%	38,0%
Provinces	58,4%	58,0%	56,2%	56,0%	56,8%	57,3%	57,6%
Local government	2,7%	3,0%	3,0%	3,6%	4,3%	4,3%	4,4%
1. Includes a transfer of R855 million to the Umsobomvu Fund in 1999/00.

Both the shares for provincial and local government allocations increases significantly, with the provincial allocation increasing from 56,0 per cent to 57,6 per cent, and the local government allocation from 3,6 per cent in 2002/03 to 4,4 per cent in 2005/06. These increases are at the cost of National Government, whose share decreases from 40,5 per cent in 2002/03 to 38,0 per cent in 2005/06.

2003 Budget Review

Table E-3 is the actual division of revenue between the three spheres of government, and Table E-4 is the Schedule 1 of the Division of Revenue Bill that reflects the legal division of revenue between the three spheres. In this legal division, the national share includes all conditional grants to the other two spheres, and the provincial and local government allocations reflect their equitable share only. This is because section 214 of the Constitution regards all conditional grants as additional funds allocated from the national equitable share.

Table E4 Schedule 1 of the Division of Revenue Bill

Sphere of government	Column A	Column B
	2003/04	Medium term forward estimates
R million	Allocation	2004/05	2005/06
National [1,2]	185 236	200 954	220 352
Provincial	142 386	155 313	167 556
Local	6 343	7 078	7 698

Total	333 965	363 345	395 606

1.	National share includes conditional grants to provinces and local spheres, debt service cost and the contingency reserve.
2.	The direct charges for the provincial equitable share is netted out.

Nationally-raised revenue is distributed either through appropriation to main division of votes (programmes of national departments) or as a direct charges on the National Revenue Fund, in accordance with the Division of Revenue Bill and the Constitution.

Provincial equitable shares are direct charges on the National Revenue Fund and flow directly into Provincial Revenue Funds, where provincial legislatures appropriate the funds to main divisions of votes – in this instance, votes and programmes of provincial departments. Various local government allocations are appropriated on national votes, as the Constitution does not make them a direct charge on the National Revenue Fund. The local government equitable share is appropriated on the vote of the Department of Provincial and Local Government. The actual division of all grants (whether appropriated or a direct charge) between provinces or municipalities is in accordance with the Division of Revenue Bill and this memorandum.

Part 4: Provincial Allocations

National transfers to provinces for 2003/04, comprise more than 96 per cent of provincial revenues, with provinces raising less than 4 per cent of their revenues from own sources. Of the funds that are transferred, 90 per cent is through the equitable share and the remaining 10 per cent grants flows as conditional grants.

Annexure E: Explanatory memorandum to the division of revenue

Table E5 Total transfers to provinces: 2002/03

R million	Equitable share	Conditional grants	Total transfers
Eastern Cape	24 228	2 219	26 447
Free State	9 463	1 247	10 709
Gauteng	21 876	3 919	25 794
KwaZulu-Natal	29 279	2 917	32 196
Limpopo	19 352	1 691	21 043
Mpumalanga	10 220	911	11 131
Northern Cape	3 455	386	3 841
North West	11 822	1 048	12 869
Western Cape	12 692	2 272	14 964

Total	142 386	16 609	158 995

Provincial equitable share

The Constitution entitles provinces to a share of nationally raised revenue. It is divided between provinces on the basis of the provincial equitable share formula. The provincial equitable share allocation funds the bulk of public services rendered by provinces. The equitable share amounts to R142,3 billion in 2003/04, R155,3 billion in 2004/05, and R167,5 billion in 2005/06. The structure of the equitable share formula has been retained for the 2003 Budget. Updates of data are effected on an annual basis, depending on availability of official data.

The equitable share formula

The equitable share formula comprises seven components or indices of the relative demand for services between provinces and taking into account particular provincial circumstances. It considers, for example, infrastructure backlogs and poverty levels. Although the formula has components for education, health and welfare, the share “allocations” are intended as broad indications of relative need and not earmarked allocations. Provincial Executive Committees have discretion regarding the provincial allocations for each function. The provincial equitable share formula comprises of the following components:

•	An education share (41 per cent) based on the size of the school-age population (ages 6-17) and the average number of learners enrolled in ordinary public schools

•	A health share (19 per cent) based on the proportion of the population with and without access to medical aid

•	A social security component (18 per cent) based on the estimated number of people entitled to social security grants – the elderly, disabled and children – weighted by using a poverty index derived from the Income and Expenditure Survey

•	A basic share (7 per cent) derived from each province’s share of the total population of the country

•	A backlog component (3 per cent) based on the distribution of capital needs as captured in the schools register of needs, the audit of hospital facilities and the distribution of the rural population

•	An economic output component (7 per cent) based on the distribution of total remuneration in the country

•	An institutional component (5 per cent) divided equally among the provinces.

Table E-6 shows the current structure and distribution of shares by component. The elements of the formula are neither indicative budgets nor guidelines as to how much should be spent on those functions. Rather, the components are weighted broadly in line with expenditure patterns to provide an indication of relative need for the purpose of allocating funds.

2003 Budget Review

Table E6 Distributing the equitable share, percentages by province

	Education	Health	Social welfare	Basic share	Economic activity	Institutional	Backlog	Target shares
Weighting	41,0	19,0	18,0	7,0	7,0	5,0	3,0	100,0

Eastern Cape	18,4	17,0	19,6	15,5	6,5	11,1	20,6	17,0
Free State	6,3	6,5	7,1	6,5	5,3	11,1	5,7	6,6
Gauteng	12,6	14,7	13,9	18,1	41,6	11,1	5,1	15,4
KwaZulu-Natal	22,0	21,7	19,6	20,7	17,0	11,1	22,9	20,6
Limpopo	15,4	13,3	13,7	12,1	3,0	11,1	22,9	13,6
Mpumalanga	7,3	7,2	6,5	6,9	4,9	11,1	8,5	7,2
Northern Cape	1,9	2,0	2,2	2,1	1,7	11,1	1,3	2,4
North West	8,0	8,6	8,7	8,3	5,7	11,1	9,4	8,3
Western Cape	8,0	8,9	8,8	9,7	14,4	11,1	3,7	8,9

Total	100,0	100,0	100,0	100,0	100,0	100,0	100,0	100,0

The phasing-in of the formula

In 1999, two years after the formula was introduced, data for the 1996 Census was published. Given the need to ensure stability in provincial budgets, it was agreed that revisions to the formula should be phased in over five years, from 1999/00 to 2003/04. The target date of 2003/04 has been reached, and the formula is now fully implemented. Table E-7 shows the phasing. The 2001 Census are still to be published, so it has not been used in the current formula.

Table E7 Phasing in the equitable share

Percentage	1999/00 base	2000/01	2001/02	2002/03	2003/04 target
Phasing	Year 1	Year 2	Year 3	Year 4	Year 5

Eastern Cape	17,6	17,4	17,3	17,2	17,0
Free State	6,8	6,8	6,7	6,7	6,6
Gauteng	14,9	15,1	15,2	15,3	15,4
KwaZulu-Natal	19,8	20,0	20,2	20,4	20,6
Mpumalanga	6,7	6,8	6,9	7,1	7,2
Northern Cape	2,4	2,4	2,4	2,4	2,4
Northern Province	13,3	13,4	13,5	13,5	13,6
North West	8,6	8,5	8,4	8,4	8,3
Western Cape	9,8	9,6	9,4	9,1	8,9

Total	100,0	100,0	100,0	100,0	100,0

Education component

The education component targets primary and secondary schooling, which accounts for roughly 80 per cent of provincial education spending. Both the school-age population and enrolment numbers are used to reflect the demand for education services. The school-age cohort, ages 6-17, is double weighted, reflecting Government’s desire to reduce out-of-age enrolment. For 2003, Government has decided to retain the weightings in the 2002 Budget.

Annexure E: Explanatory memorandum to the division of revenue

Table E8 Calculation of education component

Thousands	Enrolment	School-age (6–17)	Weighted share (%)
Weighting	1	2

Eastern Cape	2 253	2 010	18,4
Free State	784	680	6,3
Gauteng	1 508	1 394	12,6
KwaZulu-Natal	2 749	2 377	22,0
Limpopo	1 904	1 665	15,4
Mpumalanga	922	789	7,3
Northern Cape	202	223	1,9
North West	934	896	8,0
Western Cape	928	895	8,0

Total	12 184	10 930	100

Health component

The health component addresses the need for provinces to deliver primary and secondary health care services. As all citizens are eligible for health services, the provincial shares of the total population form the basis for the health share. The formulation of the health component recognises that people without medical aid support are more likely to use public health facilities, and are therefore weighted four times more than those with medical aid support. The proportions of the population with and without access to medical aid are taken from the 1995 October Household Survey and applied to the census figures. Although there have been October Household Surveys in subsequent years, these do not improve the quality of this information and the 1995 data have been retained.

Table E9 Calculation of health component

Thousands	With medical aid	Without medical aid	Weighted share (%)
Weighting	1	4

Eastern Cape	510	5 793	17,0
Free State	467	2 166	6,5
Gauteng	2 958	4 390	14,7
KwaZulu-Natal	1 103	7 314	21,7
Limpopo	376	4 554	13,3
Mpumalanga	392	2 409	7,2
Northern Cape	175	665	2,0
North West	457	2 897	8,6
Western Cape	1 127	2 830	8,9

Total	7 566	33 018	100,0

Welfare component

The welfare component has two elements, the target population for the main social grants (“all grants” in Table E-10) and the population in the lowest two quintiles of the income distribution (“income adjustment”). The first element weights the target population groups (the elderly, disabled and children) according to historical distribution of expenditure on the different grants. The second element is based on results of the 1995 Income and Expenditure Survey (IES). The distribution of expenditure between grants has changed significantly since the introduction of the child support grant and updated information on this is readily available. However, it is also likely that income distribution has changed since 1995. Results of the 2000 Income and Expenditure

2003 Budget Review

Survey have, however, only recently become available and need to be reviewed before the formula can be updated. Changes to the welfare component based on partial information would therefore not be appropriate. The welfare component is an index of the distribution of economic dependency and poverty levels between provinces and captures the responsibility of provinces to pay social grants. The weight of this component was increased to 18 per cent in 2002 from the initial 17 per cent to reflect the increasing relative expenditure on grants as a result of the child support grant. Increasing spending pressures as a result of the child support grant have also been accommodated in the vertical division of revenue, and the introduction of a new conditional grant for its extension to children up to the age of fourteen years.

Table E10 Calculation of the welfare component

Percentage	Old age	Disability	Child care	All grants	Income adjustment	Weighted share
Weighting	65,0	25,0	10,0	75,0	25,0	100,0

Eastern Cape	19,1	15,5	17,4	18,0	24,3	19,6
Free State	6,2	6,5	5,7	6,2	9,6	7,1
Gauteng	15,7	18,1	14,3	16,2	7,2	13,9
KwaZulu-Natal	19,8	20,7	21,7	20,2	17,6	19,6
Limpopo	13,0	12,1	14,8	13,0	15,8	13,7
Mpumalanga	5,9	6,9	7,3	6,3	7,1	6,5
Northern Cape	2,1	2,1	2,0	2,1	2,6	2,2
North West	7,8	8,3	8,4	8,0	10,7	8,7
Western Cape	10,4	9,7	8,4	10,0	5,2	8,8

Total	100,0	100,0	100,0	100,0	100,0	100,0

Economic activity component

The economic activity component is a proxy for provincial tax revenue, directing a proportion of nationally raised revenue back to its source. It also reflects costs associated with economic activity, such as maintenance of provincial roads. In 1999, the distribution of employee remuneration replaced provincial Gross Geographic Product (GGP) figures, since remuneration comprises roughly 60 per cent of provincial GGP. The new GGP estimates published by StatsSA in November 2002 came out after Cabinet had decided on the formula for 2003, and will only be considered in next year’s budget.

Annexure E: Explanatory memorandum to the division of revenue

Table E11 Economic activity shares

Percentage	Share of Remuneration
Eastern Cape	6,5
Free State	5,3
Gauteng	41,6
KwaZulu-Natal	17,0
Limpopo	3,0
Mpumalanga	4,9
Northern Cape	1,7
North West	5,7
Western Cape	14,4

Total	100,0

Basic component

In 1999, the basic component was split into a basic share distributed by population and a backlog component. The backlog component incorporates estimates of capital needs as drawn from the Schools Survey of Needs and the 1998 MTEF health sector report on hospital rehabilitation. The backlog component also incorporates a rural factor, in keeping with Government’s focus on rural development. As no new information is available regarding its sub-components, the backlog component remains unchanged. However, with the imminent phasing out of the provincial infrastructure grant, it is anticipated that this component will be reviewed.

Table E12 Calculation of backlog component

Percentage	Health	Education	Rural	Weighted share
Weighting	18,0	40,0	42,0	100,0

Eastern Cape	16,3	22,0	21,3	20,6
Free State	3,8	7,8	4,4	5,7
Gauteng	10,8	6,3	1,2	5,1
KwaZulu-Natal	16,0	23,5	25,5	22,9
Limpopo	27,5	20,4	23,3	22,9
Mpumalanga	9,2	7,5	9,1	8,5
Northern Cape	1,2	1,2	1,3	1,3
North West	9,1	7,5	11,6	9,4
Western Cape	6,1	3,9	2,3	3,7

Total	100,0	100,0	100,0	100,0

Institutional component

The institutional component recognises that some costs associated with running a government, and providing services, are not directly related to the size of a province’s population. It is therefore evenly distributed between provinces, as was the case last year. It constitutes 5 per cent of the total equitable share, of which each province gets 11,1 per cent.

Conditional grants to provinces

Schedules 4 and 5 of the Division of Revenue Bill list all conditional grants to provinces. Conditional grants are a small but significant portion of provincial revenue. These grants were introduced in 1998 to provide for national priorities and compensate provinces for cross-boundary use of services, particularly in hospital services. The current conditional grant system has been

2003 Budget Review

shaped by reforms introduced through successive Division of Revenue Acts since 2000. These reforms have contributed to clarifying accountability between spheres. They have also helped sharpen description of policy objectives and grant outputs, thus resulting in improved use of grants in speeding delivery, and the strengthening of Parliamentary oversight.

Allocations

Table E-13 provides a summary of conditional grants by sector and province for 2003/04. Conditional grants to provinces amount to R16,6 billion in 2003/04, increasing to R24 billion in 2005/06, an average annual increase of 20,3 per cent from 2002/03. Seven departments administer grants, with the largest being in the health sector, totalling R7,4 billion, followed by housing, R4,4 billion, and the infrastructure grant, R2,5 billion. The most significant new conditional grant introduced is in Social Development, to fund the extension of the child support grant to children up to fourteen years. Education and Social Development departments also administer small but important grants for the improvement of financial management and the combating of HIV/Aids.

The major health grants were reconfigured in the 2002 Budget. Gauteng, and Western Cape continue to receive the largest share of health grants, as they receive most of the tertiary services and training grants in health (which make up more than 70 per cent of all health grants) since they provide most of the tertiary and specialised referral health services for the whole country. Apart from these health grants, and the housing subsidy grant, all other conditional grants favour poorer provinces.

Table E13 Conditional Grants to provinces for 2003/04

R thousand	Agriculture	Health	Provincial and Local Government	Infrastructure	Housing	Education	Social Development	Total
Eastern Cape	8 000	592 080	54 981	456 673	652 757	81 935	372 921	2 219 347
Free State	1 800	567 609	33 541	162 950	333 903	27 902	119 059	1 246 764
Gauteng	1 600	2 551 993	25 738	235 802	944 892	54 475	104 043	3 918 543
KwaZulu-Natal	6 500	1 127 856	46 754	500 302	822 390	97 877	315 324	2 917 003
Limpopo	8 000	371 682	25 590	540 632	437 160	69 534	238 468	1 691 066
Mpumalanga	3 500	242 765	18 231	216 066	282 408	32 330	115 832	911132
Northern Cape	1 800	161 629	19 210	72 394	88 973	8 415	33 360	385 781
North West	5 000	249 671	22 681	204 479	355 974	35 431	174 621	1047 857
Western Cape	1 800	1 548 592	24 021	145 190	436 782	34 989	80 289	2 271 663

Total	38 000	7 413 877	270 747	2 534 488	4 355 239	442 888	1 553 917	16 609 156

Table E-14 presents a summary of all the conditional grants listed in Schedules 4 and 5 of the Bill for the 2003 MTEF.

Health grants

Health grants amount to about R7,4billion in 2003/04, and increase to R8,8 billion by 2005/06, reflecting an annual average increase of about 9 per cent. Health grants constitute about 44 per cent of total conditional grants to provinces. Following comprehensive research, the health sector reconfigured the three tertiary services and training grants and implemented a new framework for tertiary services and training in the 2002 Budget. The two grants are: the National Tertiary Services grant (NTS) and a Health Professions Training and Development grant (HPTD).

The NTS grant amounts to nearly R4 billion in 2003/04, increasing to R4,5 billion in 2005/06. The NTS grant targets 27 hospitals spread across the provinces. However, given the provisioning of tertiary services in the Western Cape and Gauteng for the benefit of the health sector countrywide,

Annexure E: Explanatory memorandum to the division of revenue about 70 per cent of the grant still flows to these provinces. Further research to explore ways of improving inter-provincial distribution of medical specialists is under way. The outcome of the research will inform government’s approach to funding tertiary services ahead of the 2004 Budget.

The HPTD grant increases from R1,3 billion in 2003/04 to R1,5 billion in the third year, and consists of several components. The largest portion is distributed to provinces according to a formula based on the number of current medical students. In the 2002 Budget, an additional component was introduced to provide for a phased increase in the number of medical specialists and registrars in under-served provinces to address inter-provincial inequities in post-graduate training capacity. This additional component amounts to R227 million over five years.

The Hospital Revitalisation grant funds a broader range of activities aimed at improving the quality of hospital infrastructure and quality of services, including upgrading and replacement of equipment. The allocation for the Hospital Revitalisation grant amounts to R717 million in 2003/04, an increase of about 11 per cent compared to 2002/03. The allocation grows to R1 billion in the last MTEF year. Over the next three years the grant will fund revitalisation of a further 18 hospitals, two in each province. The 2003 MTEF allocation for the revitalisation grant includes a new component aimed at improving systems for medical equipment and mechanisms for facilitating adoption of modern technology.

The Integrated Nutrition Programme (INP) is targeted at poor provinces with large populations of school children. The Eastern Cape, Limpopo and KwaZulu-Natal receive more than 60 per cent of the allocation. The 2003 MTEF provides for an average annual increase of 21 per cent for the Integration Nutrition Programme rising from R592 million in 2002/03 to R808 million in 2003/04, further increasing to R1 billion in 2005/06. This increase will provide for expansion of the programme to cover more school children, rising prices, and improved quality of feeding. The grant is at present administered by the Department of Health but will be moved to the Department of Education from 2004/05, as this programme is delivered through the schooling system.

The Hospital Management and Quality Improvement grant is allocated R133 million in 2003/04, increasing to R150 million in 2005/06. This grant facilitates financial, personnel, and procurement delegations and strengthens financial management capacity. It also supports the implementation of a range of hospital quality of care interventions specified in the national policy for quality of care and can be seen as complimentary to the aims of the hospital revitalisation programme.

The health sector share of the HIV/Aids grant increases from R210 million in 2002/03 to R334 million in 2003/04. The significant increase in the allocation of this grant to the health sector is to give effect to Cabinet decisions and to implement additional programme priorities – post exposure prophylaxis for victims of sexual abuse, rollout of mother-to-child transmission prevention and targeted interventions for commercial sex workers – whilst still maintaining other HIV/Aids prevention programmes.

2003 Budget Review

Table E14 Conditional grants per sector

R thousand	2002/03	2003/04	2004/05	2005/06
Provincial and local government	293 131	270 747	261 192	43 558
Local Government Capacity Building Fund	241 244	232 339	220 459	—
Consolidated Municipal Infrastructure Programme	51 887	38 408	40 733	43 558
National Treasury	1 950 000	2 534 488	2 876 362	3 055 773
Provincial Infrastructure	1 550 000	2 334 488	2 876 362	3 055 773
Flood Rehabilitation	400 000	200 000	—	—
Education	408 778	442 888	377 058	399 681
Financial Management and Quality Enhancement	228 320	234 414	248 479	263 388
HIV/Aids	127 458	120 474	128 579	136 293
Early Childhood Development	53 000	88 000	—	—
Health Professions Training and Development	6 820 945	7 413 877	8 192 855	8 803 986
National Tertiary Services	3 727 077	3 994 774	4 273 005	4 529 386
Health Professions Training and Development	1 299 248	1 333 499	1 434 132	1 520 180
Hospital Revitalisation	649 000	717 628	911 856	1 027 427
Cholera Epidemic—KwaZulu-Natal	147 000	—	—	—
Pretoria Academic Hospital	70 000	92 356	—	—
HIV/Aids	210 209	333 556	481 612	535 108
Integrated Nutrition Programme	592 411	808 660	950 418	1 041 543
Hospital Management and Quality Improvement	126 000	133 404	141 832	150 342
Social development	58 300	1 553 917	3 858 180	6 862 391
HIV/Aids	47 500	65 917	70 180	74 391
Child Support Extension Grant	—	1 100 000	3 400 000	6 400 000
Food Relief	—	388 000	388 000	388 000
Financial Management	10 800
Agriculture	24 000	38 000	—	—
Land Care and Special Food Security Projects	24 000	38 000	—	—
Housing	3 906 674	4 355 239	4 589 137	4 867 876
Housing Subsidy	3 800 674	4 246 239	4 473 597	4 745 404
Human Resettlement and Redevelopment	106 000	109 000	115 540	122 472

TOTAL	13 461 828	16 609 156	20 154 784	24 033 265

Education grants

The Department of Education manages grants for financial management and school quality enhancement, early childhood development and HIV/Aids. The financial management grant is in its fifth year, and it plays a pivotal role in the implementation of the strategic objectives of education transformation (Tirisano strategy). No changes are proposed to the baseline allocations of this grant.

The early childhood development grant was introduced in 2001. This grant is now in its last year and will be incorporated into the equitable share in 2004, with the allocation of R88 million. The roll out of the programme, to be phased in over 10 years, will mainly be funded from provincial equitable shares.

The education sector is also responsible for the roll out of to the HIV/Aids programme life skills in schools. This grant increases from R120 million in 2003 to R136 million in 2005.

Annexure E: Explanatory memorandum to the division of revenue

National Treasury grants

The provincial infrastructure grant grows from R2,5 billion in 2003/04 to R3 billion in 2005/06. This brings the total infrastructure funds available through this grant to R8,2 billion over this period. In order to deal effectively with backlogs, the provincial division has been effected using a combination of the equitable share formula and backlog component. This enables Government to direct funds towards provinces with large backlogs, without neglecting provinces that have inherited higher levels of infrastructure. Provinces are expected to use these funds mainly for rehabilitation and construction of roads, schools, and health facilities and to address infrastructure needs for rural development. Provincial treasuries administer this grant and make allocations are made to the line departments.

The flood disaster reconstruction grant is used to assist with the reconstruction and rehabilitation of infrastructure damaged by floods in 1999 in all the provinces. This grant phases out with the final allocation of R200 million in 2003.

Housing grants

The Department of Housing administers two grants. The Housing Subsidy Fund provides subsidies for low-income housing, and the Human Settlement Redevelopment grant funds urban pilot projects. The Housing Subsidy allocation increased significantly in the 2002 Budget in order to enable the department to improve the quality of houses and to take on new priorities, including the implementation of medium density housing. The 2003 budget makes an above baseline allocation of R373 million to allow for an inflation adjustment of subsidies. The housing subsidy grant increases from R4,2 billion in 2003/04 to R4,7 million in 2005/06.

In 2001, the Department of Housing reviewed the formula for allocating funds between provinces to align it with the new policy for prioritisation of urban and medium density housing. The key elements of the new formula and weights are:

•	Housing need defined by number of homeless living in shacks and informal units (50 per cent)

•	Households earning less than R3 500 (30 per cent)

•	Population based on the 1996 Census (20 per cent).

In order to reduce the impact of the new formula on provinces receiving reduced allocations, for the first two years the new formula is only applied to additional allocations above the 2001 baseline. Full implementation of the formula in the allocations begins in 2004/05.

Department of Provincial and Local Government Grants to Provinces

The Department of Provincial and Local Governments transfers two grants to provinces—Local Government Capacity Building Fund and the Consolidated Municipal Infrastructure Programme grants – to enable provinces to assist municipalities. The Local Government Capacity Building Fund is allocated to support efforts to restructure institutional and financial arrangements and assist municipalities facing financial difficulties in the medium term. It amounts to R232 million and R220 million in 2003/04 and 2004/05. In the 2003 allocation, the component of CMIP that focused on capacity building, is consolidated into this grant. By 2004/05, this grant will be phased out and a consolidated Municipal System Improvement Grant capacity building grant (inclusive of all capacity building initiatives at local government) will be created and funds will be transferred directly to municipalities.

In addition to the CMIP component that focused on capacity building (now incorporated into the LGCBF), the CMIP funding to provinces contain a component that is focused on managerial, technical and administrative support to enable municipalities to implement the infrastructure

2003 Budget Review

programme. This component of the grant continues, and provinces are allocated R38 million in 2003/4, increasing to R44 million in 2005/06.

Social development grants

The Department of Social Development manages grants for Child Support Grant Extension, Food Security and the HIV/Aids Integrated Plan.

The Child Support Extension grant amounts to R1,1billion in 2003 increasing to R3,4billion in 2004 and R6,4billion in 2005. The grant will fund the phased extension of the means-tested child support grant to children until they reach the age of 14 years. The phasing will start with 7 and 8 year old children in 2003/04, incorporate 9 and 10 year old children in 2004/05 and, in 2005/06 incorporate 11, 12 and 13 year old children. The allocations also make provision for reasonable administration and payment costs.

The aim of the Food Relief grant is to provide emergency food assistance to destitute individuals and households. This grant contributes towards mitigating the effect of higher food prices and provides a mechanism to rapidly respond to urgent needs of poor people, especially women and children in poor and rural communities where food deprivation is the greatest. The food relief grant amounts to R388 million a year.

The HIV/Aids Integrated Plan grant amounts to R66 million in 2003/04, increasing to R70 million in 2004/05 and R74 million in 2005/06. The main focus of this grant is to facilitate the implementation of an integrated HIV/Aids programme through home based and community based care.

The Financial Management Grant was phased out 2002/03.

Part 5: Local government allocations

Local government’s share of nationally raised revenue increases significantly from 3,6per cent in 2002/03 to 4,4 per cent in 2005/06. It grows from R8,8 billion in 2002/03 to R12,0 billion in 2003/04, an increase of R3,2 billion or 36,4 per cent. The allocation grows to R14,6 billion at the end of the MTEF in 2005/06.

The funds are distributed through three major funding sources, the equitable share, two conditional grants for municipal infrastructure and capacity building, and a number of grants-in-kind. National allocations are an important (and growing) source of revenue for municipalities, and are expected to comprise approximately 17 per cent1 of all municipal revenue in the 2003 municipal budgets. For poorer municipalities the share is even higher, typically making up 60 per cent of their total revenue.

The 2003 Budget will build on previous budgets and continue to support the National Government’s commitment to poverty relief and job creation. Additional resources will remain focused on the provision of free basic services, infrastructure provision and institution building.

1 The National Treasury estimates that the 284 municipalities will collect around R68 billion for their 2003 budgets. This estimate is lower than budgeted figures since municipalities do not collect all revenue budgeted, and also include borrowed funds.

Annexure E: Explanatory memorandum to the division of revenue

Table E 16 National transfers to local government

R million	2002/03	2003/04	2004/05	2005/06
Equitable share	3 964	6 343	7 078	7 698
Transition grant	223	—	—	—
Water & sanitation operating	700	836	858	934

Subtotal equitable share & related	4 887	7 180	7 936	8 633

Consolidated Municipal Infrastructure Programme	1 671	2 246	2 724	3 016
Water Services Project	999	1 102	948	1 037
Community Based Public Works Programme	260	260	—	—
Local Ecomomic Development Fund	111	117	—	—
Sport & Recreation facilities	76	123	—	—
National Electrification Programme	228	240	245	258
Urban Transport Fund	40	9	—	—
Integrated Sustainable Rural Development	32	—	—	—
Municipal Infrastructure Grant	—	47	117	97
Unallocated[1]	—	—	555	588

Subtotal capital	3 416	4 144	4 588	4 996

Restructuring grant	250	315	343	363
Financial management grant	154	212	199	208
Municipal Systems Improvement	94	150	182	423

Subtotal capacity building & restructuring	498	677	724	995

Total transfers to local government	8 801	12 001	13 249	14 624

1. Poverty relief allocations in 2004/05 & 2005/06 are subject to a Cabinet review and therefore unallocated.

Table E-16 reflects all the national grants to local government.

This year, for the first time, all grants to municipalities are published per municipality as part of this Budget as annexures to this memorandum to facilitate credible budgeting at local government sphere. Previously, these allocations were only published about two months after the national Budget.

The allocations are also published for both the national and municipal financial year. The local government financial year commences three months later than the national and provincial financial year, on 1 July. The allocation in terms of the national financial year is the legal requirement and serves as the legal requirement for national and provincial transferring departments, and for audit purposes. The allocations in terms of the municipal financial year facilitates municipal budgeting as these allocation are required for municipal revenue budgets. Some conditional grants allocation could not be published for the municipal financial year – these will be provided to Parliament during the Portfolio Committee hearings on the Bill.

Municipalities take responsibility for the delivery of services to residents in their jurisdiction and this means that all grants provided to public entities, like Eskom and Water Boards, for the provision of municipal services will be done through the municipality. Service delivery agreements will have to be signed between the municipality and national public entities like Eskom and Water Boards. The Municipal Systems Act require that such providers be accredited as external mechanisms for the delivery of municipal services.

2003 Budget Review

The equitable share for local government

Background

Section 227 of the Constitution requires that an equitable share of revenue raised nationally be allocated to local sphere of government to enable it to provide basic services and perform the functions allocated to it. The equitable share grant and formula were first introduced in 1998/99. It is an unconditional grant assisting municipalities in supplementing their revenue to deliver services to poor households.

The equitable share formula was developed at a time when there was little information on each municipality. Essential information on population and income demographics of every municipality, their fiscal capacity and efficiency, backlogs, budget and costing information was not available and the formula had to be designed around the limited information that was available at the time. The population, per capita expenditure, household size, urban/rural proportions, and the number of poor households in the municipality are the primary factors used in determining formulae-based allocations for individual municipalities.

Table E-14 shows that the equitable share is growing in importance and is projected to increase by R2,4 billion from the 2002/03 figure of R3,9 billion to R6,3 billion in 2003/04. This reflects government’s commitment to the provision of basic municipal services to poor households. As the intergovernmental system is maturing, the equitable share grant increases in relation to other local government grants, from 45 per cent in 2002/03 to 53 per cent in 2003/04.

The equitable share grant has undergone a number of changes since its inception. These include the incorporation of R293 town subsidies, the re-alignment of allocations to the newly demarcated municipalities, and allocations to the district municipalities in the 2002/03 financial year. For 2003/04, a separate window for the funding of free basic services (electricity, water and sanitation) is created. This will enable municipalities to accelerate the provision of free basic services to poor communities.

A major change implemented for 2003/04 is the alignment of the equitable share allocation to the new division of functions between local (Category B) and district (Category C) municipalities. These divisions were gazetted by the Minister for Provincial and Local Government on 3 January 2003, and take effect from 1 July 2003 for the new municipal financial year. The Local Government Transition Grant is also discontinued as a separate grant and incorporated into the main equitable share formula.

The publication of the 2001 Census data during the course of 2003 will provide the opportunity to comprehensively review the local government equitable share formula. Given the impending restructuring of the electrification industry, the review will also assess whether current revenue raising powers match the functions of various categories and types of municipalities, the tax-raising powers of local government and their assignment within the local sphere, the future of the RSC levies, the feasibility of municipal levies on key municipal services like electricity and water, and the division of fiscal powers between category B and C municipalities. The review will also include the formula for the equitable share, and conditional grants, and include the phasing in of other grants – such as the water services operating subsidy – into the equitable share. It is anticipated that this review will be completed in time for the 2004 Budget.

The adjustments to the equitable share grant formula for the 2003 Budget is an interim measure to take account of urgent considerations. The following six budget windows are used in the allocation of the equitable share grant for the 2003/04 national financial year:

Annexure E: Explanatory memorandum to the division of revenue

Element	R million
Equitable share allocation	6 343
(1) Less: R293 allocations	381
Amount available for distribution through the formula	5 962
(2) S-grant (including guarantees)	4 178
(3) I-grant	450
(4) Nodal allocation	212
(5) Free basic services (water, sanitation, refuse)	822
(6) Free basic electricity	300

Each of these windows are discussed below. Additional information on R293 allocations and the demographic information used in the equitable share is provided by StatSA and is included as annexures to the Division of Revenue Bill.

R293 allocation

This window is phased out in 2004/05. It originally had two components, one dealing with non-personnel and the other with personnel. The non-personnel component of the R293 allocation was phased-out and included into the local government equitable share for the 2000/01 financial year.

The equitable share allocations for the 2001/02 to 2003/04 financial years included funding for R293 staff transferred to municipalities. Municipalities were guaranteed to receive a R293 town allocation for staff (100 per cent as at transfer) over a three year period ending 30 June 2004. Thereafter the normal formula allocations will apply, and the guarantee mechanism (as discussed below) will also apply.

S-grant

The S-grant is the biggest component within the equitable share grant, and is designed to meet the operating costs of a municipality when providing a package of basic services to low income households. Poor households are classified as those spending less than R1 100 per month.

The formula for the S-grant is:

S = a ß L Hi
Where :	a	=	a phase-in parameter with 0 < a ≤ 1;
	ß	=	a budget-adjustment parameter, set to adjust the size of the grants to the available budget;
	L	=	an estimate of the annual cost of providing basic public services; and
	Hi	=	the number of poor households.

The following parameters will be used for the 2003 MTEF:

2003 Budget Review

	Parameter	2003/04	2004/05	2005/06
a	Rural alpha	0.7	0.85	1
	Urban alpha	1	1	1
ß	Budget adjustment parameter	1,3582
L	Annual cost of basket of basic services	R1 032

The alpha parameters were introduced in recognition of the differences in the financial and administrative capacities of rural and urban municipalities. The alpha values for urban and metropolitan municipalities will reach 1 in the 2003/04 financial year, whilst the alpha values for the rural municipalities will reach 1 in the 2005/06 financial year. This will take account of capacity to spend efficiently and effectively.

The threshold poverty level is set at R1 100 household expenditure per month. According to the 1996 Census, 3,2 million households are living in poverty.

In the 2003/04 financial year corrections have been made for the powers and functions carried out by different municipalities. The S-grant is divided between category B and C municipalities in line with functions performed. The overall S-grant is split up as follows: 23,3 per cent is for water supply, 41,9 per cent is for electricity supply, 11,6 per cent for sanitation services and 23,3 per cent for refuse removal.

I-grant

The purpose of the I-grant is to provide resources to municipalities to assist in institutional and governance requirements. The grant is designed to target municipalities with little capacity to fund their own administrative infrastructure. Currently the I-grant formula is applied to metropolitan, local and district municipalities. However, metropolitan municipalities have relatively high fiscal capacity and, do not qualify for the grant. Unlike last year, the grant allocations for district municipalities are determined by the same formula.

The first part of this formula captures how the administrative costs of a municipality increase with population size. It assumes that these costs increase more slowly than population does, i.e. a larger municipality has more costs, but not proportionately more than a smaller one. The second part of the formula is a correction for the inability of the municipality to fund its own administrative overheads. The formula for the I-grant is:

Ii = I0 Pig – 0.075 (yi—250) Pi

Where:	Io=	a per capita I-grant parameter that serves to determine the total amount of money allocated through the I-grant;

	Pi =	is the population in the municipality i;

	[g] =	a scale parameter that could take any value > 0 and ≤ 1; and

	yi =	is the average monthly per capita expenditure in municipality i. for values of yi below the stated monthly per capita floor of R250 , the term (yi - per capita floor) is set equal to zero.

The following values are allocated to the I-grant for Category A and B municipalities for the 2003 MTEF:

Annexure E: Explanatory memorandum to the division of revenue

	Parameter	Value
I0	per capita parameter for category B municipalities	R195 397
	per capita parameter for category C municipalities	R329 818
g	Scale parameter	0.25
yi	Average per monthly per capita expenditure threshold	250
	Population cut-off	5 000
	Per capita floor	R250

Nodal Allocations

The President announced 21 development nodes in his 2001 State of the Nation Address. Departments were subsequently requested to prioritise funding to these under-developed areas. In line with this objective, additional equitable share allocations are made available to these nodes for non-infrastructure developmental programmes, beginning in 2002/03. The funding of the nodes are linked to the life-span of projects. Similar to last year, 65 per cent of the nodal equitable share allocation will be allocated to the rural nodes and 35 per cent to the urban nodes.

Free Basic Services

This is a new supplementary component to accelerate the pace for the provision of free basic electricity/energy and free basic services (water, sanitation, refuse) to poor households. The division between municipalities has been determined by the S-grant formula and 1996 Census data on municipal infrastructure for water, sanitation, refuse and electricity infrastructure for poor households.

“Guaranteed” Amount

To create stability and prevent the disruption of services, municipalities are guaranteed 70 per cent of their previous year’s allocation. However, given the new functions for the 2003/04 financial year for category B and C municipalities, the equitable share allocations have been adjusted to provide funds to the municipality legally entitled to perform that function.

The guarantee mechanism does not apply to that portion where a municipality no longer carries out a specific function.

Conditional grants to local government

Schedule 6 and 7 of the Division of Revenue Bill presents the conditional grants to municipalities. Conditional grants are a significant portion of national grants. In particular, conditional grants are used to:

•	Incorporate national priorities in municipal budgets

•	Promote national norms and standards

•	Address backlogs and regional disparities in municipal infrastructure

•	Effect transition by supporting capacity-building and restructuring of municipalities.

Allocations for conditional grants will rise over the medium term, reflecting the priority attached to the extension of municipal infrastructure. Significant changes are introduced in the policy framework underlying some grants, particularly in infrastructure and capacity building. Below is a

2003 Budget Review

summary of all the conditional grants listed in Schedule 6 and 7 of the Division of Revenue Bill, 2003.

Capacity-building and restructuring grants

Over the past years, national and provincial government have committed significant resources to assist in building capacity at the local level of government. The range of programmes administered by different national departments is fragmented and in the process has delayed or does not appear to have delivered substantial improvements in municipal capacity. Government is concerned that the lack of coordination among capacity-building initiatives reduces their impact in improving the capacity of municipalities. Government intends to create one consolidated local government capacity-building programme, overseen by a multi-departmental team.

The Department of Provincial and Local Government (DPLG) is spearheading the shift towards a comprehensive capacity-building strategy. An interim framework for municipal capacity building allocations regulates the alignment of allocations into a consolidated grant by 2005/06. The framework provides for multi-departmental teams in the national and provincial spheres to oversee and manage the capacity-building programme, initially prioritising integrated development planning, strategic management and service delivery skills, and financial management and budget reforms. In line with this approach, the Local Government Capacity Building Grant, which is currently distributed via provinces to municipalities, will be incorporated into the Municipal Systems Improvement Grant and will be transferred directly to municipalities. The financial management grant under the National Treasury vote is committed to the international technical assistance programme. The demands of the coming Municipal Finance Management Act will require significant capacity building in municipalities. The National Treasury is working closely with DPLG to ensure co-ordination between the various capacity building programmes.

Capacity building and restructuring grants doubles from R498 million in the 2002/03 financial year to R995 million in the 2005/06 financial year. This translates to a nominal average annual increase of 26 per cent (19, 4 per cent in real terms) over the next three years. Capacity building grants to municipalities that flow through provinces will be incorporated into the municipal systems improvement grant in 2005/06. This translates to an additional R233 million to the local sphere and hence the sharp increase in the municipal systems improvement grant in 2005/06.

The bulk of capacity building grants are targeted at smaller and medium size municipalities whereas the restructuring grant is targeted at larger municipalities with budgets exceeding R300 million.

Capital transfers to local government

Infrastructure grants are a critical component of the national government’s objective to expand the delivery of basic services to poor households and to alleviate poverty. They complement the equitable share allocations to give effect to government’s commitment for delivery of free basic services.

A further objective of the infrastructure grants is to stimulate job creation, and ensure skills transfer and gainful employment creation over the medium term. An additional R1 billion over the next three years is allocated for the purpose of labour-based infrastructure investments. These funds will be distributed through the existing municipal infrastructure grants framework.

Infrastructure grants increase to R4,1 billion in 2003/04 from R3,4 billion in 2002/03. For the outer years, total infrastructure transfers rise to R4,6 billion and R4,9 billion. The largest rise is in the Consolidated Municipal Infrastructure Programme (CMIP) grant, which experience an average annual increase of 21,8 per cent between 2002/03 and 2005/06.

Annexure E: Explanatory memorandum to the division of revenue

Of the total infrastructure transfers allocated in the period 2003/04, about 49 per cent goes to nodes identified as part of the Urban Renewal and the Integrated Sustainable Rural Development programmes. Metropolitan areas receive 16,3per cent of the total, of which 84 per cent goes into urban development nodes. District municipalities and district management areas receive 67,8 per cent of which about 51 per cent are for rural development nodes.

National Government is in the process of finalising the rationalisation of the many infrastructure grants to municipalities, and create the new Municipal Infrastructure Grant (MIG). The MIG gives effect to earlier Cabinet and Budget Forum decisions and policy positions on the establishment of a single consolidated fund for municipal infrastructure provisioning. The MIG gives municipalities a central role in coordinating development activity within their jurisdictions and the delivery of municipal infrastructure. The conditionalities of the MIG is focused on achieving a number of output conditions, including the achievement of service coverage targets and employment creation and link directly with Municipal Integrated Development Plans (IDP). The IDPs will be the primary strategic management tools for determining the scope, scale and mix of local service delivery activities through assessing local needs and priorities. The role of National Government would be to support, monitor policy outcomes and regulate municipal infrastructure investments. Crucially the policy reform around infrastructure grants will bring the grant system in line with the general direction and path of the intergovernmental system, which is focused towards improving the capacity, efficiency, effectiveness, sustainability and accountability of the local sphere.

Implementation of the MIG is expected to commence in October this year, and to be fully in place by 2005/06. Phased in over a three-year period, the new MIG will be created through the merger of the Consolidated Municipal Infrastructure Programme, the Water Service Grant (managed by the Department of Water Affairs and Forestry), and the National Electrification Programme (managed by the Department of Minerals and Energy). Current electrification funding will be incorporated once the framework for restructuring of the electricity distribution industry has been finalised. Consideration will also be given to including the existing poverty-relief programmes like the Local Economic Development Fund, the Community Based Public Works Programme and the Building for Sports and Recreation in the consolidated grant. These programmes will be incorporated after National Government has reviewed the poverty-alleviation programmes.

The Division of Revenue Bill, attendant documentation (schedules indicating revenue division and grant frameworks), and background material such as the Intergovernmental Fiscal Review are available on the National Treasury website (www.treasury.gov.za).

F

Summary of national budget

2003 Budget Review

Summary of National Budget

	2002/03		2003/04	2004/05	2005/06
R million	Budget estimate	Revised estimate	Budget estimate	Medium term estimates
Revenue
Estimate of revenue before tax proposals			319 516
Tax proposals
Direct tax proposals			-15 821
Personal income tax			-13 427
Adjust personal income tax rate structure			-13 250
Increase interest and dividend exemption			-227
Losses from secondary trades to be ring-fenced			50
Corporate income tax			-2 060
Lower rate for retirement Fund Industry			-1 850
Accelerated depreciation for urban development			-60
Increase turnover limit for small business corporations			-10
General business tax stimulus measures			-80
Extend deductible donations to PBOs			-60
Financial transaction taxes			-335
Adjust table for transfer duties			-435
Amend transfer for duty nominee transactions			300
Remove stamp duty on insurance policies and fixed deposits			-200
Indirect tax proposals			764
Specific excise taxes: Net Impact			907
Increase in duties on alcoholic beverages			460
Increase in excise duties on tobacco products (50% incidence)			447
Increase in air departure tax			30
Increase in fuel levy			642
Remove ad valorem duties on computers			-572
Adjust ad valorem duties on passenger vehicles			-243
Estimate of revenue after tax proposals	265 217	275 745	304 459	330 955	361 210
Percentage change from previous year			10,4%	8,7%	9,1%
Expenditure
Statutory and standing appropriations
Cost of servicing state debt	47 503	47 250	50 986	53 079	55 070
Provincial equitable share	119 452	123 457	142 386	155 313	167 556
Skills development levy	2 950	2 950	3 600	3 900	4 300
Other 1)	389	355	386	409	420
	170 294	174 011	197 359	212 702	227 347
Appropriated by vote
Current	97 301	99 233	110 926	122 861	134 890
Capital	17 014	18 578	22 681	23 783	25 370
	114 315	117 812	133 607	146 644	160 260
Plus:
Contingency reserve	3 300	—	3 000	4 000	8 000
Estimate of national expenditure	287 909	291 823	333 965	363 345	395 606
Percentage change from previous year			14,4%	8,8%	8,9%
2002 Budget estimate of expenditure		287 909	311 231	334 561
Increase / decrease		3 914	22 734	28 784

1)	Salaries of Members of Parliament, salaries of judges and standing appropriations (claims on guarantees and subscriptions to funds of the World Bank, African Development Bank and International Monetary Fund).

Annexure F: Summary of the National Budget

Summary of National Budget

	2002/03		2003/04	2004/05	2005/06
R million	Budget estimate	Revised estimate	Budget estimate	Medium term estimates
Revenue	265 217	275 745	304 459	330 955	361 210
Expenditure	287 909	291 823	333 965	363 345	395 606
National budget deficit	-22 692	-16 077	-29 506	-32 390	-34 397
Percentage of GDP	-2,1%	-1,4%	-2,4%	-2,4%	-2,3%
Plus: Extraordinary transfers	-1 571	-7 889	-7 000	-7 000	-7 000
Less: Extraordinary receipts	12 000	10 219	6 341	6 250	4 626
Net borrowing requirement	-12 263	-13 747	-30 165	-33 140	-36 771
Financing
Change in loan liabilities
Domestic short-term loans (net)	4 000	4 000	6 000	6 000	8 000
Domestic long-term loans (net)	-10 960	-3 124	9 298	14 425	21 520
Loans issued for financing:	-11 460	-3 394	9 298	14 425	21 520
New Loans	13 259	23 103	36 280	41 576	48 811
Less: Discount	-91	-344	-544	-655	-558
Scheduled redemptions	-21 628	-21 642	-26 439	-26 496	-26 734
Buy back (net of book profit)	-3 000	-4 510	—	—	—
Loans issued for switches	500	270	—	—	—
New Loans	—	7 675	—	—	—
Less: Discount	—	-247	—	—	—
Loans switched (net of bookprofit)	—	-7 158	—	—	—
Foreign loans (net)	16 275	14 521	11 767	12 715	7 251
New loans	10 770	11 031	9 310	29 490	11 684
Export credit facilities	5 533	5 100	5 276	4 788	5 720
Less: Discount	—	-226	—	—	—
Redemptions	-28	-1 384	-2 819	-21 563	-10 153
Change in cash balances	2 948	-1 651	3 100	—	—
Opening balance	6 948	7 949	9 600	6 500	6 500
Closing balance	-4 000	-9 600	-6 500	-6 500	-6 500
Total financing (net)	12 263	13 747	30 165	33 140	36 771